Filed Pursuant to 424(b)(3)
Registration No. 333-235944

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

On November 18, 2019, United Bankshares, Inc., which we refer to as United Bankshares, and Carolina Financial Corporation, which we refer to as Carolina Financial, announced a strategic business combination in which Carolina Financial will merge with and into United Bankshares. The combined company, which will retain the United Bankshares name, will have approximately $25 billion in assets and operate 211 branches across North Carolina, South Carolina, the District of Columbia, Virginia, Maryland, Pennsylvania, Ohio and West Virginia. United Bankshares and Carolina Financial are sending you this prospectus and joint proxy statement to invite you to attend a special meeting of stockholders being held by each company to allow you to vote on the merger.

If the merger is completed, holders of Carolina Financial common stock will receive 1.13 shares of United Bankshares common stock in exchange for each share of Carolina Financial common stock held immediately prior to the merger, subject to the payment of cash in lieu of fractional shares. Upon completion of the merger, United Bankshares stockholders are expected to own approximately 78% of the combined company and former Carolina Financial stockholders are expected to own approximately 22% of the combined company. The number of shares of United Bankshares common stock that Carolina Financial stockholders will receive in the merger for each share of Carolina Financial common stock is fixed. The implied value of the consideration Carolina Financial stockholders will receive in the merger will change depending on changes in the market price of United Bankshares common stock and will not be known at the time you vote on the merger.

Based on the closing price of United Bankshares common stock on The NASDAQ Stock Market, which we refer to as Nasdaq (trading symbol “UBSI”), on November 15, 2019, the last trading day before public announcement of the merger, the 1.13 exchange ratio represented approximately $44.65 in value for each share of Carolina Financial common stock. Based on the closing price of United Bankshares common stock on February 6, 2020 of $34.91, the 1.13 exchange ratio represented approximately $39.45 in value for each share of Carolina Financial common stock. Based on the 1.13 exchange ratio and the number of shares of Carolina Financial common stock outstanding and reserved for issuance under various plans and agreements and in connection with various convertible securities as of February 6, 2020, the maximum number of shares of United Bankshares common stock issuable in the merger is expected to be 28,056,310.

The common stock of United Bankshares and Carolina Financial are listed on Nasdaq. United Bankshares and Carolina Financial urge you to obtain current market quotations for United Bankshares (trading symbol “UBSI”) and Carolina Financial (trading symbol “CARO”).

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and holders of Carolina Financial common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Carolina Financial common stock for shares of United Bankshares common stock in the merger, except with respect to any cash received in lieu of fractional shares of United Bankshares common stock.

At the special meeting of United Bankshares stockholders to be held on April 2, 2020, United Bankshares stockholders will be asked to vote to (1) approve the merger agreement, (2) approve the issuance of the shares of United Bankshares common stock in connection with the merger, and (3) approve the adjournment, postponement or continuance of the special meeting, if necessary, in order to further solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and the issuance of shares of United Bankshares common stock. Approval of the merger agreement and the issuance of the shares of United Bankshares common stock requires the affirmative vote of a majority of the votes cast on the matter assuming that a quorum is present. United Bankshares stockholders must approve the merger agreement and the issuance of the shares of United Bankshares common stock in order for the merger to occur.

At the special meeting of Carolina Financial stockholders to be held on April 2, 2020, Carolina Financial stockholders will be asked to vote to (1) adopt the merger agreement, (2) approve, in a non-binding advisory vote, certain compensation that may become payable to Carolina Financial’s named executive officers in connection with the merger, and (3) approve the adjournment, postponement or continuance of the special meeting, if necessary, in order to further solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Carolina Financial common stock entitled to vote at the special meeting.

The United Bankshares board of directors unanimously recommends that United Bankshares stockholders vote “FOR” the approval of the merger agreement, “FOR” the issuance of the shares of United Bankshares common stock and “FOR” the approval of the adjournment, postponement or continuance of the special meeting, if necessary, in order to further solicit additional proxies if there are not sufficient votes to approve the merger agreement and the issuance of the United Bankshares common stock.

The Carolina Financial board of directors unanimously recommends that Carolina Financial stockholders vote “FOR” the approval of the merger agreement, “FOR” the approval, in a non-binding advisory vote, of certain compensation that may become payable to Carolina Financial’s named executive officers in connection with the merger, and “FOR” the approval of the adjournment, postponement or continuance of the special meeting, if necessary, in order to further solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

This document describes the special meetings, the merger, the documents related to the merger and other related matters. Please carefully read this entire document, including “Risk Factors” beginning on page 23 for a discussion of the risks relating to the proposed merger and owning United Bankshares common stock after the merger. You also can obtain information about United Bankshares and Carolina Financial from documents that each has filed with the Securities and Exchange Commission.

Sincerely,

Richard M. Adams Chairman of the Board and Chief Executive Officer United Bankshares, Inc.	Jerold L. Rexroad President and Chief Executive Officer Carolina Financial Corporation

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved the United Bankshares common stock to be issued under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings accounts, deposits, or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, or any other governmental agency.

The date of this document is February 11, 2020, and it is first being mailed or otherwise delivered to United Bankshares stockholders and Carolina Financial stockholders on or about February 18, 2020.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 2, 2020

On Thursday, April 2, 2020, United Bankshares, Inc., which we refer to as United Bankshares, will hold a Special Meeting of Stockholders at 10:00 a.m., local time, at United Square, Fifth and Avery Streets, 10th Floor, Parkersburg, West Virginia 26101,

to consider and vote upon the following matters:

(1)

a proposal to approve the Agreement and Plan of Merger, dated as of November 17, 2019, by and between United Bankshares and Carolina Financial Corporation, which we refer to as Carolina Financial, as may be amended from time to time, which we refer to as the merger agreement;

(2)	a proposal to approve the issuance of the shares of United Bankshares common stock to Carolina Financial stockholders pursuant to the merger agreement; and

(3)

a proposal to approve the adjournment, postponement or continuance of the special meeting on one or more occasions, if necessary or appropriate, in order to further solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement and the issuance of shares of United Bankshares common stock.

The United Bankshares board of directors has fixed the close of business on February 5, 2020 as the record date for the special meeting. Only United Bankshares stockholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. Approval of the merger agreement and the issuance of United Bankshares common stock in accordance with the merger agreement requires the affirmative vote of a majority of the votes cast on the matter, assuming that a quorum is present.

Whether or not you plan to attend the special meeting, please vote your shares as soon as possible. If you are a stockholder of record, you may vote your shares by submitting your proxy card by mail, by accessing the Internet site listed on the United Bankshares proxy card, or by voting telephonically using the phone number listed on the United Bankshares proxy card. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of record of United Bankshares common stock who is present at the special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the special meeting in the manner described in the accompanying document.

If you beneficially hold your shares through a bank, broker, nominee or other holder of record, please vote your shares as soon as possible by following the voting instructions you receive from such holder of record.

United Bankshares has concluded that stockholders of record of United Bankshares common stock do not have the right to exercise appraisal rights under the West Virginia Business Corporation Act with respect to the merger and the issuance of United Bankshares common stock in connection with the merger.

The United Bankshares board of directors has unanimously adopted and approved the merger and the merger agreement and recommends that United Bankshares stockholders vote “FOR” the proposals set forth herein.

By Order of the Board of Directors

Richard M. Adams Chairman of the Board of Directors and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 2, 2020

On Thursday, April 2, 2020, Carolina Financial Corporation, which we refer to as Carolina Financial, will hold a Special Meeting of Stockholders at 10:00 a.m., local time, at Charleston Country Club, 1 Country Club Drive, Charleston, South Carolina 29412,

to consider and vote upon the following matters:

(1)

a proposal to adopt the Agreement and Plan of Merger, dated as of November 17, 2019, by and between United Bankshares, Inc. and Carolina Financial, as may be amended from time to time, which we refer to as the merger agreement;

(2)	a proposal to approve, in a non-binding advisory vote, certain compensation that may become payable to Carolina Financial’s named executive officers in connection with the merger; and

(3)

a proposal to approve the adjournment, postponement or continuance of the special meeting on one or more occasions, if necessary or appropriate, in order to further solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The Carolina Financial board of directors has fixed the close of business on February 10, 2020 as the record date for the special meeting. Only Carolina Financial stockholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment, postponement or continuance of the special meeting. Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Carolina Financial common stock entitled to vote at the special meeting.

Whether or not you plan to attend the special meeting, please vote your shares as soon as possible. If you are a stockholder of record, you may vote your shares by submitting your proxy card by mail, by accessing the Internet site listed on the Carolina Financial proxy card, or by voting telephonically using the phone number listed on the Carolina Financial proxy card. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of record of Carolina Financial common stock who is present at the special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked at any time before the special meeting in the manner described in the accompanying document.

If you beneficially hold your shares through a bank, broker, nominee or other holder of record, please vote your shares as soon as possible by following the voting instructions you receive from such holder of record.

The Carolina Financial board of directors has unanimously adopted and approved the merger and the merger agreement and recommends that Carolina Financial stockholders vote “FOR” the proposals set forth herein.

By Order of the Board of Directors,

Jerold L. Rexroad President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates by reference important business and financial information about United Bankshares and Carolina Financial from documents that are not included in or delivered with this document.

You can obtain documents incorporated by reference in this document free of charge through the Securities and Exchange Commission website (http://www.sec.gov) or by requesting them in writing or by telephone from United Bankshares or Carolina Financial at the following addresses and telephone numbers:

United Bankshares, Inc. 514 Market Street Parkersburg, West Virginia 26102 Attention: Jennie Singer Telephone: (304) 424-8800	Carolina Financial Corporation 288 Meeting Street Charleston, South Carolina 29401 Attention: William A. Gehman, III Telephone: (843) 723-7700

Georgeson, Inc. 1290 Avenue of the Americas 9th Floor New York, New York 10104 Telephone: (800) 509-0984	Regan & Associates, Inc. 505 Eighth Avenue Suite 800 New York, New York 10018 Telephone: (800) 737-3426

You will not be charged for any of these documents that you request. United Bankshares stockholders requesting documents should do so by March 26, 2020, in order to receive them before their special meeting. Carolina Financial stockholders requesting documents should do so by March 26, 2020, in order to receive them before their special meeting.

You should rely only on the information contained in this document. No one has been authorized to provide you with information or make any representation about the merger or United Bankshares or Carolina Financial that differs from, or adds to, the information in this document. United Bankshares or Carolina Financial take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This document is dated February 11, 2020, and you should assume that the information in this document is accurate only as of such date. Neither the mailing of this document to Carolina Financial stockholders or United Bankshares stockholders nor the issuance by United Bankshares of shares of United Bankshares common stock in connection with the merger will create any implication to the contrary.

Information on the websites of United Bankshares or Carolina Financial, or any subsidiary of United Bankshares or Carolina Financial, is not part of this document. You should not rely on that information in deciding how to vote.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Carolina Financial has been provided by Carolina Financial and information contained in this document regarding United Bankshares has been provided by United Bankshares.

See “Where You Can Find More Information” on page 151.

QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the Carolina Financial special meeting, the United Bankshares special meeting and the merger. United Bankshares and Carolina Financial urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote, including the risk factors beginning on page 23. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

General Merger-Related Questions and Answers

Q:	What will happen in the merger?

A:

In the merger, United Bankshares will acquire Carolina Financial by means of the merger of Carolina Financial into United Bankshares. United Bankshares will be the surviving entity in the merger. Each share of Carolina Financial common stock outstanding will be converted in the merger into 1.13 shares of United Bankshares common stock.

Q:	Why do United Bankshares and Carolina Financial want to merge?

A:

Carolina Financial believes the merger will provide its stockholders with substantial benefits, and United Bankshares believes the merger will further its strategic growth plans. To review the reasons for the merger in more detail, see the sections entitled “The Merger – United Bankshares’ Reasons for the Merger; Recommendation of the United Bankshares Board of Directors” beginning on page 71 and “The Merger – Carolina Financial’s Reasons for the Merger; Recommendation of the Carolina Financial Board of Directors” beginning on page 68.

Q:	Is completion of the merger subject to any conditions besides United Bankshares and Carolina Financial stockholder approval?

A:

Yes. The merger must receive the required regulatory approvals, and there are other customary closing conditions that must be satisfied. To review the conditions to completing the merger in more detail, see “The Merger Agreement – Conditions of the Merger” beginning on page 106.

Q:	When do you expect to complete the merger?

A:

United Bankshares and Carolina Financial currently expect to complete the merger during the second quarter of 2020. However, they cannot assure you when or if the merger will occur. United Bankshares and Carolina Financial must, among other things, obtain the required approvals of Carolina Financial stockholders and United Bankshares stockholders at their respective special meetings and the required regulatory approvals described below in “The Merger Agreement – Conditions of the Merger” beginning on page 106.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, holders of Carolina Financial common stock will not receive any consideration for their shares in connection with the merger. Instead, Carolina Financial will remain an independent public company and its common stock will continue to be listed and traded on Nasdaq. In addition, in certain circumstances, a termination fee may be required to be paid by Carolina Financial. See “The Merger Agreement – Effect of Termination; Termination Fee” beginning on page 121 for a complete discussion of the circumstances under which the termination fee will be required to be paid.

Carolina Financial Special Meeting

Q:	What are holders of Carolina Financial common stock being asked to vote on?

A:

Holders of Carolina Financial common stock are being asked to vote to (i) adopt the Agreement and Plan of Merger, dated as of November 17, 2019, by and between United Bankshares and Carolina Financial, which we refer to as the merger agreement, as may be amended from time to time, which we refer to as the Carolina Financial merger proposal, (ii) approve, in a non-binding advisory vote, certain compensation that may become payable to Carolina Financial’s named executive officers in connection with the merger, which we refer to as the Carolina Financial merger-related compensation proposal, and (iii) approve the adjournment, postponement or continuance of the Carolina Financial special meeting, on one or more occasions, if necessary or appropriate, in order to further solicit additional proxies, in the event that there are not sufficient votes at the time of the Carolina Financial special meeting to adopt the Carolina Financial merger proposal, which we refer to as the Carolina Financial adjournment proposal.

Q:	When and where is the Carolina Financial special meeting of stockholders?

A:

The special meeting of Carolina Financial stockholders will be held at Charleston Country Club, 1 Country Club Drive, Charleston, South Carolina 29412 on Thursday, April 2, 2020 at 10:00 a.m., local time.

Q:	What constitutes a quorum for the Carolina Financial special meeting?

A:

Stockholders who hold shares representing at least a majority of the shares entitled to vote at the Carolina Financial special meeting must be present in person or represented by proxy to constitute a quorum. If a quorum is not present, the Carolina Financial special meeting will be postponed until the holders of the number of shares of Carolina Financial common stock required to constitute a quorum attend. All shares of Carolina Financial common stock represented at the Carolina Financial special meeting, either in person or by proxy, including failures to vote, broker non-votes and abstentions, will be treated as present for purposes of determining the presence or absence of a quorum. If additional votes must be solicited to adopt the Carolina Financial merger proposal and the Carolina Financial adjournment proposal is approved, it is expected that the Carolina Financial special meeting will be adjourned to solicit additional proxies.

Q:	What do holders of Carolina Financial common stock need to do now?

A:

After you have carefully read this document and have decided how you wish to vote your shares, please vote your shares as soon as possible. If you are a stockholder of record, to vote by proxy card, indicate on your proxy card how you want your shares to be voted with respect to each of the matters indicated. When complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote by telephone or through the Internet by following the voting instructions found on your proxy card. If you beneficially hold your shares through a bank, broker, nominee or other holder of record, you should follow the voting instructions you receive from that holder of record to vote your shares.

Submitting your proxy by Internet, telephone or mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the Carolina Financial special meeting. If you would like to attend the Carolina Financial special meeting, see “The Carolina Financial Special Meeting – Attending the Carolina Financial Special Meeting” beginning on page 60.

Q:	Who may solicit proxies on Carolina Financial’s behalf?

A:

In addition to solicitation of proxies by Carolina Financial by mail, proxies may also be solicited by Carolina Financial’s directors and employees personally, and by telephone, facsimile or other means.

Carolina Financial has also made arrangements with Regan & Associates, Inc. to assist it in soliciting proxies. For more information on solicitation of proxies in connection with the special meeting of Carolina Financial stockholders, see “The Carolina Financial Special Meeting – Solicitation of Proxies” beginning on page 58.

Q:	Why is my vote as a holder of Carolina Financial common stock important?

A:

If you do not vote by proxy card, telephone or Internet or vote in person at the Carolina Financial special meeting, it will be more difficult for Carolina Financial to obtain the necessary quorum to hold its special meeting. In addition, approval of the Carolina Financial merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of the Carolina Financial common stock entitled to vote at the special meeting. The Carolina Financial board of directors recommends that you vote to approve the Carolina Financial merger proposal. Further, due to the importance of the vote to approve the Carolina Financial merger proposal, Carolina Financial is also seeking, through the Carolina Financial adjournment proposal, authority from stockholders to adjourn the Carolina Financial special meeting to temporarily delay the meeting to provide time for Carolina Financial to solicit additional proxies in the event there are insufficient votes to adopt the Carolina Financial merger proposal.

Q:	Can I attend the Carolina Financial special meeting and vote my shares in person?

A:

Yes. All holders of Carolina Financial common stock, including stockholders of record and stockholders who beneficially own their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Carolina Financial special meeting. Holders of record of Carolina Financial common stock as of the record date can vote in person at the Carolina Financial special meeting. If you wish to vote in person at the special meeting and if you are a stockholder of record, you should bring the enclosed proxy card and proof of identity. If you hold your shares in street name, through your broker or beneficially own your shares through another holder of record, you will need to bring with you and provide to the inspectors of election proof of identity and a letter from your bank, broker, nominee or other holder of record confirming your beneficial ownership of common stock as of the record date (a “written proxy” from your holder of record). At the appropriate time during the special meeting, the stockholders present will be asked whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting distributed at the meeting. Even if you plan to attend the special meeting, you are encouraged to vote your shares as soon as possible.

Q:	Will Carolina Financial be required to submit the Carolina Financial merger proposal to its stockholders even if the Carolina Financial board of directors has withdrawn or modified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the Carolina Financial special meeting, Carolina Financial is required to submit the Carolina Financial merger proposal to its stockholders even if the Carolina Financial board of directors has withdrawn or modified its recommendation, consistent with the terms of the merger agreement.

Q:	Is the merger expected to be taxable to Carolina Financial stockholders?

A:

Generally, no. The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and holders of Carolina Financial common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Carolina Financial common stock for shares of United Bankshares common stock in the merger, except with respect to any cash received in exchange for stock options, restricted stock, restricted stock units and other awards of Carolina Financial common stock subject to vesting, repurchase or other lapse restrictions or instead of fractional shares of

United Bankshares common stock. You should read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 128 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the specific tax consequences of the merger to you.

Q:	If I am a holder of Carolina Financial common stock, can I change or revoke my vote?

A:	Yes. If you are a stockholder of record of common stock, you may change your vote and revoke your proxy at any time before it is voted at the meeting by:

•	voting by telephone or the Internet at a later time;

•	submitting a properly signed proxy card with a later date;

•	attending the meeting and voting in person at the Carolina Financial special meeting; or

•	delivering written notice that you wish to revoke your proxy to the Corporate Secretary, 288 Meeting Street, Charleston, South Carolina 29401.

Merely attending the meeting will not, by itself, revoke your proxy; you must cast a subsequent vote at the meeting using forms provided for that purpose. Your last valid vote that Carolina Financial receives before or at the special meeting is the vote that will be counted.

If you hold shares in street name, you must follow your broker’s instructions to change your vote. Any record holder of Carolina Financial common stock, or street name holder with a written proxy from the record holder, entitled to vote in person at the Carolina Financial special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence of a stockholder at the special meeting will not constitute revocation of a previously given proxy.

Q:	If I am a holder of Carolina Financial common stock with shares represented by stock certificates, should I send in my Carolina Financial stock certificates now?

A:

No. You should not send in your Carolina Financial stock certificates at this time. After completion of the merger, United Bankshares will cause its exchange agent to send you instructions for exchanging Carolina Financial stock certificates for the merger consideration. The shares of United Bankshares common stock that Carolina Financial stockholders will receive in the merger will be issued in book-entry form. Please do not send in your stock certificates with your proxy card.

Q:	What should I do if I hold my shares of Carolina Financial common stock in book-entry form?

A:

After the completion of the merger, United Bankshares will cause its exchange agent to send you instructions for exchanging shares of Carolina Financial common stock held in book-entry form for shares of United Bankshares common stock in book-entry form and cash to be paid instead of fractional shares of United Bankshares common stock.

Q:	Can I place my Carolina Financial stock certificate(s) into book-entry form prior to the merger?

A:

Yes. Carolina Financial stock certificates can be placed into book-entry form prior to the merger. For more information, please contact Carolina Financial’s transfer agent, Computershare at (800) 368-5948.

Q:	Who can I contact if I cannot locate my Carolina Financial stock certificate(s)?

A:	If you are unable to locate your original Carolina Financial stock certificate(s), you should contact Carolina Financial’s transfer agent, Computershare at (800) 368-5948.

Q:	If I am a Carolina Financial stockholder, do I have appraisal or dissenters’ rights?

A:	No. Under Delaware law, holders of Carolina Financial common stock will not be entitled to exercise any appraisal or dissenters’ rights in connection with any of the proposals being presented to them.

Q:	Who will be soliciting proxies?

A:

In addition to soliciting proxies by mail, the directors and certain employees of Carolina Financial may be soliciting proxies for the Carolina Financial special meeting. Carolina Financial has engaged Regan & Associates, Inc. to assist with soliciting proxies on behalf of Carolina Financial. See “The Carolina Financial Special Meeting – Solicitation of Proxies” beginning on page 58 for more information.

Q:	Whom should I call with questions?

A:

Carolina Financial stockholders should contact William A. Gehman, III at Carolina Financial by telephone at (843) 723-7700, or Regan & Associates, Inc., Carolina Financial’s proxy solicitor, toll-free at (800) 737-3426.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:

No. Your broker cannot vote your shares without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker. Without instructions, your shares will not be voted, which will have the effect described below.

Q:	What if I abstain from voting or fail to instruct my broker or other holder of record how to vote?

A:

If you are a holder of Carolina Financial common stock and you submit a proxy card in which you abstain from voting, the abstention will be counted toward a quorum at the Carolina Financial special meeting, but it will have the same effect as a vote against the Carolina Financial merger proposal. An abstention will have no effect on either the Carolina Financial merger-related compensation proposal or the Carolina Financial adjournment proposal as you will be deemed to not have cast a vote with respect to such proposal.

If your bank, broker, nominee or other holder of record holds your shares of Carolina Financial common stock in “street name,” for each proposal your bank, broker, nominee or other holder of record generally will vote such shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank, nominee or other holder of record with this prospectus and joint proxy statement. Your shares held in “street name” generally will not be voted on any proposal with respect to which you do not provide voting instructions (referred to as broker non-votes). Broker non-votes will have the same effect as a vote against the Carolina Financial merger proposal, but will have no effect on any other proposal at the Carolina Financial special meeting.

United Bankshares Special Meeting

Q:	What are holders of United Bankshares common stock being asked to vote on?

A:

Holders of United Bankshares common stock are being asked to vote to (i) approve the merger agreement as such agreement may be amended from time to time, which we refer to as the United Bankshares merger proposal, (ii) approve the issuance of the shares of United Bankshares common stock to Carolina Financial stockholders pursuant to the merger agreement, which we refer to as the United Bankshares stock issuance proposal, and (iii) approve the adjournment, postponement or continuance of the United Bankshares special meeting, on one or more occasions, if necessary or appropriate, in order to further solicit additional proxies, in the event that there are not sufficient votes at the time of the United Bankshares special meeting to approve the foregoing proposals, which we refer to as the United Bankshares adjournment proposal.

Q:	When and where is the United Bankshares special meeting of stockholders?

A:

The special meeting of United Bankshares stockholders will be held at United Square, Fifth and Avery Streets, 10th Floor, Parkersburg, West Virginia 26101 on Thursday, April 2, 2020 at 10:00 a.m., local time.

Q:	What constitutes a quorum for the United Bankshares special meeting?

A:

The presence at the United Bankshares special meeting, in person or by proxy, of the holders of a majority of the United Bankshares common stock issued and outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business. If a quorum is not present, the United Bankshares special meeting will be postponed until the holders of the number of shares of United Bankshares common stock required to constitute a quorum attend. If you submit a properly executed proxy card, even if you abstain from voting, your shares of United Bankshares common stock will be counted for purposes of determining whether a quorum is present at the United Bankshares special meeting. If additional votes must be solicited to approve the United Bankshares merger proposal and the United Bankshares stock issuance proposal and the United Bankshares adjournment proposal is approved, it is expected that the United Bankshares special meeting will be adjourned to solicit additional proxies.

Q:	What do United Bankshares stockholders need to do now?

A:

After you have carefully read this document and have decided how you wish to vote your shares, please vote your shares as soon as possible. If you are a stockholder of record, to vote by proxy card, indicate on your proxy card how you want your shares to be voted with respect to each of the matters indicated. When complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote by telephone or through the Internet by following the voting instructions found on your proxy card. If you beneficially hold your shares through a bank, broker, nominee or other holder of record, you should follow the voting instructions you receive from that holder of record to vote your shares.

Submitting your proxy by Internet, telephone or mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the United Bankshares special meeting. If you would like to attend the United Bankshares special meeting, see “The United Bankshares Special Meeting – Attending the United Bankshares Special Meeting” beginning on page 53.

Q:	Who may solicit proxies on United Bankshares’ behalf?

A:

In addition to solicitation of proxies by United Bankshares by mail, proxies may also be solicited by United Bankshares’ directors and employees personally, and by telephone, facsimile or other means. United Bankshares has also made arrangements with Georgeson, Inc., which we refer to as Georgeson, to assist it in soliciting proxies. For more information on solicitation of proxies in connection with the special meeting of United Bankshares stockholders, see “The United Bankshares Special Meeting – Solicitation of Proxies” beginning on page 51.

Q:	Why is my vote as a United Bankshares stockholder important?

A:

If you do not vote by proxy, telephone or Internet or vote in person at the United Bankshares special meeting, it will be more difficult for United Bankshares to obtain the necessary quorum to hold its special meeting. In addition, approval of the United Bankshares merger proposal and the United Bankshares stock issuance proposal requires the affirmative vote of a majority of the votes cast on the matter. The United Bankshares board of directors recommends that you vote to approve the United Bankshares merger proposal and to approve the United Bankshares stock issuance proposal. Further, due to the importance of the vote to approve the United Bankshares merger proposal and the United Bankshares stock issuance proposal, United Bankshares is also seeking, through the United Bankshares adjournment proposal, authority from stockholders to adjourn the special meeting to temporarily delay the meeting to provide time for United Bankshares to solicit additional proxies in the event there are insufficient votes to approve United Bankshares merger proposal and the United Bankshares stock issuance proposal.

Q:	Can I attend the United Bankshares special meeting and vote my shares in person?

A:

Yes. All holders of United Bankshares common stock, including stockholders of record and stockholders who beneficially own their shares through banks, brokers, nominees or any other holder of record, are invited to attend the United Bankshares special meeting. Holders of record of United Bankshares common stock as of the record date can vote in person at the United Bankshares special meeting. If you wish to vote in person at the special meeting and if you are a stockholder of record, you should bring the enclosed proxy card and proof of identity. If you hold your shares in street name, through your broker or beneficially own your shares through another holder of record, you will need to bring with you and provide to the inspectors of election proof of identity and a letter from your bank, broker, nominee or other holder of record confirming your beneficial ownership of common stock as of the record date (a “written proxy” from your holder of record). At the appropriate time during the special meeting, the stockholders present will be asked whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting distributed at the meeting.

Even if you plan to attend the special meeting, you are encouraged to vote your shares as soon as possible.

Q:	Will United Bankshares be required to submit the United Bankshares merger proposal to its stockholders even if the United Bankshares board of directors has withdrawn or modified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the United Bankshares special meeting, United Bankshares is required to submit the United Bankshares merger proposal and the United Bankshares stock issuance proposal to its stockholders even if the United Bankshares board of directors has withdrawn or modified its recommendation, consistent with the terms of the merger agreement.

Q:	If I am a United Bankshares stockholder, can I change or revoke my vote?

A:	Yes. If you are a stockholder of record of common stock, you may change your vote and revoke your proxy by:

•	before the meeting, voting by telephone or the Internet at a later time;

•	before the meeting, submitting a properly signed proxy card with a later date;

•	voting in person at the United Bankshares special meeting subject to proof of identity; or

•

delivering written notice that you wish to revoke your proxy to James J. Consagra, Jr. and W. Mark Tatterson or either one of them, with an office located at United Square, Fifth and Avery Streets, Parkersburg, West Virginia 26101, at or before the United Bankshares special meeting. You must include your control number.

If you hold shares in street name, you must follow your broker’s instructions to change your vote. Any record holder of United Bankshares common stock, or street name holder with a written proxy from the record holder, entitled to vote in person at the United Bankshares special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence of a stockholder at the special meeting will not constitute revocation of a previously given proxy.

Q:	If I am a United Bankshares stockholder, do I have appraisal or dissenters’ rights?

A:

No. Under West Virginia law, holders of United Bankshares common stock will not be entitled to exercise any appraisal or dissenters’ rights in connection with any of the proposals being presented to them.

Q:	Who will be soliciting proxies?

A:

In addition to soliciting proxies by mail, certain employees of United Bankshares may be soliciting proxies for the United Bankshares special meeting. United Bankshares has retained Georgeson to assist with the soliciting proxies on behalf of United Bankshares. See “The United Bankshares Special Meeting – Solicitation of Proxies” beginning on page 51 for more information.

Q:	Whom should I call with questions?

A:	United Bankshares stockholders should call Jennie Singer at United Bankshares by telephone at (304) 424-8800, or Georgeson, United Bankshares’ proxy solicitor, toll-free at (800) 509-0984.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:

No. Your broker cannot vote your shares without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker. Without instructions, your shares will not be voted, which will have the effect described below.

Q:	What if I abstain from voting or fail to instruct my broker or other holder of record how to vote?

A:

If you are a holder of United Bankshares common stock and you submit a proxy card in which you abstain from voting, the abstention will be counted toward a quorum at the United Bankshares special meeting, but it will have no effect on any of the three proposals.

If your bank, broker, nominee or other holder of record holds your shares of United Bankshares common stock in “street name,” for each proposal your bank, broker, nominee or other holder of record generally will vote such shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank, nominee or other holder of record with this prospectus and joint proxy statement. Your shares held in “street name” generally will not be voted on any proposal with respect to which you do not provide voting instructions (referred to as broker non-votes). Broker non-votes will have no effect on any proposal at the United Bankshares special meeting.

SUMMARY

This summary highlights selected information from this prospectus and joint proxy statement. It does not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and joint proxy statement and the other documents to which this prospectus and joint proxy statement refers to fully understand the merger and the other matters to be considered at the special meeting. See “Where You Can Find More Information” on page 151 to obtain the information incorporated by reference into this prospectus and joint proxy statement without charge. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger (page 64)

We have attached the merger agreement to this prospectus and joint proxy statement as Appendix A. We encourage you to read the merger agreement. It is the legal document that governs the merger.

In the merger, United Bankshares will acquire Carolina Financial by means of the merger of Carolina Financial into United Bankshares. United Bankshares will be the surviving entity in the merger.

After the effective time of the merger and as part of the same overall transaction, CresCom Bank, the wholly-owned subsidiary of Carolina Financial, for no additional consideration and pursuant to the bank merger agreement, dated December 18, 2019, attached as Exhibit 99.7 to the registration statement on Form S-4 of which this prospectus and joint proxy statement is a part, will merge with and into United Bank, a Virginia banking corporation, and a wholly-owned subsidiary of United Bankshares, such transaction referred to hereinafter as the bank merger. As a result of the bank merger, the separate existence of CresCom Bank will cease and the corporate existence of United Bank, as the merged bank, shall continue unaffected and unimpaired by the bank merger and the merged bank shall be deemed to be the same business and corporate entity as each of CresCom Bank and United Bank.

Each share of Carolina Financial common stock outstanding will be converted in the merger into 1.13 shares of United Bankshares common stock as further described below. We expect to complete the merger in the second quarter of 2020, although there can be no assurance in this regard.

Exchange Ratio in the Merger (page 105)

Upon completion of the merger, each Carolina Financial stockholder will receive 1.13 shares of United Bankshares common stock for each share of Carolina Financial common stock held immediately prior to the merger. We refer to this ratio as the exchange ratio. The aggregate number of shares of United Bankshares common stock to which a Carolina Financial stockholder will be entitled upon completion of the merger will equal 1.13 multiplied by the number of shares of Carolina Financial common stock held by that Carolina Financial stockholder. However, United Bankshares will not issue any fractional shares. A Carolina Financial stockholder entitled to a fractional share of United Bankshares common stock will instead receive an amount in cash equal to an amount in cash (rounded up to the nearest cent), without any interest thereon, equal to the product of (i) the volume weighted average closing price on Nasdaq of United Bankshares common stock for the 20 full trading days ending on the second trading day immediately preceding the date on which the merger is completed multiplied by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of United Bankshares common stock which such holder would otherwise be entitled to receive. As an example, a holder of 10 shares of Carolina Financial common stock would receive 11 shares of United Bankshares common stock and an amount of cash equal to the product of 0.30 and the average of the daily closing prices for the shares of United Bankshares common stock for the 20 consecutive full trading days on which United Bankshares common stock is traded ending at the close of trading on the second trading day immediately prior to the date on which the merger is completed. A Carolina Financial stockholder whose direct shareholdings are represented by multiple Carolina Financial stock certificates will have all shares associated with those stock certificates aggregated for purposes of calculating whole shares and cash in lieu of fractional shares to be received upon completion of the merger.

The exchange ratio is a fixed ratio. Therefore, the number of shares of United Bankshares common stock to be received by holders of Carolina Financial common stock in the merger will not change if the trading price of United Bankshares common stock or the market value of Carolina Financial common stock changes between now and the time the merger is completed, except in limited circumstances where the trading price of United Bankshares common stock falls below certain thresholds when measured during a period shortly before the date that the merger is scheduled to be completed, in which case, Carolina Financial will have an opportunity to terminate the merger agreement if United Bankshares elects not to adjust the exchange rate accordingly.

Upon completion of the merger, we expect that United Bankshares stockholders will own approximately 78% of the combined company and former Carolina Financial stockholders will own approximately 22% of the combined company.

The market prices of both United Bankshares common stock and Carolina Financial common stock will fluctuate prior to the merger. You should obtain current stock price quotations for United Bankshares common stock.

Stock Options (page 105)

Under the merger agreement, at the effective time of the merger each outstanding stock option to purchase shares of Carolina Financial common stock, whether vested or unvested, will vest pursuant to the terms thereof and at each optionholder’s election, shall be (i) exchanged for cash in an amount equal to the product obtained by multiplying (1) the difference between (a) the volume weighted average closing price on Nasdaq of Carolina Financial common stock for the 20 full trading days ending on the second trading day immediately preceding the closing date, which we refer to as the Carolina Financial closing price, and (b) the exercise price (rounded to the nearest cent) for each outstanding Carolina Financial stock option by (2) the number of shares of Carolina Financial common stock subject to such option or (ii) assumed by United Bankshares substantially in accordance with the terms of the agreement underlying each option, such that after the merger and without any action on the part of the holders of such option, such options shall be converted into and become stock options with respect to United Bankshares common stock, which we refer to as surviving corporation stock options.

As of the effective time of the merger, each holder of a Carolina Financial stock option electing to receive cash pursuant to subsection (i) above shall cease to have any rights with respect thereto, except the right to receive the cash consideration specified above, without interest. From and after the effective time of the merger, for each Carolina Financial stock option assumed by United Bankshares: (A) such option may be exercised solely for shares of United Bankshares common stock; (B) the number of shares of United Bankshares common stock subject to such option shall be equal to the product of (x) the total number of shares of Carolina Financial common stock subject to such option immediately prior to the effective time of the merger multiplied by (y) the exchange ratio, rounded up or down, if necessary, to the nearest whole share of United Bankshares common stock; and (C) the per-share exercise price under each such option shall be adjusted to equal the quotient of (x) the exercise price per share of such option at which such option was exercisable immediately prior to the effective time of the merger divided by (y) the exchange ratio, rounded up or down to the nearest whole cent, if necessary. Any election by a holder of a Carolina Financial stock option to receive cash must be made at least five days prior to the effective time of the merger in accordance with the procedures implemented by United Bankshares and Carolina Financial with respect to such election.

Restricted Stock and Restricted Stock Units (page 106)

At the effective time of the merger, each restricted stock grant, restricted stock unit grant and any other award in respect of a share of Carolina Financial common stock subject to vesting, repurchase or other lapse restriction under a Carolina Financial Stock Plan that is outstanding immediately prior to the effective time of the merger other than a Carolina Financial stock option shall vest in accordance with its terms (with any performance-vesting component relating to an award granted in January 2019 being deemed to have been satisfied in full at the maximum level of performance), be cancelled and, at the election of the holder thereof, (A) converted automatically into the right to receive the merger consideration in respect of each share of Carolina Financial common stock underlying such award or (B) entitled to receive cash in an amount equal to the product obtained by multiplying (1) the Carolina Financial closing price by (2) the number of shares of Carolina Financial common stock underlying such award. United Bankshares or an affiliate, as the case may be, shall issue the consideration less applicable tax withholdings within five business days following the closing date of the merger. As of the effective time of the merger, each holder of a Carolina Financial stock award (other than a Carolina Financial stock option) electing to receive cash pursuant to subsection (B) above shall cease to have any rights with respect thereto, except the right to receive the cash consideration, without interest. Any election by a holder of a Carolina Financial stock award to receive cash must be made at least five days prior to the effective time of the merger in accordance with the procedures implemented by United Bankshares and Carolina Financial with respect to such election.

Carolina Financial’s Reasons for the Merger (page 68)

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its stockholders approve the Carolina Financial merger proposal, the Carolina Financial board of directors consulted with Carolina Financial management, as well as its financial and legal advisors, and considered a number of factors, including, but not limited to, each of the following: the value of the United Bankshares common stock consideration being offered to Carolina Financial stockholders, the anticipated future trading value of the United Bankshares common stock consideration, and the expected future receipt by Carolina Financial stockholders of dividends as United Bankshares stockholders; each of Carolina Financial’s, United Bankshares’, and the combined entity’s business, operations, financial condition and asset quality; the feasibility of, and the results that could be expected to be obtained, if Carolina Financial continued to operate independently; the process conducted by its financial advisors to assist the Carolina Financial board of directors in structuring the merger with United Bankshares; and the scale, scope, strength and diversity of operations that could be achieved by combining Carolina Financial with United Bankshares. For more detail concerning the factors considered by the Carolina Financial board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger – Carolina Financial’s Reasons for the Merger; Recommendation of the Carolina Financial Board of Directors.”

Carolina Financial’s Recommendation (page 68)

The Carolina Financial board of directors believes that the merger is fair to and in the best interests of the Carolina Financial stockholders. Carolina Financial’s board of directors unanimously recommends that Carolina Financial stockholders vote “FOR” the Carolina Financial merger proposal, the Carolina Financial merger-related compensation proposal and the Carolina Financial adjournment proposal. For the factors considered by the Carolina Financial board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger – Carolina Financial’s Reasons for the Merger; Recommendation of the Carolina Financial Board of Directors.”

Opinion of Carolina Financial’s Financial Advisor (page 72 and Appendix B)

At the November 17, 2019 meeting of the Carolina Financial board of directors, representatives of Raymond James & Associates, Inc., which we refer to as Raymond James, rendered Raymond James’ opinion dated

November 17, 2019 to the Carolina Financial board of directors, as to the fairness, as of such date, from a financial point of view, to the holders of shares of Carolina Financial common stock of the exchange ratio to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James, dated November 17, 2019, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Appendix B to this prospectus and joint proxy statement. Raymond James provided its opinion for the information and assistance of the Carolina Financial board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the exchange ratio to be received by the holders of shares of Carolina Financial common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinion of Raymond James did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Carolina Financial board of directors or any holder of Carolina Financial common stock as to how the Carolina Financial board of directors, such stockholder or any other person should vote or otherwise act with respect to the merger or any other matter.

United Bankshares’ Reasons for the Merger (page 71)

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its stockholders approve the United Bankshares merger proposal, the United Bankshares board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with United Bankshares management, as well as United Bankshares’ financial and legal advisors, and considered a number of factors, including, but not limited to, the following: each of United Bankshares’, Carolina Financial’s and the combined entity’s business, operations, financial condition, asset quality, earnings and prospects; the potential of creating a contiguous Mid-Atlantic and Southeast banking franchise with additional scale and access to a broader base of middle market and small business prospects; Carolina Financial’s familiarity with the North Carolina and South Carolina markets; and management’s expectation regarding cost synergies, accretion and internal rate of return. For more detail concerning the factors considered by the United Bankshares board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger – United Bankshares’ Reasons for the Merger; Recommendation of the United Bankshares Board of Directors beginning on page 71.”

United Bankshares’ Recommendation (page 71)

The United Bankshares board of directors believes that the merger is fair to and in the best interests of the United Bankshares stockholders. The United Bankshares board of directors unanimously recommends that United Bankshares stockholders vote “FOR” the United Bankshares merger proposal, the United Bankshares stock issuance proposal and the United Bankshares adjournment proposal. For the factors considered by the United Bankshares board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger – United Bankshares’ Reasons for the Merger; Recommendation of the United Bankshares Board of Directors beginning on page 71.”

Opinion of United Bankshares’ Financial Advisor (page 81 and Appendix C)

In connection with the merger, United Bankshares’ financial advisor, Piper Sandler & Co., which we refer to as Piper Sandler, delivered a written opinion, dated November 15, 2019, to the United Bankshares board of directors to the effect that, as of the date of the opinion and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler, the exchange ratio in the proposed merger was fair, from a financial point of view, to United Bankshares. The full text of Piper Sandler’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler in preparing the opinion, is attached as Appendix C to this prospectus and joint proxy statement. The opinion was for the information of, and was directed to, the United Bankshares board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of United Bankshares to engage in the merger or to enter into the merger agreement and does not constitute a recommendation to the United Bankshares board of directors in connection with the merger, and it does not constitute a recommendation to any holder of United Bankshares common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter. On January 3, 2020, pursuant to the Agreement and Plans of Merger, dated as of July 9, 2019, by and among Piper Sandler Companies (formerly known as Piper Jaffray Companies), SOP Holdings, LLC and certain of its subsidiaries, including Sandler O’Neill & Partners, L.P., which we review to collectively as Sandler O’Neill, and the other parties thereto, Piper Sandler Companies completed its acquisition of one hundred percent of the outstanding ownership interests of Sandler O’Neill, which we refer to as the Sandler Transaction. Effective as of the closing of the Sandler Transaction, Piper Sandler Companies’ wholly owned broker-dealer subsidiary Piper Jaffray & Co. changed its name to “Piper Sandler & Co.”, which we refer to as Piper Sandler. References herein to Piper Sandler include those services provided, analyses performed and actions taken by Sandler O’Neill prior to the closing of the Sandler Transaction.

No Dissenters’ or Appraisal Rights (page 97)

Neither stockholders of Carolina Financial nor stockholders of United Bankshares will have any dissenters’ or appraisal rights in connection with the merger and the other matters described in this prospectus and joint proxy statement.

Accounting Treatment (page 127)

United Bankshares will account for the merger using acquisition accounting in accordance with U.S. generally accepted accounting principles.

Material U.S. Federal Income Tax Consequences (page 128)

The merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes, and accordingly, Carolina Financial stockholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of their exchange of shares of Carolina Financial common stock solely for shares of United Bankshares common stock. Carolina Financial stockholders may, however, have to recognize gain in connection with the receipt of any cash received in the merger in exchange for stock options, restricted stock, restricted stock units and other awards of Carolina Financial common stock subject to vesting, repurchase or other lapse restrictions or instead of fractional shares of United Bankshares common stock that such Carolina Financial stockholders would otherwise be entitled to receive. It is a condition to United Bankshares’ and Carolina Financial’s respective obligations to complete the merger that each receive a legal opinion that the merger will be treated for U.S. federal income tax purposes as a reorganization under Section 368 of the Code and that each of United Bankshares and Carolina Financial will each be a party to that reorganization within the meaning of Section 368(b) of the Code. This opinion, however, will not bind the Internal Revenue Service, which could take a different view.

Carolina Financial’s stockholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger.

For further information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 128.

The U.S. federal income tax consequences described above may not apply to all stockholders of Carolina Financial. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you, including the application and effect of federal, state, local, foreign and other tax laws.

The Companies (page 132)

United Bankshares, Inc.

500 Virginia Street, East

Charleston, West Virginia 25301

(304) 348-8400

United Bankshares is a West Virginia corporation registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, which we refer to as the BHCA and a financial holding company. United Bankshares was incorporated and organized in 1982 and began conducting business in 1984 with the acquisition of three wholly-owned subsidiaries. Since its formation in 1982, United Bankshares has acquired 30 banking institutions. United Bankshares has one banking subsidiary, United Bank, operating under the laws of Virginia. United Bankshares’ banking subsidiary offers a full range of commercial and retail banking services and products. United Bank operates 138 full service offices – located throughout West Virginia, the Shenandoah Valley Region of Virginia and the Northern Virginia, Maryland and Washington, D.C. areas, southwestern Pennsylvania and southeastern Ohio. United Bankshares also owns nonbank subsidiaries that engage in other community banking services such as asset management, real property title insurance, investment banking, financial planning and brokerage services.

The headquarters of United Bankshares is located in United Center at 500 Virginia Street, East, Charleston, West Virginia. United Bankshares’ executive offices are located in Parkersburg, West Virginia at Fifth and Avery Streets.

United Bankshares’ website can be accessed at https://www.ubsi-inc.com. Information contained on the websites of United Bankshares or any subsidiary of United Bankshares does not constitute a part of this prospectus and joint proxy statement and is not incorporated into other filings that United Bankshares makes with the Securities and Exchange Commission, which we refer to as SEC. United Bankshares’ common stock is traded on Nasdaq under the symbol “UBSI”.

As of September 30, 2019, United Bankshares had total assets of $19.75 billion, total deposits of $14.10 billion, and stockholders’ equity of $3.35 billion.

Carolina Financial Corporation

288 Meeting Street

Charleston, South Carolina 29401

(843) 723-7700

Carolina Financial Corporation, a Delaware corporation and a financial holding company registered under the BHCA, is headquartered in Charleston, South Carolina. Its primary business is to serve as the holding company for CresCom Bank, a South Carolina state-chartered commercial bank with 73 branches located throughout the Carolinas. CresCom Bank is primarily engaged in the business of accepting demand deposits and savings deposits insured by the Federal Deposit Insurance Corporation and providing commercial, consumer and mortgage loans to the general public. CresCom Bank operates Crescent Mortgage Company, a wholly-owned subsidiary of CresCom Bank based in Atlanta, Georgia, as a wholesale and correspondent mortgage lender. Crescent Mortgage Company is licensed to originate loans in 48 states, partnering with community banks, credit unions and mortgage brokers. CresCom Bank also operates Carolina Services Corporation of Charleston, a Delaware financial services company that provides financial processing services to, and otherwise supports the operations of, CresCom Bank and Crescent Mortgage Company.

The principal executive offices of Carolina Financial are located at 288 Meeting Street, Charleston, South Carolina 29401, and its telephone number is (843) 723-7700. Carolina Financial’s website can be accessed at http://www.haveanicebank.com. Information contained on the websites of Carolina Financial or any subsidiary of Carolina Financial does not constitute a part of this prospectus and joint proxy statement and is not incorporated into other filings that Carolina Financial makes with the SEC. Carolina Financial’s common stock is traded on Nasdaq under the symbol “CARO”.

As of September 30, 2019, Carolina Financial had total assets of $3.98 billion, total deposits of $2.84 billion, and total stockholders’ equity of $621.6 million.

On December 31, 2019, Carolina Financial completed the merger contemplated by the Agreement and Plan of Merger and Reorganization, dated as of July 15, 2019, by and between Carolina Financial and Carolina Trust BancShares, Inc., which we refer to as Carolina Trust. Pursuant to the merger agreement, on December 31, 2019, Carolina Trust merged with and into Carolina Financial, with Carolina Financial as the surviving corporation. Immediately following the consummation of the merger, Carolina Trust Bank, a wholly owned subsidiary of Carolina Trust, merged with and into CresCom Bank, a wholly owned subsidiary of Carolina Financial, with CresCom Bank as the surviving bank in such bank merger. As of September 30, 2019, Carolina Trust had total assets of approximately $622.5 million, total deposits of approximately $516.1 million, total stockholders’ equity of approximately $71.4 million and operated 11 full-service offices and one loan production office in the Piedmont and Mountain Regions of the Carolinas to the north and west of Charlotte, North Carolina. Under the terms of merger agreement with Carolina Trust, at the effective time of the merger, each outstanding share of Carolina Trust common stock was converted into the right to receive 0.3000 shares of Carolina Financial common stock or $10.57 in cash, subject to election and proration such that the aggregate consideration consists of 90% Carolina Financial common stock and 10% cash.

The Carolina Financial Stockholder Meeting (page 57)

The Carolina Financial special meeting will be held on Thursday, April 2, 2020 at 10:00 a.m. at Charleston Country Club, 1 Country Club Drive, Charleston, South Carolina 29412. At the special meeting, Carolina Financial stockholders will be asked:

•	To approve the Carolina Financial merger proposal;

•	To approve the Carolina Financial merger-related compensation proposal; and

•	To approve the Carolina Financial adjournment proposal.

Carolina Financial Record Date; Vote Required (page 59)

Carolina Financial stockholders can vote at the special meeting if they owned shares of Carolina Financial common stock at the close of business on February 10, 2020, which is the record date for the special meeting. On the record date, Carolina Financial had 24,828,593 shares of common stock outstanding and approximately 3,415 stockholders entitled to vote. Each Carolina Financial stockholder can cast one vote for each share of Carolina Financial common stock owned on that date.

The presence, in person or by proxy, of the holders of a majority of the shares of Carolina Financial common stock entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker

“non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares of Carolina Financial common stock with respect to routine matters, they do not have discretionary power to vote your shares of Carolina Financial common stock on non-routine matters. All proposals for consideration at the Carolina Financial special meeting are non-routine and therefore your broker will not be able to vote your shares of Carolina Financial common stock with respect to these proposals unless the broker received appropriate instructions from you.

If a quorum exists, the approval of the Carolina Financial merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of Carolina Financial common stock entitled to vote at the special meeting. Abstentions and broker non-votes will have the same effect on the outcome of the vote on this proposal as votes against this proposal.

If a quorum exists, approval, on an advisory basis only, of the Carolina Financial merger-related compensation proposal, requires the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote on this proposal.

Approval of the Carolina Financial adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote on this proposal.

As of the record date, Carolina Financial directors and executive officers, and their affiliates, beneficially held approximately 5.95% of the outstanding shares of Carolina Financial common stock entitled to vote at the special meeting. Carolina Financial directors have entered into support agreements that obligate each director to vote shares of Carolina Financial common stock over which each such director has sole voting and dispositive power for approval of the Carolina Financial merger proposal.

The United Bankshares Stockholder Meeting (page 50)

The United Bankshares special meeting will be held on Thursday, April 2, 2020 at 10:00 a.m. at United Square, Fifth and Avery Streets, 10th Floor, Parkersburg, West Virginia 26101. At the special meeting, United Bankshares stockholders will be asked:

•	To approve the United Bankshares merger proposal;

•	To approve the United Bankshares stock issuance proposal; and

•	To approve the United Bankshares adjournment proposal.

United Bankshares Record Date; Vote Required (page 52)

United Bankshares stockholders can vote at the special meeting if they owned shares of United Bankshares common stock at the close of business on February 5, 2020, which is the record date for the special meeting. On the record date, United Bankshares had approximately 101,568,706 shares of common stock outstanding and 68,136 stockholders entitled to vote. Each United Bankshares stockholder can cast one vote for each share of United Bankshares common stock owned on that date.

The presence, in person or by proxy, of the holders of a majority of the shares of United Bankshares common stock entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker

“non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares of United Bankshares common stock with respect to routine matters, they do not have discretionary power to vote your shares of United Bankshares common stock on non-routine matters. All proposals for consideration at the United Bankshares special meeting are non-routine and therefore your broker will not be able to vote your shares of United Bankshares common stock with respect to these proposals unless the broker received appropriate instructions from you.

If a quorum exists, approval of the United Bankshares merger proposal, the United Bankshares stock issuance proposal and the United Bankshares adjournment proposal require the affirmative vote of a majority of the votes cast at the special meeting.

In determining whether all proposals have received the requisite number of affirmative votes, abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote on each proposal.

As of the record date, United Bankshares directors and executive officers, and their affiliates, held approximately 3.3% of the outstanding shares of United Bankshares common stock entitled to vote at the special meeting. United Bankshares directors have indicated that they plan to vote the shares of United Bankshares common stock that they own for approval of the United Bankshares merger proposal and the United Bankshares stock issuance proposal, although none of them have entered into any agreements obligating them to do so.

Conditions to Completion of the Merger (page 106)

The obligations of United Bankshares and Carolina Financial to complete the merger depend on a number of conditions being satisfied or waived. These conditions include:

•	Carolina Financial stockholders’ approval and United Bankshares stockholders’ approval of the merger agreement;

•	The shares of United Bankshares to be issued to the holders of Carolina Financial common stock upon consummation of the merger shall have been authorized for listing on Nasdaq;

•

Approval of the merger by the necessary federal and state regulatory authorities and such approvals shall remain in full force and effect, all statutory notice and waiting periods in respect thereof shall have expired, and no such regulatory approval shall have resulted in the imposition of any materially burdensome regulatory condition;

•

The effectiveness of the registration statement filed on Form S-4 of which this prospectus and joint proxy statement is a part and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

•

No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement shall be in effect;

•	No statute, rule, regulation, order, or decree shall have been enacted, entered, promulgated, or enforced by any governmental entity that prohibits or makes illegal the consummation of the merger;

•

Since September 30, 2019, there shall not have been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on either party;

•

Receipt of opinions from counsel to Carolina Financial and United Bankshares that the merger will be treated as a reorganization under Section 368(a) of the Code and that Carolina Financial and United Bankshares will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

•	The accuracy of the other party’s representations and warranties subject to the material adverse effect standard in the merger agreement; and

•	The performance in all material respects of all obligations contained in the merger agreement.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals (page 114)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve, the Virginia State Corporation Commission Bureau of Financial Institutions and the South Carolina Board of Financial Institutions. Once the Federal Reserve approves the merger, we have to wait from 15 to 30 days before we can complete it. During that time, the Department of Justice may challenge the merger. As of the date of this prospectus and joint proxy statement, we have not yet received the required regulatory approvals. While we do not know of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will receive them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after completion of the merger.

Under the merger agreement, neither of United Bankshares nor Carolina Financial are required to take any action or commit to take any action, or agree to any condition or restriction, in connection with obtaining the permits, consents, approvals, and authorizations of third parties or governmental entities that the United Bankshares board of directors reasonably determines in good faith would have a material adverse effect on United Bankshares and its subsidiaries (taken as a whole) after giving effect to the merger, which we refer to as a materially burdensome regulatory condition.

Termination of the Merger Agreement (page 119)

Carolina Financial and United Bankshares may mutually agree to terminate the merger agreement at any time.

Either Carolina Financial or United Bankshares may terminate the merger agreement if any governmental entity has issued an order or taken any other action permanently enjoining, restraining, or otherwise prohibiting the consummation of the merger, and such order or other action is final and non-appealable, unless such order arises out of or results from the action or inaction of the party seeking to terminate.

Either Carolina Financial or United Bankshares may terminate the merger agreement if the merger does not occur on or before November 17, 2020, which we refer to as the end date. The end date may be extended in certain circumstances as provided in the merger agreement. Additionally, the right to extend the end date and the right to terminate the merger are not available to a party if such party’s breach has been the cause of the failure of the effective time of the merger to occur on or before the end date.

Either Carolina Financial or United Bankshares may terminate the merger agreement, if (i) the United Bankshares stockholder meeting shall have concluded and been finally adjourned and the United Bankshares stockholder approval shall not have been obtained or (ii) the Carolina Financial stockholder meeting shall have concluded and been finally adjourned and the Carolina Financial stockholder approval of the Carolina Financial merger proposal shall not have been obtained, unless the party seeking to terminate has been the cause of the approval of the United Bankshares merger proposal and the United Bankshares stock issuance proposal or the Carolina Financial merger proposal, as applicable, not having been obtained.

United Bankshares may terminate the merger agreement if any of the following occurs:

•

Carolina Financial shall have breached or failed to perform any of its representations or obligations in the merger agreement, which breach or failure to perform (i) would result in a failure of any conditions for both parties to close the merger or United Bankshares’ conditions to close the merger and (ii)(A) cannot be cured by the end date, or (B) if capable of being cured by the end date, shall not have been cured within 30 days following receipt of written notice from United Bankshares of such breach or failure, unless United Bankshares is in breach of any representation or obligation in the merger agreement that would result in a failure of any mutual conditions to close the merger or Carolina Financial conditions’ to close the merger; or

•

prior to the receipt of the approval of the Carolina Financial merger proposal if: (i) the Carolina Financial board of directors shall have effected a Carolina Financial adverse recommendation change to its stockholders; (ii) Carolina Financial enters into a Carolina Financial acquisition agreement; (iii) Carolina Financial shall have materially breached the non-solicitation obligations of the merger agreement; (iv) subject to Carolina Financial’s rights to adjourn or postpone the Carolina Financial stockholder meeting as permitted by the merger agreement, Carolina Financial shall have failed to call, give proper notice of, convene, and hold the Carolina Financial stockholder meeting; or (v) Carolina Financial or the Carolina Financial board of directors shall have publicly announced its intention to do any of the foregoing.

Carolina Financial may terminate the merger agreement if any of the following occurs:

•

United Bankshares shall have breached or failed to perform any of its representations or obligations in the merger agreement, which breach or failure to perform (i) would result in a failure of any conditions for both parties to close the merger or Carolina Financial conditions’ to close the merger, and (ii)(A) cannot be cured by the end date or (B) if capable of being cured by the end date, shall not have been cured within 30 days following receipt of written notice from Carolina Financial of such breach or failure, unless Carolina Financial is in breach of any representation or obligation in the merger agreement that would result in a failure of any conditions for both parties to close the merger or United Bankshares conditions’ to close the merger;

•

prior to the receipt of the United Bankshares merger proposal and stock issuance proposal if: (i) the United Bankshares board of directors shall have effected a United Bankshares adverse recommendation change to its stockholders; (ii) subject to United Bankshares’ rights to adjourn or postpone the United Bankshares stockholder meeting as permitted by the merger agreement, United Bankshares shall have failed to call, give proper notice of, convene and hold the United Bankshares stockholder meeting; or (iii) United Bankshares or the United Bankshares board directors shall have publicly announced its intention to do any of the foregoing;

•

prior to receipt of the approval of the Carolina Financial merger proposal, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Carolina Financial superior proposal; so long as (i) Carolina Financial has complied with the non-solicitation obligations of the merger agreement in all material respects and (ii) Carolina Financial pays (or causes to be paid) the termination fee of $39,700,000 to United Bankshares prior to or simultaneously with such termination, see “Effect of Termination; Termination Fee” beginning on page 121; or

•

the price of United Bankshares common stock declines by more than 15% from $39.51 and underperforms an index of banking companies by more than 15% over a designated measurement period unless United Bankshares agrees, within five days of Carolina Financial’s notice to United Bankshares of its intent to terminate the merger agreement pursuant to the United Bankshares common stock decline, to increase the number of shares of United Bankshares common stock to be issued to holders of Carolina Financial common stock who are to receive shares of United Bankshares common stock in the merger in accordance with the formula set forth in the merger agreement.

Termination Fee (page 121)

If the merger agreement is validly terminated, the merger agreement will become void without any liability on the part of any party except that provisions relating to expenses and the termination fee will continue in effect and termination will not relieve a breaching party from liability for any willful breach of the merger agreement.

Carolina Financial has agreed to pay a termination fee to United Bankshares equal to $39,700,000 if:

•

United Bankshares terminates the merger agreement prior to the receipt of the approval of the Carolina Financial merger proposal if: (i) the Carolina Financial board of directors shall have effected a Carolina Financial adverse recommendation change to its stockholders; (ii) Carolina Financial enters into a Carolina Financial acquisition agreement with a company other than United Bankshares; (iii) Carolina Financial shall have materially breached the non-solicitation obligations of the merger agreement; (iv) subject to Carolina Financial’s rights to adjourn or postpone the Carolina Financial stockholder meeting as permitted by the merger agreement, Carolina Financial shall have failed to call, give proper notice of, convene, and hold the Carolina Financial stockholder meeting; or (v) Carolina Financial or the Carolina Financial board of directors shall have publicly announced its intention to do any of the foregoing; or

•

(x) the merger agreement is terminated by United Bankshares because Carolina Financial shall have breached or failed to perform any of its representations or obligations in the merger agreement, which breach or failure to perform (i) would result in a failure of any mutual conditions to close the merger or United Bankshares conditions to close the merger and (ii)(A) cannot be cured by the end date, or (B) if capable of being cured by the end date, shall not have been cured within 30 days following receipt of written notice from United Bankshares of such breach or failure, or (y) the merger agreement is terminated by Carolina Financial or United Bankshares because the Carolina Financial stockholder meeting shall have concluded and been finally adjourned and the Carolina Financial stockholder approval of the merger agreement shall not have been obtained, and

•

if (A) any person or entity or group of persons or entities shall have made (whether or not subsequently withdrawn) a Carolina Financial takeover proposal after November 17, 2019 and prior to (1) the date that the merger agreement is terminated in the case of a termination by United Bankshares because Carolina Financial shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in the merger agreement, which breach or failure to perform (i) would result in a failure of any mutual conditions to close the merger or United Bankshares conditions to close the merger and (ii)(a) cannot be cured by the end date, or (b) if capable of being cured by the end date, shall not have been cured within 30 days following receipt of written notice from United Bankshares of such breach or failure or (2) the Carolina Financial stockholder meeting in the case of a termination because the Carolina Financial stockholder meeting shall have concluded and been finally adjourned and the Carolina Financial stockholder approval of the merger agreement shall not have been obtained, and

•	(B) at any time prior to the date that is 12 months after the date of any such termination, Carolina Financial or any of its subsidiaries enters into any definitive agreement providing for a Carolina

Financial takeover proposal or consummates a Carolina Financial takeover proposal (provided that, for purposes of this paragraph, the references to “twenty-five percent (25%)” in the definition of Carolina Financial takeover proposal shall be deemed to be references to “fifty percent (50%)”);

•

(A) the merger agreement is terminated by United Bankshares or Carolina Financial because the merger was not completed by November 17, 2020, (B) any entity shall have made a Carolina Financial takeover proposal after the date of the merger agreement and prior to the date of any such termination, and (C) at any time prior to the date that is 12 months after the date of any such termination, Carolina Financial or any of its subsidiaries enters into any definitive agreement providing for a Carolina Financial takeover proposal or consummates a Carolina Financial takeover proposal; or

•

the merger agreement is terminated by Carolina Financial prior to receipt of the Carolina Financial stockholder approval of the merger agreement in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Carolina Financial superior proposal; provided, that Carolina Financial shall have complied with the non-solicitation obligations of the merger agreement in all material respects.

Extension, Waiver and Amendment (page 108)

The merger agreement may be amended by the parties, by action taken by the Carolina Financial board of directors and the United Bankshares board of directors, at any time before or after the receipt of the Carolina Financial stockholder approval or the United Bankshares stockholder approval, provided, however, that after receipt of any such stockholder approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by the Carolina Financial stockholders or the United Bankshares stockholders, as applicable, without such further approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of United Bankshares and Carolina Financial.

At any time before the effective time, United Bankshares and Carolina Financial, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement, or (c) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Interests of Directors and Executive Officers in the Merger that Differ from Your Interests (page 98)

Some of the directors and executive officers of Carolina Financial have interests in the merger that differ from, or are in addition to, their interests as stockholders of Carolina Financial. These interests exist because of, among other things, employment or severance agreements that the executive officers entered into with Carolina Financial, rights that these executive officers and directors have under Carolina Financial’s benefit plans including equity plans and deferred compensation plans, agreements or arrangements with United Bankshares or its subsidiaries, including United Bank, to continue or serve as employees, contractors and/or directors following the merger, and rights to indemnification and directors and officers insurance following the merger. The employment and severance agreements provide certain executive officers with severance benefits if their employment is terminated in connection with the merger. The aggregate compensation that certain Carolina Financial directors and named executive officers may receive as a result of the merger is described in greater detail under “Interests of Certain Carolina Financial Directors and Executive Officers in the Merger” beginning on page 98.

In addition, Jerold L. Rexroad, Chief Executive Officer of Carolina Financial will join the board of directors of each of United Bankshares and United Bank.

Further, as of the record date of the Carolina Financial special meeting, Carolina Financial directors and executive officers owned, in the aggregate, options to purchase 215,728 shares of Carolina Financial common stock, 10,036 shares of restricted stock and 15,057 restricted stock units, each granted under a Carolina Financial equity compensation plan. The treatment of the options and restricted stock awards is set forth in the merger agreement and described in greater detail under “Interests of Certain Carolina Financial Directors and Executive Officers in the Merger” beginning on page 98.

The members of the Carolina Financial board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger.

Material Differences in the Rights of United Bankshares Stockholders and Carolina Financial Stockholders (page 137)

The rights of United Bankshares stockholders are governed by West Virginia law and by United Bankshares’ articles of incorporation and bylaws. The rights of Carolina Financial stockholders are governed by Delaware law and by Carolina Financial’s certificate of incorporation and bylaws. Upon completion of the merger, the rights of the United Bankshares stockholders, including former stockholders of Carolina Financial, will be governed by West Virginia law and the articles of incorporation and bylaws of United Bankshares.

This prospectus and joint proxy statement contains descriptions of the material differences in stockholder rights under each of the United Bankshares and Carolina Financial governing documents.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this prospectus and joint proxy statement, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 31 and the matters described under the caption “Risk Factors” in the Annual Reports on Forms 10-K filed by United Bankshares and Carolina Financial for the year ended December 31, 2018, Carolina Financial stockholders should consider the matters described below in determining whether to adopt the merger agreement and United Bankshares stockholders should consider the matters described below in determining whether to approve the merger agreement and to approve the issuance of the shares of United Bankshares common stock in connection therewith.

Because the exchange ratio is fixed, fluctuations in the trading price of United Bankshares common stock will change the value of the shares of United Bankshares common stock Carolina Financial stockholders receive in the merger.

The exchange ratio is set at 1.13 shares of United Bankshares common stock for each share of Carolina Financial common stock. As a result, the market value of the United Bankshares common stock that Carolina Financial stockholders receive in the merger will depend on the market price of United Bankshares common stock at the time the shares are issued. Because the exchange ratio is fixed, the value of the shares of United Bankshares common stock that will be issued to Carolina Financial stockholders in the merger will depend on the market price of United Bankshares common stock at the time the shares are issued. After the merger, the market value of United Bankshares common stock may decrease and be lower than the market value of United Bankshares common stock that was used in calculating the exchange ratio in the merger. Except as described in this prospectus and joint proxy statement, there will be no adjustment to the fixed number of shares of United Bankshares common stock that will be issued to Carolina Financial stockholders based upon changes in the market price of United Bankshares common stock or Carolina Financial common stock prior to the closing.

There may be an adjustment to the fixed number of shares of United Bankshares common stock that will be issued to Carolina Financial stockholders if the market price of United Bankshares common stock falls more than 15% on an actual basis and 15% on a relative basis to the NASDAQ Bank Index (IXBK), determined after the receipt of the regulatory and stockholder approvals necessary for the completion of the merger. Any changes to the fixed number of shares of United Bankshares common stock will not increase the per share value that Carolina Financial stockholders will receive in the merger from the value calculated using the pre-announcement market price of United Bankshares common stock. Furthermore, if the market price of United Bankshares common stock falls more than 15% on an actual basis and 15% on a relative basis to the NASDAQ Bank Index (IXBK) and United Bankshares elects not to adjust the fixed number of shares of United Bankshares common stock that will be issued to Carolina Financial stockholders as discussed above, then the Carolina Financial board of directors may terminate the merger agreement, in which case the merger will not occur.

The market price of United Bankshares common stock at the time the merger is completed may vary from the price of United Bankshares common stock on the date the merger agreement was executed, on the date of this prospectus and joint proxy statement and on the date of the Carolina Financial special meeting as a result of various factors that are beyond the control of United Bankshares and Carolina Financial, including, but not limited to, general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. In addition to the approval of the merger agreement by Carolina Financial stockholders and United Bankshares stockholders and the approval of the issuance of United Bankshares common stock, completion of the merger is subject to receipt of required regulatory approvals and satisfaction of other conditions that may not occur until after the Carolina Financial special meeting or the United Bankshares special meeting. Therefore, at the time of the Carolina Financial special meeting, Carolina Financial stockholders will not know the precise value of the consideration they will receive at the effective time of the merger. Carolina Financial stockholders should obtain current market quotations for shares of United Bankshares common stock.

The market price of United Bankshares common stock after the merger may be affected by factors different from those affecting the shares of Carolina Financial or United Bankshares currently.

Upon completion of the merger, holders of Carolina Financial common stock will become holders of United Bankshares common stock. United Bankshares’ business differs from that of Carolina Financial, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of United Bankshares and Carolina Financial. For a discussion of the businesses of United Bankshares and Carolina Financial and of certain factors to consider in connection with those businesses, see the documents incorporated by reference or described elsewhere in this prospectus and joint proxy statement.

The integration of the operations of United Bankshares and Carolina Financial may be more difficult, costly or time-consuming than anticipated.

The success of the merger will depend, in part, on United Bankshares’ ability to realize the anticipated benefits and cost savings from successfully combining the businesses of United Bankshares and Carolina Financial and to combine the businesses of United Bankshares and Carolina Financial in a manner that permits growth opportunities and cost savings to be realized without materially disrupting the existing customer relationships of Carolina Financial or decreasing revenues due to loss of customers. If United Bankshares is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect United Bankshares’ ability to successfully conduct its business in the markets in which Carolina Financial now operates, which could have an adverse effect on United Bankshares’ financial results and the value of its common stock. If United Bankshares experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Carolina Financial to lose customers or cause customers to remove their accounts from Carolina Financial and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Carolina Financial and United Bankshares during this transition period and for an undetermined period after consummation of the merger.

The success of the merger will also depend on United Bankshares’ ability to:

•	Retain and attract qualified personnel to, United Bankshares and Carolina Financial;

•	Maintain existing relationships with depositors of Carolina Financial to minimize withdrawals of deposits prior to and subsequent to the merger;

•	Maintain and enhance existing relationships with borrowers to limit unanticipated losses from loans of Carolina Financial;

•	Control the incremental non-interest expense from United Bankshares to maintain overall operating efficiencies; and

•	Compete effectively in the communities served by United Bankshares and Carolina Financial and in nearby communities.

United Bankshares may not be able to manage effectively its growth resulting from the merger.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the merger may be completed, we must obtain various approvals or consents from the Federal Reserve and various bank regulatory and other authorities. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger.

Although United Bankshares and Carolina Financial do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of United Bankshares following the merger. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. The merger agreement contains a condition to the obligation of each of United Bankshares and Carolina Financial to close the merger that the required regulatory approvals not contain any materially burdensome regulatory condition. See “The Merger Agreement – Regulatory Approvals” on page 114.

United Bankshares may fail to realize the cost savings estimated for the merger.

Although United Bankshares estimates that it will realize cost savings of approximately $29 million annually (excluding one-time costs and expenses associated with the merger with Carolina Financial) from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, future business developments may require United Bankshares to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on United Bankshares’ ability to combine the businesses of United Bankshares and Carolina Financial in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or United Bankshares is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

Results after the merger may materially differ from the pro forma per share information presented in this prospectus and joint proxy statement.

Results after the merger of Carolina Financial with and into United Bankshares may be materially different from those shown in the pro forma per share information that only show a combination of historical results from United Bankshares and Carolina Financial. Merger, integration, restructuring and transaction costs related to the acquisition and combination of the companies are estimated to be in the range of approximately $43 million, on an after-tax basis, and could be higher or lower depending on how difficult it will be to integrate United Bankshares and Carolina Financial. Furthermore, these charges may decrease capital of the combined company that could be used for profitable, income earning investments in the future.

The unaudited pro forma combined condensed consolidated financial information included in this prospectus and joint proxy statement is preliminary and the actual financial condition and results of operations after the merger may differ materially.

The unaudited pro forma financial information included in this prospectus and joint proxy statement is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that Carolina Financial and United Bankshares currently believe are reasonable. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Carolina Financial’s net assets. The purchase price allocation reflected in this prospectus and joint proxy statement is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Carolina Financial as of the date of the completion of the merger. In addition, following the completion of the merger, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this prospectus and joint proxy statement. See “Unaudited Pro Forma Combined Condensed Consolidated Financial Information” beginning on page 37.

The merger may distract management of United Bankshares and Carolina Financial from their other responsibilities.

The merger could cause the respective management groups of United Bankshares and Carolina Financial to focus their time and energies on matters related to the transaction that otherwise would be directed to their business and operations. Any such distraction on the part of either company’s management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of United Bankshares or the business and earnings of the combined company.

If the merger is not completed, United Bankshares and Carolina Financial will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of United Bankshares and Carolina Financial has incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this prospectus and joint proxy statement and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, United Bankshares and Carolina Financial would have to recognize these expenses without realizing the expected benefits of the merger.

Carolina Financial stockholders will have less influence as stockholders of United Bankshares than as stockholders of Carolina Financial.

Carolina Financial stockholders currently have the right to vote in the election of the board of directors of Carolina Financial and on other matters affecting Carolina Financial. Following the merger, the stockholders of Carolina Financial as a group will own approximately 22% of the combined organization. When the merger occurs, each Carolina Financial stockholder that receives shares of United Bankshares common stock will become a stockholder of United Bankshares with a percentage ownership of the combined organization much smaller than such stockholder’s percentage ownership of Carolina Financial. Because of this, Carolina Financial stockholders will have less influence on the management and policies of United Bankshares than they now have on the management and policies of Carolina Financial.

Some of the directors and executive officers of Carolina Financial may have interests in the merger that differ from the interests of non-director or non-management stockholders.

The interests of some of the directors and executive officers of Carolina Financial may be different from those of other holders of Carolina Financial common stock, and directors and executive officers of Carolina Financial may be participants in arrangements that are different from, or in addition to, those of other holders of Carolina Financial common stock. These interests are described in more detail in the section entitled “The Merger – Interests of Certain Carolina Financial Directors and Executive Officers in the Merger” beginning on page 98.

The fairness opinion obtained by Carolina Financial from its financial advisor will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

Carolina Financial has not obtained an updated fairness opinion as of the date of this prospectus and joint proxy statement from Raymond James & Associates, Inc., Carolina Financial’s financial advisor. Changes in the operations and prospects of Carolina Financial or United Bankshares, general market and economic conditions and other factors that may be beyond the control of Carolina Financial and United Bankshares, and on which the fairness opinion was based, may alter the value of Carolina Financial or United Bankshares or the prices of shares of Carolina Financial common stock or United Bankshares common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Carolina Financial does not anticipate asking its financial advisor to update its opinion, the November 17, 2019 opinion does not address the fairness of the exchange ratio, from a financial point of view, at the time the merger is completed. The opinion is included as Appendix B to this prospectus and joint proxy statement. For a description of the opinion that Carolina Financial received from its financial advisor, please refer to “The Merger – Opinion of Carolina Financial’s Financial Advisor” on page 72. For a description of the other factors considered by Carolina Financial’s board of directors in determining to approve the merger, please refer to “The Merger – Recommendation of the Carolina Financial Board of Directors” on page 68.

The fairness opinion delivered to the United Bankshares board of directors by United Bankshares’ financial advisor prior to signing the merger agreement will not reflect changes in circumstances between the date thereof and the completion of the merger.

United Bankshares has not obtained an updated fairness opinion as of the date of this prospectus and joint proxy statement from Piper Sandler & Co., United Bankshares’ financial advisor. Changes in the operations and prospects of Carolina Financial or United Bankshares, general market and economic conditions and other factors that may be beyond the control of Carolina Financial and United Bankshares, may alter the value of Carolina Financial or United Bankshares or the prices of shares of Carolina Financial common stock or United Bankshares common stock by the time the merger is completed. Piper Sandler’s opinion was delivered on, and dated, November 15, 2019, and does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. The opinion is included as Appendix B to this prospectus and joint proxy statement. For a description of the opinion of United Bankshares’ financial advisor, please refer to “The Merger – Opinion of United Bankshares’ Financial Advisor” on page 81. For a description of the other factors considered by United Bankshares’ board of directors in determining to approve the merger, please refer to “The Merger – Recommendation of the United Bankshares Board of Directors” on page 71.

The merger agreement limits Carolina Financial’s ability to pursue an alternative acquisition proposal and requires Carolina Financial to pay a termination fee of $39,700,000 under limited circumstances relating to alternative acquisition proposals.

The merger agreement prohibits Carolina Financial from soliciting, initiating, or encouraging certain alternative acquisition proposals with any third party, subject to exceptions set forth in the merger agreement. See “The Merger Agreement – Acquisition Proposals” on page 111. The merger agreement also provides for the payment by Carolina Financial of a termination fee in the amount of $39,700,000 in the event that the other party terminates the merger agreement for certain reasons. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Carolina Financial from considering or proposing such an acquisition. See “Merger Agreement – Termination Fee” on page 121.

The merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger will not occur or will be delayed and each of United Bankshares and Carolina Financial may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before United Bankshares and Carolina Financial are obligated to complete the merger:

•

Carolina Financial stockholders’ approval of the Carolina Financial merger proposal and United Bankshares’ stockholders’ approval of the United Bankshares merger proposal and the United Bankshares stock issuance proposal;

•	The shares of United Bankshares to be issued to the holders of Carolina Financial common stock upon consummation of the merger shall have been authorized for listing on Nasdaq;

•

Approval of the merger by the necessary federal and state regulatory authorities and such approvals shall remain in full force and effect, all statutory notice and waiting periods in respect thereof shall have expired, and no such regulatory approval shall have resulted in the imposition of any materially burdensome regulatory condition;

•

The effectiveness of the registration statement filed on Form S-4 of which this prospectus and joint proxy statement is a part and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

•

No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement shall be in effect.

•	No statute, rule, regulation, order, or decree shall have been enacted, entered, promulgated, or enforced by any governmental entity that prohibits or makes illegal the consummation of the merger.

•

Since September 30, 2019, there shall not have been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on either party.

•

Receipt of opinions from counsel to Carolina Financial and United Bankshares that the merger will be treated as a reorganization under Section 368(a) of the Code and that Carolina Financial and United Bankshares will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

•	The accuracy of the other party’s representations and warranties subject to the material adverse effect standard in the merger agreement; and

•	The performance in all material respects of all obligations contained in the merger agreement.

Some of the conditions to the merger may be waived by United Bankshares or Carolina Financial without resoliciting stockholder approval of the merger agreement.

Some of the conditions set forth in the merger agreement may be waived by United Bankshares or Carolina Financial, subject to the agreement of the other party in specific cases. See “The Merger Agreement – Conditions to of the Merger.” If any conditions are waived, Carolina Financial or United Bankshares, as applicable, will evaluate whether an amendment of this prospectus and joint proxy statement and resolicitation of proxies is warranted. In the event that the board of directors of Carolina Financial or United Bankshares determines that resolicitation of its stockholders is not warranted, United Bankshares and Carolina Financial will have the discretion to complete the transaction without seeking further Carolina Financial stockholder approval or United Bankshares stockholder approval, as applicable.

Termination of the merger agreement could negatively impact Carolina Financial or United Bankshares.

If the merger agreement is terminated, there may be various consequences. For example, Carolina Financial’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. If the merger agreement is terminated and Carolina Financial’s board of directors seeks another merger or business combination, Carolina Financial stockholders cannot be certain that Carolina Financial will be able to find a party willing to pay the equivalent or greater consideration than that which United Bankshares has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Carolina Financial’s board of directors,

Carolina Financial may be required to pay United Bankshares a termination fee of $39,700,000. See “The Merger Agreement – Effect of Termination; Termination Fee” on page 121.

Neither Carolina Financial stockholders nor United Bankshares stockholders have dissenters’ appraisal rights in the merger.

Dissenters’ appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

Under the Delaware General Corporation Law, a stockholder may not exercise dissenters’ appraisal rights in connection with a merger with respect to shares that are listed on a national securities exchange, as of the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the merger.

Under the West Virginia Business Corporation Act, a stockholder may not exercise dissenters’ appraisal rights in connection with a merger with respect to shares that are listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., like Nasdaq, as of the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the merger.

Because Carolina Financial common stock and United Bankshares common stock are listed on Nasdaq, neither holders of Carolina Financial common stock nor holders of United Bankshares common stock will be entitled to dissenters’ appraisal rights in the merger with respect to their shares of Carolina Financial common stock and United Bankshares common stock, respectively.

Failure to complete the merger could negatively affect the market price of Carolina Financial common stock.

If the merger is not completed for any reason, Carolina Financial will be subject to a number of material risks, including the following:

•	The market price of its common stock may decline to the extent that the current market prices of its shares reflect a market assumption that the merger will be completed;

•	Costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the merger is not completed;

•

The diversion of management’s attention from the day-to-day business operations and the potential disruption to Carolina Financial’s employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur; and

•

If Carolina Financial’s board of directors seeks another merger or business combination, Carolina Financial stockholders cannot be certain that Carolina Financial will be able to find a party willing to pay an equivalent or greater consideration than that which United Bankshares has agreed to pay in the merger.

The shares of United Bankshares common stock to be received by Carolina Financial stockholders as a result of the merger will have different rights from the shares of Carolina Financial common stock.

Upon completion of the merger, Carolina Financial stockholders will become United Bankshares stockholders and their rights as stockholders will be governed by the United Bankshares articles of incorporation and the United Bankshares bylaws. The rights associated with Carolina Financial common stock are different from the rights associated with United Bankshares common stock. Please see “Comparative Rights of Stockholders” beginning on page 137 for a discussion of the different rights associated with United Bankshares common stock.

Carolina Financial will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Carolina Financial. These uncertainties may impair Carolina Financial’s ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with Carolina Financial to seek to change existing business relationships with Carolina Financial. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of Carolina Financial may experience uncertainty about their future role with the surviving entity until, or even after, strategies with regard to the combined company are announced or executed. If strategic Carolina Financial employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving entity, Carolina Financial’s business following the merger could be harmed. In addition, the merger agreement restricts Carolina Financial from making certain acquisitions and taking other specified actions until the merger occurs without the consent of United Bankshares. These restrictions may prevent Carolina Financial from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement – Conduct of Business Pending the Merger” on page 115.

If the merger does not constitute a reorganization under Section 368(a) of the Code, then each Carolina Financial stockholder may be responsible for payment of U.S. income taxes related to the exchange of Carolina Financial common stock for United Bankshares common stock.

The United States Internal Revenue Service, or the IRS, may determine that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code. In that case, each Carolina Financial stockholder would recognize a gain or loss equal to the difference between the (i) the sum of the fair market value of United Bankshares common stock received by the Carolina Financial stockholder in the merger and (ii) the Carolina Financial stockholder’s adjusted tax basis in the shares of Carolina Financial common stock exchanged therefor.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the financial conditions, results of operations, earnings outlook and prospects of United Bankshares, Carolina Financial and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions that identify these forward-looking statements and appear in a number of places in this prospectus and joint proxy statement (and the documents to which you are referred in this prospectus and joint proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this prospectus and joint proxy statement relates, the timing and amount of growth and cost savings realized, following the merger, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition, potential effects of not approving proposals discussed in this prospectus and joint proxy statement or not completing the merger, and all other statements regarding the intent, plans, beliefs or expectations of United Bankshares, Carolina Financial, or those of their respective directors or officers.

The forward-looking statements involve certain risks and uncertainties. The ability of either United Bankshares or Carolina Financial to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth on pages 23-30 under “Risk Factors,” as well as, among others, the following:

•	Those discussed and identified in public filings with the SEC made by United Bankshares or Carolina Financial;

•

Fluctuations in the market price of United Bankshares common stock and the related effect on the market value of the merger consideration that Carolina Financial stockholders will receive upon completion of the merger;

•	Business uncertainties and contractual restrictions while the merger is pending;

•

The possibility that the proposed merger does not close when expected or at all because required regulatory, stockholder or other approvals and conditions to closing are not received or satisfied on a timely basis or at all;

•	The occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;

•	The terms of the proposed merger may need to be modified to satisfy such approvals or conditions;

•

The anticipated benefits from the proposed merger such as it being accretive to earnings and expanding United Bankshares’ geographic presence and synergies are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations (including changes to capital requirements) and their enforcement, and the degree of competition in the geographic and business areas in which the companies operate;

•	The ability to promptly and effectively integrate the businesses of United Bankshares and Carolina Financial;

•	Reputational risks and the reaction of the companies’ customers to the merger;

•	Diversion of management time on merger related issues;

•	Changes in asset quality and credit risk;

•	The inability to sustain revenue and earnings;

•	Changes in interest rates and capital markets;

•	Inflation;

•	Customer acceptance of United Bankshares products and services;

•	Customer borrowing, repayment, investment and deposit practices;

•	Customer disintermediation;

•	The introduction, withdrawal, success and timing of business initiatives;

•	Competitive conditions;

•	The impact, extent and timing of technological changes;

•	Changes in fiscal and monetary policies, including changes in tax laws, and their effects on markets and customers; and

•

Changes in regulations and other actions of the Federal Reserve Board and federal and state banking regulators, and legislative and regulatory actions and reforms, including those associated with the Dodd-Frank Act and the Volcker Rule, and the regulatory capital rules under Basel III.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to United Bankshares or Carolina Financial or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document. Except to the extent required by applicable law or regulation, United Bankshares and Carolina Financial undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

SUMMARY SELECTED FINANCIAL DATA

The following tables set forth certain summary historical consolidated financial information for United Bankshares and Carolina Financial. The balance sheet data and income statement data of each of United Bankshares and Carolina Financial as of and for the five years in the period ended December 31, 2018 are taken from the audited consolidated financial statements of United Bankshares and Carolina Financial, respectively.

The following information should be read in conjunction with the audited consolidated financial statements of each of United Bankshares and Carolina Financial that can be found in their respective Annual Reports on Form 10-K for the year ended December 31, 2018 and with the unaudited consolidated financial statements of each of United Bankshares and Carolina Financial in their Quarterly Reports on Form 10-Q for the periods ended September 30, 2019 and September 30, 2018. See “Where You Can Find More Information” on page 151 for instructions on how to obtain this information.

UNITED BANKSHARES SUMMARY CONSOLIDATED FINANCIAL DATA

	At or For the Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(In thousands, except share and per share data)
Summary of Operations:
Total interest income	$578,693	$530,215	$717,715	$623,806	$470,341	$423,630	$418,542
Total interest expense	142,054	88,275	129,070	74,809	45,010	39,506	42,834
Net interest income	436,639	441,940	588,645	548,997	425,331	384,124	375,708
Provision for loan losses	15,446	16,190	22,013	28,406	24,509	22,574	21,937
Net interest income after provision for loan losses	421,193	425,750	566,632	520,591	400,822	361,550	353,771
Other income	113,242	98,885	128,712	131,645	70,032	73,626	80,962
Other expense	285,754	277,177	368,179	367,409	248,196	231,687	239,847
Income before income taxes	248,681	247,458	327,165	284,827	222,658	203,489	194,886
Income taxes	51,867	55,066	70,823	134,246	75,575	65,530	64,998
Net income	196,814	192,392	256,342	150,581	147,083	137,959	129,888
Cash dividends	103,965	106,635	141,610	131,755	98,696	89,667	88,522
Per common share:
Net income:
Basic	$1.93	$1.84	$2.46	$1.54	$2.00	$1.99	$1.93
Diluted	1.93	1.83	2.45	1.54	1.99	1.98	1.92
Cash dividends	1.02	1.02	1.36	1.33	1.32	1.29	1.28
Book value per share	33.03	31.32	31.78	30.85	27.59	24.61	23.90
Common shares outstanding-end of period	101,555,696	103,805,836	102,323,488	105,040,648	81,039,974	69,603,097	69,295,859
Average number of common shares outstanding:
Basic	101,698,530	104,382,094	104,015,976	97,502,633	73,531,992	69,334,849	67,404,254
Diluted	101,967,135	104,679,876	104,298,825	97,890,078	73,893,127	69,625,531	67,648,673
Performance Data:
Return on average shareholders’ equity	7.93%	7.86%	7.84%	5.09%	7.67%	8.10%	8.13%
Return on average assets	1.35%	1.37%	1.36%	0.85%	1.10%	1.12%	1.11%
Net interest margin	3.42%	3.61%	3.58%	3.58%	3.62%	3.58%	3.71%
Loans to deposits	96.72%	94.22%	95.91%	94.08%	95.78%	100.46%	100.65%
Dividend payout ratio	52.82%	55.43%	55.24%	87.50%	67.10%	65.00%	68.15%
Selected Balance Sheet Data:
Average assets	$19,478,924	$18,769,934	$18,848,027	$17,617,429	$13,376,803	$12,265,115	$11,652,776
Investment securities	2,673,312	2,375,512	2,543,727	2,071,645	1,403,638	1,204,182	1,316,040
Loans held for sale	412,194	234,196	249,846	265,955	8,445	10,681	8,680
Total loans	13,633,427	13,276,740	13,422,222	13,011,421	10,341,137	9,384,080	9,104,652
Allowance for loan losses	77,098	76,941	76,703	76,627	72,771	75,726	75,529
Total assets	19,751,461	19,187,643	19,250,498	19,058,959	14,508,892	12,577,944	12,328,811
Total deposits	14,095,411	14,091,172	13,944,749	13,830,591	10,796,867	9,341,527	9,045,485
Short-term borrowings	329,966	379,508	351,327	477,587	209,551	423,028	435,652
Long-term borrowings	1,708,297	1,319,371	1,499,103	1,363,977	1,172,026	1,015,249	1,105,314
Total liabilities	16,397,119	15,936,515	15,998,874	15,818,429	12,273,145	10,865,309	10,672,651
Shareholders’ equity	3,354,342	3,251,128	3,251,624	3,240,530	2,235,747	1,712,635	1,656,160
Asset Quality Ratios:
Nonperforming assets to total assets	0.80%	0.86%	0.83%	1.01%	1.00%	1.26%	1.20%
Nonperforming loans to total loans	1.03%	1.10%	1.06%	1.30%	1.10%	1.35%	1.20%
Net loan charge-offs to average loans	0.15%	0.16%	0.16%	0.19%	0.27%	0.25%	0.24%
Allowance for loan losses to total loans	0.57%	0.58%	0.57%	0.59%	0.70%	0.81%	0.83%
Allowance for loan losses to nonperforming loans	54.96%	52.65%	53.71%	45.41%	64.25%	59.76%	69.32%
Regulatory Capital Ratios:
Common Equity Tier I risk-based capital	12.28%	12.40%	12.16%	11.99%	12.18%	9.67%	n/a
Tier I risk-based capital	12.28%	12.40%	12.16%	11.99%	14.20%	11.87%	12.26%
Total risk-based capital	14.44%	14.64%	14.37%	14.26%	14.85%	12.59%	13.15%
Tier I leverage	10.20%	10.26%	10.13%	10.08%	12.15%	10.70%	10.31%

CAROLINA FINANCIAL SUMMARY CONSOLIDATED FINANCIAL DATA

Carolina Financial’s summary consolidated financial data is presented below as of and for the nine months ended September 30, 2019 and 2018 and as of and for the years ended December 31, 2014 through December 31, 2018. The summary consolidated financial data presented below as of or for the years ended December 31, 2014 through 2018 are derived from Carolina Financial’s audited consolidated financial statements, which were audited by Elliott Davis, LLC. Carolina Financial’s selected consolidated financial data as of and for the nine months ended September 30, 2019 and 2018 have not been audited but, in the opinion of management, contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the financial position and the results of operations and cash flows for such periods. Carolina Financial’s results for the nine months ended September 30, 2019, are not necessarily indicative of Carolina Financial’s results of operations that may be expected for the year ending December 31, 2019. The following summary consolidated financial data should be read in conjunction with Carolina Financial’s consolidated financial statements and related notes as of and for the nine months ended September 30, 2019 and 2018, Carolina Financial’s consolidated financial statements as of and for the years ended December 31, 2018, 2017 and 2016 and the accompanying “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus and joint proxy statement. Please see “Where You Can Find More Information” for the location of information incorporated by reference into this prospectus and joint proxy statement.

	As of or for the Nine Months Ended September 30,		As of or for the Years Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
			(In thousands)
OPERATING DATA:
Interest income	$132,730	118,138	$161,058	95,087	60,914	49,604	37,656
Interest expense	28,793	19,220	27,248	13,253	8,753	6,604	5,602

Net interest income	103,937	98,918	133,810	81,834	52,161	43,000	32,054
Provision for loan losses	2,000	1,309	2,059	779	—	—	—

Net interest income after provision for loan losses	101,937	97,609	131,751	81,055	52,161	43,000	32,054
Noninterest income	33,819	31,377	39,896	33,916	29,297	27,679	21,148
Noninterest expense	76,533	85,972	109,208	73,445	56,040	49,199	41,443

Income before income taxes	59,223	43,014	62,439	41,526	25,418	21,480	11,759
Income tax expense	12,976	8,788	12,769	12,961	7,848	7,060	3,448

Net income	$46,247	34,226	$49,670	28,565	17,570	14,420	8,311

BALANCE SHEET DATA:
Total assets	$3,979,888	3,721,485	$3,790,748	3,519,017	1,683,736	1,409,669	1,199,017
Interest-bearing cash	51,358	38,017	33,276	55,998	14,591	16,421	10,694
Securities available for sale	796,097	817,745	842,801	743,239	335,352	306,474	251,717
Securities held to maturity	—	—	—	—	—	17,053	25,544
Federal Home Loan Bank stock	21,707	17,446	21,696	19,065	11,072	9,919	5,405
Loans held for sale	36,882	25,356	16,972	35,292	31,569	41,774	40,912
Loans receivable, net	2,706,056	2,443,849	2,509,873	2,308,050	1,167,578	912,582	768,122
Allowance for loan losses	16,125	13,615	14,463	11,478	10,688	10,141	9,035
Deposits	2,843,214	2,759,623	2,718,193	2,604,929	1,258,260	1,031,528	964,190
Short-term borrowed funds	417,000	320,500	405,500	340,500	203,000	120,000	57,800
Long-term debt	42,570	44,391	59,436	72,259	38,465	103,465	61,740
Stockholders’ equity	621,595	564,027	575,285	475,381	163,190	139,859	93,700

	As of or for the Nine Months Ended September 30,		As of or for the Years Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
			(In thousands)
SELECTED AVERAGE BALANCES:
Total assets	$3,865,350	3,605,432	$3,629,490	2,306,667	1,537,654	1,303,402	990,773
Loans receivable, net	2,595,553	2,375,461	2,388,856	1,526,109	1,035,115	827,787	613,144
Deposits	2,790,908	2,676,889	2,697,908	1,761,087	1,197,688	1,012,659	777,622
Stockholders’ equity	597,804	512,268	526,701	280,877	151,285	101,896	88,474
PERFORMANCE RATIOS:
Return on average equity	10.31%	8.91%	9.43%	10.17%	11.61%	14.15%	9.39%
Return on average assets	1.60%	1.27%	1.37%	1.24%	1.14%	1.11%	0.84%
Average earning assets to average total assets	89.90%	89.57%	89.62%	90.98%	93.56%	91.92%	91.43%
Average loans receivable to average deposits	93.00%	88.74%	88.54%	86.66%	86.43%	81.74%	78.85%
Average equity to average assets	15.47%	14.21%	14.51%	12.18%	9.84%	7.82%	8.93%
Net interest margin	4.00%	4.10%	4.11%	3.90%	3.63%	3.59%	3.54%
Net interest margin – tax equivalent	4.04%	4.15%	4.15%	4.02%	3.71%	3.68%	3.62%
Net (recoveries) charge-offs to average loans receivable	0.02%	(0.05)%	0.04%	0.00%	0.05%	0.13%	0.15%
Non-performing assets to period-end loans receivable	0.77%	0.49%	0.53%	0.30%	0.58%	0.72%	0.73%
Non-performing assets to total assets	0.52%	0.32%	0.35%	0.20%	0.40%	0.47%	0.47%
Non-performing loans to total loans	0.70%	0.43%	0.47%	0.17%	0.48%	0.47%	0.31%
ALLL as a percentage of loans receivable (end of period)	0.59%	0.55%	0.57%	0.49%	0.91%	1.10%	1.16%
ALLL as a percentage of nonperforming loans	84.73%	129.26%	123.13%	291.84%	190.01%	235.73%	371.2%

PER SHARE DATA:
Book value (end of period)	$28.08	25.14	$25.83	22.76	13.23	11.92	10.02
Basic earnings	2.09	1.58	2.28	1.75	1.45	1.51	0.89
Diluted earnings	2.07	1.57	2.26	1.73	1.42	1.48	0.87
Average common shares – basic	22,177,483	21,616,485	21,756,595	16,317,501	12,080,128	9,537,358	9,314,048
Average common shares – diluted	22,365,193	21,842,769	21,972,857	16,550,357	12,352,246	9,718,356	9,507,425

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of United Bankshares and its subsidiaries and of Carolina Financial and its subsidiaries on a proforma basis for its acquisition of Carolina Trust. United Bankshares acquisition of Carolina Financial will be accounted for using the acquisition method and give effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Carolina Financial will be recorded by United Bankshares at their respective fair values as of the date the merger is completed. The pro forma financial information should be read in conjunction with the Quarterly Report on Form 10-Q for the period ended September 30, 2019 and Annual Report on Form 10-K for the calendar year ended December 31, 2018 of United Bankshares, Carolina Financial and Carolina Trust, which are incorporated by reference herein. See “Where You Can Find More Information” on page 151, “Information about Carolina Financial” on page 132 and “Summary Selected Financial Data – Carolina Financial Summary Consolidated Financial Data” on page 35.

United Bankshares Merger with Carolina Financial

United Bankshares’ merger with Carolina Financial was announced on November 18, 2019, and provides that each outstanding share of Carolina Financial common stock will be canceled and converted into the right to receive 1.13 shares of United Bankshares common stock. Pursuant to the merger agreement, as of the effective time of the merger, each outstanding Carolina Financial stock option, whether vested or unvested as of the date of the Agreement, shall, at such option holder’s election, (i) vest and convert into an option to acquire United common stock adjusted based on the 1.13 exchange ratio, or (ii) be entitled to receive cash consideration equal to the difference between (a) the option’s exercise price and (b) the volume weighted average trading price of the Carolina Financial common stock on Nasdaq for the twenty full trading days ending on the second trading day immediately preceding the closing date multiplied by the number of shares of Carolina Financial common stock subject to such stock option. Also, at the effective time of the merger, each restricted stock grant, restricted stock unit grant or any other award of a share of Carolina Financial common stock subject to vesting, repurchase or other lapse restriction under a Carolina Financial stock plan (other than a stock option) that is outstanding immediately prior to the effective time of the Merger, shall vest in accordance with its terms, be cancelled and, at the election of the holder thereof, (A) converted automatically into the right to receive the merger consideration in respect of each share of Carolina Financial common stock underlying such award or (B) entitled to receive cash in an amount equal to the product obtained by multiplying (1) the Carolina Financial closing price by (2) the number of shares of Carolina Financial common stock underlying such award.

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and holders of Carolina Financial common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Carolina Financial common stock for shares of United Bankshares common stock in the merger, except with respect to any cash received in lieu of fraction shares of United Bankshares common stock. For more information, see “Material U.S. Federal Income Tax Consequences of the Merger” on page 128.

Carolina Financial Merger with Carolina Trust

Effective December 31, 2019, Carolina Financial merged with Carolina Trust. Pursuant to the terms of the merger agreement, Carolina Trust merged with and into Carolina Financial, with Carolina Financial being the surviving corporation. Simultaneously with the merger, Carolina Trust Bank merged with and into CresCom Bank, and CresCom Bank is the surviving bank. Both Carolina Financial and CresCom Bank will continue their existence under Delaware and South Carolina law, respectively, while Carolina Trust and Carolina Trust Bank have ceased to exist. Under the terms of the merger agreement, each outstanding share of Carolina Trust common stock was exchanged for either $10.57 in cash or 0.3000 shares of Carolina Financial common stock. Each shareholder of Carolina Trust had the opportunity to elect to receive cash, Carolina Financial common stock, or a combination of cash and Carolina Financial common stock in exchange for the shareholder’s Carolina Trust shares. Elections by Carolina Trust stockholders were prorated such that in the aggregate 90% of Carolina Trust’s common stock were converted into the right to receive shares of Carolina Financial common stock and 10% were converted into the right to receive the cash consideration.

The unaudited pro forma condensed combined balance sheet gives effect to the merger as if the transaction had occurred on September 30, 2019. The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2019 and the year ended December 31, 2018, give effect to the merger as if the transaction had occurred on January 1, 2018.

The unaudited pro forma condensed combined financial information included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and may be revised. This information also does not reflect transaction costs, the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or that may be attained in the future. The pro forma financials also assume that United will pay cash for all of Carolina Financial’s unvested stock options, restricted shares and restricted stock units. The unaudited pro forma condensed combined financial information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and related notes thereto of United Bankshares and its subsidiaries, which are incorporated in this document by reference, the historical consolidated financial statements and related notes thereto of Carolina Financial and its subsidiaries, which are also incorporated by reference and the historical consolidated financial statements and related notes thereto of Carolina Trust and its subsidiaries, which are also incorporated by reference. See “Where You Can Find More Information” on page 151, “Summary Selected Financial Data –United Bankshares Summary Consolidated Financial Data” on page 34, and “Summary Selected Financial Data – Carolina Financial Summary Consolidated Financial Data” on page 35.

UNITED BANKSHARES

SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (UNAUDITED)

(Dollars in thousands)

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
INCOME STATEMENT:
Net interest income	$563,963	$747,345
Provision for loan losses	17,562	24,478

Net interest income after provision for loan losses	546,401	722,867
Noninterest income	148,879	169,864
Noninterest expense	383,257	500,661

Income before income taxes	312,023	392,070
Income taxes	65,801	84,218

Net income	$246,222	$307,852

	As of September 30, 2019
BALANCE SHEET:
Cash and cash equivalents	$1,059,010
Net loans	16,722,306
Total assets	24,767,229
Deposits	17,469,413
Borrowings	2,524,427
Shareholders’ equity	4,459,871

PRO FORMA CONDENSED BALANCE SHEET (UNAUDITED)

UNITED BANKSHARES

As of September 30, 2019

	As Reported	Proforma				United Bankshares & Carolina Financial Pro Forma Combined
(In thousands)	United Bankshares	Carolina Financial & Carolina Trust Combined	Proforma Adjustments
ASSETS
Cash and due from bank	$228,005	$61,592	($14,360)	(a)		$275,237
Interest-bearing deposits with other banks	747,332	35,624				782,956
Federal funds sold and securities purchased under agreements to resell	817	0				817
Securities available for sale	2,452,097	859,858				3,311,955
Securities held to maturity	1,471	0				1,471
Securities – equities	8,914	3,183				12,097
Securities – other	210,830	23,107				233,937
Loans held for sale	412,194	36,882				449,076
Loans (net of unearned income)	13,633,427	3,197,957	(31,980)	(b)		16,799,404
Less: allowance for loan losses	(77,098)	(16,125)	16,125	(c)		(77,098)

Net loans	13,556,329	3,181,832	(15,855)			16,722,306
Bank premises and equipment	155,118	84,223				239,341
Goodwill	1,478,014	163,383	404,297	(d)		2,045,694
Mortgage servicing rights	0	26,528				26,528
Other intangibles	31,685	19,341	34,967	(e)		85,993
Other assets	468,655	116,133	(4,967)	(f)		579,821

Total Assets	$19,751,461	$4,611,686	$404,082			$24,767,229

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$4,572,122	$218,688				$4,790,810
Interest-bearing deposits	9,523,289	3,154,099	1,215	(g)		12,678,603

Total deposits	14,095,411	3,372,787	1,215			17,469,413
Federal funds purchased	0	0				0
Securities sold under agreements to repurchase	129,966	0				129,966
FHLB borrowings	1,672,448	447,200				2,119,648
Other long-term borrowings	235,849	42,384	(3,420)	(h)		274,813
Other liabilities	263,445	50,073				313,518

Total Liabilities	16,397,119	3,912,444	(2,205)			20,307,358
SHAREHOLDERS’ EQUITY:
Preferred stock	0	0				0
Common stock	263,660	248	69,705	(i	)(j)	333,613
Surplus	2,138,240	481,322	554,254	(i	)(j)	3,173,816
Retained earnings	1,104,837	207,535	(207,535)	(i	)	1,104,837
Accumulated other comprehensive (loss) income	(15,781)	10,137	(10,137)	(i	)	(15,781)
Treasury stock	(136,614)	0				(136,614)

Total Shareholders’ equity	3,354,342	699,242	406,287			4,459,871

Total Liabilities and Shareholders’ Equity	$19,751,461	$4,611,686	$404,082			$24,767,229

See notes to the unaudited pro forma condensed combined financial information.

PRO FORMA CONDENSED INCOME STATEMENT (UNAUDITED)

UNITED BANKSHARES

For the Nine Months Ended September 30, 2019

	As Reported	Proforma	Pro Forma Adjustments		United Bankshares & Carolina Financial Pro Forma Combined
(In thousands, except share data)	United Bankshares	Carolina Financial & Carolina Trust Combined
Interest income	$578,693	$154,585	$5,960	(k)	$739,238
Interest expense	142,054	33,377	(156)	(l)	175,275

Net Interest Income	436,639	121,208	6,116		563,963
Provision for loan losses	15,446	2,116			17,562

Net interest income after provision for loan losses	421,193	119,092	6,116		546,401
Non-interest income	113,242	35,637			148,879
Non-interest expense	285,754	90,838	6,665	(m)	383,257

Income Before Income Taxes	248,681	63,891	(549)		312,023
Provision for income taxes	51,867	14,062	(128)	(n)	65,801

Net Income	$196,814	$49,829	($421)		$246,222

Net income per common share:
Basic	$1.93	$2.02			$1.90
Diluted	$1.93	$2.00			$1.89

Average common shares outstanding
Basic	101,698,530	24,687,776	3,209,411	(o)	129,595,717
Diluted	101,967,135	24,895,263	3,236,384	(o)	130,098,782

See notes to the unaudited pro forma condensed combined financial information.

PRO FORMA CONDENSED INCOME STATEMENT (UNAUDITED)

UNITED BANKSHARES

For the Year Ended December 31, 2018

	As Reported	Proforma	Pro Forma Adjustments		United Bankshares & Carolina Financial Pro Forma Combined
(In thousands, except share data)	United Bankshares	Carolina Financial & Carolina Trust Combined
Interest income	$717,715	$182,147	$7,947	(k)	$907,809
Interest expense	129,070	31,872	(478)	(l)	160,464

Net Interest Income	588,645	150,275	8,425		747,345
Provision for loan losses	22,013	2,465			24,478

Net interest income after provision for loan losses	566,632	147,810	8,425		722,867
Non-interest income	128,712	41,152			169,864
Non-interest expense	368,179	122,608	9,874	(m)	500,661

Income Before Income Taxes	327,165	66,354	(1,449)		392,070
Provision for income taxes	70,823	13,732	(337)	(n)	84,218

Net Income	$256,342	$52,622	($1,112)		$307,852

Net income per common share:
Basic	$2.46	$2.24			$2.36
Diluted	$2.45	$2.22			$2.35

Average common shares outstanding
Basic	104,015,976	23,479,256	3,052,303	(o)	130,547,536
Diluted	104,298,825	23,720,011	3,083,601	(o)	131,102,437

See notes to the unaudited pro forma condensed combined financial information.

NOTE A – BASIS OF PRESENTATION

On November 17, 2019, United Bankshares entered into the merger agreement with Carolina Financial. In accordance with the merger agreement, Carolina Financial will merge with and into United Bankshares. At the effective time of the merger, Carolina Financial will cease to exist and United Bankshares shall survive and continue to exist as a West Virginia corporation.

The merger agreement provides that at the effective time of the merger, each outstanding share of common stock of Carolina Financial will be converted into the right to receive 1.13 shares of United Bankshares common stock, par value $2.50 per share. There may be an adjustment to the fixed number of shares of United Bankshares common stock that will be issued to Carolina Financial stockholders if the price of United Bankshares common stock declines by more than 15% from $39.51 and underperforms an index of banking companies by more than 15% over a designated measurement period unless United Bankshares agrees, within five days of Carolina Financial’s notice to United Bankshares of its intent to terminate the merger agreement pursuant to the United Bankshares common stock decline, to increase the number of shares of United Bankshares common stock to be issued to holders of Carolina Financial common stock who are to receive shares of United Bankshares common stock in the merger in accordance with the formula set forth in the merger agreement.

Pursuant to the merger agreement, as of the effective time of the merger, each outstanding Carolina Financial stock option, whether vested or unvested as of the date of the merger agreement, shall, at such option holder’s election, (i) vest and convert into an option to acquire United Bankshares common stock adjusted based on the 1.13 exchange ratio, or (ii) be entitled to receive cash consideration equal to the difference between (a) the option’s exercise price and (b) the volume weighted average trading price of the Carolina Financial common stock on Nasdaq for the twenty full trading days ending on the second trading day immediately preceding the closing date multiplied by the number of shares of Carolina Financial common stock subject to such stock option. Also, at the effective time of the merger, each restricted stock grant, restricted stock unit grant or any other award of a share of Carolina Financial common stock subject to vesting, repurchase or other lapse restriction under a Carolina Financial stock plan (other than a stock option) that is outstanding immediately prior to the effective time of the merger, shall fully vest in accordance with the terms of the Carolina Financial stock plan and be converted into the right to receive shares of United Bankshares common stock based on the 1.13 exchange ratio.

After the effective time of the merger, CresCom Bank, a wholly-owned subsidiary of Carolina Financial, will merge with and into United Bank, a wholly-owned subsidiary of United Bankshares. United Bank will survive the bank merger and continue to exist as a Virginia banking corporation.

The unaudited pro forma condensed combined financial information of United Bankshares’ financial condition and results of operations, including per share data, are presented after giving effect to the merger. The pro forma financial information assumes that the merger with Carolina Financial was consummated on January 1, 2018 for purposes of the unaudited pro forma condensed combined statement of income and on September 30, 2019 for purposes of the pro forma balance sheet and gives effect to the merger, for purposes of the unaudited pro forma condensed combined statement of income, as if it had been effective during the entire period presented.

The merger will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill.

The pro forma financial information includes estimated adjustments to record the assets and liabilities of Carolina Financial at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Carolina Financial’s tangible, and identifiable intangible, assets and liabilities as of the closing date.

NOTE B – PRO FORMA ADJUSTMENTS

(In thousands, except share data)

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current valuations, estimates and assumptions that are subject to change.

(a)

Pursuant to the merger agreement, stock option holders of Carolina Financial will have the option to convert their outstanding options, whether vested or unvested, into an option to acquire United Bankshares common stock adjusted based on the 1.13 exchange ratio, or be entitled to receive cash consideration. In addition, each holder of restricted stock grants, restricted stock unit grants or any other award of a share of Carolina Financial common stock subject to vesting, repurchase or other lapse restriction under a Carolina Financial stock plan (other than any holder of Carolina Financial stock option, which may elect to convert into the right to receive shares of United Bankshares common stock based on the 1.13 exchange ratio or convert into cash based on a predetermined formula contained in the merger agreement).

For purposes of the proforma financial information, United Bankshares is assuming that holders of stock options, restricted stock grants, restricted stock unit grants and any other award of a share of

Carolina Financial common stock subject to vesting, repurchase or other lapse restriction under a Carolina Financial stock plan will choose to receive cash for their awards. The amount included in this line item reflects the cash paid by United Bankshares to those award holders.

(b)

A fair value adjustment was recorded to Carolina Financial’s outstanding loan portfolio. This fair value adjustment was based on (1) current market interest rates and spreads including consideration for liquidity concerns and (2) United Bankshares’ initial evaluation of credit deterioration identified in the Carolina Financial’s loan portfolio. Loans were adjusted for credit deterioration of the acquired portfolio in the amount of $31,980, which represented a mark of approximately 1% on Carolina Financial’s outstanding loan portfolio. Of the $31,980 credit mark, approximately 99.4%, or $31,788, is estimated to be an accretable adjustment. Subsequent to the completion of the merger, United Bankshares will use an independent third party to determine the fair value of the acquired loans that could be significantly change the amount of the estimated fair value adjustment.

(c)

The allowance for loan losses of Carolina Financial is eliminated. Purchased loans acquired in a business combination are required to be recorded at fair value and the recorded allowance of the acquired company may not be carried over.

(d)

Previous goodwill in the amount of $163,383 of Carolina Financial is eliminated. Goodwill of $567,680 generated as a result of the total purchase price based on United Bankshares’ stock price of $39.51 as of November 15, 2019 and the fair value of assets purchased exceeding the fair value of liabilities assumed is recorded. The following table depicts the sensitivity of the purchase price and resulting goodwill to changes in the price of United Bankshares’ common stock.

(Unaudited, in thousands)	Purchase Price	Estimated Goodwill
As presented in pro forma	$1,119,889	$567,680
Up 10%	1,230,442	678,233
Down 10%	1,009,336	457,127

(e)

Previous other intangibles in the amount of $19,341 of Carolina Financial is eliminated. New amount of $54,308 representing United Bankshares’ estimate of the fair value of the core deposit intangible asset to be recorded. The estimate represents a 2.50% premium on Carolina Financial’s core deposits. The actual amount of such core deposit intangible asset will be determined at the completion of the merger and will be valued by an independent third party that could change the amount of the adjustment significantly.

(f)	Deferred taxes associated with the adjustments to record the assets and liabilities of Carolina Financial at fair value were recognized using United Bankshares’ statutory rate of 23.3%.

(g)

A fair value adjustment was recorded to Carolina Financial’s outstanding deposit liabilities ($1,215) to reflect current market interest rates. Upon completion of the merger, United Bankshares will use an independent third party to determine the fair value of the assumed deposit liabilities. Subsequent to the closing of the merger, the amount and timing of the estimated fair value adjustment could be revised significantly.

(h)

Within other long-term borrowings on the balance sheet, an upward fair value adjustment of $100 was recorded to Carolina Financial’s outstanding junior subordinated debt and a downward fair value adjustment of $3,520 was recorded to Carolina Financial’s trust preferred issuances, to reflect current market interest rates and spreads for comparable instruments. Upon completion of the merger, United Bankshares will use an independent third party to determine the fair value of the assumed junior subordinated debt and trust preferred issuances. Subsequent to the closing of the merger, the amount and timing of the estimated fair value adjustments could be revised significantly.

(i)	Adjustments representing the elimination of the historical equity of Carolina Financial as part of the purchase accounting adjustments.

(j)

Recognition of the equity portion of the merger consideration. The adjustment to common stock represents the $2.50 par value of shares of United Bankshares common stock issued to effect the transaction. The adjustment to surplus represents in the amount of equity consideration above the par value of United Bankshares’ common stock issued.

(k)

Represents the accretion of the fair value adjustment on portfolio loans assuming the merger closed on January 1, 2018. This consists of an accretion of $5,960 and $7,947, respectively, for the nine months ended September 30, 2019 and the year ended December 31, 2018 related to the accretable adjustment related to the credit mark on the acquired loans. The average remaining life of the loans is approximately 4 years.

(l)

Represents net amortization of the premium on deposits and junior subordinated debt and net accretion of the discount on trust preferred issuances assuming the merger closed on January 1, 2018. For purposes of the pro forma financial information, the following table reflects the respective amortization (accretion) amounts using the straight-line method and the average remaining life for each individual liability.

(Unaudited, dollars in thousands)	Average Remaining Life (Years)	For the Nine Months Ended September 30, 2019	For the Year Ended December 31, 2018
Deposits	1.50	$405	$810
Junior subordinated debt	5.00	15	20
Trust preferred issuances	10.00	(264)	(352)

(m)

Represents the amortization of the core deposit intangible to be acquired in the merger over an estimated useful life of ten years using the sum-of-the years digits method assuming the merger closed on January 1, 2018. The estimated amount of the amortization is $6,665 for the nine months ended September 30, 2019 and $9,874 for the year ended December 31, 2018.

(n)	Applicable income taxes at a 23.3% rate less deferred taxes associated with the net amortization and accretion of the purchase accounting adjustments.

(o)	Weighted-average basic and diluted shares outstanding were adjusted to effect the transaction.

NOTE C – PRO FORMA ALLOCATION OF PURCHASE PRICE

The following table shows the unaudited and preliminary pro forma allocation of the consideration paid for Carolina Financial’s common equity to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the transaction:

Purchase price:
Fair value of common shares issued (27,981,022 shares), based on United Bankshares’ stock price of $39.51 as of November 15, 2019	$1,105,530
Cash paid for unvested restricted stock	4,474
Cash paid for unvested restricted stock units	1,727
Cash paid for stock options	8,159

Total purchase price	1,119,890
Identifiable assets:
Cash and cash equivalents	97,216
Investment securities	886,148
Loans held for sale	36,882
Loans	3,165,977
Premises and equipment	84,223
Mortgage servicing rights	26,528
Other intangibles	54,308
Other assets	111,166

Total identifiable assets	$4,462,448
Identifiable liabilities:
Deposits	$3,374,002
Short-term borrowings	418,929
Long-term borrowings	67,235
Other liabilities	50,073

Total identifiable liabilities	3,910,239

Net assets acquired including identifiable intangible assets	552,209

Resulting goodwill	$567,680

NOTE D – ESTIMATED AMORTIZATION/ACCRETION OF ACQUISITION ACCOUNTING ADJUSTMENTS

The following table sets forth an estimate of the expected effects of the estimated aggregate acquisition accounting adjustments reflected in the pro forma combined financial statements on the future pre-tax net income of United Bankshares after the merger with Carolina Financial:

	For the Years Ended December 31,
(Unaudited, in thousands)	2020	2021	2022	2023	2024
Loans, net of unearned income	$7,947	$7,947	$7,947	$7,947	$0
Deposits	810	405	0	0	0
Core deposit intangible	(9,874)	(8,887)	(7,899)	(6,912)	(5,925)
Junior subordinated debt	20	20	20	20	20
Trust preferred issuances	(352)	(352)	(352)	(352)	(352)

(Decrease) increase in pre-tax income	$(1,449)	$(867)	$(284)	$703	$(6,257)

The actual effect of purchase accounting adjustments on the future pre-tax income of United Bankshares will differ from these estimates based on the estimates of fair values as of the effective date of the merger and the use of different amortization methods than assumed above.

NOTE E – ESTIMATED COST SAVINGS AND MERGER-RELATED COSTS

Estimated cost savings, expected to approximate 25% of Carolina Financial’s annualized pre-tax operating expenses, are excluded from the pro forma analysis. Cost savings are estimated to be realized in the first year after acquisition. In addition, estimated merger-related costs are not included in the pro forma combined statements of income since they will be recorded in the combined results of income as they are incurred prior to or after completion of the merger and not indicative of what historical results of the combined company would have been had the companies been actually combined during the periods presented. Merger-related costs are estimated to be approximately $52 million, before-tax.

EQUIVALENT PROFORMA MARKET VALUE OF COMMON STOCK

United Bankshares common stock is traded on Nasdaq under the symbol “UBSI”. Carolina Financial common stock is traded on Nasdaq under the symbol “CARO”. The closing sale price reported for United Bankshares common stock on November 15, 2019, the last trading date preceding the public announcement of the merger agreement, was $39.51 and the closing sale price reported for Carolina Financial on such date was $38.59.

As of February 6, 2020, the last date prior to printing this prospectus and joint proxy statement for which it was practicable to obtain this information, there were approximately 68,136 registered holders of United Bankshares common stock and approximately 3,415 registered holders of Carolina Financial common stock.

The following table sets forth historical per share market values for United Bankshares common stock (i) on November 15, 2019, the last trading day prior to public announcement of the merger agreement, and (ii) on February 6, 2020, the most recent practicable date before the printing and mailing of this prospectus and joint proxy statement. The table also shows the equivalent pro forma market value of Carolina Financial common stock on those dates.

The equivalent pro forma market value of Carolina Financial common stock is obtained by multiplying the historical market price of United Bankshares common stock by the applicable exchange ratio. For purposes of determining the equivalent pro forma market value and the applicable exchange ratio, we have assumed that the average closing price of a share of United Bankshares common stock is equal to the historical market price on November 15, 2019 and February 6, 2020. Accordingly, the pro forma market value (i) on November 15, 2019 is determined by multiplying $39.51 by the exchange ratio of 1.13 and (ii) on February 6, 2020 is determined by multiplying $34.91 by the exchange ratio of 1.13.

The historical market prices represent the last sale prices on or before the dates indicated. The average closing price of United Bankshares common stock used to determine the exchange ratio and the market price may be higher or lower than the closing prices of United Bankshares common stock on the dates shown in the table and, therefore, the market value of the United Bankshares common stock that you receive may be higher or lower than the equivalent pro forma market value shown in the table.

Historical Market Price

	United Bankshares	Carolina Financial	Carolina Financial Equivalent Pro Forma Market Value
November 15, 2019	$39.51	$38.59	$44.65
February 6, 2020	$34.91	$39.32	$39.45

Once the merger is completed, there will be no further private or public market for Carolina Financial common stock.

The market prices of both United Bankshares common stock and Carolina Financial common stock will fluctuate prior to the merger. Carolina Financial stockholders should obtain current stock price quotations for United Bankshares common stock.

COMPARATIVE HISTORICAL AND PRO FORMA UNAUDITED SHARE DATA

We have summarized below historical, unaudited per share information for United Bankshares and Carolina Financial and additional information as if the companies had been combined for the periods shown, which we refer to as “pro forma” information.

The Carolina Financial pro forma equivalent per share amounts are calculated by multiplying the United Bankshares pro forma combined book value per share and net income per share by the exchange ratio of 1.13 so that the per share amounts equate to the respective values for one share of Carolina Financial common stock.

We expect that both United Bankshares and Carolina Financial will incur merger and integration charges as a result of the merger. We also anticipate that the merger will provide the combined company with financial benefits that may include reduced operating expenses. The information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect all of these anticipated financial benefits or consider any potential impacts of current market conditions or the merger or revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors, and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

In addition, the information set forth below has been prepared based on preliminary estimates of merger consideration and fair values attributable to the merger, the actual amounts recorded for the merger may differ from the information presented. The estimation and allocations of merger consideration are subject to change pending further review of the fair value of the assets acquired and liabilities assumed and actual transaction costs. A final determination of fair value will be based on the actual net tangible and intangible assets and liabilities of Carolina Financial that will exist on the date of completion of the merger.

The information in the following table is based on, and you should read it together with, the historical financial information and the notes thereto for United Bankshares and Carolina Financial incorporated by reference into, or contained in, this prospectus and joint proxy statement.

	Historical United Bankshares	Proforma Carolina Financial & Carolina Trust Combined	United Bankshares & Carolina Financial Proforma Combined		Proforma Equivalent Carolina Financial Share
Basic Earnings Per Common Share
For the year ended December 31, 2018	$2.46	$2.24	$2.34	(1)	$2.65	(2)
For the nine months ended September 30, 2019	$1.94	$2.02	$1.88	(1)	$2.13	(2)
Diluted Earnings Per Common Share
For the year ended December 31, 2018	$2.45	$2.22	$2.33	(1)	$2.64	(2)
For the nine months ended September 30, 2019	$1.93	$2.00	$1.88	(1)	$2.12	(2)
Cash Dividends Per Common Share
For the year ended December 31, 2018	$1.36	$0.25	$1.36	(3)	$0.54	(2)
For the nine months ended September 30, 2019	$1.02	$0.26	$1.02	(3)	$1.15	(2)
Book Value Per Common Share
For the year ended December 31, 2018	$31.78	$26.70	$33.50	(4)	$37.86	(2)
For the nine months ended September 30, 2019	$33.03	$27.92	$34.35	(4)	$38.81	(2)

(1)	Pro forma earnings per common share are based on pro forma combined net income and pro forma combined shares outstanding at the end of the period.
(2)	Calculated based on pro forma combined multiplied by the exchange ratio.
(3)	Pro forma dividends per share represent United Bankshares’ historical dividends per share.
(4)	Calculated based on pro forma combined equity and pro forma combined common shares outstanding at the end of period.

THE UNITED BANKSHARES SPECIAL MEETING

This section contains information about the special meeting of United Bankshares stockholders that has been called to consider and approve the merger agreement and the issuance of United Bankshares common stock in connection with the merger.

Date, Time and Place

Together with this document, United Bankshares is also sending you a notice of the special meeting and a form of proxy that is solicited by the United Bankshares board of directors. The special meeting will be held on Thursday, April 2, 2020, at 10:00 a.m., local time at United Square, Fifth and Avery Streets, 10th Floor, Parkersburg, West Virginia 26101.

Matters to Be Considered at the United Bankshares Special Meeting

At the United Bankshares special meeting, United Bankshares stockholders will be asked to consider and vote on the following:

(1)	the United Bankshares merger proposal;

(2)	the United Bankshares stock issuance proposal; and

(3)	the United Bankshares adjournment proposal.

Completion of the merger is conditioned on approval of the United Bankshares merger proposal and the United Bankshares stock issuance proposal. Completion of the merger is not conditioned on the approval of the United Bankshares adjournment proposal.

Proxies

Each copy of this document mailed to record holders of United Bankshares common stock is accompanied by a proxy card with instructions for voting by mail, telephone or through the Internet. The United Bankshares board of directors requests that you submit your proxy promptly, whether or not you plan to attend the meeting. If you hold stock in your name as a stockholder of record and are voting by mail, you should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting, or at any adjournment of the special meeting, regardless of whether you plan to attend the special meeting. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone and through the Internet are set forth in the enclosed proxy card instructions.

If you hold your stock in “street name” through a broker, bank, nominee or other holder of record, you must direct your broker, bank, nominee or other holder of record to vote in accordance with the instructions you have received from such party.

If you hold stock in your name as a stockholder of record, you may revoke any proxy at any time before it is voted by signing and returning a proxy card with a later date, delivering a written revocation letter to United Bankshares’ Corporate Secretary, or by attending the special meeting in person, notifying the Corporate Secretary, and voting by ballot at the special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

Any stockholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying the Corporate Secretary) of a stockholder at the special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

United Bankshares

514 Market Street

Parkersburg, West Virginia 26102

Attention: Jennie Singer

All shares represented by valid proxies that United Bankshares receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via the Internet or telephone.

If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted in accordance with the recommendation of the United Bankshares board of directors and, therefore, “FOR” the United Bankshares merger proposal, “FOR” the United Bankshares stock issuance proposal and “FOR” the United Bankshares adjournment proposal. According to the United Bankshares bylaws, business to be conducted at the special meeting must be confined to the subjects stated in the United Bankshares notice of the special meeting.

As of the date hereof, the United Bankshares board of directors has no knowledge of any business that will be presented for consideration at the United Bankshares special meeting and that would be required to be set forth in this prospectus and joint proxy statement or the related proxy card other than the matters set forth in United Bankshares’ Notice of Special Meeting of Stockholders. If any other matter is properly presented at the United Bankshares special meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their discretion on such matter.

Shares Held in Street Name

If you hold shares of United Bankshares common stock through a stock brokerage account, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to United Bankshares or by voting in person at the United Bankshares special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Please also note that brokers, banks or other nominees who hold shares of United Bankshares common stock on behalf of their customers may not give a proxy to United Bankshares to vote those shares without specific instructions from their customers.

If you are a United Bankshares stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the United Bankshares proposals.

Solicitation of Proxies

United Bankshares will bear the entire cost of soliciting proxies from its stockholders. Proxies may be solicited on its behalf by directors, officers or employees in person or by telephone, electronic transmission or by facsimile transmission. United Bankshares has made arrangements with Georgeson, Inc. of New York City, New York to assist in the soliciting proxies from institutional investors, nominee accounts and beneficial holders and has agreed to pay it approximately $8,500 plus reasonable expenses for these services. United Bankshares is not retaining Georgeson to solicit proxies from registered holders. Broadridge Financial Solutions, Inc. of Edgewood, New York will assist in the distribution of proxy materials to institutional investors and beneficial owners. Broadridge will contact all broker and nominee accounts to facilitate determination of the number of sets of proxy materials required, assist in the delivery of proxy materials to these accounts and secure their voting instructions. United Bankshares will reimburse Broadridge for the reasonable expenses in taking these actions.

If necessary, United Bankshares may use several of its regular employees, who will not be specially compensated, to solicit proxies from United Bankshares stockholders, either personally or by telephone, facsimile, letter or other electronic means.

Record Date; Stockholders Entitled to Vote

The close of business on February 5, 2020 has been fixed as the record date for determining the United Bankshares stockholders entitled to receive notice of and to vote at the special meeting. At that time, 101,568,706 shares of United Bankshares common stock were outstanding, held by approximately 6,242 holders of record and 61,894 holders in street name.

Each share of United Bankshares common stock outstanding on the record date of the United Bankshares special meeting is entitled to one vote on each proposal and any other matter coming before the United Bankshares special meeting.

Voting by United Bankshares Directors and Executive Officers

As of the record date, directors and executive officers of United Bankshares had the right to vote approximately 3,347,926 shares of United Bankshares common stock, or approximately 3.3% the outstanding United Bankshares shares entitled to vote at the special meeting. United Bankshares currently expects that each of these individuals will vote their shares of United Bankshares common stock in favor of the proposals to be presented at the special meeting.

Quorum and Adjournment

In order to conduct voting at the special meeting, there must be a quorum. A quorum is the number of shares that must be present at the meeting—either in person or by proxy. To have a quorum at the special meeting requires the presence of stockholders or their proxies who are entitled to cast at least a majority of the votes that all stockholders are entitled to cast. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. If a quorum is not present, any number of stockholders less than a quorum may adjourn the meeting until a quorum is present.

If you are a holder of United Bankshares common stock and you submit a proxy card in which you abstain from voting, the abstention will be counted toward a quorum at the United Bankshares special meeting, but it will have no effect on the United Bankshares merger proposal, the United Bankshares stock issuance proposal and the United Bankshares adjournment proposal.

Brokers, banks and other holders of record holding shares of United Bankshares common stock in “street name” may vote your shares of United Bankshares common stock on the United Bankshares merger proposal, the United Bankshares stock issuance proposal and the United Bankshares adjournment proposal only if you provide instructions on how to vote. If you do not provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other holder of record, your shares will not be voted on any proposal with respect to which you did not provide voting instructions. Broker non-votes will have no effect on the United Bankshares merger proposal, the United Bankshares stock issuance proposal and the United Bankshares adjournment proposal.

The United Bankshares board of directors urges United Bankshares stockholders to promptly vote by: accessing the Internet site listed in the proxy card instructions if voting through the Internet, calling the telephone number listed in the proxy card instructions or completing, dating, and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope. If you hold your stock in “street name” through a bank or broker, please vote by following the voting instructions of your bank or broker. Proxies submitted through the specified internet website or by phone must be received by 11:59 p.m., Eastern Time, on April 1, 2020.

Stockholders will vote at the meeting by ballot. Votes properly cast at the special meeting, in person or by proxy, will be tallied by United Bankshares’ Inspector of Election.

Attending the United Bankshares Special Meeting

Only United Bankshares stockholders, their duly appointed proxies and invited guests may attend the meeting. All attendees must present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, that attendees must bring depend on whether they are stockholders of record, beneficial owners, or proxy holders.

A United Bankshares stockholder who holds shares directly registered in such stockholder’s name with United Bankshares’ transfer agent, Computershare, and who wishes to attend the special meeting in person should bring government-issued photo identification.

A stockholder who holds shares in “street name” through a broker, bank, trustee or other nominee (referred to in this prospectus and joint proxy statement as a “beneficial owner”) and who wishes to attend the special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.

A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of United Bankshares shares and who wishes to attend the special meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the United Bankshares stockholder, and proof of the signing stockholder’s record ownership as of the record date.

No cameras, recording equipment or other electronic devices will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the special meeting may prevent stockholders from being admitted to the United Bankshares special meeting.

PROPOSALS TO BE CONSIDERED AT THE UNITED BANKSHARES SPECIAL MEETING

PROPOSAL NO. 1

UNITED BANKSHARES MERGER PROPOSAL

As discussed elsewhere in this prospectus and joint proxy statement, United Bankshares stockholders will consider and vote on the United Bankshares merger proposal. You should carefully read this prospectus and joint proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger Agreement,” beginning on page 105. In particular, you should read in its entirety the merger agreement, which is attached as Appendix A to this prospectus and joint proxy statement. As discussed in detail in the sections entitled “The Merger – United Bankshares’ Reasons for the Merger, Recommendation of the Board of Directors,” beginning on page 71, after careful consideration, the United Bankshares board of directors determined that the terms of the merger agreement and the transactions contemplated thereby are in the best interests of United Bankshares and the United Bankshares board of directors unanimously approved the merger agreement.

Required Vote

Approval of the United Bankshares merger proposal requires the affirmative vote of a majority of the votes cast at a meeting at which a quorum exists consisting of a least a majority of the shares of United Bankshares common stock. Therefore, assuming that a quorum is present, your failure to vote or an abstention will be disregarded and have no effect on the outcome of the vote for the United Bankshares merger proposal. Your failure to vote could impact the existence of a quorum.

The United Bankshares board of directors urges United Bankshares stockholders to promptly vote by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope, or, if you hold your stock in “street name” through a bank, broker, nominee or other holder of record, by following the voting instructions of your bank, broker, nominee or other holder of record. If you hold stock in your name as a stockholder of record, you may complete, sign, date and mail your proxy card in the enclosed postage paid return envelope, vote by calling the toll-free number listed on the United Bankshares proxy card, vote by accessing the Internet site listed on the United Bankshares proxy card or vote in person at the United Bankshares special meeting. If you hold your stock in “street name” through a bank, broker, nominee or other holder of record, you must direct your bank or broker to vote in accordance with the instruction form forwarded to you by your bank or broker. This voting instruction form provides instructions on voting by mail, telephone or on the Internet.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of United Bankshares common stock represented by such proxy card will be voted “FOR” approval of the United Bankshares merger proposal.

Recommendation of the United Bankshares Board of Directors

The United Bankshares board of directors unanimously recommends that United Bankshares stockholders vote “FOR” approval of the United Bankshares merger proposal.

PROPOSAL NO. 2

UNITED BANKSHARES COMMON STOCK ISSUANCE PROPOSAL

As discussed elsewhere in this prospectus and joint proxy statement, United Bankshares stockholders will consider and vote on the United Bankshares stock issuance proposal.

Sections 31D-6-621 and 31D-11-1104 of the West Virginia Code and Nasdaq Listing Rule 5635 require the United Bankshares stockholders to approve any issuance of United Bankshares common stock in which the voting power of the shares issued will comprise more than 20% of the voting power of the shares that were outstanding immediately prior to the issuance. Shares of United Bankshares common stock are the only shares of United Bankshares capital stock with voting power. The merger will require United Bankshares to issue shares of United Bankshares common stock in an amount that is in excess of 20% of the number of shares of United Bankshares common stock immediately prior to the merger. As a result, United Bankshares stockholder approval is required to issue the merger consideration.

You should carefully read this prospectus and joint proxy statement in its entirety for more detailed information concerning the issuance of the United Bankshares common stock.

Required Vote

Approval of the United Bankshares stock issuance proposal requires the affirmative vote of a majority of the votes cast on the matter at a meeting at which a quorum exists consisting of at least a majority of the shares of United Bankshares common stock. Therefore, assuming that a quorum is present, your failure to vote or an abstention will be disregarded and have no effect on the outcome of the vote for the United Bankshares stock issuance proposal.

The United Bankshares board of directors urges United Bankshares stockholders to promptly vote by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope, or, if you hold your stock in “street name” through a bank, broker, nominee or other holder of record, by following the voting instructions of your bank, broker, nominee or other holder of record. If you hold stock in your name as a stockholder of record, you may complete, sign, date and mail your proxy card in the enclosed postage paid return envelope, vote by calling the toll-free number listed on the United Bankshares proxy card, vote by accessing the Internet site listed on the United Bankshares proxy card or vote in person at the United Bankshares special meeting. If you hold your stock in “street name” through a bank, broker, nominee or other holder of record, you must direct your bank or broker to vote in accordance with the instruction form forwarded to you by your bank or broker. This voting instruction form provides instructions on voting by mail, telephone or on the Internet.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of United Bankshares common stock represented by such proxy card will be voted “FOR” approval of the United Bankshares stock issuance proposal.

Recommendation of the United Bankshares Board of Directors

The United Bankshares board of directors unanimously recommends that United Bankshares stockholders vote “FOR” approval of the United Bankshares stock issuance proposal.

PROPOSAL NO. 3

UNITED BANKSHARES ADJOURNMENT PROPOSAL

The United Bankshares special meeting may be adjourned to another time or place if there are insufficient votes represented at the United Bankshares special meeting to constitute a quorum necessary to conduct business at the United Bankshares special meeting or if there are insufficient votes necessary to obtain the approval of the United Bankshares merger proposal or United Bankshares stock issuance proposal. In that event, you will be asked to vote only upon the United Bankshares adjournment proposal and will not be asked to vote on the United Bankshares merger proposal and the United Bankshares stock issuance proposal at the special meeting.

United Bankshares requests that its stockholders authorize the holder of any proxy solicited by the United Bankshares board of directors on a discretionary basis to vote in favor of adjourning the United Bankshares special meeting to another time or place, if determined necessary or appropriate by United Bankshares, to solicit additional proxies (including the solicitation of proxies from United Bankshares stockholders who have previously voted). Approval of this proposal is not a condition to the closing of the merger.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

Required Vote

Approval of the United Bankshares adjournment proposal requires the affirmative vote of a majority of the votes cast on the matter at the United Bankshares special meeting, regardless of whether or not there is a quorum. Your failure to vote or an abstention will be disregarded and have no effect on the outcome of the vote for the United Bankshares adjournment proposal.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of United Bankshares common stock represented by such proxy card will be voted “FOR” approval of the United Bankshares adjournment proposal.

Recommendation of the United Bankshares Board of Directors

The United Bankshares board of directors believes that if the number of shares of its common stock present in person or represented by proxy at the United Bankshares special meeting and voting in favor of the approval of the United Bankshares merger proposal is insufficient to approve such proposal, it is in the best interests of the United Bankshares stockholders to enable management, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve such proposal. The United Bankshares board of directors unanimously recommends that stockholders vote “FOR” approval of the United Bankshares adjournment proposal.

THE CAROLINA FINANCIAL SPECIAL MEETING

This section contains information about the special meeting of Carolina Financial stockholders that has been called to consider and adopt the merger agreement.

Date, Time and Place

Together with this document, Carolina Financial is also sending its stockholders a notice of the special meeting and a form of proxy that is solicited by the Carolina Financial board of directors. The special meeting will be held on Thursday, April 2, 2020, at 10:00 a.m., local time, at Charleston Country Club, 1 Country Club Drive, Charleston, South Carolina 29412.

Matters to be Considered at the Carolina Financial Special Meeting

At the Carolina Financial special meeting, Carolina Financial stockholders will be asked to consider and vote on the following:

(1)	the Carolina Financial merger proposal;

(2)	the Carolina Financial merger-related compensation proposal; and

(3)	the Carolina Financial adjournment proposal.

Completion of the merger is conditioned on approval of the Carolina Financial merger proposal. Completion of the merger is not conditioned on the approval of the Carolina Financial compensation proposal or the Carolina Financial adjournment proposal.

Proxies

If you were a record holder of Carolina Financial common stock at the close of business on the record date of the Carolina Financial special meeting, a proxy card is enclosed for your use. Carolina Financial requests that you vote your shares as promptly as possible by (i) visiting the internet site listed on the Carolina Financial proxy card, (ii) calling the toll-free number listed on the Carolina Financial proxy card or (iii) submitting your Carolina Financial proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Carolina Financial common stock represented by it will be voted at the Carolina Financial special meeting or any adjournment or postponement of the meeting in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy is returned without an indication as to how the shares of Carolina Financial common stock represented are to be voted with regard to a particular proposal, the Carolina Financial common stock represented by the proxy will be voted in accordance with the recommendation of the Carolina Financial board of directors and, therefore, “FOR” the Carolina Financial merger proposal, “FOR” Carolina merger-related compensation proposal, and “FOR” the Carolina adjournment proposal.

As of the date hereof, the Carolina Financial board of directors has no knowledge of any business that will be presented for consideration at the Carolina Financial special meeting and that would be required to be set forth in this prospectus and joint proxy statement or the related proxy card other than the matters set forth in Carolina Financial’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the Carolina Financial special meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their discretion on such matter.

Revocation of Proxies

A Carolina Financial stockholder may revoke a proxy at any time before it is voted at the meeting by taking any of the following four actions:

•	delivering written notice of revocation to Carolina Financial’s Corporate Secretary, M. J. Huggins III, 288 Meeting Street, Charleston, South Carolina 29401;

•	delivering a proxy card bearing a later date than the proxy that you wish to revoke;

•	casting a subsequent vote via telephone or the internet, as described above; or

•	attending the meeting and voting in person.

Merely attending the meeting will not, by itself, revoke your proxy; you must cast a subsequent vote at the meeting using forms provided for that purpose. Your last valid vote that we receive before or at the special meeting is the vote that will be counted.

If you have instructed a broker, bank or other nominee to vote your shares of Carolina Financial common stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Shares Held in Street Name

If you hold shares of Carolina Financial common stock through a stock brokerage account, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Carolina Financial or by voting in person at the Carolina Financial special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Please also note that brokers, banks or other nominees who hold shares of Carolina Financial common stock on behalf of their customers may not give a proxy to Carolina Financial to vote those shares without specific instructions from their customers.

If you are a Carolina Financial stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the Carolina Financial proposals.

Solicitation of Proxies

Carolina Financial will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, proxies may also be solicited by Carolina Financial’s directors and employees personally, and by telephone, electronic transmission, facsimile transmission, or other means. No additional compensation will be paid to these individuals for proxy solicitation nor is it expected to result in more than a minimal cost. Carolina Financial may make arrangements directly with banks, brokerage houses, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Carolina Financial common stock held of record by them and to obtain authorization for the execution of proxies. Carolina Financial may reimburse these institutional holders for their reasonable expenses in connection with these activities. Carolina Financial has also made arrangements with Regan & Associates, Inc. to assist it in soliciting proxies and has agreed to pay it approximately $25,000 for these services, which includes all out of pocket expenses.

Recommendation of the Carolina Financial Board of Directors

The Carolina Financial board of directors unanimously recommends that Carolina Financial stockholders vote “FOR” the approval of the Carolina Financial merger proposal, “FOR” the approval of the Carolina

Financial merger-related compensation proposal, and “FOR” the approval of the Carolina Financial adjournment proposal.

Record Date; Stockholders Entitled to Vote

The record date for the Carolina Financial special meeting is February 10, 2020. Only record holders of shares of Carolina Financial common stock at the close of business on such date are entitled to notice of, and to vote at, the Carolina Financial special meeting or any adjournment or postponement of the meeting. At the close of business on the record date, the only outstanding voting securities of Carolina Financial were shares of Carolina Financial common stock, and 24,828,593 shares of Carolina Financial common stock were issued and outstanding and entitled to vote at the Carolina Financial special meeting.

Each share of Carolina Financial common stock outstanding on the record date of the Carolina Financial special meeting is entitled to one vote on each proposal and any other matter coming before the Carolina Financial special meeting.

Voting by Carolina Financial’s Directors and Executive Officers

At the close of business on the record date for the Carolina Financial special meeting, Carolina Financial directors and executive officers and their affiliates were entitled to vote 1,489,018 shares of Carolina Financial common stock or approximately 5.95% of the shares of Carolina Financial common stock outstanding on that date. Each of the directors of Carolina Financial have entered into a support agreement, which generally require that the stockholder party thereto vote all of his or her shares of Carolina Financial common stock in favor of the merger proposal and, subject to specified exceptions, prohibit such stockholder from transferring his or her shares of Carolina Financial common stock prior to the consummation of the merger.

Quorum and Adjournment

No business may be transacted at the Carolina Financial special meeting unless a quorum is present. Stockholders who hold shares representing at least a majority of the shares entitled to vote at the Carolina Financial special meeting must be present in person or by proxy to constitute a quorum. If a quorum is not present, the chairman may adjourn the meeting to solicit additional proxies. In addition, if fewer shares are voted than the number of shares required to obtain the necessary Carolina Financial stockholder approvals, then the special meeting may be adjourned to allow additional time for obtaining additional proxies, if the approval of a majority of the votes cast at the special meeting on the Carolina Financial adjournment proposal is obtained.

No notice of an adjourned meeting need be given if the time and place of the adjourned meeting are announced at the special meeting unless, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

All shares of Carolina Financial common stock represented at the Carolina Financial special meeting, either in person or by proxy, including failures to vote, broker non-votes and abstentions, will be treated as present for purposes of determining the presence or absence of a quorum.

Your vote is important. If you were a record holder of Carolina Financial common stock on the record date of the Carolina Financial special meeting, please sign and return the enclosed proxy card, or vote via the internet or telephone, regardless of whether or not you plan to attend the Carolina Financial special meeting in person. Proxies submitted through the specified internet website or by phone must be received by 11:59 p.m., Eastern Time, on April 1, 2020.

Attending the Carolina Financial Special Meeting

Only Carolina Financial stockholders, their duly appointed proxies and invited guests may attend the meeting. All attendees must present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, that attendees must bring depend on whether they are stockholders of record, beneficial owners, or proxy holders.

A Carolina Financial stockholder who holds shares directly registered in such stockholder’s name with Carolina Financial’s transfer agent, Computershare, and who wishes to attend the special meeting in person should bring government-issued photo identification.

A stockholder who holds shares in “street name” through a broker, bank, trustee or other nominee (referred to in this prospectus and joint proxy statement as a “beneficial owner”) and who wishes to attend the special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.

A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of Carolina Financial shares and who wishes to attend the special meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the Carolina Financial stockholder, and proof of the signing stockholder’s record ownership as of the record date.

No cameras, recording equipment or other electronic devices will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the special meeting may prevent stockholders from being admitted to the Carolina Financial special meeting.

PROPOSALS TO BE CONSIDERED AT THE CAROLINA FINANCIAL SPECIAL MEETING

PROPOSAL NO. 1

CAROLINA FINANCIAL MERGER PROPOSAL

Carolina Financial is asking its stockholders to approve the Carolina Financial merger proposal. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger Agreement,” beginning on page 105. As discussed in detail in the sections entitled “The Merger – Carolina Financial’s Reasons for the Merger; Recommendation of the Board of Directors,” beginning on page 68, after careful consideration, the Carolina Financial board of directors determined that the terms of the merger agreement and the transactions contemplated thereby are in the best interests of Carolina Financial and the Carolina Financial board of directors unanimously approved the merger agreement.

Required Vote

Approval of the Carolina Financial merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of Carolina Financial common stock entitled to vote at the Carolina Financial special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as votes against this proposal.

Recommendation of the Carolina Financial Board of Directors

The Carolina Financial board of directors unanimously recommends that Carolina Financial stockholders vote “FOR” approval of the Carolina Financial merger proposal. See “The Merger – Carolina Financial’s Reasons for the Merger; Recommendation of the Carolina Financial Board of Directors” on page 68 for a more detailed discussion of the Carolina Financial board of directors’ recommendation.

PROPOSAL NO. 2

CAROLINA FINANCIAL MERGER-RELATED COMPENSATION PROPOSAL

As required by Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, Carolina Financial is providing its stockholders with the opportunity to approve, in a non-binding advisory vote, certain compensation that may become payable to its named executive officers in connection with the merger, which is based on or related to the merger and the agreements and understandings concerning such compensation, by voting on the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Carolina Financial in connection with or as a result of the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed in the section entitled “The Merger – Interests of Certain Carolina Financial Directors and Executive Officers in the Merger – Certain Compensation for Carolina Financial Named Executive Officers,” and the related table and narrative, are hereby APPROVED on a non-binding, advisory basis.”

Approval of the Carolina Financial merger-related compensation proposal is not a condition to completion of the merger. The vote on this proposal is a vote separate and apart from the vote on the Carolina Financial merger proposal. Accordingly, a holder of Carolina Financial common stock may vote against this Carolina Financial merger-related compensation proposal and vote to approve the Carolina Financial merger proposal or vice versa. Because this proposal is advisory in nature only, a vote for or against approval will not be binding on either Carolina Financial or United Bankshares, regardless of whether the other proposals are approved.

The compensation that is subject to this proposal is a contractual obligation of Carolina Financial and/or CresCom Bank and of United Bankshares and United Bank as the successors thereto. If the merger is approved and completed, such compensation may be paid, subject only to the conditions applicable thereto, even if stockholders fail to approve this proposal. If the merger is not completed, the Carolina Financial board of directors will consider the results of the vote in making future executive compensation decisions.

Required Vote

The approval of the Carolina Financial merger-related compensation proposal requires the approval of a majority of the votes cast on this proposal at the Carolina Financial special meeting, assuming a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for this proposal.

Recommendation of the Carolina Financial Board of Directors

The Carolina Financial board of directors unanimously recommends that Carolina Financial stockholders vote “FOR” approval of the Carolina Financial merger-related compensation proposal.

PROPOSAL NO. 3

CAROLINA FINANCIAL ADJOURNMENT PROPOSAL

The Carolina Financial special meeting may be adjourned to another time or place if there are insufficient votes represented at the Carolina Financial special meeting to constitute a quorum necessary to conduct business at the Carolina Financial special meeting or if there are insufficient votes necessary to obtain the approval of the Carolina Financial merger proposal. In that event, you will be asked to vote only upon the Carolina Financial adjournment proposal and will not be asked to vote on the Carolina Financial merger proposal and the Carolina Financial merger-related compensation proposal at the special meeting.

Carolina Financial requests that its stockholders authorize the holder of any proxy solicited by the Carolina Financial board of directors on a discretionary basis to vote in favor of adjourning the Carolina Financial special meeting to another time or place, if determined necessary or appropriate by Carolina Financial, to solicit additional proxies (including the solicitation of proxies from Carolina Financial stockholders who have previously voted). Approval of this proposal is not a condition to the closing of the merger.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

Required Vote

The approval of the Carolina Financial adjournment proposal requires the approval of a majority of the votes cast on this proposal at the Carolina Financial special meeting, regardless of whether or not there is a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for this proposal.

Recommendation of the Carolina Financial Board of Directors

The Carolina Financial board of directors believes that if the number of shares of its common stock present in person or represented by proxy at the Carolina Financial special meeting and voting in favor of the approval of the Carolina Financial merger proposal is insufficient to approve such proposal, it is in the best interests of the Carolina Financial stockholders to enable the board of directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve such proposal. The Carolina Financial board of directors unanimously recommends that stockholders vote “FOR” the approval of the Carolina Financial adjournment proposal.

THE MERGER

The following summary describes certain aspects of the merger, including all the terms of the merger agreement that the respective managements of Carolina Financial and United Bankshares believe are material. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this prospectus and joint proxy statement as Appendix A and is incorporated by reference in this prospectus and joint proxy statement. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Background of the Merger

As part of the ongoing oversight and management of their respective companies, the United Bankshares board of directors and the Carolina Financial board of directors each regularly review and assess their respective companies’ long-term strategic goals and opportunities, and consider ways to enhance their respective companies’ performance and prospects in light of competitive and other relevant developments, all with the goal of enhancing stockholder value. For each company, these reviews have included periodic discussions with executives of other financial institutions regarding strategic alternatives, including potential business combinations.

From late 2018 through the third quarter of 2019, Jerold L. Rexroad, the president and chief executive officer of Carolina Financial, experienced an increasing volume of inquiries from potential acquirers in comparison to prior years. During this period he participated in informal discussions with the executive officers of a number of regional bank holding companies who expressed varying levels of interest in pursuing a business combination transaction with Carolina Financial. These discussions often occurred at investor and other conferences attended by executives of publicly traded financial institutions and, except as discussed below with respect to the inquiry from United Bankshares, were very general in nature and resulted in no specific plans for further meetings or discussions.

In July 2019, Mr. Rexroad received an invitation to dinner from Richard M. Adams, Jr., the president of United Bank. William J. Wagner of Raymond James, a mutual acquaintance of Mr. Adams, Jr., and Mr. Rexroad, assisted in scheduling and attended the dinner, which was held on July 17, 2019. The discussion was very general in nature and resulted in no specific plans for further meetings or discussions.

On August 9, 2019, Richard M. Adams, chairman of the board and chief executive officer of United Bankshares, the parent holding company of United Bank, traveled to Myrtle Beach, South Carolina for a follow-up luncheon meeting with Mr. Rexroad. At that meeting, Mr. Rexroad briefed Mr. Adams on Carolina Financial’s strategic plan and the markets in which it operated. Mr. Adams provided an overview of United Bankshares, noting its desire to enter some of the more attractive markets in the Carolinas.

Mr. Rexroad briefed Claudius E. Watts, IV, the chairman of Carolina Financial’s standing mergers and acquisitions committee, on the substance of both meetings with the United Bankshares executives shortly after they occurred.

Approximately two weeks later, Mr. Rexroad received an invitation from United Bankshares to meet with Mr. Adams and other members of United Bankshares’ executive team at its corporate offices in Tysons Corner, Virginia. Mr. Rexroad promptly informed Mr. Watts of the invitation and, following discussion, they agreed that Mr. Rexroad should accept it.

On September 20, 2019, Mr. Rexroad traveled to Tysons Corner and met with the entire United Bankshares executive team. At that meeting, Mr. Rexroad provided an overview of the history of Carolina Financial and its strategic plan and the United Bankshares executives each discussed their general areas of responsibility. Mr. Adams concluded the meeting by indicating that United Bankshares was interested in pursuing a business combination with Carolina Financial as its preferred means of entering banking markets in the Carolinas. In response, Mr. Rexroad indicated that, while Carolina Financial was not presently pursuing offers to be acquired, the board’s strategic plan emphasizes maximizing stockholder returns over both the long and short-term and, consequently, he believed it would consider a compelling offer from a capable acquirer. Mr. Adams indicated that based on United Bankshares’ preliminary, internal analysis of public information, he believed that United Bankshares could be in a position to offer a premium of approximately 20% above the then-current trading price of the Carolina Financial’s common stock. Mr. Rexroad asked Mr. Adams to confer with United Bankshares’ outside financial advisor regarding the expression of interest and, on September 24, 2019, Mr. Adams called Mr. Rexroad to confirm United Bankshares interest in an all stock or mostly stock transaction with an exchange ratio that would reflect a premium in the range previously indicated.

Following the meeting in Tysons Corner, Mr. Rexroad updated Mr. Watts and a decision was made to call a special meeting of the mergers and acquisitions committee as soon as possible.

The mergers and acquisitions committee met on October 3, 2019, in Charleston, South Carolina. The meeting was attended by each member of the committee as well as Mr. Rexroad, William A. Gehman, III, the chief financial officer of Carolina Financial, and representatives of Raymond James, which has served as financial advisor to Carolina Financial on each of its public securities offerings, and Nelson Mullins Riley & Scarborough LLP, Carolina Financial’s corporate, securities and regulatory counsel. At that meeting, Mr. Rexroad briefed the committee on the discussions and meetings held to date with representatives of United Bankshares and noted the factors he believed the committee should consider in deciding whether to continue discussions with United Bankshares. Following Mr. Rexroad’s remarks, the representatives of Raymond James presented a preliminary analysis prepared at Mr. Rexroad’s request regarding the ability of potential acquirers (including United Bankshares) to pay a significant premium above the current trading price of Carolina Financial’s common stock in a business combination transaction. The analysis was intended to estimate each potential buyer’s capacity-to-pay based on various financial assumptions and metrics used by investment analysts to evaluate acquisitions from a buyer’s perspective. A pool of 20 likely potential buyers was identified and ranked based on its low, base, and stretch capacity. Five potential buyers were classified as “Tier 1,” due to their size and recent, general expressions of interest in pursuing a business combination transaction with Carolina Financial. Among the Tier 1 buyers, United Bankshares was identified as having the highest capacity-to-pay at each of the three levels presented. Financial institutions that will be referred to hereafter as “Bank A” and “Bank B” were second and third highest respectively. Raymond James then reviewed discussion materials on three possible process alternatives that the board could follow in responding to United Bankshares’ expression of interest. The alternatives presented were: (1) a broad or tailored auction, (2) a limited market check directed at up to two parties in addition to United Bankshares, or (3) exclusive negotiation with United Bankshares. A consensus emerged that a limited market check directed to United Bankshares, Bank A and Bank B would best balance the Corporation’s willingness to consider a compelling offer with the need to preserve confidentiality and ensure a competitive and manageable evaluation process. The representative of Nelson Mullins then briefed the committee on the legal implications of receiving an unsolicited expression of interest from a potential acquirer and the process alternatives suggested by Raymond James. Following discussion, the committee authorized Mr. Rexroad to engage Raymond James to conduct a limited market check process directed to United Bankshares, Bank A and Bank B.

During the week of October 6, 2019, Raymond James contacted representatives of each of the participants, without identifying Carolina Financial as the subject company. Each participant confirmed its interest and willingness to enter into a confidentiality and non-disclosure agreement as a condition to receiving access to a virtual data room containing detailed financial and other information concerning Carolina Financial. On October 10, 2019, each of the participants executed the confidentiality and non-disclosure agreement and was granted access to the virtual data room. On October 17, 2019, Raymond James provided each participant with instructions on submitting bids, and indicated that bids were to be submitted on October 31, 2019. Each of the participants spent considerable time in the virtual data room and engaged in detailed discussions with Raymond James on various aspects of the materials posted therein, which included a proposed form of merger agreement.

On October 18, 2019, a special meeting of the full board of directors of Carolina Financial was held in Charleston, South Carolina. Representatives of Raymond James and Nelson Mullins attended the meeting. Mr. Rexroad updated the board on the receipt of an unsolicited indication of interest from United Bankshares and the deliberations of the mergers and acquisitions committee to evaluate it. Mr. Gehman provided an update on the company’s financial performance in the third quarter of 2019 and Mr. Rexroad reviewed the factors he believed the board should consider in deciding whether to continue discussions with United Bankshares. Following Mr. Rexroad’s remarks, the representatives of Raymond James presented an updated analysis request regarding the ability of potential acquirers (including United Bankshares) to pay a significant premium above the current trading price of Carolina Financial’s common stock in a business combination transaction. The analysis was intended to estimate each potential buyer’s capacity-to-pay based on various financial assumptions and metrics used by investment analysts to evaluate acquisitions from a buyer’s perspective. The representatives of Raymond James then briefed the board on the limited market check process approved by the mergers and acquisitions committee to evaluate the indication of interest received from United Bankshares and determine the interest of up to two other financial institutions identified by its analysis as having the ability to meet or exceed United Bankshares expression of interest. The representatives of Raymond James then responded to questions regarding each of the participants, as well as the logistics and timeline for the limited market check process. The Chairman then called on the representative of Nelson Mullins to discuss the legal implications of receiving an unsolicited expression of interest from a potential acquirer. The Nelson Mullins representative first reminded the directors of their duty of confidentiality, stressing the need to take care that these discussions were not even inadvertently leaked, and then provided an overview of the directors’ duties of loyalty and care and the business judgment rule under Delaware law in the context of evaluating a business combination transaction. Following a lengthy discussion, the board unanimously voted to continue with the limited market check process and merger negotiations with the top bidder.

On October 30, 2019, Bank A informed Raymond James that it was withdrawing from the process because it was not in a position to submit a bid at that time. Bank A indicated that its interest in pursuing a business combination transaction with Carolina Financial remained strong and that it would likely be in a position to resume discussions in mid-2020 if the current process did not result in a transaction. On November 1, 2019, Bank B contacted Raymond James and also withdrew from the process, expressing concerns about the relative size of the transaction, the contemplated time line, and Bank B’s ability to submit a competitive offer.

On October 31, 2019, United Bankshares submitted a written indication of interest to Raymond James. The financial terms of the letter of intent provided for an all-stock transaction with an exchange ratio of 1.11 shares of United Bankshares common stock for each share of Carolina Financial common stock, which represented a 17.3% premium based upon the closing price of each company’s common stock on October 30. Following further discussions with Raymond James, United Bankshares verbally increased the proposed exchange ratio to 1.13.

These terms were subject to completion of United Bankshares’ due diligence on Carolina Financial. The letter indicated that Mr. Rexroad would be invited to join the United Bankshares board, contemplated the simultaneous mergers of Carolina Financial with and into United Bankshares and CresCom Bank with and into United Bank, outlined United Bankshares intention to honor Carolina Financial’s management change of control obligations and assess the roles for its officers and employees, and specified the severance arrangements it would offer to displaced employees and benefits that would be offered to retained employees. Timing and ongoing diligence matters also were addressed and comments to Carolina Financial’s proposed form of merger agreement were separately provided by United Bankshares’ counsel.

The mergers and acquisitions committee of the Carolina Financial board met on November 1 to discuss the outcome of the process and the indication of interest submitted by United Bankshares. Representatives of

Raymond James and Nelson Mullins attended the meeting. While the exchange ratio of 1.13 was viewed favorably, Mr. Rexroad expressed his desire to seek a second board seat, improvements in the proposed employee retention and severance arrangements, and clarity on the role of the proposed advisory boards in negotiating the definitive agreement. Raymond James expressed its view that the transaction would likely come as a surprise to the market due to the perceived position of Carolina Financial as an acquirer, rather than a seller, but the pricing and strategic implications of the proposed transaction would likely be viewed as advantageous to both parties. Following discussion, the committee authorized Mr. Rexroad to continue to negotiate the definitive agreement with United Bankshares within stated parameters.

The full board of Carolina Financial met again on November 4, 2019. Representatives of Raymond James and Nelson Mullins attended the meeting. Mr. Rexroad updated the board on the receipt of an unsolicited indication of interest from United Bankshares, the limited market check process followed to evaluate it, the terms of the transaction proposed by United Bankshares in its letter of October 31, 2019 and the status of ongoing diligence and reverse diligence efforts by both parties. Following discussion, the board authorized Mr. Rexroad to continue to negotiate the definitive agreement with United Bankshares.

Executives of United Bankshares conducted on-site diligence and management interviews on November 5-7, 2019, in Myrtle Beach, South Carolina. Mr. Rexroad, Mr. Gehman, and representatives of Raymond James and Nelson Mullins conducted on-site diligence and management interviews at United Bankshares’ offices in Washington, D.C. on November 11, 2019.

On November 6, 2019, Nelson Mullins distributed a revised draft of the merger agreement responding to comments submitted by counsel to United Bankshares to the form of agreement posted by Carolina Financial in the virtual data room. Additional revisions to the agreement and accompanying disclosure schedules, as well as items of additional detailed diligence information, were exchanged by each counsel through November 17, 2019.

On Friday, November 15, 2019, a special meeting of the full board of Carolina Financial was held in Charleston, South Carolina. Mr. Rexroad provided an update on the status of diligence and reverse diligence procedures that had been conducted by both parties. Representatives of Raymond James provided a detailed presentation of the analyses conducted upon which Raymond James planned to base its opinion to be delivered at a subsequent date when requested by the board of Carolina Financial. A representative of Nelson Mullins reviewed the then current draft of the merger agreement and a series of proposed resolutions approving the agreement and related matters. The meeting was adjourned and a follow-up telephonic meeting was scheduled for the afternoon of Sunday, November 17, 2019.

Carolina Financial and United Bankshares, with the assistance of their respective advisors, continued to negotiate final revisions to the merger agreement and the accompanying disclosure schedules over the following day. On the afternoon of Sunday, November 17, 2019, the Carolina Financial board met telephonically and further considered the proposed merger with United Bankshares and the final merger agreement. Representatives of Raymond James and Nelson Mullins joined the meeting. Based on its analysis previously presented at the November 15, 2019 meeting (updated to reflect market activity through Friday, November 15, 2019), Raymond James stated it was prepared to deliver a written opinion stating that the merger consideration was fair to Carolina Financial’s stockholders from a financial point of view. Following discussion and receipt of the Raymond James opinion, the Carolina Financial board unanimously voted to approve the merger agreement with United Bankshares and related matters, and directed Carolina Financial’s management to finalize and execute a definitive merger agreement on the terms presented at the meeting.

On November 15, 2019, the United Bankshares board of directors held a meeting that was attended by representatives of Piper Sandler, United Bankshares’ financial advisor for the proposed transaction, and Bowles Rice LLP, counsel to United Bankshares. During this meeting, the United Bankshares board of directors evaluated the fairness of the proposed transaction with Carolina Financial to the United Bankshares shareholders from a financial point of view. At this meeting, Piper Sandler reviewed the financial aspects of the proposed merger and rendered to the United Bankshares’ board of directors an opinion to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to United Bankshares. A representative from Bowles Rice advised the United Bankshares board of directors regarding the directors’ fiduciary duties and the terms of the proposed transaction and merger agreement. After detailed discussion and careful deliberation of the proposed terms of the merger agreement and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during the meeting of the United Bankshares board of directors, including the factors described under “– United Bankshares’ Reasons for the Merger; Recommendation of the United Bankshares Board of Directors”, the United Bankshares board of directors unanimously approved the proposed acquisition of Carolina and approved signing the merger agreement.

Carolina Financial and United Bankshares executed the merger agreement on the evening of Sunday, November 17, 2019 and, before the financial markets opened on Monday, November 18, issued a joint press release announcing the execution of the merger agreement and the terms of the merger.

Carolina Financial’s Reasons for the Merger; Recommendation of the Carolina Financial Board of Directors

After careful consideration, Carolina Financial’s board of directors, at a meeting held on November 17, 2019, unanimously determined that the merger agreement and the transactions contemplated thereby to be fair and in the best interest of Carolina Financial and its stockholders. Accordingly, Carolina Financial’s board of directors approved the merger agreement and unanimously recommends that Carolina Financial’s stockholders vote “FOR” the adoption of the merger agreement.

In evaluating the merger agreement and reaching its decision to approve the merger agreement and recommend that Carolina Financial’s stockholders adopt the merger agreement, Carolina Financial’s board consulted with Carolina Financial’s management, as well as its outside legal and financial advisors, and considered a number of factors, including the following material factors (not in any relative order of importance):

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the board’s knowledge and understanding of Carolina Financial’s business, operations, financial condition, asset quality, earnings and prospects, and of United Bankshares’ business, operations, financial condition, asset quality, earnings and prospects, taking into account the information shared by United Bankshares’ officers and information analysis provided by Carolina Financial’s financial advisors;

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the board’s understanding of United Bankshares’ commitment to enhancing its strategic position in Carolina Financial’s market area, its prospects for the future and its projected financial results, and the Carolina Financial board’s belief that the combined enterprise would benefit from United Bankshares’ ability to take advantage of economies of scale and grow in the current economic environment;

•	Carolina Financial’s earnings track record and the market performance of its common stock;

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the ability of Carolina Financial’s stockholders to benefit from United Bankshares’ potential growth and stock appreciation since it is more likely that the combined entity will have superior future earnings and prospects compared to Carolina Financial’s earnings and prospects on an independent basis due to greater operating efficiencies and better penetration of commercial and consumer markets;

•	the perceived ability of United Bankshares to complete a merger transaction from a financial and regulatory perspective, including its prior history of successful merger transactions;

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the financial and other terms of the merger agreement, including the amount and nature of the consideration proposed to be paid, which Carolina Financial’s board reviewed with its outside financial and legal advisors, including:

•	Carolina Financial’s ability, under certain circumstances specified in and prior to the time Carolina Financial’s stockholders approve the merger agreement (i) to provide non-public information in response to a written acquisition proposal from a third party and (ii) participate in discussions or negotiations with a third party making such proposal, if, in each case, the acquisition proposal was not the result of a material violation of the provisions of the merger agreement relating to the solicitation of acquisition proposals, and if Carolina Financial’s board, prior to taking any such actions, determines in good faith, after consultation with its outside legal counsel, that failure to take such actions would violate Carolina Financial’s board’s fiduciary duties under applicable law and, after consultation with its financial advisor and outside counsel, that such acquisition proposal constitutes a superior proposal;

•	the fact that the outside date under the merger agreement allows for sufficient time to complete the merger;

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the board’s understanding that the proposed merger with United Bankshares will generally be a tax-free transaction to Carolina Financial’s stockholders with respect to United Bankshares common stock received by virtue of the merger; and

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the level of effort that United Bankshares must use under the merger agreement to obtain required regulatory approvals, and the prospects for such approvals being obtained in a timely fashion and without the imposition of any adverse conditions;

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the board’s review of the potential costs associated with executing the merger agreement, including change in control, severance and related costs, as well as estimated advisor fees, which the board concluded were reasonable and would not affect the advice from, or the work performed by senior management of Carolina Financial or Carolina Financial’s financial advisor in connection with the evaluation of the merger and the merger agreement by Carolina Financial’s board; the complementary aspects of the Carolina Financial and United Bankshares businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management operating styles;

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the potential expense-saving and revenue-enhancing opportunities in connection with the merger, the related potential impact on the combined company’s earnings and the fact that the stock form of merger consideration would allow former Carolina Financial stockholders to participate in the potential future stock price appreciation and higher dividends as United Bankshares stockholders;

•	the anticipated effect of the acquisition on Carolina Financial’s retained employees and the terms of severance for employees who would not be retained;

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the long-term and short-term interests of Carolina Financial and its stockholders, and the interests of Carolina Financial’s employees, customers, creditors and suppliers, and the community and societal considerations of the communities in which Carolina Financial maintains offices;

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the outcome of the limited market check process conducted and financial analyses provided by Raymond James, Carolina Financial’s financial advisor, regarding the merger, and its opinion, delivered to Carolina Financial’s board on November 17, 2019, that as of that date, the exchange ratio under the terms of the merger agreement was fair, from a financial point of view, to Carolina Financial’s stockholders;

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the board’s knowledge of the current environment in the financial services industry, including national, regional and local economic conditions, continued industry consolidation, increased regulatory burdens, evolving trends in technology and increasing nationwide and global competition, the current financial market conditions, the current environment for community banks, particularly in the Carolinas, and the likely effects of these factors on Carolina Financial’s and the combined company’s potential growth, development, productivity, profitability and strategic options, and the historical prices of Carolina Financial and United Bankshares common shares;

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the board’s knowledge of Carolina Financial’s prospects as an independent entity, including challenges relating to increasing regulatory burdens and overhead expense, and Carolina Financial’s ability to increase capital to support growth;

•	the board’s knowledge of the strategic alternatives available to Carolina Financial, including the challenges for organic growth by a financial institution of Carolina Financial’s size; and

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the board’s belief that the merger is more favorable to Carolina Financial’s stockholders than the alternatives to the merger, which belief was formed based on the careful review undertaken by Carolina Financial’s board of directors, with the assistance of its management and outside legal and financial advisors.

Carolina Financial’s board also considered potential risks and a variety of potential negative factors in connection with its deliberations concerning the merger agreement and the merger, including the following material factors (not in any relative order of importance):

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the fact that, while Carolina Financial expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that certain regulatory approvals, the receipt of which are conditions to the consummation of the merger, might not be obtained, and, as a result, the merger may not be consummated;

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the restrictions on the conduct of Carolina Financial’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Carolina Financial from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Carolina Financial absent the pending completion of the merger;

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the significant risks and costs involved in connection with entering into or completing the merger, or failing to complete the merger in a timely manner, or at all, including as a result of any failure to obtain required regulatory approvals or stockholder approvals, such as the risks and costs relating to diversion of management and employee attention from other strategic opportunities and operational matters, potential employee attrition, and the potential effect on business and customer relationships;

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the fact that Carolina Financial would be prohibited from soliciting acquisition proposals after execution of the merger agreement, and the possibility that the $39,700,000 termination fee payable by Carolina Financial upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing bid to acquire Carolina Financial;

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the fact that some of Carolina Financial’s directors and executive officers have other interests in the merger that are different from, or in addition to, their interests as Carolina Financial stockholders; and

•	the possibility of litigation in connection with the merger.

Based on the factors described above, the board of Carolina Financial determined that the merger with United Bankshares and the merger of CresCom Bank with United Bank would be advisable and in the best interests of Carolina Financial and its stockholders and other constituencies the board was authorized by the certificate of incorporation to consider, and adopted the merger agreement and resolved to recommend its approval to the stockholders of Carolina Financial.

The foregoing discussion of the information and factors considered by the Carolina Financial board of directors is not intended to be exhaustive but includes the material factors considered by the Carolina Financial board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Carolina Financial board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the Carolina Financial board of directors may have given different weight to different factors. The Carolina Financial board of directors conducted an overall analysis of the factors described above including through discussions with, and questioning of, Carolina Financial’s management and Carolina Financial’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination to adopt the merger agreement and recommend its approval to Carolina Financial’s stockholders.

United Bankshares’ Reasons for the Merger; Recommendation of the United Bankshares Board of Directors

The United Bankshares board of directors considers the strategic direction of United Bankshares, including an evaluation of strategic growth opportunities, on a regular basis. This consideration includes periodic discussions with United Bankshares management with respect to business combination opportunities. In its evaluation of potential acquisition targets, the United Bankshares board of directors considers numerous factors, including among other things the strength of the fit between the target and United Bankshares’ existing business, the accretive or dilutive impact of the acquisition on United Bankshares’ earnings per share and other measures of profitability, the projected strength of the combined enterprise, the expected pro forma effects of the transaction on the balance sheet of the combined enterprise, and the impacts of the transaction on United Bankshares stockholders, employees, customers and other stakeholders.

In reaching its decision to adopt and approve the merger agreement, the merger, the issuance of United Bankshares common stock in connection with the merger and the other transactions contemplated by the merger agreement, and to recommend that its stockholders approve the merger agreement and the issuance of United Bankshares common stock in connection with the merger, the United Bankshares board of directors evaluated the merger agreement, the merger, the issuance of United Bankshares common stock and the other transactions in consultation with United Bankshares management, as well as United Bankshares’ financial and legal advisors, and considered a number of factors, including the following material factors:

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United Bankshares’, Carolina Financial’s and the combined entity’s business, operations, financial condition, risk profile, asset quality, earnings and prospects. In reviewing these factors, the United Bankshares board of directors considered its view that Carolina Financial’s business and operations complement those of United Bankshares and that the merger would result in a combined company with a more diversified revenue stream and an attractive funding base;

•	The combined entity will be a leading independent community bank operating throughout the most attractive markets in Northern Virginia and Washington, D.C., South Carolina and North Carolina.

•	High growth markets in the following cities where Carolina Financial’s subsidiary bank has branches: Charleston, Charlotte, Columbia, Greenville, Myrtle Beach, Raleigh and Wilmington;

•	Carolina Financial’s familiarity with the North Carolina and South Carolina markets;

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The board’s understanding of the current and prospective environment in which United Bankshares and Carolina Financial operate, including national and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on United Bankshares both with and without the proposed transaction;

•	Management’s expectation regarding cost synergies, accretion, tangible book value dilution and internal rate of return;

•	Its review and discussions with United Bankshares management concerning the due diligence examination of Carolina Financial;

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Sensitivity of the proposed transaction’s economic returns to a variety of factors, including changes to the amount of cost synergies, Carolina Financial’s pro forma earnings, Carolina Financial’s rates of growth and estimated mark-to-market of the associated loan portfolio;

•	The market for alternative merger or acquisition transactions in the banking industry and the likelihood and timing of other material strategic transactions;

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Management’s expectation that the strong capital position maintained by each separate company prior to the completion of the merger will contribute to a strong capital position for the combined entity upon completion of the merger;

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The opinion, dated November 15, 2019, of Piper Sandler to the United Bankshares board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to United Bankshares of the exchange ratio in the proposed merger, as more fully described below under “Opinion of United Bankshares’ Financial Advisor”;

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The terms of the merger agreement, including the fixed exchange ratio, tax treatment and mutual deal protection and termination fee provisions, which it reviewed with its outside legal and financial advisors;

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The potential risks associated with and management’s recent experience in achieving anticipated cost synergies and savings and successfully integrating Carolina Financial’s business, operations and workforce with those of Carolina Financial;

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The nature and amount of payments to be received by Carolina Financial management in connection with the merger and the merger-related costs and restructuring charges that will be incurred in connection with the merger;

•	The potential risk of diverting management attention and resources from the operation of United Bankshares’ business and towards the completion of the merger; and

•	The regulatory and other approvals required in connection with the merger.

The foregoing discussion of the information and factors considered by the United Bankshares board of directors is not intended to be exhaustive, but includes the material factors considered by the United Bankshares board of directors. In reaching its decision to approve the merger agreement, the merger, the issuance of United Bankshares common stock to Carolina Financial stockholders in connection with the merger, and the other transactions contemplated by the merger agreement, the United Bankshares board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The United Bankshares board of directors considered all these factors as a whole, including discussions with, and questioning of, United Bankshares management and United Bankshares’ financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the United Bankshares board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, are advisable and in the best interests of United Bankshares and its stockholders, and unanimously adopted and approved the merger agreement and the transactions contemplated by it. The United Bankshares board of directors unanimously recommends that the United Bankshares stockholders vote “FOR” the approval of the United Bankshares merger proposal and vote “FOR” the approval of the United Bankshares stock issuance proposal.

Opinion of Carolina Financial’s Financial Advisor

Carolina Financial retained Raymond James as financial advisor on October 9, 2019. Carolina Financial selected Raymond James to act as its financial advisor because Raymond James is a nationally recognized investment banking firm whose principal business specialty is financial institutions. Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Pursuant to that engagement, the Carolina Financial board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of shares of Carolina Financial’s common stock of the exchange ratio to be received by such holders pursuant to the merger agreement.

At the November 17, 2019 meeting of the Carolina Financial board of directors, representatives of Raymond James rendered its opinion dated November 17, 2019 to the Carolina Financial board of directors, as to the fairness, as of such date, from a financial point of view, to the holders of shares of Carolina Financial common stock of the exchange ratio to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James is attached as Appendix B to this prospectus and joint proxy statement. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Holders of shares of Carolina Financial common stock are urged to read this opinion in its entirety.

Raymond James provided its opinion for the information of the Carolina Financial board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the exchange ratio to be received by the holders of shares of Carolina Financial common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinion of Raymond James does not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Carolina Financial board of directors or to any holder of Carolina Financial common stock as to how the Carolina Financial board of directors, such stockholder or any other person should vote or otherwise act with respect to the merger or any other matter. Raymond James does not express any opinion as to the likely trading range of United Bankshares common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of United Bankshares at that time.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the draft of the agreement dated November 17, 2019, which we refer to in this section as the Draft Agreement;

•

reviewed certain information related to the historical condition and prospects of Carolina Financial and United Bankshares, as made available to Raymond James by or on behalf of Carolina Financial, including, but not limited to, financial projections for each of Carolina Financial and United Bankshares that were prepared using consensus analyst estimates for the years 2019 and 2020 with further years extrapolated based on appropriate growth rates, which were authorized and reviewed by the management of the Carolina Financial, which we refer to as the Projections;

•

reviewed Carolina Financial’s and United Bankshares’ audited financial statements for year ended December 31, 2018 and unaudited financial statements for the nine-month period ended September 30, 2019;

•

reviewed estimates of certain pro forma financial adjustments made available to us by Carolina Financial that are expected to occur as a result of Carolina Financial’s pending acquisition of Carolina Trust BancShares, Inc., as approved for our use by Carolina Financial, which we refer to as the Pro Forma Carolina Trust Adjustments;

•	reviewed Carolina Financial’s and United Bankshares’ recent public filings and certain other publicly available information regarding Carolina Financial and United Bankshares;

•	reviewed the financial and operating performance of Carolina Financial and United Bankshares and those of other selected public companies that we deem to be relevant;

•	considered certain publicly available financial terms of certain transactions we deem to be relevant;

•

reviewed the current and historical market prices and trading volume for the Carolina Financial common stock and for United Bankshares’ common shares, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

•

received a certificate addressed to Raymond James from a member of senior management of Raymond James regarding, among other things, the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of Carolina Financial; and

•

discussed with members of the senior management of Carolina Financial certain information relating to the aforementioned and any other matters that we have deemed relevant to our inquiry, including, but not limited to, the past and current business operations of Carolina Financial and the financial condition and future prospects and operations of Carolina Financial.

With Carolina Financial’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Carolina Financial, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of Carolina Financial or United Bankshares. Raymond James is not an expert in generally accepted accounting principles (GAAP) in general and also specifically regarding the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan and lease losses or any other reserves; accordingly, Raymond James has assumed that such allowances and reserves are in the aggregate adequate to cover such losses. With respect to the Projections, Pro Forma Financial Adjustments, Pro Forma Carolina Trust Adjustments and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with Carolina Financial’s consent, assumed that the Projections and such other information and data were reasonably prepared in good faith on bases reflecting (or, in the case of Projections with respect to 2019 and 2020, which were prepared using consensus analyst estimates for the years 2019 and 2020, are consistent with) the best currently available estimates and judgments of management of Carolina Financial and Raymond James relied upon Carolina Financial to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections, Pro Forma Financial Adjustments, Pro Forma Carolina Trust Adjustments or the assumptions on which they were based. Based upon the terms specified in the merger agreement, Raymond James assumed that the merger will qualify as a reorganization under the provisions of Section 368(a) of the Code. Raymond James relied upon and assumed, without independent verification, that the final form of the merger agreement would be substantially similar to the Draft Agreement reviewed by Raymond James in all respects material to its analysis, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver of or amendment to any of the conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger or Carolina Financial that would be material to its analysis or opinion.

Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. The Raymond James opinion is limited to the fairness, from a financial point of view, of the exchange ratio to be received by the holders of shares of Carolina Financial common stock. Raymond James expressed no opinion with respect to any other reasons (legal, business or otherwise) that may support the decision of Carolina Financial’s board of directors to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond

James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of Carolina Financial, on the fact that Carolina Financial was assisted by legal, accounting and tax advisors, and, with the consent of Carolina Financial relied upon and assumed the accuracy and completeness of the assessments by Carolina Financial and its advisors, as to all legal, accounting and tax matters with respect to Carolina Financial and the merger.

In formulating its opinion, Raymond James considered only the exchange ratio to be received by the holders of shares of Carolina Financial common stock, and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Carolina Financial, or such class of persons, in connection with the merger whether relative to the compensation received by the holders of shares of Carolina Financial common stock or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Carolina Financial, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the merger to any one class or group of Carolina Financial’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Carolina Financial’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of Carolina Financial or United Bankshares or the ability of Carolina Financial or United Bankshares to pay their respective obligations when they come due.

Material Financial Analyses

The following summarizes the material financial analyses reviewed by Raymond James with the Carolina Financial board of directors at its meeting on November 15, 2019, which material was considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to United Bankshares, Carolina Financial or the contemplated merger.

Contribution Analysis. Raymond James analyzed the relative contribution of United Bankshares and Carolina Financial to certain financial and operating metrics for the pro forma combined company resulting from the merger. The financial and operating metrics included: (i) total assets; (ii) gross loans; (iii) total deposits; (iv) tangible common equity; (v) last twelve months core net income, which we refer to as LTM Core Net Income, as defined by S&P Global Market Intelligence (includes net income before extraordinary items, less net income attributable to non-controlling interests, gain on sale of securities, amortization of intangibles, goodwill, and nonrecurring items); (vi) consensus estimated 2020 net income; and (vii) consensus estimated 2021 net income. Forward net income estimates were based on mean consensus analyst estimates as shown by S&P Global Market Intelligence. The estimates published by Wall Street research analysts and the companies involved in the selected transaction analysis were not prepared in connection with the merger or at the request of Raymond James and may or may not prove to be accurate. The relative contribution analysis did not give effect to any synergies as a result of the merger. The results of this analysis are summarized in the table below:

	Relative Contribution
	UBSI	Carolina Financial	Implied Exchange Ratio
Total Assets	81.0%	19.0%	0.96x
Gross Loans	80.8%	19.2%	0.97x
Total Deposits	80.8%	19.2%	0.97x
Tangible Common Equity	78.0%	22.0%	1.15x
LTM Core Net Income	79.8%	20.2%	1.03x
2020E Net Income	76.6%	23.4%	1.25x
2021E Net Income	76.6%	23.4%	1.25x
Exchange Ratio in the Merger			1.13x

Discounted Cash Flow Analysis. Raymond James performed a discounted cash flow analysis of United Bankshares and Carolina Financial based on the Projections. Consistent with the periods included in the Projections, Raymond James used calendar year 2024 as the final year for the analysis and applied multiples, ranging from 12.0x to 14.0x, to calendar year 2024 earnings in order to derive a range of terminal values for United Bankshares and Carolina Financial in 2024.

For United Bankshares, Raymond James used discount rates ranging from 9.5% to 10.5%. For Carolina Financial, Raymond James used discount rates ranging from 10.0% to 11.0%. Raymond James arrived at its discount rate range by using the 2019 Duff & Phelps Valuation Handbook. Raymond James reviewed the ranges of implied per share values indicated by the discounted cash flow analysis for each of United Bankshares and Carolina Financial and calculated a range of implied exchange ratios by dividing the maximum implied per share value of Carolina Financial common stock by the minimum implied per share value of United Bankshares common stock to calculate the maximum implied exchange ratio, and by dividing the minimum implied per share value of Carolina Financial common stock by the maximum implied per share value of United Bankshares common stock to calculate the minimum implied exchange ratio. The results of the discounted cash flow analysis are summarized in the table below:

	Implied Per Share Value				Implied Exchange Ratio
	UBSI		Carolina Financial
	Low	High	Low	High	Low/High	High/Low
Net Income Terminal Multiple	$32.03	$36.37	$38.31	$43.67	1.05x – 1.36x
Exchange Ratio in the Merger					1.13x

Selected Companies Analysis. Raymond James reviewed certain data for selected companies with publicly traded equity securities that it deemed relevant for its analysis. The selected groups represent companies Raymond James believed to be relevant to each of United Bankshares and Carolina Financial. Raymond James selected certain companies that (i) are headquartered in the Southeast United States (Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia); (ii) have total assets between $10.0 billion and $40.0 billion for United Bankshares and between $2.5 billion and $10.0 billion for Carolina Financial; and (iii) are traded on the NASDAQ or NYSE. The aforementioned financial characteristics were shown for the bank subsidiary if consolidated data was unavailable, and the financial characteristics were based on the most recent LTM period reported as of September 30, 2019. The selected groups exclude mutual holding companies and targets of announced mergers. The Carolina Financial selected group also excludes Live Oak Bancshares, Inc. due to its unique business model. No company used in the analysis described below is identical or directly comparable to either United Bankshares or Carolina Financial. The selected companies Raymond James deemed relevant include the following:

Selected Companies for United Bankshares

•	First Citizens BancShares Inc. (NC)

•	BankUnited Inc. (FL)

•	Hancock Whitney Corporation (MS)

•	Pinnacle Financial Partners (TN)

•	Bank OZK (AR)

•	BancorpSouth Bank (MS)

•	Ameris Bancorp (GA)

•	Simmons First National Corporation (AR)

•	Atlantic Union Bankshares Corp. (VA)
•	CenterState Bank Corporation (FL)

•	South State Corporation (SC)

•	Home BancShares Inc. (AR)

•	Trustmark Corporation (MS)

•	Renasant Corporation (MS)

•	United Community Banks Inc. (GA)

•	WesBanco Inc. (WV)

•	TowneBank (VA)

Selected Companies for Carolina Financial

•	ServisFirst Bancshares Inc. (AL)

•	Amerant Bancorp Inc. (FL)

•	Seacoast Banking Corporation of FL (FL)

•	FB Financial Corporation (TN)

•	First Bancorp (NC)

•	City Holding Company (WV)
•	Carter Bank & Trust (VA)

•	Franklin Financial Network Inc. (TN)

•	HomeTrust Bancshares Inc. (NC)

•	First Bancshares Inc. (MS)

•	Capital City Bank Group Inc. (FL)

•	Southern National Bancorp of VA Inc. (VA)

Raymond James calculated various financial multiples for each selected public company, including price per share at close on November 15, 2019 compared to (i) basic tangible book value, which we refer to as TBV, per share at September 30, 2019 as shown by S&P Global Market Intelligence; (ii) last twelve months core earnings per share, which we refer to as LTM Core EPS, as defined by S&P Global Market Intelligence (includes net income before extraordinary items, less net income attributable to non-controlling interests, gain on sale of securities, amortization of intangibles, goodwill, and nonrecurring items); and (iii) next fiscal year earnings per share, which we refer to as Next FY EPS, based on consensus forward estimates as shown by S&P Global Market Intelligence. The estimates published by Wall Street research analysts were not prepared in connection with the merger or at the request of Raymond James and may or may not prove to be accurate. All financial multiples – TBV per share, LTM Core EPS, and Next FY EPS – greater than two standard deviations away from the unadjusted mean were considered not meaningful. Raymond James reviewed the 75th percentile, mean, median, and 25th percentile relative valuation multiples of the selected public companies. The results of the selected companies’ analysis for each of United Bankshares and Carolina Financial are summarized below:

	UBSI Multiples		Carolina Financial Multiples
	25th Pctl.	75th Pctl.	25th Pctl.	75th Pctl.
Tangible Book Value	166%	206%	126%	211%
LTM Core EPS	11.0x	13.5x	12.1x	16.2x
Next FY EPS	10.6x	13.7x	12.1x	16.2x

Taking into account the results of the selected companies’ analysis, Raymond James applied the 75th and 25th percentiles of the price to tangible book value per share ratio and earnings per share multiples to corresponding financial data for each of United Bankshares and Carolina Financial. Raymond James reviewed the ranges of implied per share values and calculated a range of implied exchange ratios by dividing the higher implied per share value of Carolina Financial by the lower implied per share value of United Bankshares to calculate the implied exchange ratio, and by dividing the lower implied per share value of Carolina Financial by the higher implied per share value of United Bankshares to calculate the low implied exchange ratio. The results of the selected companies’ analysis are summarized below:

	Implied Per Share Value				Implied Exchange Ratio
	UBSI		Carolina Financial
	25th Pctl.	75th Pctl.	25th Pctl.	75th Pctl.	Low/High	High/Low
Tangible Book Value	$30.08	$37.50	$26.55	$44.30	0.71x – 1.47x
LTM Core EPS	$28.96	$35.38	$32.81	$44.00	0.93x – 1.52x
Next FY EPS	$25.43	$32.92	$35.43	$47.58	1.08x – 1.87x
Exchange Ratio in the Merger					1.13x

Selected Transaction Analysis. Raymond James analyzed publicly available information relating to selected national and regional transactions announced since January 1, 2018 involving targets headquartered in (i) the United States (excluding Puerto Rico) or (ii) the Southeast United States (Alabama, Arkansas, Florida, Georgia,

Mississippi, North Carolina, South Carolina, Tennessee, Virginia, and West Virginia), in each case, with target assets between $400.0 million and $2.5 billion. Financial data for the selected targets was based on the most recent last twelve-month period reported prior to announcement of the respective transaction. The selected national and regional transactions (with respective transaction announcement dates shown) used in the analysis included:

Selected National Transactions

•	Acquisition of Revere Bank by Sandy Spring Bancorp Inc. (9/24/19)

•	Acquisition of Mutual of Omaha Bank by CIT Group Inc. (8/13/19)

•	Acquisition of Landrum Co. by Simmons First National Corporation (7/31/19)

•	Acquisition of Old Line Bancshares Inc. by WesBanco Inc. (7/23/19)

•	Acquisition of United Financial Bancorp by People’s United Financial Inc. (7/15/19)

•	Acquisition of Oritani Financial Corporation by Valley National Bancorp (6/26/19)

•	Acquisition of LegacyTexas Financial Group by Prosperity Bancshares Inc. (6/17/19)

•	Acquisition of BAC Florida Bank by Banco Bradesco (5/6/19)

•	Acquisition of Fidelity Southern Corporation by Ameris Bancorp (12/17/18)

•	Acquisition of National Commerce Corporation by CenterState Bank Corporation (11/26/18)

•	Acquisition of Access National Corporation by Union Bankshares Corporation (10/5/18)

•	Acquisition of Blue Hills Bancorp Inc. by Independent Bank Corporation (9/20/18)

•	Acquisition of Klein Financial Inc. by Old National Bancorp (6/21/18)

•	Acquisition of First Connecticut Bancorp, Inc. by People’s United Financial Inc. (6/19/18)

•	Acquisition of CoBiz Financial Inc. by BOK Financial Corp. (6/18/18)

•	Acquisition of Guaranty Bancorp by Independent Bank Group Inc. (5/22/18)

•	Acquisition of State Bank Financial Corporation by Cadence Bancorporation (5/13/18)

•	Acquisition of Brand Group Holdings Inc. by Renasant Corporation (3/28/18)

•	Acquisition of Community Bank by CVC Financial Corporation (2/26/18)

•	Acquisition of Grandpoint Capital Inc. by Pacific Premier Bancorp (2/12/18)

•	Acquisition of Hamilton State Bancshares by Ameris Bancorp (1/26/18)

Selected Regional Transactions

•	Acquisition of BAC Florida Bank by Banco Bradesco (5/6/19)

•	Acquisition of Fidelity Southern Corporation by Ameris Bancorp (12/17/18)

•	Acquisition of National Commerce Corporation by CenterState Bank Corporation (11/26/18)

•	Acquisition of Access National Corporation by Union Bankshares Corporation (10/5/18)

•	Acquisition of State Bank Financial Corporation by Cadence Bancorporation (5/13/18)

•	Acquisition of Brand Group Holdings Inc. by Renasant Corporation (3/28/18)

•	Acquisition of Hamilton State Bancshares by Ameris Bancorp (1/26/18)

Raymond James examined valuation multiples of transaction value compared to the target companies’ (i) most recent quarter basic TBV per share as shown by S&P Global Market Intelligence; (ii) LTM Core Net Income, as defined by S&P Global Market Intelligence (includes net income before extraordinary items, less net income attributable to non-controlling interests, gain on sale of securities, amortization of intangibles, goodwill, and nonrecurring items); (iii) next fiscal year net income, which we refer to as Next FY Net Income; and (iv) premium to tangible book value divided by core deposits (total deposits less time deposits greater than $100,000), which we refer to as Premium to Core Deposits. Forward net income estimates for the Next FY Net Income multiple were based on mean consensus analyst estimates as shown by S&P Global Market Intelligence. The estimates published by Wall Street research analysts and the companies involved in the selected transaction analysis were not prepared in connection with the merger or at the request of Raymond James and may or may not prove to be accurate. Raymond James applied the 25th percentile and 75th percentile TBV multiple, earnings multiples, and Premium to Core Deposits multiple to the corresponding Carolina Financial metrics to create the range of exchange ratios used for its analysis based on United Bankshares’ 20-day volume-weighted average stock price as of November 15, 2019 ($39.89). The results of the selected national and regional transactions analyses, respectively, are summarized below:

National Transactions	Carolina Financial Statistic			Implied Exchange Ratio
		Percentiles
		25th	75th	25th Pctl.	75th Pctl.
Tangible Book Value	$21.03	181%	248%	0.95x – 1.31x
LTM Core Net Income ($000)	$68,119	14.9x	22.6x	1.03x – 1.56x
Next FY Net Income ($000)	$74,874	12.8x	16.8x	0.97x – 1.27x
Premium to Core Deposits ($000)	$2,721,343	11.3%	20.9%	0.84x – 1.10x
Exchange Ratio in the Merger				1.13x

Regional Transactions	Carolina Financial Statistic			Implied Exchange Ratio
		Percentiles
		25th	75th	25th Pctl.	75th Pctl.
Tangible Book Value	$21.03	208%	248%	1.10x – 1.31x
LTM Core Net Income ($000)	$68,119	17.4x	22.3x	1.20x – 1.54x
Next FY Net Income ($000)	$74,874	13.3x	16.9x	1.01x – 1.28x
Premium to Core Deposits ($000)	$2,721,343	15.1%	25.2%	0.94x – 1.22x
Exchange Ratio in the Merger				1.13x

Pro Forma Impact Analysis. Raymond James performed a pro forma financial impact analysis that combined projected balance sheet and 2020 and 2021 estimated EPS information of United Bankshares and Carolina Financial. Using (i) closing balance sheet estimates as of March 31, 2020 for United Bankshares and Carolina Financial based on Carolina Financial management estimates; (ii) financial forecasts and projections of United Bankshares and Carolina Financial for the year ending 2020 based on consensus analyst estimates, which were authorized and reviewed by management of Carolina Financial, and the year ending 2021, extrapolated based on appropriate growth rates, which were authorized and reviewed by management of Carolina Financial; and (iii) pro forma assumptions (including, without limitation, the cost savings expected to result from the merger, as well as the purchase accounting adjustments) provided by Carolina Financial management. Raymond James analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be dilutive to Carolina Financial’s estimated tangible book value per share, as adjusted for the exchange ratio, at March 31, 2020, but accretive to Carolina Financial’s estimated 2020 and 2021 earnings per share and estimated 2020 and 2021 dividends per share, as adjusted for the exchange ratio. For all of the above analyses, the actual results achieved by United Bankshares following the merger may vary from the projected results, and the variations may be material.

Additional Considerations. The preparation of a fairness opinion from a financial point of view is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of Carolina Financial.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Carolina Financial. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Carolina Financial board of directors (solely in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to the holders of Carolina Financial common stock of the exchange ratio to be received by such holders in connection with the proposed merger pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the Carolina Financial board in making its determination to approve the merger. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the Carolina Financial board of directors’ or Carolina Financial management’s views with respect to Carolina Financial, United Bankshares or the merger. Raymond James provided advice to Carolina Financial with respect to the proposed merger. Raymond James did not, however, recommend any specific amount of consideration to the Carolina Financial Board or that any specific exchange ratio constituted the only appropriate consideration for the merger. Carolina Financial placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on November 17, 2019, and any material change in such circumstances and conditions may affect the opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm that opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Carolina Financial since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

During the two years preceding the date of Raymond James’ written opinion, Raymond James has been engaged by or otherwise performed services for Carolina Financial for which it was paid a fee (separately from any amounts that were paid to Raymond James under the engagement letter described in this prospectus and joint proxy statement pursuant to which Raymond James was retained as a financial advisor to Carolina Financial to assist in reviewing strategic alternatives).

For services rendered in connection with the delivery of its opinion, Carolina Financial paid Raymond James a fee of $1.0 million upon delivery of its opinion. Carolina Financial will also pay Raymond James a fee for advisory services in connection with the merger equal to approximately $10.0 million (less the fee paid upon the delivery of the opinion, the amount of which shall be deducted), which is contingent upon the closing of the merger. Carolina Financial also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of

Carolina Financial and United Bankshares for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to Carolina Financial and/or United Bankshares or other participants in the merger in the future, for which Raymond James may receive compensation.

Opinion of United Bankshares’ Financial Advisor

United Bankshares retained Piper Sandler to act as financial advisor to United Bankshares’ board of directors in connection with United Bankshares’ consideration of a possible business combination with Carolina Financial. United Bankshares selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as financial advisor to United Bankshares’ board of directors in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the November 15, 2019 meeting at which United Bankshares’ board of directors considered the transaction and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on November 15, 2019, to the effect that, as of such date, the exchange ratio was fair to United Bankshares from a financial point of view. The full text of Piper Sandler’s opinion is attached as Appendix C to this prospectus and joint proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of United Bankshares’ common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed transaction.

Piper Sandler’s opinion was directed to the board of directors of United Bankshares in connection with its consideration of the transaction and the merger agreement and does not constitute a recommendation to any stockholder of United Bankshares as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the approval of the transaction and the merger agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to United Bankshares and did not address the underlying business decision of United Bankshares to engage in the transaction, the form or structure of the transaction or any other transactions contemplated in the merger agreement, the relative merits of the transaction as compared to any other alternative transactions or business strategies that might exist for United Bankshares or the effect of any other transaction in which United Bankshares might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the transaction by any officer, director or employee of United Bankshares or Carolina Financial, or any class of such persons, if any, relative to the compensation to be received in the transaction by any other stockholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	a draft of the merger agreement, dated November 13, 2019;

•	certain publicly available financial statements and other historical financial information of United Bankshares that Piper Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of Carolina Financial that Piper Sandler deemed relevant;

•

publicly available median analyst GAAP earnings per share estimates for United Bankshares for the quarter ending December 31, 2019 and the year ending December 31, 2020, as well as a long-term earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the quarter ending December 31, 2019 and the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of United Bankshares;

•

publicly available median analyst GAAP earnings per share estimates for Carolina Financial for the quarter ending December 31, 2019 and the year ending December 31, 2020, as well as a long-term earnings per share growth rate (which was applied to the publicly available median analyst normalized earnings per share estimate for the year ending December 31, 2020) for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the quarter ending December 31, 2019 and the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of United Bankshares;

•

the pro forma financial impact of the transaction on United Bankshares based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain assumptions relating to anticipated regulatory costs associated with the transaction and the closing of the Carolina Trust Bancshares, Inc. transaction, as provided by the senior management of United Bankshares;

•

the publicly reported historical price and trading activity for United Bankshares common stock and Carolina Financial common stock, including a comparison of certain stock trading information for United Bankshares common stock and Carolina Financial common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for United Bankshares and Carolina Financial with similar financial institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of United Bankshares the business, financial condition, results of operations and prospects of United Bankshares and held similar discussions with certain members of the management of Carolina Financial and its representatives regarding the business, financial condition, results of operations and prospects of Carolina Financial.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by United Bankshares or Carolina Financial or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective managements of United Bankshares and Carolina Financial that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertaken an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of United Bankshares or Carolina Financial, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of United Bankshares or Carolina Financial. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of United Bankshares or Carolina Financial, or of the combined entity after the transaction, and Piper Sandler did not review any individual credit files relating to United Bankshares or Carolina Financial. Piper Sandler assumed, with United Bankshares’ consent, that the respective allowances for loan losses for both United Bankshares and Carolina Financial were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used publicly available median analyst GAAP earnings per share estimates for United Bankshares for the quarter ending December 31, 2019 and the year ending December 31, 2020, as well as a long-term earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the quarter ending December 31, 2019 and the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of United Bankshares. In addition, Piper Sandler used publicly available median analyst GAAP earnings per share estimates for Carolina Financial for the quarter ending December 31, 2019 and the year ending December 31, 2020, as well as a long-term earnings per share growth rate (which was applied to the publicly available median analyst normalized earnings per share estimate for the year ending December 31, 2020) for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the quarter ending December 31, 2019 and the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of United Bankshares. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain assumptions relating to anticipated regulatory costs associated with the transaction and the closing of the Carolina Trust BancShares, Inc. transaction, as provided by the senior management of United Bankshares. With respect to the foregoing information, the senior management of United Bankshares confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available median analyst estimates referred to above, were consistent with) the best currently available estimates of the senior management of United Bankshares as to the future financial performance of United Bankshares and Carolina Financial, respectively, and Piper Sandler assumed that the future financial performance reflected in such information would be achieved. Piper Sandler expressed no opinion as to such estimates, or the assumptions on which such estimates were based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of United Bankshares or Carolina Financial since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analysis that United Bankshares and Carolina Financial would remain as going concerns for all periods relevant to its analysis.

Piper Sandler also assumed, with United Bankshares’ consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the transaction, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on United Bankshares, Carolina Financial, the transaction or any related transactions, and (iii) the transaction and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with United Bankshares’ consent, Piper Sandler relied upon the advice that United Bankshares received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the transaction and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.

Sander O’Neill’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to United Bankshares’ board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to United Bankshares or Carolina Financial and no transaction is identical to the transaction. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of United Bankshares and Carolina Financial and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the exchange ratio to United Bankshares on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of United Bankshares, Carolina Financial, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to United Bankshares’ board of directors at its November 15, 2019 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of United Bankshares common stock or Carolina Financial common stock or the prices at which United Bankshares or Carolina Financial common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by United Bankshares’ board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of United Bankshares’ board of directors with respect to the fairness of the exchange ratio.

Summary of Proposed Transaction Consideration and Implied Transaction Metrics.

Piper Sandler reviewed the financial terms of the proposed transaction. Pursuant to the terms of the merger agreement, at the effective time of the transaction each share of Carolina Financial common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive 1.13 shares of United Bankshares common stock. Based on the closing price per share of United Bankshares common stock on November 15, 2019 of $39.51 and based on 24,809,726 Carolina Financial common shares outstanding (consisting of 22,252,436 Carolina Financial common shares outstanding, 2,512,543 Carolina Financial common shares to be issued to Carolina Trust BancShares, Inc. and 44,747 Carolina Financial restricted stock units) and 304,706 Carolina Financial options outstanding with a weighted average strike price of $11.08, Piper Sandler calculated an aggregate implied transaction value of approximately $1,117.9 million and an implied purchase price per share of $44.65. Based upon financial information for Carolina Financial as of or for the last twelve months (“LTM”) ended September 30, 2019 and the closing price of Carolina Financial’s common stock on November 15, 2019, Piper Sandler calculated the following implied transaction metrics:

Transaction Price / Carolina Financial September 30, 2019 Book Value per Share:	160%
Transaction Price / Carolina Financial September 30, 2019 Tangible Book Value per Share:	207%
Transaction Price / Carolina Financial LTM Earnings per Share:	16.3x
Transaction Price / Carolina Financial 2019E Median Analyst GAAP Earnings per Share(1):	16.0x
Transaction Price / Carolina Financial 2020E Median Analyst GAAP Earnings per Share(1):	16.4x
Transaction Price / Carolina Financial 2020E Median Analyst Core Earnings per Share(1):	15.2x
Tangible Book Premium / Core Deposits(2):	27.4%
Tangible Book Premium / Core Deposits(3):	23.1%
Market Premium as of November 15, 2019:	15.7%

1	Median Earnings per Share estimates exclude Piper Sandler & Partners estimates (Piper Sandler research department had not published a report on Carolina Financial Q3 2019 earnings)
2	Core deposits defined as total deposits less time deposits with balances greater than $100,000
3	Core deposits defined as total deposits less time deposits with balances greater than $250,000

Note: Carolina Financial financial data is not pro forma for the pending acquisition of Carolina Trust BancShares, Inc.

Stock Trading History.

Piper Sandler reviewed the publicly available historical reported trading prices of United Bankshares common stock and Carolina Financial common stock for the one-year and three-year periods ended November 15, 2019. Piper Sandler then compared the relationship between the movements in the price of United Bankshares common stock and Carolina Financial common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

United Bankshares’ One-Year Stock Performance

	Beginning Value November 15, 2018	Ending Value November 15, 2019
United Bankshares	100%	111.8%
United Bankshares Peer Group	100%	104.3%
NASDAQ Bank Index	100%	101.6%
S&P 500 Index	100%	114.3%

United Bankshares’ Three-Year Stock Performance

	Beginning Value November 15, 2016	Ending Value November 15, 2019
United Bankshares	100%	87.2%
United Bankshares Peer Group	100%	100.4%
NASDAQ Bank Index	100%	109.0%
S&P 500 Index	100%	143.1%

Carolina Financial’s One-Year Stock Performance

	Beginning Value November 15, 2018	Ending Value November 15, 2019
Carolina Financial	100%	115.5%
Carolina Financial Peer Group	100%	102.5%
NASDAQ Bank Index	100%	101.6%
S&P 500 Index	100%	114.3%

Carolina Financial’s Three-Year Stock Performance

	Beginning Value November 15, 2016	Ending Value November 15, 2019
Carolina Financial	100%	151.9%
Carolina Financial Peer Group	100%	137.6%
NASDAQ Bank Index	100%	109.0%
S&P 500 Index	100%	143.1%

Comparable Company Analyses.

Piper Sandler used publicly available information to compare selected financial information for United Bankshares with a group of financial institutions selected by Piper Sandler. The United Bankshares peer group included nationwide major-exchange traded (NYSE, NYSEAM, NASDAQ) banks and thrifts with total assets between $15.0 billion and $25.0 billion, but excluded targets of announced merger transactions and Bank OZK and Flagstar Bancorp, Inc. due to their unique business models and Cathay General Bancorp and Hope Bancorp, Inc. due to their ethnic focused business model, which we refer to as the United Bankshares Peer Group. The United Bankshares Peer Group consisted of the following companies:

Ameris Bancorp	Fulton Financial Corporation
Atlantic Union Bankshares Corporation	Old National Bancorp
BancorpSouth Bank	Prosperity Bancshares, Inc.
Bank of Hawaii Corporation	Simmons First National Corporation
Cadence Bancorporation	South State Corporation
CenterState Bank Corporation	UMB Financial Corporation
First Hawaiian, Inc.	Washington Federal, Inc.
First Midwest Bancorp, Inc.

The analysis compared publicly available financial information for United Bankshares with corresponding data for the United Bankshares Peer Group as of or for the year ended September 30, 2019 (unless otherwise noted) with pricing data as of November 15, 2019. The table below sets forth the data for United Bankshares and the median, mean, low and high data for the United Bankshares Peer Group.

United Bankshares Comparable Company Analysis

	United Bankshares	United Bankshares Peer Group Median	United Bankshares Peer Group Mean	United Bankshares Peer Group Low	United Bankshares Peer Group High
Total assets ($mm)	19,751	17,856	18,999	15,752	24,143
Loans / Deposits (%)	96.7	92.2	86.7	62.9	100.6
Non-performing assets / Total assets (%)	0.75	0.50	0.54	0.13	0.97
LTM Net Charge-Off Ratio (%)	0.15	0.10	0.16	(0.03)	0.58
Tangible common equity/Tangible assets (%)	10.11	8.95	9.17	7.14	10.90
Tier 1 Leverage Ratio (%)	10.20	9.05	9.21	7.32	10.86
Tier 1 RBC Ratio (%)	12.28	11.10	11.68	9.64	16.68
Total RBC Ratio (%)	14.44	12.97	13.11	11.04	17.34
CRE / Total RBC Ratio (%)	254.5	195.6	213.1	121.8	322.2
LTM Return on average assets (%)	1.35	1.20	1.22	0.88	1.47
LTM Return on average equity (%)	7.89	8.67	9.63	7.88	17.45
LTM Net interest margin (%)	3.43	3.73	3.61	3.06	4.35
LTM Efficiency ratio (%)	49.32	53.56	54.74	42.51	69.47
Price/Tangible book value (%)	218	203	190	112	285
Price/LTM Core Earnings per share (x)	15.5	14.1	13.9	9.9	16.4
Price/2019E earnings per share (x)	15.3	13.1	12.9	9.4	16.0
Price/2020E earnings per share (x)	16.4	13.5	13.0	8.6	16.5
Current Dividend Yield (%)	3.4	2.6	2.6	1.4	4.3
Market value ($mm)	4,012	3,058	3,118	2,107	4,769

Piper Sandler used publicly available information to perform a similar analysis for Carolina Financial by comparing selected financial information for Carolina Financial with a group of financial institutions selected by Piper Sandler. The Carolina Financial peer group included major-exchange traded (NYSE, NYSEAM, NASDAQ) banks and thrifts headquartered in the Southeast region with total assets between $2.5 billion and $10.0 billion, but excluded targets of announced merger transactions and Live Oak Bancshares, Inc. due to their SBA lending focus, which we refer to as the Carolina Financial Peer Group. The Carolina Financial Peer Group consisted of the following companies:

Amerant Bancorp Inc.	First Bancshares, Inc.
Capital City Bank Group, Inc.	Franklin Financial Network, Inc.
Carter Bank & Trust	HomeTrust Bancshares, Inc.
City Holding Company	Seacoast Banking Corporation of Florida
FB Financial Corporation	ServisFirst Bancshares, Inc.
First Bancorp	Southern National Bancorp of Virginia, Inc.

The analysis compared publicly available financial information for Carolina Financial with corresponding data for the Carolina Financial Peer Group as of or for the year ended September 30, 2019 (unless otherwise noted) with pricing data as of November 15, 2019. The table below sets forth the data for Carolina Financial and the median, mean, low and high data for the Carolina Financial Peer Group.

Carolina Financial Comparable Company Analysis

	Carolina Financial	Carolina Financial Peer Group Median	Carolina Financial Peer Group Mean	Carolina Financial Peer Group Low	Carolina Financial Peer Group High
Total assets ($mm)	3,980	4,489	5,124	2,699	9,005
Loans / Deposits (%)	95.7	89.5	89.9	73.9	101.0
Non-performing assets / Total assets (%)	0.60	0.72	1.01	0.09	4.58
LTM Net Charge-Off Ratio (%)	0.01	0.15	0.14	0.00	0.36
Tangible common equity/Tangible assets (%)	12.50	10.17	10.03	8.31	11.05
Tier 1 Leverage Ratio (%)	13.40	10.63	10.57	8.88	12.09
Tier 1 RBC Ratio (%)	17.04	13.53	13.45	10.39	16.83
Total RBC Ratio (%)	17.59	14.83	14.78	12.00	17.59
CRE / Total RBC Ratio¹ (%)	230.7	240.4	241.1	124.7	379.5
LTM Return on average assets (%)	1.61	1.19	1.15	0.56	1.74
LTM Return on average equity (%)	10.44	9.63	9.94	5.86	19.44
LTM Net interest margin (%)	4.07	3.55	3.59	2.83	4.44
LTM Efficiency ratio (%)	53.74	56.54	57.90	32.56	73.07
Price/Tangible book value (%)	179	181	176	111	246
Price/LTM Core Earnings per share (x)	14.1	16.5	16.1	11.9	21.8
Price/2019E earnings per share (x)	13.8²	14.9	14.7	10.9	19.2
Price/2020E earnings per share (x)	14.1²	14.1	14.5	10.8	20.2
Current Dividend Yield (%)	1.0	0.9	1.1	0.0	2.9
Market value ($mm)	854	715	902	384	1,935

[1] Bank	level financial data for Southern National Bancorp of Virginia, Inc.

Note: Carolina Financial financial data is not pro forma for the pending acquisition of Carolina Trust Bancshares, Inc.

Analysis of Precedent Transactions.

Piper Sandler reviewed a nationwide group of merger and acquisition transactions. The group consisted of nationwide bank and thrift transactions announced between January 1, 2018 and November 15, 2019 involving targets with total assets between $3.0 billion and $13.0 billion, excluding transactions defined as mergers of equals by S&P Global Market Intelligence and transactions with cash consideration greater than 50% of aggregate consideration, which we refer to as the Nationwide Precedent Transactions.

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Simmons First National Corporation	Landrum Company
WesBanco, Inc.	Old Line Bancshares, Inc.
People’s United Financial, Inc.	United Financial Bancorp, Inc.
Valley National Bancorp	Oritani Financial Corp.
Prosperity Bancshares, Inc.	LegacyTexas Financial Group, Inc.
Ameris Bancorp	Fidelity Southern Corporation
CenterState Bank Corporation	National Commerce Corporation
WSFS Financial Corporation	Beneficial Bancorp, Inc.
Synovus Financial Corporation	FCB Financial Holdings, Inc.
People’s United Financial, Inc.	First Connecticut Bancorp, Inc.
BOK Financial Corporation	CoBiz Financial, Inc.
Independent Bank Group, Inc.	Guaranty Bancorp
Cadence Bancorporation	State Bank Financial Corporation
CVB Financial Corp.	Community Bank
Pacific Premier Bancorp, Inc.	Grandpoint Capital, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to estimated earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the transaction to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

		Nationwide Precedent Transactions
	United Bankshares/ Carolina Financial	Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	16.3	21.5	20.8	12.7	32.5
Transaction Price / Estimated Earnings Per Share (x)	16.0	16.5	17.7	13.3	33.2
Transaction Price / Tangible Book Value Per Share (%)	207	203	209	125	319
Tangible Book Value Premium to Core Deposits (%)	27.4¹ / 23.1²	14.0	15.1	4.4	25.5
1-Day Market Premium (%)	15.7	11.0	12.8	(7.1)	48.9

[1] Core	deposits defined as total deposits less time deposits with balances greater than $100,000
[2] Core	deposits defined as total deposits less time deposits with balances greater than $250,000

Note: Carolina Financial transaction multiples are not pro forma for the pending acquisition of Carolina Trust BancShares, Inc.

Net Present Value Analyses.

Piper Sandler performed an analysis that estimated the net present value of United Bankshares common stock assuming United Bankshares performed in accordance with publicly available median analyst GAAP earnings per share estimates for United Bankshares for the quarter ending December 31, 2019 and the year ending December 31, 2020, as well as a long-term earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the quarter ending December 31, 2019 and the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of United Bankshares. To approximate the terminal value of a share of United Bankshares common stock at December 31, 2023, Piper Sandler applied price to 2023 earnings multiples ranging from 10.0x to 17.5x and multiples of 2023 tangible book value ranging from 130% to 230%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 12.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of United Bankshares common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of United Bankshares common stock of $21.20 to $39.01 when applying multiples of earnings and $23.15 to $43.40 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	10.0x	11.5x	13.0x	14.5x	16.0x	17.5x
8.0%	24.41	27.33	30.25	33.17	36.09	39.01
9.0%	23.55	26.36	29.17	31.98	34.79	37.59
10.0%	22.73	25.43	28.14	30.84	33.54	36.24
11.0%	21.95	24.55	27.15	29.75	32.35	34.94
12.0%	21.20	23.70	26.20	28.71	31.21	33.71

Tangible Book Value Per Share Multiples

Discount Rate	130%	150%	170%	190%	210%	230%
8.0%	26.69	30.03	33.37	36.72	40.06	43.40
9.0%	25.74	28.96	32.17	35.38	38.60	41.81
10.0%	24.84	27.93	31.02	34.11	37.20	40.30
11.0%	23.98	26.95	29.93	32.90	35.88	38.85
12.0%	23.15	26.02	28.88	31.74	34.61	37.47

Piper Sandler also considered and discussed with the United Bankshares’ board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming United Bankshares’ earnings varied from 15.0% above estimates to 15.0% below estimates. This analysis resulted in the following range of per share values for United Bankshares’ common stock, applying the price to 2023 earnings multiples range of 10.0x to 17.5x referred to above and a discount rate of 10.50%.

Annual Estimate Variance	10.0x	11.5x	13.0x	14.5x	16.0x	17.5x
(15.0%)	19.69	21.94	24.20	26.45	28.70	30.95
(10.0%)	20.57	22.96	25.34	27.73	30.11	32.50
(5.0%)	21.46	23.98	26.49	29.01	31.53	34.04
0.0%	22.34	24.99	27.64	30.29	32.94	35.59
5.0%	23.22	26.01	28.79	31.57	34.35	37.14
10.0%	24.11	27.02	29.94	32.85	35.77	38.68
15.0%	24.99	28.04	31.09	34.13	37.18	40.23

Piper Sandler also performed two analyses that estimated the net present value per share of Carolina Financial common stock under various circumstances. The first analysis assumed Carolina Financial performed in accordance with publicly available median analyst GAAP earnings per share estimates for Carolina Financial for the quarter ending December 31, 2019 and the year ending December 31, 2020, as well as a long-term earnings per share growth rate (which was applied to the publicly available median analyst normalized earnings per share estimate for the year ending December 31, 2020) for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the quarter ending December 31, 2019 and the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of United Bankshares, which we refer to as the Carolina Financial Stand Alone NPV Analysis. For the second analysis,

Piper Sandler used the same assumptions as the Carolina Financial Stand Alone NPV Analysis, but also included assumptions related to after-tax cost savings, as provided by the senior management of United Bankshares, which we refer to as the Carolina Financial Adjusted NPV Analysis.

For both the Carolina Financial Stand Alone NPV Analysis and Carolina Financial Adjusted NPV Analysis, to approximate the terminal value of a share of Carolina Financial common stock at December 31, 2023, Piper Sandler applied price to 2023 earnings multiples ranging from 13.0x to 18.0x and multiples of 2023 tangible book value ranging from 125% to 250%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Carolina Financial common stock.

As illustrated in the following tables, the Carolina Financial Stand Alone NPV Analysis indicated an imputed range of values per share of Carolina Financial common stock of $26.72 to $42.49 when applying multiples of earnings and the Carolina Financial Adjusted NPV Analysis indicated an imputed range of values per share of Carolina Financial common stock of $33.60 to $53.58 when applying multiples of earnings. In addition, as illustrated in the following tables, the Carolina Financial Stand Alone NPV Analysis indicated an imputed range of values per share of Carolina Financial common stock of $25.73 to $58.43 when applying multiples of tangible book value and the Carolina Financial Adjusted NPV Analysis indicated an imputed range of values per share of Carolina Financial common stock of $27.50 to $62.57 when applying multiples of tangible book value.

Earnings Per Share Multiples (Carolina Financial Stand Alone NPV Analysis)

Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
9.0%	31.06	33.34	35.63	37.91	40.20	42.49
10.0%	29.90	32.09	34.29	36.49	38.69	40.89
11.0%	28.79	30.90	33.02	35.14	37.25	39.37
12.0%	27.73	29.77	31.81	33.84	35.88	37.91
13.0%	26.72	28.68	30.65	32.61	34.57	36.53

Earnings Per Share Multiples (Carolina Financial Adjusted NPV Analysis)

Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
9.0%	39.07	41.97	44.87	47.78	50.68	53.58
10.0%	37.60	40.39	43.19	45.98	48.77	51.56
11.0%	36.21	38.89	41.58	44.26	46.95	49.64
12.0%	34.87	37.46	40.04	42.63	45.21	47.80
13.0%	33.60	36.09	38.58	41.07	43.56	46.05

Tangible Book Value Per Share Multiples (Carolina Financial Stand Alone NPV Analysis)

Discount Rate	125%	150%	175%	200%	225%	250%
9.0%	29.89	35.60	41.31	47.02	52.72	58.43
10.0%	28.78	34.27	39.76	45.25	50.74	56.23
11.0%	27.71	32.99	38.28	43.56	48.84	54.13
12.0%	26.70	31.78	36.87	41.95	47.04	52.12
13.0%	25.73	30.62	35.52	40.42	45.31	50.21

Tangible Book Value Per Share Multiples (Carolina Financial Adjusted NPV Analysis)

Discount Rate	125%	150%	175%	200%	225%	250%
9.0%	31.96	38.08	44.20	50.32	56.44	62.57
10.0%	30.77	36.65	42.54	48.43	54.32	60.20
11.0%	29.63	35.29	40.96	46.62	52.29	57.95
12.0%	28.54	33.99	39.45	44.90	50.35	55.81
13.0%	27.50	32.75	38.00	43.25	48.51	53.76

Piper Sandler also considered and discussed with the United Bankshares’ board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Carolina Financial’s earnings varied from 15.0% above estimates to 15.0% below estimates for the Carolina Financial Stand Alone NPV Analysis and the Carolina Financial Adjusted NPV Analysis. This analysis resulted in the following range of per share values for Carolina Financial common stock, applying the price to 2023 earnings multiples range of 13.0x to 18.0x referred to above and a discount rate of 11.35%.

Earnings Per Share Multiples (Carolina Financial Stand Alone NPV Analysis)

Annual Estimate Variance	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
(15.0%)	24.34	26.12	27.89	29.67	31.44	33.21
(10.0%)	25.70	27.58	29.46	31.34	33.21	35.09
(5.0%)	27.06	29.04	31.02	33.01	34.99	36.97
0.0%	28.41	30.50	32.59	34.68	36.76	38.85
5.0%	29.77	31.96	34.15	36.35	38.54	40.73
10.0%	31.13	33.42	35.72	38.02	40.31	42.61
15.0%	32.48	34.88	37.29	39.69	42.09	44.49

Earnings Per Share Multiples (Carolina Financial Adjusted NPV Analysis)

Annual Estimate Variance	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
(15.0%)	31.66	34.00	36.33	38.67	41.01	43.35
(10.0%)	33.02	35.46	37.90	40.34	42.78	45.23
(5.0%)	34.37	36.92	39.47	42.01	44.56	47.10
0.0%	35.73	38.38	41.03	43.68	46.33	48.98
5.0%	37.09	39.84	42.60	45.35	48.11	50.86
10.0%	38.44	41.30	44.16	47.02	49.88	52.74
15.0%	39.80	42.77	45.73	48.69	51.66	54.62

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis.

Piper Sandler analyzed certain potential pro forma effects of the transaction on United Bankshares assuming the transaction closes on March 31, 2020. Piper Sandler utilized the following information and assumptions: (a) publicly available median analyst GAAP earnings per share estimates for United Bankshares for the quarter ending December 31, 2019 and the year ending December 31, 2020, as well as a long-term earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the quarter ending December 31, 2019 and the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of United Bankshares, (b) publicly available median analyst GAAP earnings per share estimates for Carolina Financial for the quarter ending December 31, 2019 and the year ending December 31, 2020, as well as a long-term earnings per share growth rate (which was applied to the publicly available median analyst normalized earnings per share estimate for the year ending December 31, 2020) for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the quarter ending December 31, 2019 and the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of United Bankshares, and (c) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain assumptions relating to anticipated regulatory costs associated with the transaction and the closing of the Carolina Trust Bancshares, Inc. transaction, as provided by the senior management of United Bankshares. The analysis indicated that the transaction could be accretive to United Bankshares’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2020 through December 31, 2023 and dilutive to United Bankshares’s estimated tangible book value per share at close and at December 31, 2020 and December 31, 2021 and accretive to United Bankshares’ estimated tangible book value per share at December 31, 2022 and December 31, 2023.

In connection with this analysis, Piper Sandler considered and discussed with the United Bankshares’ board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship.

Piper Sandler is acting as United Bankshares’ financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to 0.30% of the aggregate merger consideration, which fee is contingent upon the closing of the merger. At the time of announcement of the transaction Piper Sandler’s fee was approximately $3.4 million. Piper Sandler also received a $400,000 fee from United Bankshares upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon closing of the transaction. United Bankshares has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

In the two years preceding the date of Piper Sandler’s opinion, Piper Sandler did not provide any other investment banking services to United Bankshares. Piper Sandler advised United Bankshares that Piper Sandler provided certain investment banking services to Carolina Financial in the two years preceding the date of its opinion. In summary, Piper Sandler acted as financial advisor to Carolina Financial in connection with its acquisition of Carolina Trust BancShares, Inc. and received an advisory fee from Carolina Financial upon the closing of the acquisition of Carolina Trust BancShares, Inc. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to United Bankshares, Carolina Financial and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of United Bankshares, Carolina Financial and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.

Additional Information about Piper Sandler

On January 3, 2020, pursuant to the Agreement and Plans of Merger, dated as of July 9, 2019, by and among Piper Sandler Companies (formerly known as Piper Jaffray Companies), SOP Holdings, LLC and certain of its subsidiaries, including Sandler O’Neill & Partners, L.P., which we review to collectively as Sandler O’Neill, and the other parties thereto, Piper Sandler Companies completed its acquisition of one hundred percent of the outstanding ownership interests of Sandler O’Neill, which we refer to as the Sandler Transaction. Effective as of the closing of the Sandler Transaction, Piper Sandler Companies’ wholly owned broker-dealer subsidiary Piper Jaffray & Co. changed its name to “Piper Sandler & Co.”, which we refer to as Piper Sandler. References herein to Piper Sandler include those services provided, analyses performed and actions taken by Sandler O’Neill prior to the closing of the Sandler Transaction.

Certain Unaudited Prospective Financial Information

United Bankshares and Carolina Financial do not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, United Bankshares and Carolina Financial are including in this prospectus and joint proxy statement certain unaudited prospective financial information that each of United Bankshares and Carolina Financial made available to the other party in connection with the other party’s evaluation of the merger, that Carolina Financial made available to Raymond James, in its capacity as Carolina Financial’s financial advisor, and that United Bankshares made available to Piper Sandler, in its capacity as United Bankshares’ financial advisor. The inclusion of this information should not be regarded as an indication that any of United Bankshares, Carolina Financial, Raymond James, Piper Sandler, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or that it should be construed as financial guidance, and it should not be relied on as such.

The following unaudited financial information was prepared solely for internal use and is subjective in many respects. The unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to United Bankshares’ and Carolina Financial’s respective businesses, all of which are difficult to predict and many of which are beyond United Bankshares’ and Carolina Financial’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither United Bankshares nor Carolina Financial can give any assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to United Bankshares’ and Carolina Financial’s respective businesses, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on page 31 and page 23, respectively, of this prospectus and joint proxy statement and in United Bankshares’ and Carolina Financial’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2018, and the other reports filed by each of United Bankshares and Carolina Financial with the SEC.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in United Bankshares’ or Carolina Financial’s historical GAAP financial statements. Neither United Bankshares’ nor Carolina Financial’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The independent registered public accountant reports included in this prospectus and joint proxy statement relate to historical financial information of each of United Bankshares and

Carolina Financial. They do not extend to the unaudited prospective financial information and should not be read to do so.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Neither United Bankshares nor Carolina Financial can give any assurance that, had the unaudited prospective financial information been prepared as of the date of this prospectus and joint proxy statement, similar estimates and assumptions would be used. United Bankshares and Carolina Financial each do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on either United Bankshares or Carolina Financial, as applicable, of the merger and does not attempt to predict or suggest future results of the combined company. The unaudited prospective financial information of Carolina Financial and United Bankshares does not give effect to the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect on either United Bankshares or Carolina Financial, as applicable, of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on either United Bankshares or Carolina Financial, as applicable, of any possible failure of the merger to occur. None of United Bankshares, Carolina Financial, Raymond James, Piper Sandler or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder of United Bankshares or Carolina Financial or other person regarding United Bankshares’ or Carolina Financial’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved.

The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by United Bankshares or Carolina Financial that such information is viewed as material information of United Bankshares or Carolina Financial, respectively, particularly in light of the inherent risks and uncertainties associated with such information.

In light of the foregoing, and considering that the United Bankshares special meeting and the Carolina Financial special meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, United Bankshares stockholders and Carolina Financial stockholders are cautioned not to place unwarranted reliance on such information, and all United Bankshares stockholders and Carolina Financial stockholders are urged to review United Bankshares’ most recent SEC filings for a description of United Bankshares’ reported financial results and Carolina Financial’s most recent SEC filings for a description of Carolina Financial’s reported financial results. See “Where You Can Find More Information” on page 151 of this prospectus and joint proxy statement.

Certain Unaudited Prospective Financial Information of Carolina Financial

For purposes of Piper Sandler’s net present value analysis on Carolina Financial performed in connection with its opinion, Piper Sandler used publicly available median analyst GAAP earnings per share estimates for Carolina Financial for the quarter ending December 31, 2019 and the year ending December 31, 2020, as well as a long-term earnings per share growth rate of 4.0% for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the quarter ending December 31, 2019 and the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of United Bankshares. The following table summarizes this unaudited prospective financial information with respect to Carolina Financial, as used by Piper Sandler for its Carolina Financial net present value analysis:

	For the Years Ended December 31,
	2019		2020	2021	2022	2023
Earnings per share(1)	$2.79		$2.73	$3.05	$3.17	$3.30
Dividends per share	$0.10	(2)	$0.40	$0.40	$0.40	$0.40

(1)	Median analyst GAAP estimates exclude Piper Sandler’s estimates (its research department had not then published a report on Carolina Financial’s third quarter 2019 earnings).
(2)	Estimated dividend for the quarter ending December 31, 2019.

For purposes of Raymond James’ net present value analysis on Carolina Financial performed in connection with its opinion, Raymond James used publicly available median analyst GAAP earnings per share estimates for Carolina Financial for the quarter ending December 31, 2019 and the year ending December 31, 2020, as well as a long-term earnings per share growth rate of 4.0% for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the quarter ending December 31, 2019 and the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of Carolina Financial. The following table summarizes this unaudited prospective financial information with respect to Carolina Financial, as used by Raymond James for its Carolina Financial net present value analysis:

	For the Years Ended December 31,
	2019		2020	2021	2022	2023
Earnings per share(1)	$2.79		$2.73	$3.05	$3.17	$3.30
Dividends per share	0.10	(2)	0.40	0.40	0.40	0.40

(1)	Median analyst GAAP estimates exclude Piper Sandler’s estimates (its research department had not then published a report on Carolina Financial’s third quarter 2019 earnings).
(2)	Estimated dividend for the quarter ending December 31, 2019.

Certain Unaudited Prospective Financial Information of United Bankshares

For purposes of Piper Sandler’s net present value analysis on United Bankshares performed in connection with its opinion, Piper Sandler used publicly available median analyst GAAP earnings per share estimates for United Bankshares for the quarter ending December 31, 2019 and the year ending December 31, 2020, as well as a long-term earnings per share growth rate of 4.0% for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the quarter ending December 31, 2019 and the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of United Bankshares. The following table summarizes this unaudited prospective financial information with respect to United Bankshares, as used by Piper Sandler for its United Bankshares net present value analysis:

	For the Years Ended December 31,
	2019		2020	2021	2022	2023
Earnings per share	$2.54		$2.40	$2.50	$2.60	$2.70
Dividends per share	$0.35	(1)	$1.40	$1.41	$1.44	$1.45

(1)	Estimated dividend for the quarter ending December 31, 2019.

For purposes of Raymond James’ net present value analysis on United Bankshares performed in connection with its opinion, Raymond James used publicly available median analyst GAAP earnings per share estimates for United Bankshares for the quarter ending December 31, 2019 and the year ending December 31, 2020, as well as a long-term earnings per share growth rate of 4.0% for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the quarter ending December 31, 2019 and the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of Carolina Financial. The following table summarizes this unaudited prospective financial information with respect to United Bankshares, as used by Raymond James for its United Bankshares net present value analysis:

	For the Years Ended December 31,
	2019		2020	2021	2022	2023
Earnings per share(1)	$2.54		$2.40	$2.50	$2.60	$2.71
Dividends per share	0.35	(1)	1.40	1.41	1.44	1.45

(1)	Estimated dividend for the quarter ending December 31, 2019.

Certain Unaudited Prospective Pro Forma Financial Information

The following unaudited pro forma financial information reflecting the effect of the merger was provided by senior management of United Bankshares to Piper Sandler and was reviewed by Carolina Financial and Raymond James:

•	Cost savings equal to 25% of Carolina Financial’s projected non-interest expense;

•	Approximately $52.2 million in one-time pre-tax merger costs ($42.8 million in one-time after-tax merger costs);

•	Purchase accounting adjustments of a gross credit mark on loans equal to approximately $33.2 million, or 1.0% of gross loans; and

•	Core deposit intangibles of 2.5%, amortized sum-of-years digits method over 10 years.

United Bankshares Board of Directors Following Completion of the Merger

Upon completion of the merger, the number of directors constituting the United Bankshares and the United Bank board of directors will be increased by one, and Jerold L. Rexroad, President and Chief Executive Officer of Carolina Financial, will be appointed as a director of each of United Bankshares and United Bank.

In addition, following the merger, United Bankshares will maintain advisory boards comprised of members of the board of directors of Carolina Financial for two years after the effective time for the following areas: Charleston, Myrtle Beach, Greenville, Charlotte and Columbia. Each advisory board is expected to meet four times per year. The attendance fee for Carolina Financial and CresCom board members will be $1,000 per meeting.

Public Trading Markets

United Bankshares common stock trades on Nasdaq under the symbol “UBSI.” Carolina Financial common stock trades on Nasdaq under the symbol “CARO.” Upon completion of the merger, Carolina Financial common stock will be delisted from Nasdaq and deregistered under the Exchange Act. The newly issued United Bankshares common stock issuable pursuant to the merger agreement will be listed on Nasdaq.

Dissenters’ or Appraisal Rights

In general, dissenters’ appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

Carolina Financial Stockholders Do Not Have Appraisal Rights in the Merger

Under the Delaware General Corporation Law, stockholders of a Delaware corporation such as Carolina Financial have the right, in some circumstances, to dissent from certain corporate action and to instead demand payment of the fair value of their shares. However, stockholders do not have dissenters’ rights with respect to shares of any class of stock that is listed on a national securities exchange on the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the corporate action requiring appraisal rights.

Carolina Financial common stock is listed on Nasdaq; therefore, holders of Carolina Financial common stock will not be entitled to dissenters’ appraisal rights in the merger with respect to their shares of Carolina Financial common stock.

United Bankshares Stockholders Do Not Have Appraisal Rights in the Merger

Under the West Virginia Business Corporation Act, stockholders are not entitled to relief as dissenting stockholders if the shares of the corporation for which the dissenting stockholder would otherwise be entitled to relief are listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., like Nasdaq, as of the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the merger.

Because United Bankshares common stock is listed on Nasdaq, an interdealer quotation system, and because the proposed merger and the issuance of shares of United Bankshares common stock otherwise satisfy the foregoing requirements, holders of United Bankshares common stock will not be entitled to dissenters’ appraisal rights in the merger with respect to their shares of United Bankshares common stock.

Interests of Certain Carolina Financial Directors and Executive Officers in the Merger

In considering the recommendation of the Carolina Financial board of directors that Carolina Financial stockholders vote in favor of the Carolina Financial merger proposal, Carolina Financial stockholders should be aware that Carolina Financial directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as stockholders of Carolina Financial. The Carolina Financial board of directors was aware of these interests and took them into account in its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Service as a Director of United Bankshares and United Bank

Under the merger agreement, one individual from Carolina Financial, Jerold L. Rexroad, who currently serves as the President and Chief Executive Officer of Carolina Financial, will join each of the board of directors of United Bankshares and United Bank board of directors at the effective time of the merger. As a director of each of United Bankshares and United Bank, Mr. Rexroad will be eligible to receive the same cash compensation paid to other members of the United Bankshares and United Bank boards of directors, respectively. Neither United Bankshares nor United Bank is required to nominate Mr. Rexroad for election as a director at the next annual meeting of United Bankshares and United Bank.

Options to Acquire Carolina Financial Common Stock

As of the record date for the Carolina Financial special meeting, the Carolina Financial and CresCom Bank directors and executive officers owned, in the aggregate, options to purchase 215,728 shares of Carolina Financial common stock granted under a Carolina Financial equity compensation plan.

Under the merger agreement, at the effective time of the merger each such stock option that is outstanding and not yet exercised immediately prior to the merger, whether vested or unvested, will vest pursuant to the terms thereof and at each optionholder’s election, shall be (i) exchanged for cash in an amount equal to the product obtained by multiplying (1) the difference between (a) the volume weighted average closing price on Nasdaq of Carolina Financial common stock for the 20 full trading days ending on the second trading day immediately preceding the closing date, which we refer to as the Carolina Financial closing price, and (b) the exercise price (rounded to the nearest cent) for each outstanding Carolina Financial option by (2) the number of shares of Carolina Financial common stock subject to such option or (ii) assumed by United Bankshares substantially in accordance with the terms of the agreement underlying each option, such that after the merger and without any action on the part of the holders of such option, such options shall be converted into and become stock options with respect to United Bankshares common stock, which we refer to as surviving corporation stock options.

As of the effective time of the merger, each holder of a Carolina Financial option electing to receive cash pursuant to subsection (i) above shall cease to have any rights with respect thereto, except the right to receive the cash consideration specified above, without interest. From and after the effective time of the merger, for each Carolina Financial option assumed by United Bankshares, as a surviving corporation stock option: (A) such option may be exercised solely for shares of United Bankshares common stock; (B) the number of shares of United Bankshares common stock subject to such option shall be equal to the product of (x) the total number of shares of Carolina Financial common stock subject to such option immediately prior to the effective time of the merger multiplied by (y) the exchange ratio, rounded up or down, if necessary, to the nearest whole share of United Bankshares common stock; and (C) the per-share exercise price under each such option shall be adjusted to equal the quotient of (x) the exercise price per share of such option at which such option was exercisable immediately prior to the effective time of the merger divided by (y) the exchange ratio, rounded up or down to the nearest whole cent, if necessary. Any election by a holder of a Carolina Financial option to receive cash must be made at least five days prior to the effective time of the merger in accordance with the procedures implemented by United Bankshares and Carolina Financial with respect to such election.

As soon as reasonably practicable after the effective time, if and to the extent necessary to cause a sufficient number of authorized, but unissued United Bankshares common stock to be registered and issuable upon the exercise or settlement of the surviving corporation stock options, United Bankshares shall file a post-effective amendment to this prospectus and joint proxy statement on Form S-4 or a Registration Statement on Form S-8 with respect to the shares of United Bankshares common stock subject to the surviving corporation stock options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such surviving corporation stock options remain outstanding.

As of the record date for the Carolina Financial special meeting, shares underlying options that will be fully vested at the effective time of the merger held by the Carolina Financial named executive officers were as follows: Jerold L. Rexroad, 132,546.80; William A. Gehman, III, 2,323.60; M.J. Huggins, III, 24,839.80; David L. Morrow, 55,191.20; and Fowler Williams, 827.00.

Restricted Shares and Restricted Stock Units of Carolina Financial Common Stock

As of the record date for the Carolina Financial special meeting, the Carolina Financial directors and executive officers owned, in the aggregate, 10,036 restricted shares and 15,057 restricted stock units of Carolina Financial common stock granted under a Carolina Financial equity compensation plan.

At the effective time of the merger, each restricted stock grant, restricted stock unit grant and any other award in respect of a share of Carolina Financial common stock subject to vesting, repurchase or other lapse restriction under a Carolina Financial Stock Plan that is outstanding immediately prior to the effective time of the merger other than a Carolina Financial option shall vest in accordance with its terms (with any performance-vesting component relating to an award granted in January 2019 being deemed to have been satisfied in full at the maximum level of performance), be cancelled and, at the election of the holder thereof, (A) converted automatically into the right to receive the merger consideration in respect of each share of Carolina Financial common stock underlying such award or (B) entitled to receive cash in an amount equal to the product obtained by multiplying (1) the Carolina Financial closing price by (2) the number of shares of Carolina Financial common stock underlying such award. United Bankshares or an affiliate, as the case may be, shall issue the consideration less applicable tax withholdings within five business days following the closing date of the merger. As of the effective time of the merger, each holder of a Carolina Financial stock award (other than a Carolina Financial stock option) electing to receive cash pursuant to subsection (B) above shall cease to have any rights with respect thereto, except the right to receive the cash consideration, without interest. Any election by a holder of a Carolina Financial stock award to receive cash must be made at least five days prior to the effective time of the merger in accordance with the procedures implemented by United Bankshares and Carolina Financial with respect to such election.

As of the record date for the Carolina Financial special meeting, the shares of restricted stock that will vest at the effective time of the merger held by the Carolina Financial named executive officers were as follows: Jerold L. Rexroad, 4,699; William A. Gehman, III, 1,586; M.J. Huggins, III, 1,071; David L. Morrow, 559; and Fowler Williams 2,121. As of the record date for the Carolina Financial special meeting, the restricted stock units that will vest at the effective time of the merger held by the Carolina Financial named executive officers were as follows: Jerold L. Rexroad, 7,440; William A. Gehman, III, 2,524.50; M.J. Huggins, III, 1,771.50; David L. Morrow, none; and Fowler Williams 3,321.

Employment Agreements with Carolina Financial Executive Officers

Certain Carolina Financial directors and executive officers have employment and severance agreements that provide such directors or executive officers with severance benefits if their employment is terminated in connection with the merger. The aggregate compensation that certain Carolina Financial directors and named executive officers may receive as a result of the merger is as follows: Jerold L. Rexroad, $2,696,865; William A. Gehman, III, $1,361,674; David J. Morrow, $2,285,737; M. J. Huggins, III, $1,512,960; and Fowler Williams $1,290,556.

Carolina Financial currently has employment agreements with each of Messrs. Rexroad, Morrow, Huggins, Gehman and Williams.

Employee Benefits

Except with respect to certain officers who have been offered an increase in salary and potential bonus as part of ongoing negotiations of at-will employment, including, but not limited to, Messrs. Gehman and Morrow, United Bankshares shall provide each Carolina Financial covered employee with a rate of base salary or hourly wages that is substantially similar to the rate of base salary or hourly wages provided to such covered employee as in effect immediately before the effective time and United Bankshares shall provide each covered employee with the same employee benefits then provided to similarly situated employees at United Bankshares; however, nothing contained in the merger agreement shall (i) be treated as an amendment of any particular United Bankshares benefit plan or Carolina Financial benefit plan, (ii) give any third party any right to enforce the employee matters provisions of the merger agreement, (iii) limit the right of United Bankshares or any of its subsidiaries to terminate the employment of any covered employee at any time or require United Bankshares or any of its subsidiaries to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination, or (iv) obligate United Bankshares or any of its subsidiaries to (A) maintain any particular United Bankshares benefit plan or Carolina Financial benefit plan, as applicable, or (B) retain the employment of any particular covered employee.

With respect to any United Bankshares benefit plans in which any covered employees become eligible to participate on or after the effective time, subject to the restrictions set forth below, United Bankshares shall use reasonable best efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any United Bankshares benefit plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous the Carolina Financial benefit plan, (ii) provide each such employee and their eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the effective time under a Carolina Financial benefit plan (to the same extent that such credit was given under the analogous Carolina Financial benefit plan prior to the effective time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any United Bankshares benefit plans, and (iii) recognize all service of such employees with Carolina Financial and its subsidiaries for purposes of eligibility and vesting (but not for purposes of benefit accrual other than accrual for vacation; however, that, in accordance with United Bankshares’ policies, no vacation or paid time off shall thereafter be carried over into a subsequent calendar year). The foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of benefit accrual, except with respect to any vacation or paid time off accrual, if any (provided that no vacation or paid time off shall thereafter be carried over into a subsequent calendar year), or (C) to any benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population.

Insurance and Indemnification

For a period of six years from and after the effective time of the merger, United Bankshares has agreed to provide, to the fullest extent permitted by applicable law and Carolina Financial’s certificate of incorporation and bylaws, indemnification and provide advancement of reasonable expenses to, each indemnified party against all losses that are paid in settlement of or in connection with any claim based in whole or in part on or arising in whole or in part out of the fact that such person was a director or officer of Carolina Financial or any Carolina Financial subsidiary (or was serving at the request of Carolina Financial or any of its subsidiaries as a director, officer, employee, or trustee of another person) and pertaining to any matter existing at or before the effective time of the merger. In addition, for a period of six years from the effective time of the merger, United Bankshares has agreed to provide director’s and officer’s liability insurance with respect to claims against such directors and officers arising from facts or events that occurred before the effective time of the merger, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Carolina Financial. In no event shall United Bankshares be required to expend, on an annual basis, more than 250% of the current annual amount expended by Carolina Financial to maintain such directors and officers insurance coverage. In lieu of the foregoing, United Bankshares may obtain at or prior to the effective time a six-year “tail” policy under Carolina Financial’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed 250% of the current annual amount expended by Carolina Financial to maintain such directors and officers insurance coverage. See the section entitled “Merger Agreement – Indemnification; Directors’ and Officers’ Insurance” beginning on page 109.

Certain Compensation for Carolina Financial Named Executive Officers

The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC, regarding certain merger-related compensation that the Carolina Financial named executive officers may be entitled to receive pursuant to their existing agreements with Carolina Financial. The amounts are calculated assuming that (i) the effective date of the merger and a qualifying termination of employment occurred on January 1, 2020 (which is an assumed date solely for the purposes of calculations in this section); (ii) Messrs. Rexroad, Gehman, Huggins, Morrow, and Williams each experience a qualifying termination immediately following the merger; and (iii) the amounts below are determined using a price per share of Carolina Financial common stock of $42.22, the average closing price per share over the first five business days following the announcement of the merger agreement, and are based on Carolina Financial equity awards that were outstanding as of January 1, 2020. The merger-related compensation payable to the Carolina Financial named executive officers is subject to a non-binding advisory vote of the Carolina Financial stockholders, as described under

“Proposal No. 2 – Advisory (Non-Binding) Vote on Certain Merger-Related Compensation for Carolina Financial Named Executive Officers” beginning on page 62.

The calculations in the table do not include amounts that Carolina Financial’s named executive officers were already entitled to receive or vested in as of the date of this prospectus and joint proxy statement. In addition, these amounts do not reflect compensation actions that may occur after the date of this prospectus and joint proxy statement but before the effective time of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Pension/ NQDC	Perquisites/ Benefits(3)	Tax Reimbursement	Other	Total
Jerold L. Rexroad	$2,898,745	$617,341	—	$20,958	—	—	$3,537,044
William A. Gehman, III	$1,445,790	$194,972	—	$14,502	—	—	$1,655,264
M.J. Huggins III	$1,606,089	$123,620	—	$29,004	—	—	$1,758,713
David L. Morrow	$2,420,323	$109,519	—	$20,958	—	—	$2,550,800
Fowler Williams	$1,392,397	$271,010	—	$9,046	—	—	$1,672,453

(1)

Cash. The amounts set forth represent payments that Carolina Financial intends to make upon its unilateral termination of the named executive officers’ employment agreements immediately prior to the effective time of the merger. The amounts are equal to the double trigger payments (i.e., amounts triggered by a change in control for which payment is conditioned upon the executive officer’s termination without cause or resignation for good reason within the term of the employment agreement following the change in control) due to the named executive officers pursuant to their respective employment agreements. The employment agreements for Messrs. Rexroad, Morrow and Huggins provide that these double trigger payment amounts are equal to 2.99 times the average over the past five years of the sum of the executive’s “annual compensation”, as defined in the agreements, and contributions made on behalf of the executive for Company-sponsored employee benefit plans. The employment agreements for Messrs. Gehman and Williams provide that these double trigger payment amounts are equal to two times the average over the preceding five calendar years of the executive’s “annual compensation”, as defined in the agreements. The cash amounts in the table above also include minimum pro-rata annual bonuses due to Messrs. Rexroad, Gehman, Huggins, Morrow and Williams, in the amounts of $201,880, $84,116, $93,129, $134,586, and $101,841 respectively, for the year in which the change in control occurs pursuant to the Carolina Financial 2020 Management Incentive Plan.

(2)

Equity. The amounts set forth represent single trigger acceleration of outstanding Carolina Financial restricted stock awards and restricted stock units for which vesting will be accelerated as a result of the merger. For both the restricted stock awards and the restricted stock units, the calculated amounts are based on the average closing market price of Carolina Financial common stock over the first five business days following the first public announcement of the merger ($42.22 per share). The restricted stock award values are $407,930, $123,916, $73,758, $109,519, and $177,535 for Messrs. Rexroad, Gehman, Huggins, Morrow, and Williams, respectively, which are different from the restricted stock valuation for purposes of Code Section 280G, which we refer to as the 280G restricted stock value. The 280G restricted stock value is determined as of the date of the change of control and is based on several factors, including the stock’s fair market value, and the length of time until the unvested shares would otherwise have vested, assuming no change of control. The restricted stock units’ values are $209,411, $71,056, $49,862, $0.00 and $93,475 for Messrs. Rexroad, Gehman, Huggins, Morrow and Williams, respectively, which amounts represent the full value performance-vesting component of the restricted stock units being deemed to have been satisfied in full at the maximum level of performance. The restricted stock units will either be cashed out in connection with the closing of the merger or converted automatically into the right to receive the merger consideration in respect of each share of Carolina Financial common stock underlying such restricted stock units.
(3)

Perquisites/Benefits. The amounts set forth represent the amounts intended to be paid in cash equal to the value attributable to the right of each of Messrs. Rexroad, Gehman, Huggins and Morrow to continued life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained by Carolina Financial or its subsidiary for such executive for thirty-six months, or, in the case of Mr. Gehman, eighteen months. For Mr. Williams, the amounts set forth represent the value attributable to his right to receive COBRA health premiums for 18 months after his employment termination.

Employment with United Bank Following the Merger

Mr. Rexroad’s current Employment Agreement with Carolina Financial will terminate at the effective time of the merger. Any obligation to reimburse Mr. Rexroad for any excise tax paid or payable respecting any severance payment or otherwise, and any obligation of Mr. Rexroad respecting any non-compete or non-solicitation thereunder will also terminate.

It is currently anticipated, however, that Mr. Rexroad will be employed on an at-will basis, without a written employment agreement, by United Bankshares and United Bank following the effective date of the merger, as the Chairman of the Carolinas; Executive Vice President of United Bankshares; Chairman of Crescent Mortgage Company, (which is currently a subsidiary of CresCom Bank, a subsidiary of Carolina Financial, and which will be a subsidiary of United Bank subsequent to the effective date of the merger.) Mr. Rexroad is also expected to have involvement in Treasury and wholesale lending of United Bankshares, and to be a member of the Board of Directors of George Mason Mortgage (a subsidiary of United Bank,) as well as a member of the Loan Committee of United Bank.

Mr. Rexroad’s compensation will include an initial annual base salary of $520,000, and Mr. Rexroad will be eligible to participate in the standard cash and equity incentive programs of United Bankshares at the current levels afforded to Richard M. Adams, Jr. and James J. Consagra, Jr. as more particularly set forth in United Bankshares’ proxy statement for its 2019 Annual Meeting of stockholders. Mr. Rexroad will be eligible to participate in all fringe benefit plans afforded to other officers of United Bankshares, such as participation in the United Bankshares, Inc. Savings and Stock Investment Plan, life insurance, and health and accident insurance benefits, subject to the terms, conditions, and eligibility requirements of such plans. Mr. Rexroad may continue, while employed by United Bankshares, to drive his current company automobile and Mr. Rexroad will be provided with a car allowance consistent with Carolina Financial’s policy for use of company cars as currently in effect. United Bankshares will reimburse Mr. Rexroad for all reasonable business expensed incurred in carrying out his duties and responsibilities during the term of his employment and Mr. Rexroad shall be entitled to fly first-class when traveling for United Bankshares’ business and be reimbursed by United Bankshares for the cost of such flights. Vacation for Mr. Rexroad will be in accordance with United Bankshares’ policies in place for similarly situated executive officers of United Bankshares. Mr. Rexroad’s office location will be in Myrtle Beach, South Carolina and United Bankshares and United Bank will fully support Mr. Rexroad’s involvement in outside business and civic organizations.

The current employment agreements of Messrs. Gehman, Huggins, Morrow and Williams will terminate at the effective time of the merger, including any non-compete or non-solicitation obligations thereunder. Additionally, the supplemental executive agreements of Messrs. Huggins and Morrow will terminate at the effective time of the merger. It is currently anticipated that Messrs. Gehman, Huggins, Morrow and Williams will each be employed on an at-will basis, without a written employment agreement, following the effective date of the merger.

The members of the Carolina Financial board of directors were informed of the material elements of these additional interests and considered them when they approved the merger agreement.

Accounting Treatment of the Merger

The merger will be accounted for using acquisition accounting, in accordance with U.S. generally accepted accounting principles, for accounting and financial reporting purposes. Under acquisition accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Carolina Financial as of the effective time of the merger will be recorded at their respective fair values and added to those of United Bankshares. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of United Bankshares issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical consolidated financial position or results of operations of Carolina Financial.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this prospectus and joint proxy statement as Appendix A and is incorporated by reference into this document. This summary may not contain all of the information about the merger agreement that may be important to you. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Terms of the Merger

Each of the United Bankshares board of directors and the Carolina Financial board of directors has approved the merger agreement, which provides for the merger of Carolina Financial with and into United Bankshares. United Bankshares will be the surviving entity in the merger.

Each share of Carolina Financial common stock issued and outstanding immediately prior to the completion of the merger (other than shares held by United Bankshares and its subsidiaries, in each case except for shares held by them in a fiduciary capacity or as a result of debts previously contracted) will be converted into the right to receive 1.13 shares of United Bankshares common stock, which is referred to herein as the exchange ratio. If the number of shares of common stock of United Bankshares or Carolina Financial changes before the merger is completed because of a reclassification, recapitalization, stock dividend, stock split, reverse stock split or similar event, then a proportionate adjustment will be made to the exchange ratio.

The United Bankshares articles of incorporation and the United Bankshares bylaws as in effect immediately prior to the completion of the merger will be the articles of incorporation and bylaws of the surviving entity.

After the effective time of the merger and as part of the same overall transaction, CresCom Bank, the wholly-owned subsidiary of Carolina Financial, for no additional consideration and pursuant to the bank merger agreement, attached as Exhibit 99.4 to the registration statement on Form S-4 of which this prospectus and joint proxy statement is a part, will merge with and into United Bank, a Virginia banking corporation, and a wholly-owned subsidiary of United Bankshares, which we refer to as the bank merger. As a result of the bank merger, the separate existence of CresCom Bank will cease and the corporate existence of United Bank, as the merged bank, shall continue unaffected and unimpaired by the bank merger and the merged bank shall be deemed to be the same business and corporate entity as each of CresCom Bank and United Bank.

Treatment of Carolina Financial Stock Options

Under the merger agreement, at the effective time of the merger each Carolina Financial stock option that is outstanding and not yet exercised immediately prior to the merger, whether vested or unvested, will vest pursuant to the terms thereof and at each optionholder’s election, shall be (i) exchanged for cash in an amount equal to the product obtained by multiplying (1) the difference between (a) the volume weighted average closing price on Nasdaq of Carolina Financial common stock for the 20 full trading days ending on the second trading day immediately preceding the closing date, which we refer to as the Carolina Financial closing price, and (b) the exercise price (rounded to the nearest cent) for each outstanding Carolina Financial option, by (2) the number of shares of Carolina Financial common stock subject to such option or (ii) assumed by United Bankshares substantially in accordance with the terms of the agreement underlying each option, such that after the merger and without any action on the part of the holders of such option, such options shall be converted into and become stock options with respect to United Bankshares common stock, which we refer to as surviving corporation stock options.

As of the effective time of the merger, each holder of a Carolina Financial option electing to receive cash shall cease to have any rights with respect thereto, except the right to receive the cash consideration specified above, without interest. From and after the effective time of the merger, for each Carolina Financial stock option assumed by United Bankshares, as a surviving corporation stock option: (A) such stock option may be exercised solely for shares of United Bankshares common stock; (B) the number of shares of United Bankshares common stock subject to such stock option shall be equal to the product of (x) the total number of shares of Carolina Financial common stock subject to such option immediately prior to the effective time of the merger multiplied by (y) the exchange ratio, rounded up or down, if necessary, to the nearest whole share of United Bankshares common stock; and (C) the per-share exercise price under each such stock option shall be adjusted to equal the quotient of (x) the exercise price per share of such stock option at which such option was exercisable immediately prior to the effective time of the merger divided by (y) the exchange ratio, rounded up or down to the nearest whole cent, if necessary. Any election by a holder of a Carolina Financial stock option to receive cash must be made at least five days prior to the effective time of the merger in accordance with the procedures implemented by United Bankshares and Carolina Financial with respect to such election.

As soon as reasonably practicable after the effective time, if and to the extent necessary to cause a sufficient number of authorized, but unissued United Bankshares common stock to be registered and issuable upon the exercise or settlement of the surviving corporation stock options, United Bankshares shall file a post-effective amendment to this Form S-4 or a Registration Statement on Form S-8 with respect to the shares of United Bankshares common stock subject to the surviving corporation stock options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such surviving corporation stock options remain outstanding.

Treatment of Carolina Financial Restricted Stock Awards

At the effective time of the merger, each restricted stock grant, restricted stock unit grant and any other award in respect of a share of Carolina Financial common stock, which we refer to as Carolina Financial stock awards, subject to vesting, repurchase or other lapse restriction under a Carolina Financial Stock Plan that is outstanding immediately prior to the effective time of the merger (other than a Carolina Financial option) shall vest in accordance with its terms (with any performance-vesting component relating to an award granted in January 2019 being deemed to have been satisfied in full at the maximum level of performance), be cancelled and, at the election of the holder thereof, (A) converted automatically into the right to receive the merger consideration in respect of each share of Carolina Financial common stock underlying such Carolina Financial Stock award or (B) entitled to receive cash in an amount equal to the product obtained by multiplying (1) the Carolina Financial closing price by (2) the number of shares of Carolina Financial common stock underlying such Carolina Financial stock award. United Bankshares or an affiliate, as the case may be, shall issue the consideration less applicable tax withholdings within five business days following the closing date of the merger. As of the effective time of the merger, each holder of a Carolina Financial stock award (other than a Carolina Financial stock option) electing to receive cash pursuant to subsection (B) above shall cease to have any rights with respect thereto, except the right to receive the cash consideration, without interest. Any election by a holder of a Carolina Financial stock award to receive cash must be made at least five days prior to the effective time of the merger in accordance with the procedures implemented by United Bankshares and Carolina Financial with respect to such election.

Conditions of the Merger

The obligations of United Bankshares and Carolina Financial to complete the merger depend on a number of conditions being satisfied or waived. These conditions include:

•

Carolina Financial stockholders’ approval of the merger agreement and United Bankshares stockholders’ approval of the merger agreement and the issuance of United Bankshares Common Stock contemplated by the merger agreement;

•	The shares of United Bankshares to be issued to the holders of Carolina Financial common stock upon consummation of the merger shall have been authorized for listing on Nasdaq;

•

The effectiveness of the registration statement filed on Form S-4 of which this prospectus and joint proxy statement is a part and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

•

No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement shall be in effect;

•

Approval of the merger by the necessary federal and state regulatory authorities and such approvals shall remain in full force and effect, all statutory notice and waiting periods in respect thereof shall have expired, and no such regulatory approval shall have resulted in the imposition of any materially burdensome regulatory condition;

•	No statute, rule, regulation, order, or decree shall have been enacted, entered, promulgated, or enforced by any governmental entity that prohibits or makes illegal the consummation of the merger;

•	The accuracy of the other party’s representations and warranties as of the effective time of the merger subject to the material adverse effect standard in the merger agreement;

•	The performance in all material respects of all obligations contained in the merger agreement required to be performed at or before the effective time of the merger;

•

Since September 30, 2019, there shall not have been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on either party; and

•

Receipt of opinions from counsel to Carolina Financial and United Bankshares that the merger will be treated as a reorganization under Section 368(a) of the Code; and that Carolina Financial and United Bankshares will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Representations and Warranties

The merger agreement contains representations and warranties by United Bankshares and Carolina Financial. These include, among other things, representations and warranties by United Bankshares and Carolina Financial to each other as to:

•	Each entity’s power and authority relative to the execution and delivery of, and performance of its obligations under, the merger agreement;

•	Absence of conflicts between each entity’s obligations under the merger agreement and its charter documents and contracts to which it is a party or by which it is bound;

•	Organization and good standing of each entity and its subsidiaries;

•	Each entity’s capital structure;

•	Financial statements;

•	Absence of material adverse changes since September 30, 2019;

•	Litigation and related matters;

•	Regulatory filings;

•	Compliance with applicable laws;

•	Accuracy of documents, including financial statements and other reports, filed by each entity with the SEC;

•	Absence of agreements with bank regulators;

•	Taxes and tax regulatory matters;

•	Marketable title to assets;

•	Ownership of intellectual property;

•	Maintenance of required licenses and permits;

•	Absence of defaults under material contracts and agreements;

•	Labor matters;

•	Employee benefit matters;

•	Absence of environmental problems;

•	Compliance and completion of fiduciary matters;

•	Absence of brokerage commissioners, except as disclosed for financial advisors;

•	Opinions of the parties’ respective financial advisors;

•	Insurance matters;

•	Books and records being fully and accurately maintained and fairly presenting events and transactions;

•	Data security and customer privacy;

•	Allowance for loan and lease losses;

•	Loan origination and servicing;

•	Securities laws matters;

•	Absence of joint ventures;

•	Absence of stockholder rights plans; and

•	Absence of undisclosed liabilities.

In addition to the mutual representations and warranties described above, Carolina Financial has made the following representations and warranties to United Bankshares:

•	Loan matters;

•	Community Reinvestment Act;

•	Investment Securities; and

•	Disclosure of related person/entity transactions.

Extension, Waiver and Amendment

The merger agreement may be amended by the parties, by action taken by the Carolina Financial board of directors and the United Bankshares board of directors, at any time before or after the receipt of the Carolina Financial stockholder approval or the United Bankshares stockholder approval, provided, however, that after receipt of any such stockholder approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by the Carolina Financial stockholders or the United Bankshares stockholders, as applicable, without such further approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of United Bankshares and Carolina Financial.

At any time before the effective time, United Bankshares and Carolina Financial, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement, or (c) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Indemnification; Directors’ and Officers’ Insurance

In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative, a claim, including any such claim in which any individual who is now, or has been at any time before the date of the merger agreement, or who becomes before the effective time of the merger, a director or officer of Carolina Financial or any of the Carolina Financial subsidiaries, each of which we refer to as, an indemnified party, is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement or any of the transactions contemplated by the merger agreement, whether asserted or arising before or after the effective time thereof, the parties shall cooperate and use reasonable best efforts to defend against and respond thereto. All rights to indemnification (including advancement of expenses) and exculpation from liabilities for acts or omissions occurring at or before the effective time now existing in favor of any indemnified party as provided in the Carolina Financial certificate and/or the Carolina Financial bylaws shall survive the merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed, or otherwise modified for a period of six years from and after the effective time of the merger in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the effective time or taken at the request of United Bankshares.

For a period of six years from and after the effective time, United Bankshares shall, to the fullest extent permitted by applicable law and in each case to the extent such persons are indemnified as of the date of the merger agreement by Carolina Financial pursuant to the Carolina Financial certificate, the Carolina Financial bylaws and the governing or organizational documents of any subsidiary of Carolina Financial, indemnify, defend, and hold harmless, and provide advancement of reasonable expenses to, each indemnified party against all losses, claims, damages, costs, expenses, liabilities, or judgments, or amounts that are paid in settlement of or in connection with any claim based in whole or in part on or arising in whole or in part out of the fact that such person was a director or officer of Carolina Financial or any Carolina Financial subsidiary (or was serving at the request of Carolina Financial or any of its subsidiaries as a director, officer, employee, or trustee of another person) and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the effective time of the merger, whether asserted or claimed before, or at or after, the effective time (including matters, acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the transactions contemplated hereby) or taken at the request of United Bankshares.

For a period of six years from the effective time of the merger, United Bankshares shall provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Carolina Financial or any Carolina Financial subsidiaries (determined as of the effective time) (as opposed to Carolina Financial) with respect to claims against such directors and officers arising from facts or events which occurred before the effective time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Carolina Financial; provided, that in no event shall United Bankshares be required to expend, on an annual basis, more than 250% of the current annual amount expended by Carolina Financial to maintain or procure such directors and officers insurance coverage; provided, further, that if United Bankshares is unable to maintain or obtain the insurance called for by the merger agreement, United Bankshares shall use its reasonable best efforts to obtain as much comparable insurance as is available for the aforementioned limit; provided, further, that officers and directors of Carolina Financial or any Carolina Financial subsidiary may be required to make application and provide customary representations and warranties to United Bankshares’ insurance carrier for the purpose of obtaining such insurance. In lieu of the foregoing, United Bankshares may obtain at or prior to the effective time a six-year “tail” policy under Carolina Financial’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed 250% of the current annual amount expended by Carolina Financial to maintain or procure such directors and officers insurance coverage.

Carolina Financial Special Stockholder Meeting

Carolina Financial shall, as soon as practicable following the effective date of this prospectus and proxy statement on Form S-4, duly call, give proper notice of, convene, and hold a meeting of the Carolina Financial Stockholders for the purpose of (i) obtaining the approval of the Carolina Financial merger proposal by the holders of a majority of the outstanding shares of Carolina Financial common stock entitled to vote thereon, and (ii) approval of the Carolina Financial merger-related compensation proposal.

Carolina Financial shall use reasonable best efforts to (A) cause this prospectus and joint proxy statement to be mailed to the Carolina Financial stockholders and to hold the Carolina Financial stockholder meeting as promptly as practicable after the Form S-4 is declared effective under the Securities Act and (B) except if the Carolina Financial board of directors shall have made a Carolina Financial adverse recommendation change, solicit the approval of the Carolina Financial merger proposal by the Carolina Financial stockholders.

Carolina Financial shall, through the Carolina Financial board of directors, recommend to the Carolina Financial stockholders that they vote for adoption of the Carolina Financial merger proposal and shall include such recommendation in this prospectus and joint proxy statement, except to the extent that the Carolina Financial board of directors shall have made a Carolina Financial adverse recommendation change as contemplated in the merger agreement and discussed below in the section entitled “The Merger Agreement – Acquisition Proposals” beginning on page 111.

Carolina Financial may adjourn or postpone the Carolina Financial stockholder meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to this prospectus and joint proxy statement is provided to the Carolina Financial stockholders in advance of a vote on the Carolina Financial merger proposal or (ii) if, as of the time for which the Carolina Financial stockholder meeting is originally scheduled (as set forth in this prospectus and joint proxy statement), there are insufficient Carolina Financial stockholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Carolina Financial stockholder meeting or there are insufficient votes to obtain the adoption of the merger agreement, (A) at the request of United Bankshares, Carolina Financial shall adjourn or postpone the Carolina Financial stockholder meeting to a date no more than 10 business days later than the date of the initial Carolina Financial stockholder meeting (provided that United Bankshares may not request that Carolina Financial make such an adjournment or postponement more than once), and (B)  Carolina Financial may adjourn or postpone the Carolina Financial stockholder meeting.

United Bankshares Special Stockholder Meeting; Adverse Recommendation Change

United Bankshares shall, as soon as practicable following the effective date of the Form S-4, duly call, give proper notice of, convene, and hold a special meeting of the United Bankshares stockholders for the purpose of obtaining the approval of the United Bankshares merger proposal and the United Bankshares stock issuance proposal by the affirmative vote of a majority of the votes cast if a quorum is present at the United Bankshares special meeting. United Bankshares shall use reasonable best efforts to (A) cause this prospectus and joint proxy statement to be mailed to the United Bankshares stockholders and to hold the United Bankshares special stockholder meeting as promptly as practicable after the registration statement on Form S-4 is declared effective under the Securities Act and (B) solicit the approval of the aforementioned proposals by the United Bankshares stockholders.

United Bankshares shall, through the United Bankshares board of directors, recommend to the United Bankshares stockholders that they vote for the approval of the United Bankshares merger proposal and the United Bankshares stock issuance proposal and shall include such recommendations in this prospectus and joint proxy statement. Notwithstanding the foregoing, subject to the terms of the merger agreement, if the United Bankshares board of directors, after receiving the advice of its outside counsel and, with respect to the financial matters, its financial advisor, determines in good faith that it would be reasonably likely to constitute a breach of its fiduciary duties under applicable law to continue to recommend that United Bankshares stockholders approve the United Bankshares merger proposal and the United Bankshares stock issuance proposal, then the United Bankshares board of directors may withdraw or modify or qualify in a manner adverse to Carolina Financial its recommendations, which we refer to as a United Bankshares adverse recommendation change, to United Bankshares stockholders that they approve the United Bankshares merger proposal and the United Bankshares stock issuance proposal. In submitting such proposal to the United Bankshares stockholders, the United Bankshares board of directors may submit such proposal to United Bankshares stockholders without recommendation or with such modified or qualified recommendation (although the resolutions approving the merger agreement and the issuance of the shares of United Bankshares common stock constituting the merger consideration in connection with the merger as of the date hereof may not be rescinded or amended), in which event the United Bankshares board of directors may communicate the basis for its lack of recommendation or such modified or qualified recommendation to United Bankshares stockholders in the prospectus and joint proxy statement or an appropriate amendment or supplement thereto.

United Bankshares may adjourn or postpone the United Bankshares special stockholder meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to this prospectus and joint proxy statement is provided to the United Bankshares stockholders in advance of a vote on the United Bankshares merger proposal and the United Bankshares stock issuance proposal, or (ii) if, as of the time for which the United Bankshares special stockholder meeting is originally scheduled (as set forth in this prospectus and joint proxy statement), there are insufficient United Bankshares stockholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such United Bankshares stockholder meeting or there are insufficient votes to obtain the contemplated stockholder approvals.

Acquisition Proposals

Carolina Financial shall not, and shall cause each of its subsidiaries not to, and shall not authorize or knowingly permit any of its representatives to, during the period from the date of the merger agreement until the earlier of the effective time and the termination of the merger agreement in accordance with the terms thereof, directly or indirectly, (i) solicit or initiate, or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), any inquiries regarding, or the making of any proposal or offer that constitutes or would reasonably be expected to lead to, a Carolina Financial takeover proposal, or (ii) engage or participate in any discussions or negotiations regarding, or furnish to any other person or entity material non-public information in connection with, any Carolina Financial takeover proposal, or otherwise cooperate with or assist or participate in, or knowingly encourage or knowingly facilitate, any such inquiries, proposals, discussions, or negotiations or any effort or attempt to make a Carolina Financial takeover proposal, except to notify a person or entity that has made or, to the knowledge of Carolina Financial, is making any inquiries with respect to, or is considering making, a Carolina Financial takeover proposal, of the existence of the non-solicitation obligations of the merger agreement. Carolina Financial shall, and shall cause each of the Carolina Financial subsidiaries and each of its and the Carolina Financial subsidiaries’ representatives to, (A) immediately upon execution of the merger agreement, cease any solicitation, encouragement, discussions, or negotiations with any person or entity that may be ongoing with respect to a Carolina Financial takeover proposal as of the date of the merger agreement, and (B) immediately upon execution of the merger agreement, terminate all physical and electronic data room access previously granted to any such person or entity or its representatives.

We refer to a Carolina Financial takeover proposal as any inquiry, proposal or offer from any person (other than United Bankshares and its subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange

Act, of persons relating to, in a single transaction or series of related transactions (other than any single transaction or series of related transactions to which United Bankshares has consented to in writing), any: (i) acquisition of assets of Carolina Financial and its subsidiaries equal to more than 25% of Carolina Financial’s consolidated assets or to which more than 25% of Carolina Financial’s net income on a consolidated basis are attributable; (ii) acquisition of more than 25% of the outstanding Carolina Financial common stock or the capital stock of any Carolina Financial subsidiary; (iii) tender offer or exchange offer that, if consummated, would result in any person or group of persons beneficially owning more than 25% of the outstanding Carolina Financial common stock; (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Carolina Financial or any of its subsidiaries; or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income, and Carolina Financial common stock involved is more than 25%, in each case, other than the merger.

We refer to a Carolina Financial superior proposal as any bona fide written Carolina Financial takeover proposal that the Carolina Financial board of directors has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the Carolina Financial stockholders than the merger, taking into account such factors as the Carolina Financial board of directors in good faith deems relevant, including legal, financial, regulatory and other aspects of the proposal, and any changes to the terms of the merger agreement proposed by United Bankshares in response to such proposal or otherwise. When used in connection with the term Carolina Financial superior proposal, the references to 25% in the definition of Carolina Financial takeover proposal shall be deemed to be references to 50%.

If at any time prior to obtaining the Carolina Financial stockholder approval, Carolina Financial or any of its representatives receives a bona fide written Carolina Financial takeover proposal from any person or entity or group of persons or entities, which Carolina Financial takeover proposal did not result from any breach of the non-solicitation obligations of the merger agreement, then Carolina Financial and its representatives may, (i) contact such person or entity or group of persons or entities and their representatives to request that such person or entity or group of persons or entities provide clarification of any term or condition of such Carolina Financial takeover proposal that the Carolina Financial board of directors determines in good faith to be ambiguous or unclear, and (ii) if the Carolina Financial board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Carolina Financial takeover proposal constitutes or is reasonably likely to result in a Carolina Financial superior proposal, (A) furnish, pursuant to a confidentiality agreement that contains provisions with respect to confidentiality matters that are no less favorable to Carolina Financial than those in its confidentiality agreement with United Bankshares and complies with Carolina Financial’s non-solicitation obligations under the merger agreement, which we refer to as an acceptable confidentiality agreement, information (including non-public information) with respect to Carolina Financial and its subsidiaries to the person or entity or group of persons or entities who has made such Carolina Financial takeover proposal and their respective representatives so long as Carolina Financial (subject to the terms of an acceptable confidentiality agreement) promptly makes available to United Bankshares (through an electronic data room or otherwise), and provides express written notification via electronic mail notification to United Bankshares in accordance with the merger agreement of, the availability of any written material non-public information that is provided to any such person or entity or group of persons or entities or their respective representatives, if such information was not previously provided or made available to United Bankshares or its representatives, and (B) engage in or otherwise participate in discussions or negotiations with the person or entity or group of persons or entities making such Carolina Financial takeover proposal and their respective representatives. Carolina Financial shall promptly provide to United Bankshares (1) a copy of any Carolina Financial takeover proposal made in writing by any such person or entity or group of persons or entities to Carolina Financial, any of its subsidiaries, or any of their respective representatives, together with the identity of the person or entity or group of persons or entities making the Carolina Financial takeover proposal, and (2) a written summary of the material terms of any such Carolina Financial takeover proposal not made in writing.

Carolina Financial shall keep United Bankshares promptly informed of any material developments, discussions, or negotiations regarding any Carolina Financial takeover proposal, including any such proposal first made to or discussed with Carolina Financial prior to the date of the merger agreement and remade after the date of the merger agreement (including forwarding to United Bankshares any written materials provided to Carolina Financial or its representatives in connection with any such Carolina Financial takeover proposal) on a reasonably prompt basis. Any such disclosure shall be subject to the terms of the confidentiality agreement. Carolina Financial agrees that it and its subsidiaries will not enter into any confidentiality or other agreement with any person or entity subsequent to the date of the merger agreement that would prohibit Carolina Financial from providing any information to United Bankshares in accordance with the merger agreement.

Except as discussed below, the Carolina Financial board of directors shall not: (i)(A) fail to recommend to the Carolina Financial stockholders that the Carolina Financial stockholders adopt the merger agreement or fail to include the recommendation of the Carolina Financial board of directors that the Carolina Financial stockholders approve the merger in this prospectus and joint proxy statement, (B) change, qualify, withhold, withdraw, or modify, or publicly propose to change, qualify, withhold, withdraw, or modify, in a manner adverse to United Bankshares, such recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer or a temporary “stop, look, and listen” communication by the Carolina Financial board of directors pursuant to Rule 14d-9(f) of the Exchange Act, or (D) adopt, approve, or recommend, or publicly propose to approve or recommend to the Carolina Financial stockholders, a Carolina Financial takeover proposal, each of which actions described in this clause (i) being referred to as a Carolina Financial adverse recommendation change; or (ii) cause or permit Carolina Financial or any of its subsidiaries to enter into any letter of intent, agreement, or agreement in principle with respect to any Carolina Financial takeover proposal (other than an acceptable Carolina Financial confidentiality agreement).

Prior to the time the Carolina Financial stockholder approval is obtained, the Carolina Financial board of directors may, in connection with a bona fide written Carolina Financial takeover proposal, which Carolina Financial takeover proposal was made after the date of the merger agreement (or that was made prior to the date of the merger agreement and remade after the date of the merger agreement) and that did not result from any breach of the non-solicitation obligations in the merger agreement, make a Carolina Financial adverse recommendation change to its stockholders or terminate the merger agreement pursuant to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Carolina Financial takeover proposal, if and only if, prior to taking such action, Carolina Financial has complied with its obligations under the non-solicitation obligations in the merger agreement and the Carolina Financial board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Carolina Financial takeover proposal constitutes a Carolina Financial superior proposal and that the failure to take such action would be reasonably likely to constitute a breach of the Carolina Financial board’s fiduciary duties to its stockholders under applicable law so long as prior to taking any such action (i) Carolina Financial has given United Bankshares at least five business days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Carolina Financial superior proposal, including the identity of the person or entity or group of persons or entities making such Carolina Financial superior proposal) and has contemporaneously provided a copy to United Bankshares of all written materials (including all transaction agreements and related documents) with or from the party making such Carolina Financial superior proposal, (ii) Carolina Financial has negotiated, and has caused its representatives to negotiate, in good faith with United Bankshares during such notice period, to the extent United Bankshares wishes to negotiate, to enable United Bankshares to revise the terms of the merger agreement such that it would cause such Carolina Financial superior proposal to no longer constitute a Carolina Financial superior proposal, and (iii) following the end of such notice period, the Carolina Financial board of directors shall have considered in good faith any changes to the merger agreement proposed in writing by United Bankshares, and shall have determined that the Carolina Financial superior proposal would continue to constitute a Carolina Financial superior proposal if such revisions were to be given effect. In the event of any material revisions to a Carolina Financial takeover proposal that could have an impact, influence, or other effect on the Carolina Financial board’s decision or discussion with respect to whether such proposal is a Carolina Financial superior proposal, Carolina Financial shall deliver a new written notice to United Bankshares pursuant to the foregoing clause (i) and again comply with the requirements of the non-solicitation obligations in the merger agreement with respect to such new written notice; however, any references herein to the five-business day period shall be deemed to be references to a two-business day period with respect thereto.

Nothing in the non-solicitation obligations of the merger agreement shall prohibit the Carolina Financial board of directors from (i) taking and disclosing to the Carolina Financial stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9, or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look, and listen” communications to Carolina Financial stockholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Carolina Financial Stockholders), or (iii) making any disclosure to the Carolina Financial stockholders if the Carolina Financial board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the Carolina Financial board’s fiduciary duties to its stockholders under applicable law.

Effective Time

The merger will be consummated and become effective on the date and at the time for effectiveness set forth in the articles of merger and the certificate of merger accepted for filing by the West Virginia Secretary of State and the Delaware Division of Corporations, which we refer to as the effective time.

Regulatory Approvals

The merger and the other transactions contemplated by the merger agreement require the approval of the Federal Reserve, the Virginia State Corporation Commission Bureau of Financial Institutions and the South Carolina Board of Financial Institutions. As a bank holding company, United Bankshares is subject to regulation under the BHCA. Carolina Financial is a Delaware corporation, a bank holding company and a financial holding company and is subject to the Delaware General Corporation Law. United Bankshares and United Bank have filed all required applications seeking approval of the merger with the Federal Reserve, the Virginia Bureau of Financial Institutions and the South Carolina Board of Financial Institutions.

Under the BHCA, the Federal Reserve is required to examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Federal Reserve has the authority to deny an application if it concludes that the combined organization would have inadequate capital. In addition, the Federal Reserve can withhold approval of the merger if, among other things, it determines that the effect of the merger would be to substantially lessen competition in the relevant market. Further, the Federal Reserve must consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977 by assessing the involved entities’ records of meeting the credit needs of the local communities in which they operate, consistent with the safe and sound operation of such institutions. The Federal Reserve also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Virginia State Corporation Commission Bureau of Financial Institutions and the South Carolina Board of Financial Institutions will review the merger under similar standards.

In addition, a period of 15 to 30 days must expire following approval by the Federal Reserve before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws.

The merger cannot be consummated prior to receipt of all required approvals. There can be no assurance that required regulatory approvals for the merger will be obtained and, if the merger is approved, as to the date of such approvals or whether the approvals will contain any unacceptable conditions. There can likewise be no assurance that the United States Department of Justice will not challenge the merger during the waiting period set aside for such challenges after receipt of approval from the Federal Reserve.

Under the merger agreement, neither of United Bankshares nor Carolina Financial are required to take any action or commit to take any action, or agree to any condition or restriction, in connection with obtaining the permits, consents, approvals, and authorizations of third parties or governmental entities that the United Bankshares board of directors reasonably determines in good faith would have a material adverse effect on United Bankshares and its subsidiaries (taken as a whole) after giving effect to the merger, which we refer to as a materially burdensome regulatory condition.

United Bankshares and Carolina Financial are not aware of any governmental approvals or actions that may be required for consummation of the merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if such a challenge is brought, as to the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the merger.

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting Carolina Financial common stock to United Bankshares common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

As of the date of this prospectus and joint proxy statement, no regulatory approvals have been received. While United Bankshares and Carolina Financial do not know of any reason why necessary regulatory approval would not be obtained in a timely manner, they cannot be certain when or if they will receive them, or if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after completion of the merger.

Conduct of Business Pending the Merger

The merger agreement contains reciprocal covenants made by Carolina Financial and United Bankshares to each other. Carolina Financial and United Bankshares have agreed that, until the earlier of the effective time of the merger or the termination of the merger agreement, they will and will cause their subsidiaries, except as expressly permitted by the merger agreement or required by applicable law or with the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, to:

•	conduct its business in the ordinary course consistent with past practice and comply with applicable laws; and

•	use reasonable best efforts to (i) maintain and preserve intact its business organization and advantageous business relationships, and (ii) retain the services of its key officers and key employees.

Carolina Financial has also agreed that, until the earlier of the effective time of the merger or the termination of the merger agreement, except as expressly permitted by the merger agreement or as previously disclosed to United Bankshares, or required by applicable law (provided that notice of such action that is required by applicable law is promptly given to United Bankshares), it will not and will cause each of its subsidiaries not to:

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other than in the ordinary course consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of, or make any loan or advance or capital contribution to, or investment in, any other person (it being understood and agreed that incurrence of indebtedness in the ordinary course consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, and entry into repurchase agreements);

•	adjust, split, combine or reclassify any of its capital stock;

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make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase, or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends paid by any of the Carolina Financial subsidiaries to Carolina Financial or to any of its wholly-owned subsidiaries, (ii) regular quarterly dividends on Carolina Financial common stock as previously disclosed, (iii) the repurchase of shares of its capital stock pursuant to the terms and conditions of Carolina Financial’s current share repurchase plan, and (iv) the acceptance of shares of Carolina Financial common stock in payment of the exercise price for the Carolina Financial options or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of Carolina Financial common stock granted under Carolina Financial stock plans, in each case in accordance with past practice and the terms of the respective award agreement or the applicable Carolina Financial stock plans, if applicable);

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except in the ordinary course of business consistent with past practices as previously disclosed, and in accordance with the terms of any Carolina Financial stock plan, grant any person any right to acquire any shares of Carolina Financial common stock;

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issue any additional shares of Carolina Financial common stock or other securities except pursuant to the settlement of the Carolina Financial options or other equity-based awards previously granted under the Carolina Financial stock plans;

•	amend any existing employment, consulting, severance, termination or change in control agreements or enter into any new employment, consulting, severance, termination or change in control agreements;

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except as required by applicable law or in accordance with the terms of any Carolina Financial benefit plan as in effect on the date of the merger agreement, and except for normal increases made in the ordinary course consistent with past practice as previously disclosed, (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, or pay cash bonuses (other than in the ordinary course of business consistent with past practice) to, any current, former, or retired employee or director of Carolina Financial or any of its subsidiaries or ERISA affiliates; (ii) establish, adopt, or become a party to any new employee benefit or compensation plan, program, commitment, or agreement, or amend, modify, change, or terminate, or accelerate any rights under, any Carolina Financial benefit plan; (iii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, or phantom or restricted stock unit awards; (iv) take any action other than in the ordinary course consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any Carolina Financial benefit plan; (v) amend, alter, or modify any stock option or other equity-based right to purchase any shares of Carolina Financial common stock or other equity interests in Carolina Financial or any securities exchangeable for or convertible into Carolina Financial common stock outstanding on the date hereof, except as otherwise permitted in the merger agreement; (vi) enter into any collective bargaining agreement; (vii) enter into, amend, modify, alter, terminate, or change any third-party vendor or service agreement related to any Carolina Financial benefit plan; or (viii) grant any severance or termination pay unless provided under any Carolina Financial benefit plan;

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sell, transfer, mortgage, encumber, or otherwise dispose of its properties or assets that are in excess of $1,000,000 based on a GAAP value to any person other than a Carolina Financial subsidiary, or cancel, release, or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course consistent with past practice or pursuant to contracts in force at the date of the merger agreement; provided, that the foregoing shall not apply to (1) dealings with loans, financial assets or investment securities or (2) sales of loan participations nor prohibit Carolina Financial and its subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete or unused equipment, fixtures or assets, in each case in the ordinary course consistent with past practice;

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except with respect to consummation of the pending merger with Carolina Trust BancShares, Inc., acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, and other banking, operating, and servicing policies, except as required by applicable law, regulation, recommendation of or policies imposed by any governmental entity;

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make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person outside of the ordinary course consistent with past practice;

•	take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the merger from qualifying for the intended tax treatment;

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amend the Carolina Financial certificate or Carolina Financial bylaws, or otherwise take any action to exempt any person (other than United Bankshares or its subsidiaries) or any action taken by any person from any takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend, or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

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other than after prior consultation with United Bankshares, materially change or restructure its investment securities portfolio or its gap position, through purchases, sales, or otherwise, or the manner in which the portfolio is classified or reported;

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other than commencement or settlement of foreclosure or debt collection actions in the ordinary course consistent with past practice, commence or settle any claim, action, or proceeding (i) in connection with a collections matter where the amount in dispute is in excess of $1,000,000, (ii) in connection with any matter other than a collections matter where the amount in dispute is in excess of $500,000, or (iii) which subjects Carolina Financial or any of its subsidiaries to any material restrictions on its current or future business operations (including the future business and operations of the surviving corporation or the surviving bank);

•	take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the merger not being satisfied;

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implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, change any tax accounting period, or surrender in writing any right to claim a tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Carolina Financial or its subsidiaries and involving in excess of $1,000,000, in each case other than as may be required by applicable law, GAAP, or regulatory guidelines;

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file or amend any tax return other than in the ordinary course consistent with past practice, make any significant change in any method of tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any tax election, or settle or compromise any disputed tax liability in excess of $1,000,000;

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extend the term of any Carolina Financial material contract (except for loans or the extension of any such term for one year or less due to the automatic renewal of such term in accordance with the terms of the Carolina Financial material contract), and except for transactions in the ordinary course consistent with past practice, terminate or waive any material provision of any Carolina Financial material contract;

•	enter into or amend any contract or other transaction with any Carolina Financial-related person, except as contemplated or permitted by the merger agreement;

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take any action to enter into, or commit to enter into, any contract for trust, consulting, professional, or other services to Carolina Financial or any Carolina Financial subsidiary that is not terminable by

Carolina Financial or such Carolina Financial subsidiary without penalty upon 30 days’ or less notice, except for contracts for services under which the aggregate required payments do not exceed $500,000, and except for legal, accounting, and other ordinary expenses (not including expenses of financial advisors) related to the merger agreement or the transactions contemplated hereby;

•	take any action to enter into, or commit to enter into, any joint venture, strategic alliance, or material relationship with any person to jointly develop, market, or offer any product or service;

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fail to promptly notify United Bankshares of the threat (to the knowledge of Carolina Financial) or the commencement of any material Action against, relating to, or affecting (i) Carolina Financial or any Carolina Financial subsidiary, (ii) Carolina Financial’s or any Carolina Financial subsidiary’s directors, officers or employees in their capacities as such, (iii) Carolina Financial’s or any Carolina Financial subsidiary’s assets, liabilities, businesses or operations, or (iv) the merger or the merger agreement;

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except for transactions made in the ordinary course consistent with past practice, make or permit any Carolina Financial subsidiary to make any material capital expenditures unless required by law or governmental entities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance);

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take any action that would materially impede or materially delay the completion of the transactions contemplated by the merger agreement or the ability of the parties to obtain any necessary approvals of any regulatory agency or governmental entity required for the transactions contemplated hereby;

•	enter into any contract that (i) is outside the ordinary course consistent with past practice and (ii) would constitute a Carolina Financial material contract;

•	except for transactions in the ordinary course consistent with past practice, enter into any derivative transaction; or

•	agree or commit to do any of the foregoing.

United Bankshares has agreed that, until the earlier of the effective time of the merger or the termination of the merger agreement, except as expressly permitted by the merger agreement or as previously disclosed to Carolina Financial, or required by applicable law (provided that notice of such action that is required by applicable law is promptly given to Carolina Financial), it will not and will cause each of its subsidiaries not to:

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other than in the ordinary course consistent with past practice, incur any indebtedness for borrowed money that would reasonably be expected to prevent United Bankshares or its subsidiaries from assuming Carolina Financial’s or its subsidiaries’ outstanding indebtedness;

•	adjust, split, combine or reclassify any of its capital stock;

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make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase, or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends paid by any of the United Bankshares subsidiaries to United Bankshares or to any of its wholly-owned subsidiaries, (ii) regular quarterly dividends on United Bankshares common stock as previously disclosed, and (iii) the repurchase of shares of United Bankshares common stock pursuant to the terms and conditions of the United Stock repurchase program, and (iv) the acceptance of shares of United Bankshares common stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of United Bankshares common stock granted under United Bankshares stock plans, in each case in accordance with past practice and the terms of the applicable United Bankshares stock plans and related award agreements);

•	take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the merger from qualifying for the intended tax treatment;

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amend the United Bankshares articles of incorporation or United Bankshares bylaws in a manner that would materially and adversely affect the holders of the Carolina Financial common stock, or adversely affect the holders of the Carolina Financial common stock relative to other holders of United Bankshares common stock;

•	take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the merger not being satisfied;

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fail to promptly notify Carolina Financial of the threat (to the knowledge of United Bankshares) the commencement of any material action against, relating to, or affecting (i) United Bankshares or any United Bankshares’ subsidiary, (ii) United Bankshares’ or any United Bankshares subsidiary’s directors, officers or employees in their capacities as such, (iii) United Bankshares’ or any United Bankshares subsidiary’s assets, liabilities, businesses or operations, or (iv) the merger or the merger agreement;

•

take any action that would materially impede or materially delay the completion of the transactions contemplated by the merger agreement or the ability of the parties to obtain any necessary approvals of any regulatory agency or governmental entity required for the transactions contemplated hereby; or

•	agree or commit to do any of the foregoing.

Termination of the Merger Agreement

Carolina Financial and United Bankshares may mutually agree to terminate the merger agreement at any time.

Either Carolina Financial or United Bankshares may terminate the merger agreement if any governmental entity has issued an order or taken any other action permanently enjoining, restraining, or otherwise prohibiting the consummation of the merger, and such order or other action is final and non-appealable, unless such order arises out of or results from the action or inaction of the party seeking to terminate.

Either Carolina Financial or United Bankshares may terminate the merger agreement if the merger does not occur on or before November 17, 2020, which we refer to as the end date, and which date may be extended in certain circumstances, including by mutual written consent of Carolina Financial and United Bankshares, and automatically if certain regulatory approvals have not been obtained as of such date. Additionally, the right to extend the end date and the right to terminate the merger agreement shall not be available to the party seeking to extend or terminate if the failure of such party to perform any of its obligations under the merger agreement required to be performed at or prior to the effective time of the merger has been the cause of the failure of the effective time of the merger to occur on or before the end date.

Either Carolina Financial or United Bankshares may terminate the merger agreement, if (i) the United Bankshares stockholder meeting shall have concluded and been finally adjourned and the United Bankshares stockholder approval shall not have been obtained or (ii) the Carolina Financial stockholder meeting shall have concluded and been finally adjourned and the approval of the Carolina Financial merger proposal shall not have been obtained, unless the party seeking to terminate if the failure of such party to perform any of its obligations under the merger agreement required to be performed at or prior to the applicable stockholder meeting has been the cause of the approval of the United Bankshares merger proposal and stock issuance proposal or the Carolina Financial merger proposal, as applicable, not having been obtained.

United Bankshares may terminate the merger agreement if any of the following occurs:

•

Carolina Financial shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in the merger agreement, which breach or failure to perform, subject to any cure periods, would result in a failure of any mutual conditions to close the merger or

United Bankshares’ conditions to close the merger so long as United Bankshares is not then in breach of any representation, warranty, covenant, or other agreement contained in the merger agreement that would result in a failure of any mutual conditions to close the merger or Carolina Financial conditions to close the merger; or

•

prior to the receipt of the approval of the Carolina Financial merger proposal if: (i) the Carolina Financial board of directors shall have effected a Carolina Financial adverse recommendation change to its stockholders; (ii) Carolina Financial enters into a Carolina Financial acquisition agreement; (iii) Carolina Financial shall have materially breached the non-solicitation obligations of the merger agreement; (iv) subject to Carolina Financial’s rights to adjourn or postpone the Carolina Financial stockholder meeting as permitted by the merger agreement, Carolina Financial shall have failed to call, give proper notice of, convene, and hold the Carolina Financial stockholder meeting; or (v) Carolina Financial or the Carolina Financial board of directors shall have publicly announced its intention to do any of the foregoing.

Carolina Financial may terminate the merger agreement if any of the following occurs:

•

United Bankshares shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in the merger agreement, which breach or failure to perform, subject to any applicable cure periods, would result in a failure of any mutual conditions to close the merger or Carolina Financial’s conditions to close the merger, so long as Carolina Financial is not then in breach of any representation, warranty, covenant, or other agreement contained in the merger agreement that would result in a failure of any conditions for both parties to close the merger or United Bankshares conditions to close the merger;

•

prior to the receipt of the approval of the United Bankshares merger proposal and United Bankshares stock issuance proposal if: (i) the United Bankshares board of directors shall have effected a United Bankshares adverse recommendation change to its stockholders; (ii) subject to United Bankshares’ rights to adjourn or postpone the United Bankshares stockholder meeting as permitted by the merger agreement, United Bankshares shall have failed to call, give proper notice of, convene and hold the United Bankshares stockholder meeting; or (iii) United Bankshares or the United Bankshares board directors shall have publicly announced its intention to do any of the foregoing;

•

prior to receipt of the approval of the Carolina Financial merger proposal, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Carolina Financial superior proposal so long as (i) Carolina Financial has complied with the non-solicitation obligations of the merger agreement in all material respects and (ii) Carolina Financial pays (or causes to be paid) the termination fee of $39,700,000 to United Bankshares prior to or simultaneously with such termination, see “Effect of Termination; Termination Fee” beginning on page 121; or

•

the price of United Bankshares common stock declines by more than 15% from $39.51 and underperforms an index of banking companies by more than 15% over a designated measurement period unless United Bankshares agrees, within five days of Carolina Financial’s notice to United Bankshares of its intent to terminate the merger agreement pursuant to the United Bankshares common stock decline, to increase the number of shares of United Bankshares common stock to be issued to holders of Carolina Financial common stock who are to receive shares of United Bankshares common stock in the merger to an amount that equals the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the closing price of a share of United Bankshares common stock on NASDAQ on the last trading day immediately preceding the date of the first public announcement of entry into the merger agreement, 0.85 and 1.13 by (B) the average of the per share closing prices of a share of United Bankshares common stock on NASDAQ during the 20 consecutive full trading days ending on the trading day prior to the latest of (i) the date on which the last approval, consent or waiver of any governmental entity required to permit the consummation of the transactions contemplated by the merger agreement is received and all statutory waiting periods in respect thereof shall have expired or (ii) the latest date on which the required stockholder approvals of both Carolina Financial and United Bankshares are received, which we refer to as the determination date average closing price, and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the index ratio and 1.13 by (B) United Bankshares ratio.

We refer to the United Bankshares ratio as the number obtained by dividing the determination date average closing price by $39.51. Index ratio, for the purposes of this paragraph, means the number obtained by dividing the average of the closing price of Nasdaq bank index the for the 20 consecutive full trading days ending on the trading day prior to the latest of (i) the date on which the last approval, consent or waiver of any governmental entity required to permit the consummation of the transactions contemplated by the merger agreement is received and all statutory waiting periods in respect thereof shall have expired or (ii) the latest date on which the required stockholder approvals of both Carolina Financial and United Bankshares are received, by the closing price of the Nasdaq bank index on the last trading day immediately preceding the date of the first public announcement of entry into the merger agreement and subtracting 0.15 from the quotient in this sentence.

Effect of Termination; Termination Fee

If the merger agreement is validly terminated, the merger agreement will become void without any liability on the part of any party except that provisions relating to expenses and the termination fee will continue in effect and termination will not relieve a breaching party from liability for any willful breach of the merger agreement.

Carolina Financial has agreed to pay a termination fee to United Bankshares equal to $39,700,000 if:

•

United Bankshares terminates the merger agreement prior to the receipt of the approval of the necessary Carolina Financial merger proposal if: (i) the Carolina Financial board of directors shall have effected a Carolina Financial adverse recommendation change to its stockholders; (ii) Carolina Financial enters into a Carolina Financial acquisition agreement; (iii) Carolina Financial shall have materially breached the non-solicitation obligations of the merger agreement; (iv) subject to Carolina Financial’s rights to adjourn or postpone the Carolina Financial stockholder meeting as permitted by the merger agreement, Carolina Financial shall have failed to call, give proper notice of, convene, and hold the Carolina Financial stockholder meeting; or (v) Carolina Financial or the Carolina Financial board of directors shall have publicly announced its intention to do any of the foregoing; or

•

(x) the merger agreement is terminated by United Bankshares because Carolina Financial shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in the merger agreement, which breach or failure to perform (i) would result in a failure of any mutual conditions to close the merger or United Bankshares conditions to close the merger and (ii)(A) cannot be cured by the end date, or (B) if capable of being cured by the end date, shall not have been cured within 30 days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and United Bankshares’ intention to terminate the merger agreement if such breach or failure is not cured) from United Bankshares of such breach or failure, or (y) the merger agreement is terminated by Carolina Financial or United Bankshares because the Carolina Financial stockholder meeting shall have concluded and been finally adjourned and the approval of the necessary Carolina Financial merger proposal shall not have been obtained, and if (A) any person or entity or group of persons or entities shall have made (whether or not subsequently withdrawn) a Carolina Financial takeover proposal after November 17, 2019 and prior to (1) the date that the merger agreement is terminated in the case of a termination by United Bankshares because Carolina Financial shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in the merger agreement, which breach or failure to perform (i) would result in a failure of any mutual conditions to close the merger or United Bankshares conditions to close the merger and (ii)(A) cannot be cured by the end date, or (B) if capable of being cured by the end date, shall not have been cured within 30 days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and United Bankshares’ intention to terminate the merger agreement if such breach or failure is not cured) from United Bankshares of such breach or failure or (2) the Carolina Financial stockholder meeting in the case of a termination because the Carolina Financial stockholder meeting shall have concluded and been finally adjourned and the necessary Carolina Financial stockholder approval shall not have been obtained, and (B) at any time prior to the date that is 12 months after the date of any such termination, Carolina Financial or any of its subsidiaries enters into any definitive agreement providing for a Carolina Financial takeover proposal or consummates a Carolina Financial takeover proposal (provided that, for purposes of this paragraph, the references to “twenty-five percent (25%)” in the definition of Carolina Financial takeover proposal shall be deemed to be references to “fifty percent (50%)”);

•

(A) the merger agreement is terminated by United Bankshares or Carolina Financial because the merger was not completed by November 17, 2020, (B) any entity shall have made a Carolina Financial takeover proposal after the date of the merger agreement and prior to the date of any such termination, and (C) at any time prior to the date that is 12 months after the date of any such termination, Carolina Financial or any of its subsidiaries enters into any definitive agreement providing for a Carolina Financial takeover proposal or consummates a Carolina Financial takeover proposal; or

•

the merger agreement is terminated by Carolina Financial prior to receipt of the Carolina Financial stockholder approval in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Carolina Financial superior proposal; provided, that Carolina Financial shall have complied with the non-solicitation obligations of the merger agreement in all material respects.

Employee Matters

All individuals employed by, or on an authorized leave of absence from, Carolina Financial or any of its subsidiaries immediately before the effective time, which we refer to as covered employees, shall automatically become employees of United Bankshares, as the surviving corporation, and its subsidiaries as of the effective time unless terminated by United Bankshares effective as of closing of the merger.

Except with respect to certain officers who have been offered an increase in salary and potential bonus as part of ongoing negotiations of at-will employment, including, but not limited to, Messrs. Gehman and Morrow, United Bankshares shall provide each covered employee with a rate of base salary or hourly wages that is substantially similar to the rate of base salary or hourly wages provided to such covered employee as in effect immediately before the effective time and United Bankshares shall provide each covered employee with the same employee benefits then provided to similarly situated employees at United Bankshares; however, nothing contained in the merger agreement shall (i) be treated as an amendment of any particular United Bankshares benefit plan or Carolina Financial benefit plan, (ii) give any third party any right to enforce the employee matters provisions of the merger agreement, (iii) limit the right of United Bankshares or any of its subsidiaries to terminate the employment of any covered employee at any time or require United Bankshares or any of its subsidiaries to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination, or (iv) obligate United Bankshares or any of its subsidiaries to (A) maintain any particular United Bankshares benefit plan or Carolina Financial benefit plan, as applicable, or (B) retain the employment of any particular covered employee.

With respect to any United Bankshares benefit plans in which any covered employees become eligible to participate on or after the effective time, subject to the restrictions set forth below, United Bankshares shall use reasonable best efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any United Bankshares benefit plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous the Carolina Financial benefit plan, (ii) provide each such employee and their eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the effective time under a Carolina Financial benefit plan (to the same extent that such credit was given under the analogous Carolina Financial benefit plan prior to the effective time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any United Bankshares benefit plans, and (iii) recognize all service of such employees with Carolina Financial and its subsidiaries for purposes of eligibility and vesting (but not for purposes of benefit accrual other than accrual for vacation; however, that, in accordance with United Bankshares’ policies, no vacation or paid time off shall thereafter be carried over into a subsequent calendar year). The foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of benefit accrual, except with respect to any vacation or paid time off accrual, if any (provided that no vacation or paid time off shall thereafter be carried over into a subsequent calendar year), or (C) to any benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population.

Except for employees of Carolina Financial and its subsidiaries with individual agreements or who are participants in any plan that provides for payment of severance under certain circumstances (who will be paid severance only in accordance with such agreements or plan, as the case may be, and shall not have a right to employer-paid outplacement services), United Bankshares shall pay severance payments to employees of one or more of Carolina Financial and any Carolina Financial Subsidiary (but only if such employee does not have rights to a severance payment under an employment agreement, in which case no severance payment shall be made to such employee hereunder) who is involuntarily terminated by United Bankshares or any of its subsidiaries (other than for cause) within six months after the effective time in the amount of two weeks of base pay (at the rate in effect on the termination date) for each year of service at Carolina Financial or its subsidiaries (with credit for partial years of service) with a minimum payment equal to eight weeks of base pay and a maximum payment equal to 26 weeks of base pay.

Carolina Financial will use commercially reasonable efforts to cause the employees of Carolina Financial identified by Carolina Financial and United Bankshares to enter into retention or stay bonus agreements (in a form mutually agreed to by United Bankshares and the employee) prior to the effective time.

Carolina Financial shall not make or cause to be made any discretionary employer contributions to participants, and shall prohibit any new participant elections to defer compensation, under Carolina Financial’s nonqualified deferred compensation plans. Any preexisting deferral elections that are irrevocable as of the date of the merger agreement shall remain in effect for compensation paid through the end of the periods covered by such deferral elections. Carolina Financial’s deferred compensation plans shall remain in full force and effect and payments of any benefits to participants shall be made in accordance with the terms of Carolina Financial’s deferred compensation plans.

All accruals existing as of the effective time under Carolina Financial’s and its subsidiaries’ non-equity incentive and/or bonus plans that are consistent with Carolina Financial’s past practice and the merger agreement and approved by its board of directors shall be paid out to the applicable covered employee.

The Carolina Financial board shall, prior to the effective time, adopt resolutions terminating its 401(k) profit sharing plan effective as of immediately prior to the effective time. The accounts of all participants and beneficiaries in the Carolina Financial 401(k) plan shall become fully vested upon termination of the Carolina Financial 401(k) plan.

Under the merger agreement, Carolina Financial is permitted to adopt a 2020 bonus plan, provided that: (1) such plan is consistent with its 2019 bonus plan and past practice, and any amounts thereunder shall be based upon the performance from January 1, 2020 through the date that is 30 days subsequent to the data conversion or the date of employment termination, whichever is later; (2) no covered employee will be eligible to participate in a United Bankshares bonus plan while still accruing benefits under the aforementioned Carolina Financial 2020 bonus plan; (3) additional cash bonuses will be paid under 2020 bonus plan in lieu of restricted stock units; and

(4) the employee recipient shall not have terminated on his or her own volition prior to the planned date of payment and with respect to any grant of restricted stock, if any, under the 2020 bonus plan, the employee recipient shall not have terminated on his or her own volition on the date of grant.

Data Conversion

Each of Carolina Financial and United Bankshares has agreed to use reasonable best efforts to facilitate the integration of Carolina Financial with the business of United Bankshares following consummation of the transactions contemplated hereby. Carolina Financial and United Bankshares will meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic information technology system to those used by United Bankshares, which we refer to as data conversion. Carolina Financial and United Bankshares will use all reasonable best efforts to promptly commence preparations for implementation of the data conversion, with the goal of effecting the data conversion at the effective time of the merger or at such later time as Carolina Financial and United Bankshares mutually agree. Each of Carolina Financial and United Bankshares has agreed to cooperate in preparing for the data conversion, including by providing reasonable access to data, information systems, and personnel having expertise with their and their respective subsidiaries’ information and data systems, but neither Carolina Financial nor United Bankshares shall be required to terminate any third-party service provider arrangements prior to the effective time of the merger.

Surrender of Stock Certificates

Computershare Limited will act as exchange agent in the merger and in that role will process the exchange of Carolina Financial stock certificates for United Bankshares common stock. Do not forward your Carolina Financial stock certificates with your proxy card.

Deposit of Merger Consideration

At or prior to the effective time, United Bankshares shall deposit, or shall cause to be deposited, with Computershare, which we refer to as the exchange agent, for the benefit of the holders of certificates representing shares of Carolina Financial common stock immediately prior to the effective time of the merger for exchange in accordance with the terms of the merger agreement, (a) evidence of shares in book-entry form representing shares of United Bankshares common stock to be issued pursuant to the merger agreement and exchanged for outstanding shares of Carolina Financial common stock, and (b) cash in an amount sufficient to pay cash in lieu of issuing any fractional shares and sufficient to pay cash to any holder of Carolina Financial stock options and Carolina Financial stock awards have elected to receive cash. Any reference to a “Carolina Financial stock certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Carolina Financial common stock, and it being further understood that provisions herein relating to Carolina Financial stock certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Carolina Financial stock certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the exchange agent or such other evidence of transfer as the exchange agent may reasonably request).

Exchange of Shares

As promptly as practicable after the effective time of the merger, but in no event later than five business days thereafter, United Bankshares shall cause the exchange agent to mail to each holder of record of one or more Carolina Financial stock certificates representing shares of Carolina Financial common stock immediately prior to the effective time that have been converted at the effective time into the right to receive the merger consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Carolina Financial stock certificates shall pass, only upon proper delivery of the Carolina Financial stock certificates to the exchange agent) and instructions for use in effecting the surrender of the Carolina Financial stock certificates in exchange for certificates representing the number of whole shares of United Bankshares common stock and any cash in lieu of fractional shares that the shares of Carolina Financial common stock represented by such Carolina Financial stock certificate have been converted into the right to receive pursuant to the merger agreement, as well as any dividends or distributions to be paid pursuant to the merger agreement.

From and after the effective time, upon proper surrender of a Carolina Financial stock certificate for exchange and cancellation to the exchange agent, together with such properly completed letter of transmittal, duly executed, the holder of such Carolina Financial stock certificate shall be entitled to receive in exchange therefor, as applicable, (i) book-entry shares representing that number of whole shares of United Bankshares common stock to which such holder of Carolina Financial common stock shall have become entitled under the merger agreement and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Carolina Financial stock certificate surrendered and sufficient to pay cash to any holder of Carolina Financial stock options and Carolina Financial stock awards have elected to receive cash and (B) any dividends or distributions that the holder thereof has the right to receive pursuant to the merger agreement, and the Carolina Financial stock certificate so surrendered shall forthwith be cancelled. Until surrendered, each Carolina Financial stock certificate shall be deemed at any time after the effective time to represent only the right to receive, upon surrender, the merger consideration, any cash in lieu of fractional shares payable, and any cash in respect of dividends or distributions as contemplated by the merger agreement.

No dividends or other distributions declared with respect to United Bankshares common stock shall be paid to the holder of any un-surrendered Carolina Financial stock certificate until the holder thereof has surrendered such Carolina Financial Stock Certificate. After the surrender of a Carolina Financial stock certificate, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, with respect to the whole shares of United Bankshares common stock that the shares of Carolina Financial common stock represented by such Carolina Financial stock certificate have been converted into (i) with a record date and a payment date on or after the effective time and on or prior to the date of such surrender, and (ii) at the appropriate payment date, with a record date on or after the effective time but prior to the date of such surrender and a payment date subsequent to the date of such surrender.

If any United Bankshares stock certificate representing shares of United Bankshares common stock is to be issued in a name other than that in which the Carolina Financial stock certificate surrendered in exchange therefor is or are registered, it shall be a condition to the issuance thereof that the Carolina Financial stock certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the exchange agent in advance any transfer or other similar taxes required by reason of the issuance of a United Bankshares certificate representing shares of United Bankshares common stock in any name other than that of the registered holder of the Carolina Financial stock certificate or surrendered, or required for any other reason, or shall establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

After the effective time, there shall be no transfers on the stock transfer books of Carolina Financial of the shares of Carolina Financial common stock that were issued and outstanding immediately prior to the effective time. If, after the effective time, Carolina Financial stock certificates representing such shares are presented for transfer to the exchange agent, they shall be cancelled and exchanged for the merger consideration, cash in lieu of fractional shares, and dividends or distributions that the holder presenting such Carolina Financial stock certificates is entitled to, as provided in the merger agreement.

Any former holders of Carolina Financial common stock who have not exchanged their Carolina Financial stock certificates in accordance with the terms of the merger agreement shall look only to the exchange agent for payment of the merger consideration, cash in lieu of fractional shares, and any unpaid dividends and distributions on the United Bankshares common stock deliverable in respect of each former share of Carolina Financial common stock such Carolina Financial stockholder holds as determined pursuant to the merger agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of United Bankshares, Carolina

Financial, the exchange agent or any other person shall be liable to any former holder of Carolina Financial common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

United Bankshares shall be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from the merger consideration, any cash in lieu of fractional shares of United Bankshares common stock, any cash dividends or distributions payable for United Bankshares common stock, or any other cash amounts otherwise payable pursuant to the merger agreement to any holder of Carolina Financial common stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax laws. To the extent that amounts are so withheld by United Bankshares or the exchange agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of the merger agreement as having been paid to the holder of Carolina Financial common stock in respect of which the deduction and withholding was made by United Bankshares or the exchange agent, as the case may be.

If any Carolina Financial stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Carolina Financial stock certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the exchange agent reasonably determines as indemnity against any claim that may be made against it with respect to such Carolina Financial stock certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed Carolina Financial stock certificate the merger consideration, any cash in lieu of fractional shares deliverable in respect thereof, and any United Bankshares dividends or distributions that the holder presenting such Carolina Financial stock certificates is entitled to, each as provided pursuant to the merger agreement.

No Fractional Shares

No United Bankshares certificates or scrip representing fractional shares of United Bankshares common stock shall be issued upon the surrender for exchange of Carolina Financial stock certificates, no dividend or distribution with respect to United Bankshares common stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of United Bankshares. In lieu of the issuance of any such fractional share, United Bankshares shall pay to each former stockholder of Carolina Financial who otherwise would be entitled to receive such fractional share an amount in cash (rounded up to the nearest cent), without any interest thereon, equal to the product of (i) the United Bankshares closing price multiplied by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of United Bankshares common stock that such holder would otherwise be entitled to receive pursuant to the merger agreement.

Management and Operations after the Merger

Jerold L. Rexroad will join the United Bankshares and United Bank boards of directors at the effective time of the merger. In addition, certain advisory boards will be established. See “The Merger – Interests of Certain Carolina Financial Directors and Executive Officers in the Merger” beginning on page 98.

The remaining current directors and senior officers of United Bankshares are expected to continue in their current positions. Information about the current United Bankshares directors and executive officers can be found in the documents listed under “Where You Can Find More Information” beginning on page 151.

Dissenters’ or Appraisal Rights

Neither United Bankshares nor Carolina Financial stockholders will have any dissenters’ or appraisal rights in connection with the merger and the other matters described in this prospectus and joint proxy statement.

Accounting Treatment

The merger will be accounted for using acquisition accounting, in accordance with U.S. generally accepted accounting principles. As such, the assets and liabilities of Carolina Financial, as of the completion of the merger, will be recorded at their fair values as well as any identifiable intangible assets. Any remaining excess purchase price will be allocated to goodwill, will not be amortized and will be evaluated for impairment annually. Consolidated financial statements of United Bankshares issued after the consummation of the merger will reflect such values. In addition, costs incurred in connection with the business combination will be expensed as incurred unless related to the equity issuance. The operating results of Carolina Financial will be included in United Bankshares’ consolidated financial statements from the date the merger is consummated and afterwards.

Resales of United Bankshares Common Stock

The shares of United Bankshares common stock to be issued to stockholders of Carolina Financial under the merger agreement have been registered under the Securities Act of 1933 and, except for those restricted shares that will not experience accelerated vesting in the merger, may be freely traded without restriction by holders, including holders who were affiliates of Carolina Financial on the date of the special meeting (except for such holders who become affiliates of United Bankshares as of the effective time of the merger via their appointment to the board of directors of United Bankshares or otherwise). All directors and executive officers of Carolina Financial are considered affiliates of Carolina Financial for this purpose.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

Subject to the limitations, assumptions and qualifications described herein, the following discussion and legal conclusions contained herein constitute and represent the opinion of Nelson Mullins Riley & Scarborough LLP, counsel to Carolina Financial, and the opinion of Bowles Rice LLP, counsel to United Bankshares, as to the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Carolina Financial common stock who exchange such stock for shares of United Bankshares common stock pursuant to the merger. This discussion is based upon the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Such a change could affect the continuing validity of this summary. No assurance can be given that the Internal Revenue Service, or the IRS, would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

For purposes of this summary, a “U.S. holder” is a beneficial owner of Carolina Financial common stock that, for U.S. federal income tax purposes, is: (1) an individual citizen or resident of the United States; (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (3) a trust (A) if (i) the administration thereof is subject to the primary supervision of a court within the United States, and (ii) one or more United States persons have the authority to control all substantial decisions of such trust or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or (4) an estate that is subject to U.S. federal income tax on its income regardless of the source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Carolina Financial common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that is a Carolina Financial stockholder, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.

The following summary addresses only those U.S. holders that hold their Carolina Financial common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special treatment under the U.S. federal income tax laws, including, without limitation: banks and certain other financial institutions; tax-exempt organizations; S corporations, partnerships or other pass-through entities (or an investor in an S corporation, partnership or other pass-through entity); holders subject to the alternative minimum tax provisions of the Code; persons who are required to recognize income or gain with respect to the merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code; insurance companies; mutual funds; dealers or brokers in stocks or securities, commodities or foreign currencies; non-U.S. holders; a trader in securities who elects the mark-to-market method of accounting for the securities; persons that hold shares as part of a hedge, a straddle or a constructive sale or conversion transaction or other integrated investment; regulated investment companies; real estate investment trusts; controlled foreign corporations or passive foreign investment companies; former citizens or residents of the United States; U.S. expatriates; U.S. holders whose functional currency is not the U.S. dollar; holders who acquired their shares pursuant to the exercise of employee stock options or similar securities or otherwise as compensation, including, without limitation, those recipients who hold Carolina Financial stock awards, or through a tax-qualified retirement plan; holders who exercise appraisal rights; holders who actually or constructively own more than 5% of Carolina Financial voting stock and holders of Carolina Financial stock options, stock warrants or debt instruments.

In addition, the discussion does not address any tax consequences arising under any alternative minimum tax or any state, local or foreign tax, or under any U.S. federal laws other than those pertaining to the income tax, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith).

The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Consummation of the merger is conditioned upon United Bankshares receiving an opinion from Bowles Rice LLP and upon Carolina Financial receiving an opinion from Nelson Mullins Riley & Scarborough LLP, each in form reasonably satisfactory to such recipient, dated as of the closing date, both to the effect that, based upon facts, representations and assumptions set forth in such opinions, (i) the merger constitutes a reorganization within the meaning of Section 368(a) of the Code and (ii) United Bankshares and Carolina Financial will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Neither United Bankshares nor Carolina Financial currently intends to waive this opinion condition to their respective obligations to consummate the merger. If either United Bankshares or Carolina Financial waive this opinion condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to Carolina Financial stockholders have materially changed, United Bankshares and Carolina Financial will recirculate appropriate soliciting materials to resolicit the votes of Carolina Financial stockholders. The issuance of the opinions is conditioned on, among other things, such tax counsel’s receipt of representation letters from each of Carolina Financial or United Bankshares, in each case in form and substance reasonably satisfactory to such counsel, and on customary factual assumptions, including, but not limited to, the assumption that the merger will be consummated in accordance with the terms of the merger agreement. If any of the representations or assumptions upon which those opinions are based is incorrect or incomplete, the validity of the opinions may be affected and the tax consequences of the merger could differ from those described in this prospectus and joint proxy statement. Neither of these opinions of counsel is binding on the IRS or any court. No ruling has been, or will be, sought from the IRS by United Bankshares or Carolina Financial as to the U.S. federal income tax consequences of the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth herein. Accordingly, each Carolina Financial stockholder should consult its own tax advisor with respect to the particular tax consequences of the merger to such holder.

U.S. Federal Income Tax Consequences to Carolina Financial and United Bankshares

Each of Carolina Financial and United Bankshares will be a party to the merger within the meaning of Section 368(b) of the Code, and neither Carolina Financial nor United Bankshares will recognize any gain or loss as a result of the merger for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences to U.S. Holders of Carolina Financial Common Stock

Exchange of Carolina Financial Common Stock for United Bankshares Common Stock. U.S. holders of Carolina Financial common stock that exchange all of their Carolina Financial common stock solely for United Bankshares common stock will generally not recognize gain or loss for U.S. federal income tax purposes, except, as discussed below, with respect to cash received in lieu of fractional shares of United Bankshares common stock.

Cash in Lieu of Fractional Shares. U.S. holders of Carolina Financial common stock that receive cash in lieu of fractional shares of United Bankshares common stock in the merger generally will be treated as if the fractional shares of United Bankshares common stock had been distributed to them as part of the merger, and then redeemed by United Bankshares in exchange for the cash actually distributed in lieu of the fractional shares, with the redemption generally qualifying as an “exchange” under Section 302 of the Code. Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares measured by the difference between the amount of cash received and the tax basis allocated to the fractional shares, which will be long-term capital gain or loss if, as of the effective date of the merger, the holding period of such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Basis in United Bankshares Common Stock. Each U.S. holder’s aggregate tax basis in United Bankshares common stock received in the merger will be equal to the U.S. holder’s aggregate adjusted tax basis in the Carolina Financial common stock exchanged in the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received (described above). The holding period of United Bankshares common stock received by a U.S. holder in the merger will include the holding period of the Carolina Financial common stock exchanged in the merger if the Carolina Financial common stock exchanged is held as a capital asset at the time of the merger. If a U.S. holder acquired different blocks of Carolina Financial common stock at different times or at different prices, the United Bankshares common stock such holder receives will be allocated pro rata to each block of Carolina Financial common stock, and the basis and holding period of each block of United Bankshares common stock such holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Carolina Financial common stock exchanged for such block of United Bankshares common stock.

This summary only addresses the material U.S. federal income tax consequences of the merger to the Carolina Financial stockholders that hold shares of Carolina Financial common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This summary does not address all aspects of U.S. federal income taxation that may be applicable to Carolina Financial stockholders in light of their particular circumstances or to Carolina Financial stockholders subject to special treatment under U.S. federal income tax law, such as stockholders who acquired their shares of Carolina Financial common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation.

Backup Withholding and Reporting Requirements

U.S. holders of Carolina Financial common stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 24% with respect to any cash payment received in the merger in lieu of fractional shares. However, backup withholding will not apply to any U.S. holder that either (a) furnishes to United Bankshares a correct taxpayer identification number and certifies that it is not subject to backup withholding by providing a properly completed and signed IRS Form W-9 (or substantially similar form) and otherwise complies with all applicable requirements of the backup withholding rules and United Bankshares and its exchange agent have not received notice to the contrary or (b) otherwise proves to United Bankshares and its exchange agent that the U.S. holder is exempt from backup withholding.

In addition, U.S. holders of Carolina Financial common stock who receive United Bankshares common stock as a result of the merger are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of Carolina Financial stock exchanged, the number of shares of United Bankshares stock received, the fair market value and tax basis of Carolina Financial shares exchanged and the U.S. holder’s tax basis in the United Bankshares common stock received.

If a U.S. holder of Carolina Financial common stock that exchanges such stock for United Bankshares common stock is a “significant holder” with respect to Carolina Financial and is required to file a U.S. income tax return, the U.S. holder is required to include a statement with respect to the exchange on or with the federal income tax return of the U.S. holder for the year of the exchange, and to retain permanent records of the facts in the statement relating to the merger. A U.S. holder of Carolina Financial common stock will be treated as a significant holder in Carolina Financial if the U.S. holder’s ownership interest in Carolina Financial, immediately before the merger, is five percent (5%) or more of Carolina Financial’s issued and outstanding common stock or if the U.S. holder’s basis in the shares of Carolina Financial stock exchanged is one million dollars ($1,000,000) or more. The statement must be prepared in accordance with Treasury Regulation Section 1.368-3 and must be entitled “STATEMENT PURSUANT TO §1.368-3 BY [INSERT NAME AND TAXPAYER IDENTIFICATION NUMBER (IF ANY) OF TAXPAYER], A SIGNIFICANT HOLDER”. The statement must include the names and employer identification numbers of Carolina Financial and United Bankshares, the date of the merger, and the fair market value and tax basis of Carolina Financial shares exchanged (determined immediately before the merger).

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. This discussion of certain material U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. We strongly encourage stockholders of Carolina Financial to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of the alternative minimum tax, state, local, foreign and other tax laws and of changes in those laws after the date of this prospectus and joint proxy statement.

INFORMATION ABOUT UNITED BANKSHARES AND CAROLINA FINANCIAL

United Bankshares

United Bankshares is a West Virginia corporation registered as a bank holding company pursuant to the BHCA. United Bankshares applied for and received financial holding company status from the Federal Reserve. United Bankshares was incorporated on March 26, 1982, organized on September 9, 1982, and began conducting business on May 1, 1984 with the acquisition of three wholly-owned subsidiaries. Since its formation in 1982, United Bankshares has acquired thirty banking institutions. United Bankshares’ banking subsidiary, United Bank, offers a full range of commercial and retail banking services and products. United Bankshares also owns nonbank subsidiaries that engage in other community banking services such as asset management, real property title insurance, investment banking, financial planning and brokerage services.

As a bank holding company registered under the BHCA, United Bankshares’ present business is community banking. As of September 30, 2019, United Bankshares’ consolidated assets approximated $19.75 billion and total stockholders’ equity approximated $3.35 billion. At September 30, 2019, United Bankshares’ loan portfolio, net of unearned income, was $13.63 billion and its deposits were $14.10 billion.

The principal executive offices of United Bankshares are located in Charleston, West Virginia at 300 United Centre, 500 Virginia Street, East. The telephone number for United Bankshares’ principal executive offices is (304) 424-8800. United Bankshares’ website can be accessed at https://www.ubsi-inc.com. Information contained on the websites of United Bankshares or any subsidiary of United Bankshares does not constitute a part of this prospectus and joint proxy statement and is not incorporated into other filings that United Bankshares makes with the SEC. United Bankshares’ common stock is traded on Nasdaq under the symbol “UBSI”.

United Bankshares operates 138 full service offices located throughout the Shenandoah Valley region of Virginia, Northern Virginia, Maryland, Washington, D.C. metropolitan areas, West Virginia, southwestern Pennsylvania and southeastern Ohio.

For more information regarding United Bankshares, please see United Bankshares’ Annual Report on Form 10-K for the year ended December 31, 2018, its quarterly report on Form 10-Q for the quarter ended September 30, 2019 and its proxy statement for its 2019 Annual Meeting of stockholders, each of which are incorporated into this prospectus and joint proxy statement by reference.

Carolina Financial

Carolina Financial Corporation is a Delaware corporation registered as a financial holding company pursuant to the BHCA. Carolina Financial is headquartered in Charleston, South Carolina. Its primary business is to serve as the holding company for CresCom Bank, a South Carolina state-chartered commercial bank with 73 branches located throughout the Carolinas. CresCom Bank is primarily engaged in the business of accepting demand deposits and savings deposits insured by the Federal Deposit Insurance Corporation and providing commercial, consumer and mortgage loans to the general public. CresCom Bank operates Crescent Mortgage Company, a wholly-owned subsidiary of CresCom Bank based in Atlanta, Georgia, as a wholesale and correspondent mortgage lender. Crescent Mortgage Company is licensed to originate loans in 48 states, partnering with community banks, credit unions and mortgage brokers. CresCom Bank also operates Carolina Services Corporation of Charleston, a Delaware financial services company that provides financial processing services to, and otherwise supports the operations of, CresCom Bank and Crescent Mortgage Company.

The principal executive offices of Carolina Financial are located at 288 Meeting Street, Charleston, South Carolina 29401, and its telephone number is (843) 723-7700. Carolina Financial’s website can be accessed at http://www.haveanicebank.com. Information contained on the websites of Carolina Financial or any subsidiary of Carolina Financial does not constitute a part of this prospectus and joint proxy statement and is not incorporated into other filings that Carolina Financial makes with the SEC. Carolina Financial’s common stock is traded on Nasdaq under the symbol “CARO”.

As of September 30, 2019, Carolina Financial had total assets of $3.98 billion, total deposits of $2.84 billion, and total stockholders’ equity of $621.60 million.

On December 31, 2019, Carolina Financial completed the merger contemplated by the Agreement and Plan of Merger and Reorganization, dated as of July 15, 2019, by and between Carolina Financial and Carolina Trust. Pursuant to the merger agreement, on December 31, 2019, Carolina Trust merged with and into Carolina Financial, with Carolina Financial as the surviving corporation. Immediately following the consummation of the merger, Carolina Trust Bank, a wholly owned subsidiary of Carolina Trust, merged with and into CresCom Bank, a wholly owned subsidiary of Carolina Financial, with CresCom Bank as the surviving bank in such bank merger. As of September 30, 2019, Carolina Trust had total assets of approximately $622.5 million, total deposits of approximately $516.1 million, total stockholders’ equity of approximately $71.4 million and operated 11 full-service offices and one loan production office in the Piedmont and Mountain Regions of the Carolinas to the north and west of Charlotte, North Carolina. Under the terms of merger agreement with Carolina Trust, at the effective time of the merger, each outstanding share of Carolina Trust common stock was converted into the right to receive 0.3000 shares of Carolina Financial common stock or $10.57 in cash, subject to election and proration such that the aggregate consideration consists of 90% Carolina Financial common stock and 10% cash.

DESCRIPTION OF UNITED BANKSHARES CAPITAL STOCK

General

The authorized capital stock of United Bankshares consists of 200,000,000 shares of common stock, par value $2.50 per share, and 50,000,000 shares of preferred stock, par value of $1.00 per share. United Bankshares has 105,494,347 shares of common stock issued (including 3,939,860 shares held as treasury shares) and no shares of preferred stock issued, each as of December 31, 2019. The outstanding shares are held by approximately 6,256 stockholders of record, as well as 61,900 stockholders in street name as of December 31, 2019. All outstanding shares of United Bankshares common stock are fully paid and nonassessable. The unissued portion of United Bankshares’ authorized common stock (subject to registration approval by the SEC) and the treasury shares are available for issuance as the board of directors of United Bankshares determines advisable.

On May 18, 2016, United Bankshares stockholders approved the 2016 Long-Term Incentive Plan, or the 2016 LTI Plan. The 2016 LTI Plan became effective as of May 18, 2016. An award granted under the 2016 LTI Plan may consist of any non-qualified stock options or incentive stock options, stock appreciation rights, or SARs, restricted stock, restricted stock units, performance units or other-stock-based award. These awards all relate to the common stock of United Bankshares. The maximum number of shares of United Bankshares common stock which may be issued under the 2016 LTI Plan is 1,700,000. The 2016 LTI Plan will be administered by a board committee appointed by the United Bankshares board of directors. Unless otherwise determined by the United Bankshares board of directors, the Compensation Committee of the Board, or the Compensation Committee, shall administer the 2016 LTI Plan. Any and all shares may be issued in respect of any of the types of Awards, provided that (1) the aggregate number of shares that may be issued in respect of restricted stock awards, and restricted stock unit awards which are settled in shares is 500,000, and (2) the aggregate number of shares that may be issued pursuant to stock options is 1,200,000. The shares to be offered under the 2016 LTI Plan may be authorized and unissued shares or treasury shares. The maximum number of options and SARs, in the aggregate, which may be awarded to any individual key employee during any calendar year is 100,000. The maximum number of stock options and SARs, in the aggregate, which may be awarded to any non-employee director during any calendar year is 10,000. The maximum number of shares of restricted stock or shares subject to a restricted stock units award that may be granted during any calendar year is 50,000 shares to any individual key employee and 5,000 shares to any individual non-employee director. Subject to certain change in control provisions, the 2016 LTI Plan provides that awards of restricted stock and restricted stock units will vest as the Compensation Committee determines in the award agreement, provided that no awards will vest sooner than 1/3 per year over the first three anniversaries of the award. Awards granted to executive officers of United typically will have performance based vesting conditions. A Form S-8 was filed on July 29, 2016 with the Securities and Exchange Commission to register all the shares which were available for the 2016 LTI Plan. As of December 31, 2019, the number of shares of United Bankshares common stock underlying awards issued under the 2016 LTI Plan that remain in effect are 614,880 shares.

The 2016 LTI Plan replaces the 2011 Long-Term Incentive Plan, or the 2011 LTI Plan, which expired during the second quarter of 2016. A total of 967,285 stock options and 289,637 restricted shares of common stock were granted under the 2011 LTI Plan. United Bankshares currently has options outstanding from various option plans other than the 2016 LTI Plan, or the Prior Plans; however, no shares of United Bankshares common stock are available for grants under the Prior Plans as these plans have expired. Awards outstanding under the Prior Plans will remain in effect in accordance with their respective terms. The maximum term for options granted under the plans is ten years. As of December 31, 2019, the number of shares of United Bankshares common stock underlying option awards issued under Prior Plans that remain in effect are 982,952 shares.

In October of 2019, United Bankshares board of directors approved a repurchase plan whereby United Bankshares could buy up to 4,000,000 shares of its common stock in the open market. As of December 31, 2019, United Bankshares had repurchased 1,009,150 shares under the repurchase plan.

Common Stock

Voting Rights. United Bankshares has only one class of stock issued and outstanding and all voting rights are vested in the holders of United Bankshares common stock. On all matters subject to a vote of stockholders, the stockholders of United Bankshares will be entitled to one vote for each share of common stock owned. United Bankshares does not have a classified board of directors. Stockholders of United Bankshares have cumulative voting rights with regard to election of directors. At the present time, no senior securities of United Bankshares are outstanding, nor does the board of directors presently contemplate issuing senior securities.

Dividend Rights. The stockholders of United Bankshares are entitled to receive dividends when and as declared by its board of directors. Dividends have been paid quarterly. Dividends were $1.37 per share in 2019, $1.36 per share in 2018, $1.33 per share in 2017. The payment of dividends is subject to the restrictions set forth in the West Virginia Business Corporation Act and the limitations imposed by the Federal Reserve.

Payment of dividends by United Bankshares is dependent upon receipt of dividends from its banking subsidiaries. Payment of dividends by United Bankshares’ state member banking subsidiaries is regulated by the West Virginia Business Corporation Act and the limitations imposed by the Federal Reserve and generally, the prior approval of the Federal Reserve is required if the total dividends declared by a state member bank in any calendar year exceeds its net profits, as defined, for that year combined with its retained net profits for the preceding two years. Additionally, prior approval of the Federal Reserve is required when a state member bank has deficit retained earnings but has sufficient current year’s net income, as defined, plus the retained net profits of the two preceding years. The Federal Reserve may prohibit dividends if it deems the payment to be an unsafe or unsound banking practice. The Federal Reserve has issued guidelines for dividend payments by state member banks emphasizing that proper dividend size depends on the bank’s earnings and capital.

Liquidation Rights. Upon any liquidation, dissolution or winding up of its affairs, the holders of United Bankshares common stock are entitled to receive pro rata all of the assets of United Bankshares for distribution to stockholders. There are no redemption or sinking fund provisions applicable to the common stock.

Assessment and Redemption. Shares of United Bankshares common stock presently outstanding are validly issued, fully paid and nonassessable. There is no provision for any voluntary redemption of United Bankshares common stock.

Transfer Agent and Registrar. The transfer agent and registrar for United Bankshares common stock is Computershare Limited.

Preferred Stock

On December 23, 2008, the stockholders of United Bankshares authorized the issuance of preferred stock up to 50,000,000 shares with a par value of $1.00 per share. The authorized preferred stock may be issued by the United Bankshares board of directors in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the United Bankshares board of directors. Currently, no shares of preferred stock have been issued.

The authorization of preferred stock will not have an immediate effect on the holders of United Bankshares common stock. The actual effect of the issuance of any shares of preferred stock upon the rights of the holders of common stock cannot be stated until the United Bankshares board of directors determines the specific rights of any shares of preferred stock. However, the effects might include, among other things, restricting dividends on common stock, diluting the voting power of common stock, reducing the market price of common stock or impairing the liquidation rights of the common stock without further action by the stockholders. Holders of the common stock will not have preemptive rights with respect to the preferred stock.

Preemptive Rights

No holder of any share of the capital stock of United Bankshares has any preemptive right to subscribe to an additional issue of its capital stock or to any security convertible into such stock.

Certain Provisions of the Bylaws

Indemnification and Limitations on Liability of Officers and Directors

As permitted by the West Virginia Business Corporation Act, the United Bankshares articles of incorporation contain provisions that indemnify its directors and officers to the fullest extent permitted by West Virginia law. These provisions do not limit or eliminate the rights of United Bankshares or any stockholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

In addition, the United Bankshares articles of incorporation provide for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. United Bankshares has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

The rights of indemnification provided in the United Bankshares articles of incorporation are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling United Bankshares pursuant to the foregoing provisions, United Bankshares has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Shares Eligible for Future Sale

All of the shares that will be exchanged for shares of United Bankshares common stock upon consummation of the merger will be freely tradable without restriction or registration under the Securities Act.

United Bankshares cannot predict the effect, if any, that future sales of shares of its common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of United Bankshares common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

COMPARATIVE RIGHTS OF STOCKHOLDERS

The rights of United Bankshares stockholders are governed by the West Virginia Business Corporation Act. The rights of Carolina Financial stockholders are governed by the Delaware General Corporation Law, otherwise referred to as the DGCL. The rights of stockholders under both corporations are also governed by their respective certificate or articles of incorporation and bylaws. Following the merger, the rights of Carolina Financial stockholders that receive United Bankshares common stock will be governed by the articles and bylaws of United Bankshares. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Carolina Financial’s certificate of incorporation and bylaws, United Bankshares’ articles of incorporation and bylaws, Delaware law and West Virginia law.

Authorized Capital Stock

United Bankshares

200,000,000 shares of common stock, $2.50 par value per share and 50,000,000 shares of preferred stock, $1.00 par value per share.

Carolina Financial

50,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share.

Preemptive Rights

United Bankshares

The United Bankshares articles of incorporation provide that stockholders do not have preemptive rights to purchase, subscribe for, or take any part of any stock, whether unissued or treasury shares, or any part of the notes, debentures, bonds or other securities issued, optioned or sold by United Bankshares.

Carolina Financial

Carolina Financial’s stockholders do not have preemptive rights.

Size of Board of Directors

United Bankshares

United Bankshares’ bylaws provide that the board of directors shall consist of at least 5 and no more than 35 directors, provided that the number may be increased or decreased from time to time by an amendment to the bylaws, but no decrease shall have the effect of shortening the term of any incumbent director. The United Bankshares board of directors currently consists of 10 individuals, and immediately following the merger will consist of 11 individuals, all of whom are elected annually.

Carolina Financial

Carolina Financial’s restated certificate of incorporation provides that the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directorships (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board for adoption). Carolina Financial’s board of directors is currently comprised of 14 persons.

Cumulative Voting for Directors

Cumulative voting entitles each stockholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each stockholder may cast all of his or her votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. Where cumulative voting is not permitted, holders of all outstanding shares of voting stock of a corporation elect the entire board of directors of the corporation.

United Bankshares

United Bankshares stockholders are allowed to cumulate their votes in the election of directors. Each share of United Bankshares stock may be voted for as many individuals as there are directors to be elected. Directors are elected by a plurality of the votes cast by the holders entitled to vote at the meeting.

Carolina Financial

Carolina Financial stockholders are not allowed to cumulate their votes in the election of directors. Carolina Financial’s bylaws provide that all elections of directors shall be determined by a plurality of the votes cast at each annual meeting, with the nominees receiving the highest number of votes being elected as directors.

Classes of Directors

United Bankshares

United Bankshares only has one class of directors.

Carolina Financial

Carolina Financial has three classes of directors, with directors serving staggered three-year terms.

Qualifications of Directors

United Bankshares

United Bankshares has retirement provisions based on age and minimum requirements for stock ownership for outside directors in its Corporate Governance Policy.

Carolina Financial

Carolina Financial’s bylaws provide that no person who has reached the age of 75 may be elected or appointed as a director.

Filling Vacancies on the Board

United Bankshares

United Bankshares’ bylaws provide that each vacancy existing on the board of directors and any directorship to be filled by reason of an increase in the number of directors, unless the articles of incorporation or bylaws provide that a vacancy shall be filled in some other manner, may be filled by the affirmative vote of a majority of the remaining directors at an annual, regular or special meeting of the board of directors. Any directorship to be filled by the board of directors by reason of a vacancy or an increase in the number of directors may be filled for a term of office continuing only until the next election of directors by the stockholders.

Carolina Financial

Carolina Financial’s restated certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires.

Removal of Directors

United Bankshares

Under West Virginia law any member of the board may be removed, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors; provided, however, that a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director’s removal.

Carolina Financial

Carolina Financial’s restated certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock then outstanding, any director or the entire board of directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors (after giving effect to the voting limit described above), voting together as a single class.

Notice of Stockholder Proposals and Director Nominations

United Bankshares

Stockholders may make a nomination for director provided that such nomination or nominations must be made in writing, signed by the stockholder and received by the Chairman or President of United Bankshares no later than 10 days from the date the notice on the meeting of stockholders was mailed; however, in the event the notice is mailed less than 13 days prior to the meeting, such nomination or nominations must be received no later than three days prior to any meeting of the stockholders wherein directors are to be elected. United Bankshares’ bylaws do not address stockholder proposals except with regard to the nomination of directors.

Carolina Financial

Carolina Financial’s bylaws provide that nominations of persons for election to the board of directors may be made at a meeting of stockholders at which directors are to be elected only: (i) by or at the direction of the board of directors or; (ii) by any stockholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in the bylaws. Such nominations, other than those made by or at the direction of the board of directors, shall be made by timely notice in writing to the secretary of the corporation. To be timely, a stockholder’s notice shall be delivered or mailed to and received at the principal executive offices of the corporation not less than 90 days prior to the date of the meeting; provided, however, that in the event that less than 100 days’ notice or prior disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder’s notice must set forth: (i) as to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving notice of (x) the name and address, as they appear on the corporation’s books, of such stockholder and (y) the number of shares of the corporation’s capital stock that are beneficially owned by such stockholder. At the request of the board of directors any person nominated by the board of directors for election as a director shall furnish to the secretary of the corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the corporation unless nominated in accordance with advance notice provisions. The officer of the corporation or other person presiding at the meeting shall, if the facts so warrant, determine that a nomination was not made in accordance with such provisions and, if he or she should so determine, he or she shall declare to the meeting and the defective nomination shall be disregarded.

Anti-Takeover Provisions – Business Combinations

United Bankshares

United Bankshares’ articles of incorporation and bylaws do not contain any anti-takeover provisions. In addition, West Virginia corporate law does not contain statutory provisions concerning restrictions on business combinations.

Carolina Financial

Carolina Financial’s restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a separate class, to approve certain business combinations involving an interested stockholder, except in the case of any business combination that does not involve any cash or other consideration being received by the stockholders of Carolina Financial solely in their capacity as stockholders of Carolina Financial, where the business combination has been approved a majority of the disinterested directors, or in the case of any other business combination, where the business combination has been approved by a majority of the disinterested directors or certain conditions with respect to the consideration to be received by some or all of Carolina Financial’s stockholders are satisfied.

Stockholder Action Without a Meeting

West Virginia law provides that action required or permitted by law to be taken at a stockholders’ meeting may be taken without a meeting and without prior notice, if a written consent which describes the action is signed by all of the stockholders entitled to vote on the matter and is filed with the records of the stockholder meeting.

Unless otherwise set forth in the corporation’s certificate of incorporation, Delaware law provides that action required or permitted by law to be adopted or taken at a stockholders’ meeting may be adopted or taken without a meeting if the action is adopted or taken by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

United Bankshares

United Bankshares’ articles of incorporation and bylaws are silent as to stockholder action without a meeting. Accordingly, West Virginia law would govern.

Carolina Financial

Carolina Financial’s restated certificate of incorporation provides that stockholder action by written consent in lieu of a meeting is permitted only if such consent is unanimous.

Calling Annual Meetings of Stockholders

United Bankshares

The annual meeting of the stockholders of United Bankshares shall be held on the third Monday in May of each calendar year or on such other date as may be designated in the notice and call of such meeting, at the principal office of United Bankshares, or at such other place either within or without the State of West Virginia as the board of directors shall, from time to time, determine, and the place and the hour at which such meeting shall be held shall be stated in the notice and call of such meeting.

Carolina Financial

The regular annual meeting of stockholders for the election of directors and for the transaction of whatever other business may properly come before the meeting, is held at such place, on such date and such time as the board of directors designates.

Notice of Meetings

United Bankshares

United Bankshares’ bylaws require that the notice of annual and special meetings be given by mailing to each stockholder a written notice specifying the time and place of such meeting, and, in the case of special meetings, the business to be transacted. The notice must be mailed to the last addresses of the stockholders as they respectively appear upon the books of United Bankshares, and in the case of annual meetings, not less than 10 days, and in the case of special meetings, not less than 5 days, before the date of such meeting.

Carolina Financial

Carolina Financial’s bylaws require that the notice of annual and special meeting be given at least 10 days prior to but not more than 60 days prior to the date thereof.

Vote Required for Amendments to Certificate or Articles of Incorporation and Certain Transactions

West Virginia law and Delaware law provide that on matters other than the election of directors and certain extraordinary corporate actions, if a quorum is present, then action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the vote of a greater number is required by law or the respective certificate or articles of incorporation or bylaws. The respective certificate or articles of incorporation or bylaws of United Bankshares and Carolina Financial do not require a greater number. An abstention is not considered a “vote cast” for purposes of the voting requirements, but a stockholder who abstains in person or by proxy is considered present for purposes of the quorum requirement.

United Bankshares

Under West Virginia law, the United Bankshares articles of incorporation may be amended by the affirmative vote of a majority of all votes of stockholders entitled to be cast on the matter, unless a different number is specified in the articles of incorporation or required by the board of directors. The United Bankshares articles of incorporation do not specify a different number.

Under West Virginia law, a consolidation, merger, share exchange or transfer must be approved by the stockholders of the corporation at a meeting at which a quorum exists consisting of at least a majority of the votes entitled to be cast on the matter. The United Bankshares articles of incorporation do not provide for a different number.

Carolina Financial

The DGCL provides that a Delaware corporation’s certificate of incorporation generally may be amended only upon approval by (i) a majority of the outstanding stock entitled to vote on the amendment, and (ii) a majority of the outstanding stock of each class entitled to vote on the amendment as a class. Carolina Financial’s restated certificate of incorporation also provides that the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors (after giving effect to the provisions of voting limit described above), voting together as a single class, shall be required to amend or repeal Article Twelfth (amendment of the certificate of incorporation), Section C of Article Fourth (voting limit), Sections C or D of Article Fifth (stockholder meetings), Article Sixth (directors), Article Seventh (amendment of the bylaws), Article Eighth (business combinations with interested stockholders), or Article Tenth (indemnification).

Amendment of Bylaws

United Bankshares

Under West Virginia law, the United Bankshares bylaws may be amended by the affirmative vote of a majority of all votes of stockholders entitled to be cast on the matter, unless a different number is specified in the articles of incorporation or required by the board of directors. The United Bankshares articles of incorporation do not specify a different number.

Under West Virginia law and United Bankshares’ bylaws, both the board of directors and stockholders have the power to amend the bylaws.

Carolina Financial

Carolina Financial’s restated certificate of incorporation provides that the board of directors shall have the concurrent power with the stockholders to adopt, amend, or repeal the bylaws of Carolina Financial. The board of directors may amend the bylaws upon the affirmative vote of a majority of the directors of the full board. The stockholders may amend the bylaws only upon the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors (after giving effect to the provisions of voting limit described above), voting together as a single class, in addition to any vote of the holders of any class or series of stock of the corporation required by law or otherwise under the restated certificate of incorporation.

Appraisal Rights

United Bankshares

Under West Virginia law, stockholders are generally entitled to object and receive payment of the fair value of their stock in the event of any of the following corporate actions: merger, transfer of all or substantially all of the corporation’s assets, participation in a share exchange as the corporation the stock of which is to be acquired, or an amendment to the articles of incorporation that reduces the number of shares of a class or series owned by stockholders to a fraction of a share if the corporation has the obligation or right to repurchase the fractional shares. However, appraisal rights are not available to stockholders in the event of one of the foregoing corporate actions if the stock is (i) listed on the New York Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held by 2,000 or more stockholders and the outstanding shares of stock, excluding shares held by affiliates or stockholders holding more than 10% of the outstanding shares, have an aggregate market value of $20 million or more.

Appraisal rights will not be available to the stockholders of United Bankshares in connection

Carolina Financial

Under the DGCL, a stockholder may not exercise dissenters’ appraisal rights in connection with a merger with respect to shares that are listed on a national securities exchange, as of the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the merger.

Appraisal rights will not be available to the stockholders of Carolina Financial in connection with the proposed merger because the stock of Carolina Financial is listed on Nasdaq.

with the proposed merger of Carolina Financial into United Bankshares because the stock of United Bankshares is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

Dividends

United Bankshares

A West Virginia corporation generally may pay dividends in cash, property or its own shares except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any stockholders who have rights superior to those receiving the dividend.

Carolina Financial

A Delaware corporation generally may pay the holders of preferred or special stock of any class or of any series thereof dividends at such rates, on such conditions and at such times as shall be stated in the certificate of incorporation or in the resolution or resolutions providing for the issue of such stock adopted by the board of directors, payable in preference to, or in such relation to, the dividends payable on any other class or classes or of any other series of stock, and cumulative or noncumulative as shall be so stated and expressed.

Discharge of Duties; Exculpation and Indemnification

West Virginia law requires that a director of a West Virginia corporation discharge duties as a director in good faith, in a manner reasonably believed to be in the best interest of the corporation and with the care that a person in a like position would reasonably believe appropriate under similar circumstances.

Delaware law requires that a director of a Delaware corporation discharge duties as a director in accordance with his or her good faith business judgment of the best interests of the corporation.

United Bankshares

United Bankshares’ articles of incorporation provide that each director or officer of United Bankshares shall be indemnified for costs and expenses arising out of any criminal or civil suit or proceeding against the director or officer by reason of being a director or officer of United Bankshares. However, a director or officer shall not be indemnified if he or she is adjudged in such suit or proceeding to be liable for gross negligence or willful misconduct in performance of a duty owed to the corporation.

Carolina Financial

Carolina Financial’s restated certificate of incorporation provides that Carolina Financial shall indemnify and hold harmless, to the fullest extent provided by the DGCL, all directors and officers of the corporation and any person who, at the corporation’s request, is or was serving as director, officer, employee, or agent of another corporation or entity, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such indemnitee’s service in the foregoing capacity, provided that the corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the board of directors of the corporation. The foregoing right to indemnification includes the right to an “advancement of expenses;” provided, however, that if the indemnitee is a director or officer of the corporation, he or she shall deliver an undertaking to the corporation to repay all amount so advanced if it is ultimately determined by final adjudication that such indemnitee is not entitled to indemnification. The corporation may, as authorized by the board of directors, grant the rights to indemnification and to the advancement of expenses to any employee or agent of the corporation.

Carolina Financial’s restated certificate of incorporation provides that a director of Carolina Financial shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the DGCL for unlawful distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF

UNITED BANKSHARES

The following table sets forth certain information as of February 5, 2020, concerning the number and percentage of shares of United Bankshares common stock beneficially owned by each of United Bankshares’ directors and named executive officers and by United Bankshares’ directors and executive officers as a group. In addition, the table includes information with respect to persons known to United Bankshares who own or may be deemed to own more than 5% of United Bankshares common stock as of February 5, 2020. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the individual living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director, or executive officer can vest title in himself or herself at once or at some future time. Except as otherwise indicated, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security.

	Number of Shares Beneficially Owned		Percentage of Class Beneficially Owned
5% Stockholders:
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	14,315,493	(1)	14.1%
State Street Corporation One Lincoln Street, Boston, MA 02111	9,827,395	(2)	9.7%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	9,812,706	(3)	9.7%

Directors:
Richard M. Adams	1,153,693		1.1%
Peter A. Converse	479,020		*
Michael P. Fitzgerald	214,490		*
Theodore J. Georgelas	50,555		*
J. Paul McNamara	75,673		*
Mark R. Nesselroad	79,170		*
Albert H. Small, Jr.	6,522		*
Mary K. Weddle	14,075		*
Gary G. White	25,569		*
P. Clinton Winter	511,411		*

Named Executive Officers:
Richard M. Adams, Chief Executive Officer	1,152,557		1.1%
Richard M. Adams, Jr.	205,374		*
Craige L. Smith	108,004		*
James J. Consagra, Jr.	180,427		*
W. Mark Tatterson	125,176		*

Directors and Executive Officers as a group (14 persons):	3,347,926		3.3%

*	Indicates the director owns less than 1% of United Bankshares’ issued and outstanding shares.
(1)

Beneficial ownership of BlackRock, Inc. is based on its Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 4, 2020. BlackRock, Inc. reported that it has sole voting power or to direct to vote 14,077,588 shares of common stock and sole power to dispose or direct the disposition of 14,315,493 shares of common stock.

(2)

Beneficial ownership of State Street Corporation is based on its Schedule 13G filed with the U.S. Securities and Exchange Commission on February 13, 2019. State Street Corporation reported that it beneficially owns

9,827,395 shares of common stock. State Street holds shared voting and dispositive authority for these shares.
(3)

Beneficial ownership of The Vanguard Group is based on its Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 11, 2019. The Vanguard Group reported that it has sole voting power or to direct to vote 100,411 shares of common stock and sole power to dispose or direct the disposition of 9,812,706 shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CAROLINA FINANCIAL

The following table sets forth certain information as of February 5, 2020, concerning the number and percentage of shares of Carolina Financial common stock beneficially owned by each of Carolina Financial’s directors and named executive officers and by Carolina Financial’s directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the individual living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director, or executive officer can vest title in himself or herself at once or at some future time. Except as otherwise indicated, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security.

Directors and Named Executive Officers	Age	Number of Shares Beneficially Owned(1)(2)(3)(4)(5)	Percent of Beneficial Ownership(6)(7)
W. Scott Brandon	56	156,613	0.63%
Robert G. Clawson, Jr.	77	152,687	0.61%
Lindsey A. Crisp	48	7,711	0.03%
Jeffery L. Deal, M.D.	65	16,709	0.07%
William A. Gehman, III	59	46,383	0.19%
Gary M. Griffin	65	22,262	0.09%
Frederick N. Holscher	71	64,914	0.26%
M.J. Huggins, III	57	80,496	0.32%
Daniel H. Isaac, Jr.	67	79,649	0.32%
Beverly Ladley	53	1,306	0.01%
Robert M. Moïse, CPA	71	118,270	0.48%
David L. Morrow	69	165,510	0.67%
Thompson E. Penney	69	32,197	0.13%
Jerold L. Rexroad	59	389,054	1.56%
Johnathan L. Rhyne, Jr.	63	47,561	0.19%
Claudius E. Watts IV	58	71,143	0.29%
Fowler Williams	44	36,553	0.15%

All Directors and Named Executive Officers as a Group (17 persons)		1,489,018	5.95%

(1)

Includes shares for which the named person has sole voting and investment power, has shared voting and investment power with a spouse, holds in an IRA or SEP, or holds in a trust as trustee for the benefit of himself or herself, unless otherwise indicated in these footnotes.

(2)

Includes unvested shares of restricted stock, as to which the directors and executive officers have full voting privileges. The shares are as follows: Mr. Gehman, 1,910 shares, Mr. Huggins, 1,071 shares; Mr. Morrow, 559 shares; Mr. Rexroad, 6,616 shares; Mr. Williams 2,822 shares.

(3)

Includes shares that may be acquired within 60 days of February 5, 2020 by exercising vested stock options or unvested stock options that will vest within 60 days of February 5, 2020. The shares are as follows: Mr. Gehman 2,324 shares, Mr. Huggins, 24,840 shares; Mr. Morrow, 55,191 shares; Mr. Rexroad, 132,546 shares; Mr. Williams 828 shares.

(4)	Excludes shares of common stock owned by or for the benefit of family members of the following director, who disclaims beneficial ownership of such shares: Mr. Clawson, 13,272 shares.
(5)	Includes shares that have been pledged as security on loans: Mr. Brandon, 10,000 shares; Mr. Isaac, 74,787 shares; and Mr. Rexroad, 100,000 shares.
(6)

For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other person exercises any options. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days but that no other persons exercise any options.
(7)	Based on Carolina Financial’s shares outstanding as of February 5, 2020, which includes the shares issued to Carolina Trust’s shareholders.

Security Ownership of Certain Beneficial Owners

The following table sets forth the number and percentage of shares of common stock that exceed 5% beneficial ownership (determined in accordance with Rule 13d-3 under the Exchange Act) by any single person or group, as known by Carolina Financial:

Name and Address of Beneficial Owner	Number of Shares	Percentage of Class(3)
BlackRock, Inc.(1)	1,750,152	7.05%
55 East 52nd Street
New York, NY 10055

Janus Henderson Group PLC(2)	1,248,774	5.03%
201 Bishopsgate EC2M 3AE
United Kingdom

(1)

Beneficial ownership of BlackRock, Inc. is based on its Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 5, 2020. BlackRock, Inc. reported that it has sole voting power or to direct to vote 1,696,853 shares of common stock and sole power to dispose or direct the disposition of 1,750,152 shares of common stock.

(2)

Beneficial ownership of Janus Henderson Group PLC is based on its Schedule 13G filed with the U.S. Securities and Exchange Commission on February 12, 2019. Janus Henderson Group PLC reported that it has shared voting power to vote or to direct to vote 1,248,774 shares of common stock and shared power to dispose or direct the disposition of 1,248,774 shares of common stock.

(3)	Based on Carolina Financial’s shares outstanding as of February 5, 2020, which includes the shares issued to Carolina Trust’s shareholders.

LEGAL MATTERS

Nelson Mullins Riley & Scarborough LLP and Bowles Rice LLP will opine as to the qualification of the merger as a reorganization and the U.S. federal income tax treatment of the consideration paid in connection with the merger under the Code. See “Material U.S. Federal Income Tax Consequences of the Merger” on page 128. Bowles Rice LLP will opine as to the legality of the common stock of United Bankshares offered by this prospectus and joint proxy statement.

EXPERTS

The consolidated financial statements of United Bankshares appearing in United Bankshares’ Annual Report (Form 10-K) for the year ended December 31, 2018, and the effectiveness of United Bankshares’ internal control over financial reporting as of December 31, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Carolina Financial as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018 appearing in Carolina Financial’s Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of Carolina Financial’s internal control over financial reporting as of December 31, 2018, have been incorporated by reference herein and in the registration statement in reliance upon the reports of Elliott Davis, LLC, an independent registered public accounting firm, which reports have been incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance on the reports of such firm given upon their authority as experts in auditing and accounting.

CAROLINA FINANCIAL ANNUAL MEETING STOCKHOLDER PROPOSALS

If the merger is completed, Carolina Financial will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed or if Carolina Financial is otherwise required to do so under applicable law, Carolina Financial will hold a 2020 annual meeting of stockholders. Any stockholder nominations or proposals for other business intended to be presented at Carolina Financial’s next annual meeting must be submitted to Carolina Financial as set forth below.

Stockholders interested in submitting a proposal for inclusion in the Carolina Financial proxy statement for Carolina Financial’s 2020 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must have been received by Carolina Financial’s Chairman of the Board of Directors, Chief Executive Officer, or Corporate Secretary at 288 Meeting Street Charleston, SC 29401 no later than November 25, 2019. To ensure prompt receipt by Carolina Financial, the proposal should have been sent certified mail, return receipt requested. Proposals must comply with the SEC Rule 14a-8 related to stockholder proposals in order to be included in Carolina Financial’s proxy materials.

Under Carolina Financial’s bylaws, stockholder proposals not intended for inclusion in Carolina Financial’s 2020 proxy materials pursuant to Rule 14a-8 but intended to be raised at Carolina Financial’s 2020 Annual Meeting of Stockholders, including nominations for election of director(s) other than nominees of the Board of Directors, must be received at the principal executive offices of Carolina Financial not less than 90 days prior to the date of the 2020 Annual Meeting of Stockholders; provided, however, that if less than 100 days’ notice or prior disclosure of the date of the meeting is given or made to stockholders, such notice by the stockholder must be received no later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure was made. Stockholder proposals must comply with the procedural, informational and other requirements outlined in Carolina Financial’s bylaws.

UNITED BANKSHARES ANNUAL MEETING STOCKHOLDER PROPOSALS

Presently, the next annual meeting of United Bankshares stockholders is scheduled for May 12, 2020. Under the SEC rules, any stockholder proposals to be presented at the 2020 annual meeting must be received at the principal office of United Bankshares no later than December 3, 2019, for inclusion in the proxy statement and form of proxy relating to the 2020 annual meeting of stockholders. If the scheduled date for the 2020 annual meeting of stockholders is changed by more than 30 days, stockholders will be informed of the new meeting date and the revised date by which stockholder proposals must be received. We strongly encourage any stockholder interested in submitting a proposal to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a proposal does not guarantee that United Bankshares will include it in its proxy statement.

In order to be considered for possible action by stockholders at the 2020 annual meeting, stockholder proposals not included in United Bankshares’ proxy statement must be submitted to the principal office of United Bankshares by February 16, 2020, which is 45 calendar days before the one year anniversary of the date United Bankshares released the previous year’s annual proxy statement to its stockholders. If notice is not provided by February 16, 2020, the proposal will be considered untimely and, if presented at the 2020 annual meeting, the persons named in United Bankshares’ proxy for the 2020 annual meeting will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) under the Exchange Act. All stockholder proposals must comply with Rule 14a-8 under the Exchange Act, as well as United Bankshares’ Restated Bylaws.

WHERE YOU CAN FIND MORE INFORMATION

United Bankshares filed with the SEC under the Securities Act the registration statement on Form S-4 to register the shares of United Bankshares common stock to be issued to Carolina Financial stockholders in connection with the merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about United Bankshares and its common stock. The rules and regulations of the SEC allow United Bankshares to omit certain information included in the registration statement from this prospectus and joint proxy statement. This prospectus and joint proxy statement is part of the registration statement and is a prospectus of United Bankshares in addition to being Carolina Financial’s and United Bankshares’ prospectus and joint proxy statement for each of their special meetings.

Both United Bankshares (File No. 002-86947) and Carolina Financial (File No. 001-10897) file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC under the Exchange Act. The SEC maintains a website at http://www.sec.gov where you can access reports, proxy information and registration statements, and other information regarding registrants that file electronically with the SEC. United Bankshares and Carolina Financial also post its SEC filings on their respective web sites. The website addresses are www.ubsi-wv.com and http://www.haveanicebank, respectively. Information contained on the United Bankshares website or the Carolina Financial website is not incorporated by reference into this prospectus and joint proxy statement, and you should not consider information contained in its website as part of this prospectus and joint proxy statement.

The SEC allows United Bankshares and Carolina Financial to “incorporate by reference” information into this prospectus and joint proxy statement. This means that we can disclose important information to you by referring you to another document filed separately by United Bankshares and Carolina Financial with the SEC. The information incorporated by reference is considered to be a part of this prospectus and joint proxy statement, except for any information that is superseded by information that is included directly in this prospectus and joint proxy statement or by information contained in documents filed with or furnished to the SEC after the date of this prospectus and joint proxy statement.

This prospectus and joint proxy statement incorporates by reference the documents listed below that United Bankshares has previously filed with the SEC:

• Annual Report on Form 10-K	Year ended December 31, 2018.

• Quarterly Reports on Form 10-Q	Filed on May 9, 2019, August 9, 2019 and November 8, 2019.

• Proxy Statement on Schedule 14A for the 2019 annual meeting of United Bankshares stockholders	Filed on March 29, 2019.

• Current Reports on Form 8-K	Filed on April 25, 2019, May 21, 2019, October 23, 2019, and November 18, 2019.

•    The description of United Bankshares common stock set forth in United Bankshares’ registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions

Filed on May 1, 1984.

This prospectus and joint proxy statement incorporates by reference the documents listed below that Carolina Financial has previously filed with the SEC, other than, in each case, documents or information deemed to have been furnished and not filed according to the SEC rules:

• Annual Report on Form 10-K	Year ended December 31, 2018.

• Proxy Statement on Schedule 14A for the 2019 annual meeting of Carolina Financial stockholders	Filed on March 22, 2019.

• Quarterly Reports on Form 10-Q	Filed on May 10, 2019, August 9, 2019 and November 8, 2019.

• Current Reports on Form 8-K	Filed on January 24, 2019, April 24, 2019, April 26, 2019, July 15, 2019, July 18, 2019, July 25, 2019, October 24, 2019, November 18, 2019, January 2, 2020, January 3, 2020, January 31, 2020, and February 7, 2020.

United Bankshares and Carolina Financial also incorporate by reference additional documents that may be filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act with the SEC between the date of this prospectus and joint proxy statement and the date of Carolina Financial’s and United Bankshares’ special meeting of stockholders or the termination of the merger agreement; provided, however, that United Bankshares and Carolina Financial are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

You can obtain additional copies of the documents incorporated by reference in this prospectus and joint proxy statement free of charge by requesting them in writing or by telephone from the following address:

United Bankshares, Inc. 514 Market Street Parkersburg, West Virginia 26102 Attention: Jennie Singer Telephone: (304) 424-8800	Carolina Financial Corporation 288 Meeting Street Charleston, South Carolina Attention: William A. Gehman, III Telephone: (843) 723-7700
Georgeson, Inc. 1290 Avenue of the Americas 9th Floor New York, New York 10104 Telephone: (800) 509-0984	Regan & Associates, Inc. 505 Eighth Avenue Suite 800 New York, New York 10018 Telephone: (800) 737-3426

If you would like to request any documents, please do so by March 26, 2020, in order to receive them before either the United Bankshares special meeting or the Carolina Financial special meeting.

Neither United Bankshares nor Carolina Financial has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this prospectus and joint proxy statement. United Bankshares or Carolina Financial take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. Information in this prospectus and joint proxy statement about United Bankshares has been supplied by United Bankshares and information about Carolina Financial has been supplied by Carolina Financial. The information contained in this prospectus and joint proxy statement speaks only as of the date of this prospectus and joint proxy statement unless the information specifically indicates that another date applies.

The representations, warranties and covenants described in this document and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of United Bankshares and Carolina Financial, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between United Bankshares and Carolina Financial rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties or covenants or any description thereof as characterizations of the actual state of facts or condition of United Bankshares, Carolina Financial or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by United Bankshares or Carolina Financial. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this prospectus and joint proxy statement and in the documents incorporated by reference into this prospectus and joint proxy statement. See “Where You Can Find More Information” on page 151.

Appendix A

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

UNITED BANKSHARES, INC.

AND

CAROLINA FINANCIAL CORPORATION

Dated as of November 17, 2019

A-i

A-ii

EXHIBITS

EXHIBIT A — FORM OF CFC SUPPORT AGREEMENT

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 17, 2019, is entered into by and between United Bankshares, Inc., a West Virginia corporation (“Buyer”), and Carolina Financial Corporation, a Delaware corporation (“CFC”). Each of Buyer and CFC is referred to herein as a “Party” and, together, as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Buyer and CFC (the “Buyer Board” and the “CFC Board,” respectively) have determined that it is in the best interests of their respective companies and their Stockholders to consummate the strategic business combination transaction provided for in this Agreement in which CFC will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Buyer (the “Merger”), so that Buyer is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, the Buyer Board and the CFC Board have each adopted this Agreement, duly authorized the Merger and the other transactions contemplated hereby, and resolved to recommend that the stockholders of each of Buyer and CFC approve this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, each member of the CFC Board is entering into a voting and support agreement substantially in the form attached hereto as Exhibit A (each, a “Support Agreement”);

WHEREAS, it is intended that, following the Merger, CresCom Bank, a South Carolina banking corporation and wholly-owned subsidiary of CFC (“CresCom Bank”), will be merged with and into United Bank, a Virginia state-chartered bank and wholly-owned subsidiary of Buyer (“Buyer Bank”), so that Buyer Bank is the surviving bank (sometimes referred to in such capacity as the “Surviving Bank”);

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended and including the Treasury Regulations promulgated thereunder (the “Code”); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions precedent to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the WVBCA, at the Effective Time, CFC shall merge with and into Buyer. Buyer shall be the surviving entity in the Merger and shall continue its corporate existence under the laws of the State of West Virginia. As of the Effective Time, the separate corporate existence of CFC shall cease.

1.2 Effective Time. The Merger shall become effective on the date and at the time for effectiveness set forth in the Articles of Merger (the “Effective Time”) accepted for filing by the Secretary of State of the State of West Virginia (the “Articles of Merger”).

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the WVBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of CFC shall vest in the Surviving Corporation, and all debts, liabilities, and duties of CFC shall become the debts, liabilities, and duties of the Surviving Corporation.

1.4 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Buyer, CFC, or the holder of any of the following securities:

(a) Each share of Common Stock, $2.50 par value per share, of Buyer (the “Buyer Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b) All shares of Common Stock, $0.01 par value per share, of CFC (the “CFC Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned, directly or indirectly, by CFC or Buyer (other than Trust Account Shares and other than shares of CFC Common Stock held as a result of debts previously contracted) shall no longer be outstanding, shall automatically be cancelled, and shall cease to exist, and no Buyer Common Stock or other consideration shall be delivered in exchange therefor.

(c) Subject to Section 1.4(e), each share of CFC Common Stock, except for shares of CFC Common Stock owned by Buyer, CFC, or any of their respective wholly-owned Subsidiaries (other than Trust Account Shares and shares of CFC Common Stock held as a result of debts previously contracted), shall be converted into the right to receive 1.13 shares (the “Exchange Ratio”) of validly issued, fully paid, and nonassessable shares of Buyer Common Stock (the “Merger Consideration”).

(d) All of the shares of CFC Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding, shall automatically be cancelled, and shall cease to exist as of the Effective Time, and each book entry notation of record ownership and each certificate previously representing any such shares of CFC Common Stock shall thereafter represent only the right to receive the Merger Consideration into which the shares of CFC Common Stock represented by such book entry notation of record ownership or such certificate have been converted pursuant to this Section 1.4, as well as any dividends to which holders of CFC Common Stock become entitled in accordance with Section 2.2.

(e) If, between the date of this Agreement and the Effective Time, there is declared (with an effective time prior to the Effective Time) or effected a reorganization, reclassification, recapitalization, stock split (including a reverse stock split), split-up, stock dividend or stock distribution (including any dividend or distribution of securities convertible into Buyer Common Stock or CFC Common Stock), combination, exchange, or readjustment of shares with respect to, or rights issued in respect of, Buyer Common Stock or CFC Common Stock, the Exchange Ratio shall be proportionately adjusted accordingly to provide to the holders of CFC Common Stock the same economic effect as contemplated by this Agreement prior to such event. Notwithstanding any other provisions of this Section 1.4(e), no adjustment shall be made in the event of the issuance of additional shares of Buyer Common Stock or CFC Common Stock pursuant to any dividend reinvestment plan or direct investment plan of Buyer or CFC, as applicable, pursuant to the exercise of stock options awarded under any director, employee or affiliate stock option plans of Buyer or CFC, as applicable, or their Subsidiaries, or upon the grant or sale of shares or rights to receive shares to or for the account of any director, employee, or Affiliate of Buyer or CFC, as applicable, or any of their Subsidiaries pursuant to any stock option or other compensation or benefit plans of Buyer or CFC, as applicable, or in connection with the issuance of shares as consideration in a transaction where Buyer or CFC, as applicable, is the surviving corporation or in connection with any offering of shares where Buyer or CFC, as applicable, receives consideration in exchange for the shares so offered.

1.5 Stock Options and Other Stock Awards

(a) As of the Effective Time, at each optionholder’s election, each outstanding option to purchase a share or shares of CFC Common Stock (each, a “CFC Option”) shall be (i) entitled to receive cash in an amount equal to the product obtained by multiplying (1) the difference between (a) the CFC Closing Price and (b) the exercise price (rounded to the nearest cent) for each outstanding CFC Option by (2) the number of shares of CFC Common Stock subject to such CFC Stock Option or (ii) assumed by Buyer substantially in accordance with the terms of the agreement underlying each option, such that after the Merger and without any action on the part of the holders of such CFC Option, such CFC Options shall be converted into and become stock options with respect to Buyer Common Stock (each, a “Surviving Corporation Stock Option”). As of the Effective Time, each holder of a CFC Option electing to receive cash pursuant to subsection (i) above shall cease to have any rights with respect thereto, except the right to receive the cash consideration specified in this Section 1.5(a), without interest. From and after the Effective Time, for each CFC Option assumed by Buyer as a Surviving Corporation Stock Option pursuant to subsection (ii): (A) such CFC Option may be exercised solely for shares of Buyer Common Stock; (B) the number of shares of Buyer Common Stock subject to such CFC Option shall be equal to the product of (x) the total number of shares of CFC Common Stock subject to such CFC Option immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, rounded up or down, if necessary, to the nearest whole share of Buyer Common Stock; and (C) the per-share exercise price under each such CFC Option shall be adjusted to equal the quotient of (x) the exercise price per share of such CFC Option at which such CFC Option was exercisable immediately prior to the Effective Time divided by (y) the Exchange Ratio, rounded up or down to the nearest whole cent, if necessary. Any election by a holder of a CFC Option to receive cash must be made at least five (5) days prior to the Effective Time in accordance with the procedures implemented by Buyer and CFC with respect to such election.

(b) At the Effective Time, each restricted stock grant, restricted stock unit grant and any other award in respect of a share of CFC Common Stock subject to vesting, repurchase or other lapse restriction under a CFC Stock Plan that is outstanding immediately prior to the Effective Time other than a CFC Option (each, a “CFC Stock Award”) shall vest in accordance with the terms of the CFC Stock Award (with any performance-vesting component relating to a CFC Stock Award granted in January 2019 being deemed to have been satisfied in full at the maximum level of performance), be cancelled and, at the election of the holder thereof, (A) converted automatically into the right to receive the Merger Consideration in respect of each share of CFC Common Stock underlying such CFC Stock Award or (B) entitled to receive cash in an amount equal to the product obtained by multiplying (1) the CFC Closing Price by (2) the number of shares of CFC Common Stock underlying such CFC Stock Award. The Surviving Corporation shall issue the consideration described in this Section 1.5(b) less applicable tax withholdings within 5 Business Days following the Closing Date. As of the Effective Time, each holder of a CFC Stock Award electing to receive cash pursuant to subsection (B) above shall cease to have any rights with respect thereto, except the right to receive the cash consideration specified in this Section 1.5(b), without interest. Any election by a holder of a CFC Stock Award to receive cash must be made at least five (5) days prior to the Effective Time in accordance with the procedures implemented by Buyer and CFC with respect to such election.

(c) As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of authorized, but unissued Buyer Common Stock to be registered and issuable upon the exercise or settlement of the Surviving Corporation Stock Options, Buyer shall file a post-effective amendment to the Form S-4 or a Registration Statement on Form S-8 with respect to the shares of Buyer Common Stock subject to the Surviving Corporation Stock Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Surviving Corporation Stock Options remain outstanding.

(d) At or prior to the Effective Time, Buyer, the Buyer Board, and the compensation committee of the Buyer Board, as applicable, and CFC, the CFC Board and the compensation committee of the CFC Board, as applicable, shall adopt any resolutions and take any actions (including obtaining any participant consents or providing any required or advisable notices to any participant) necessary to effectuate the provisions of this Section 1.5.

1.6 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Buyer, including any amendments thereto (the “Buyer Articles of Incorporation”), shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.7 Bylaws. At the Effective Time, the Bylaws of Buyer, including any amendments thereto (the “Buyer Bylaws”), shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.8 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code (collectively, the “Intended Tax Treatment”). Each Party shall not, and shall not permit any of its respective Subsidiaries to, take any action or fail to take any action that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code. Each Party shall use reasonable best efforts, and shall cause their respective Subsidiaries to use reasonable best efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including providing reasonable and customary representations, covenants and certificates requested by legal counsel. Within forty-five (45) days following the Effective Time, the Surviving Corporation shall comply with the reporting requirements of Section 1.6045B-1(a) of the Treasury Regulations. Each Party shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

1.9 Bank Merger. Immediately following the Effective Time, CresCom Bank shall merge with and into Buyer Bank (the “Bank Merger”). Buyer Bank shall be the Surviving Bank in the Bank Merger and shall continue its corporate existence. Following the Bank Merger, the separate corporate existence of CresCom Bank shall cease. The Parties agree that the Bank Merger shall become effective immediately after the Effective Time. The Bank Merger shall be effected pursuant to a subsidiary plan of merger in a form to be mutually agreed upon by the Parties (the “Subsidiary Plan of Merger”). In order to obtain the Regulatory Approvals for the Bank Merger, the Parties shall cause the following to be accomplished prior to the filing of applications for such Regulatory Approvals: (a) Buyer shall cause Buyer Bank to approve the Subsidiary Plan of Merger; (b) Buyer, as the sole stockholder of Buyer Bank, shall approve the Subsidiary Plan of Merger; (c) Buyer shall cause Buyer Bank to duly execute and deliver the Subsidiary Plan of Merger to CFC; (d) CFC shall cause CresCom Bank to approve the Subsidiary Plan of Merger; (e) CFC, as the sole stockholder of CresCom Bank, shall approve the Subsidiary Plan of Merger; and (f) CFC shall cause CresCom Bank to duly execute and deliver the Subsidiary Plan of Merger to Buyer.

1.10 Directors and Officers. The directors of the Surviving Corporation immediately after the Merger shall be the directors of Buyer in office immediately prior to the Effective Time. The officers of the Surviving Corporation immediately after the Merger shall be the officers of Buyer immediately prior to the Effective Time. Each of the directors and officers of the Surviving Corporation immediately after the Merger shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

1.11 Name. At the Effective Time, the name of the Surviving Corporation shall be “United Bankshares, Inc.”

1.12 Additional Actions. At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments, or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of Buyer and CFC acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Agreement. Buyer and CFC grant to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney shall only be operative following the Effective Time and at such time the officers and directors of the Surviving Corporation shall be fully authorized in the name of Buyer and CFC to take any and all such actions contemplated by this Agreement.

1.13 Reservation of Right to Restructure. Buyer may change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, (iii) adversely affect the tax consequences to the CFC Stockholders of the transactions contemplated by this Agreement, or (iv) require submission to or approval of either the CFC Stockholders after the CFC Stockholder Approval has been obtained or Buyer Stockholders after the Buyer Stockholder Approval has been obtained. In the event that Buyer elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect such a change.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Buyer to Make Shares Available. At or prior to the Effective Time, Buyer shall deposit, or shall cause to be deposited, with Computershare or such other bank or trust company designated by Buyer and reasonably acceptable to CFC (the “Exchange Agent”), for the benefit of the holders of certificates representing shares of CFC Common Stock immediately prior to the Effective Time (“CFC Stock Certificates,” it being understood that any reference herein to “CFC Stock Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of CFC Common Stock, and it being further understood that provisions herein relating to CFC Stock Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a CFC Stock Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other evidence of transfer as the Exchange Agent may reasonably request), for exchange in accordance with this Article II, (a) evidence of shares in book-entry form representing shares of Buyer Common Stock (collectively, “Buyer Certificates”) to be issued pursuant to this Agreement and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of CFC Common Stock, and (b) cash in an amount sufficient to pay cash in lieu of issuing any fractional shares.

2.2 Exchange of Shares

(a) As promptly as practicable after the Effective Time, but in no event later than 5 Business Days thereafter, Buyer shall cause the Exchange Agent to mail to each holder of record of one or more CFC Stock Certificates representing shares of CFC Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the CFC Stock Certificates shall pass, only upon proper delivery of the CFC Stock Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the CFC Stock Certificates in exchange for certificates representing the number of whole shares of Buyer Common Stock and any cash in lieu of fractional shares that the shares of CFC Common Stock represented by such CFC Stock Certificate or CFC Stock Certificates shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends or distributions to be paid pursuant to Section 2.2(b). From and after the Effective Time, upon proper surrender of a CFC Stock

Certificate or CFC Stock Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such CFC Stock Certificate or CFC Stock Certificates shall be entitled to receive in exchange therefor, as applicable, (i) book-entry shares representing that number of whole shares of Buyer Common Stock to which such holder of CFC Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the CFC Stock Certificate or CFC Stock Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the CFC Stock Certificate or CFC Stock Certificates so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.2, each CFC Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.2(e), and any cash in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to Buyer Common Stock shall be paid to the holder of any un-surrendered CFC Stock Certificate until the holder thereof has surrendered such CFC Stock Certificate in accordance with this Article II. After the surrender of a CFC Stock Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, with respect to the whole shares of Buyer Common Stock that the shares of CFC Common Stock represented by such CFC Stock Certificate have been converted into (i) with a record date and a payment date on or after the Effective Time and on or prior to the date of such surrender, and (ii) at the appropriate payment date, with a record date on or after the Effective Time but prior to the date of such surrender and a payment date subsequent to the date of such surrender.

(c) If any Buyer Certificate representing shares of Buyer Common Stock is to be issued in a name other than that in which the CFC Stock Certificate or CFC Stock Certificates surrendered in exchange therefor is or are registered, it shall be a condition to the issuance thereof that the CFC Stock Certificate or CFC Stock Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the issuance of a Buyer Certificate representing shares of Buyer Common Stock in any name other than that of the registered holder of the CFC Stock Certificate or CFC Stock Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of CFC of the shares of CFC Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, CFC Stock Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, cash in lieu of fractional shares, and dividends or distributions that the holder presenting such CFC Stock Certificates is entitled to, as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no Buyer Certificates or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of CFC Stock Certificates, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a Stockholder of Buyer. In lieu of the issuance of any such fractional share, Buyer shall pay to each former Stockholder of CFC who otherwise would be entitled to receive such fractional share an amount in cash (rounded up to the nearest cent), without any interest thereon, equal to the product of (i) the Buyer Closing Price multiplied by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Buyer Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(f) Any former holders of CFC Common Stock who have not exchanged their CFC Stock Certificates pursuant to this Article II shall look only to the Exchange Agent for payment of the Merger Consideration, cash in lieu of fractional shares, and any unpaid dividends and distributions on the Buyer Common Stock deliverable in respect of each former share of CFC Common Stock such Stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Buyer, CFC, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of CFC Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat, or similar laws.

(g) Buyer shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration, any cash in lieu of fractional shares of Buyer Common Stock, cash dividends or distributions payable pursuant to this Section 2.2, or any other cash amounts otherwise payable pursuant to this Agreement to any holder of CFC Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Buyer or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of CFC Common Stock in respect of which the deduction and withholding was made by Buyer or the Exchange Agent, as the case may be.

(h) In the event any CFC Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such CFC Stock Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent reasonably determines as indemnity against any claim that may be made against it with respect to such CFC Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed CFC Stock Certificate the Merger Consideration, any cash in lieu of fractional shares deliverable in respect thereof, and any dividends or distributions that the holder presenting such CFC Stock Certificates is entitled to, each as provided pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CFC

Subject to Section 10.2(a) and Section 10.2(b) of this Agreement and except as Previously Disclosed, CFC represents and warrants to Buyer that:

3.1 Authorization, No Conflicts, Etc.

(a) CFC has the requisite corporate power and authority to execute and deliver this Agreement, and, subject to receipt of the CFC Stockholder Approval, to consummate the transactions contemplated by this Agreement. This Agreement has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly authorized, by the CFC Board. The CFC Board has (i) determined that the terms of this Agreement are fair to and in the best interests of CFC and the CFC Stockholders, and (ii) adopted this Agreement and authorized the transactions contemplated by this Agreement and resolved to make the CFC Board Recommendation. Except for the CFC Stockholder Approval, no other corporate proceedings on the part of CFC are necessary to authorize this Agreement or to consummate the Merger (other than the submission to the CFC Stockholders of an advisory (non-binding) vote on the compensation that may be paid or become payable to CFC’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Buyer) constitutes valid and binding obligations of, CFC and is enforceable against CFC in accordance with its terms, except to the extent that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The execution, delivery, and performance of this Agreement by CFC and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (i) any provision of the certificate of incorporation or bylaws (or similar organizational documents) of CFC or any Subsidiary of CFC (each a “CFC Subsidiary” and collectively, the “CFC Subsidiaries”); or (ii) any Law or Order applicable to CFC or any CFC Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 3.1(d).

(c) The execution, delivery, and performance of this Agreement by CFC and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other Regulatory Agreement or commitment with or from a Governmental Entity to which CFC or any CFC Subsidiary is a party or subject, or by which CFC or any CFC Subsidiary is bound or affected.

(d) No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the consummation of the transactions contemplated by this Agreement by CFC other than in connection or compliance with the provisions of the DGCL, compliance with federal and state securities laws, and the notices, consents, authorizations, approvals, or exemptions required under the BHC Act and the South Carolina Code of Laws. CFC has no Knowledge of any reason why the Regulatory Approvals referred to in this Section 3.1(d) cannot be obtained or why the regulatory approval process would be materially impeded.

(e) Except for Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to CFC is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement. Assuming that the representations of Buyer set forth in Section 4.29 are true and correct, the CFC Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery, or performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.

3.2 Organization and Good Standing. CFC is a corporation duly organized and validly existing, and in good standing under the laws of the State of Delaware. CFC has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted. CFC is a financial holding company duly registered as such with the Federal Reserve Board under the BHC Act. CFC is duly qualified to do business and is in good standing in the states of the United States where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

3.3 Subsidiaries

(a) CFC has Previously Disclosed a true and complete list of each CFC Subsidiary as of the date of this Agreement. CFC or a CFC Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the CFC Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any CFC Subsidiary.

(b) Each of the CFC Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified; and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

(c) The deposits of CresCom Bank are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of CFC, threatened. CFC and each CFC Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over CFC or each CFC Subsidiary.

3.4 Capital Stock

(a) The authorized capital stock of CFC consists of 50,000,000 shares of CFC Common Stock, of which, as of the close of business on November 1, 2019 (the “Capitalization Date”), 22,252,436 shares were issued and outstanding and 1,000,000 shares of preferred stock, $0.01 par value per share, of which, as of the Capitalization Date, no shares were issued and outstanding. Except for the CFC Options and restricted stock units granted under the CFC Stock Plans, as of the date of this Agreement, there is no security or class of securities outstanding that represents, is convertible into, or is exercisable for capital stock of CFC.

(b) Section 3.4(b) of the CFC Disclosure Schedule sets forth, as of the date of this Agreement, the number of shares of CFC Common Stock and CFC Options to be issued in CFC’s pending acquisition of Carolina Trust, the number of shares of CFC Common Stock that are authorized and reserved for issuance under the CFC Options and the CFC Stock Plans, and the number of shares of CFC Common Stock that are subject to outstanding CFC Options and the number of shares of CFC Common Stock that are subject to outstanding CFC Stock Awards issued under a CFC Stock Plan. All CFC Stock Awards have been awarded under a CFC Stock Plan, and, as of the date of this Agreement, there are no other compensatory awards outstanding pursuant to which CFC Common Stock has been issued or is issuable, or that relate to or are determined by reference to the value of CFC Common Stock. All outstanding shares of CFC Common Stock, all CFC Common Stock reserved for issuance under the CFC Options, and all CFC Common Stock reserved for issuance under the CFC Stock Plans when issued in accordance with the respective terms of the CFC Stock Plans, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

(c) Other than the issued and outstanding shares of CFC Common Stock described in Section 3.4(a), neither CFC nor any CFC Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Agreement, or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Agreement.

3.5 Financial Statements

(a) The consolidated financial statements of CFC as of and for each of the three years ended December 31, 2018, 2017, and 2016, as reported on by CFC’s independent accountants, and the unaudited consolidated financial statements of CFC as of and for the first three quarters of 2019, including all schedules and notes relating to such statements, as previously delivered to Buyer (collectively, “CFC Financial Statements”), fairly present, and the unaudited consolidated financial statements of CFC as of and for each quarter ending after the date of this Agreement until the Effective Time, including all schedules and notes relating to such statements, will fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flows of CFC as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CFC) and the absence of notes (that, if presented, would not differ materially from those included in CFC Financial Statements). No financial statements of any entity or enterprise other than the CFC Subsidiaries are required by GAAP to be included in the consolidated financial statements of CFC.

(b) The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete when filed:

(i) The Consolidated Reports of Condition and Income (Form FFIEC 041) of each CFC Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended

December 31, 2018, 2017, and 2016, and as of and for the first three quarters of 2019 as filed with the FDIC; and

(ii) The Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (Form FR Y-9LP) (including any amendments) for CFC as of and for each of the fiscal years ended December 31, 2018, 2017, and 2016, and as of and for the first three quarters of 2019 as filed with the Federal Reserve Board. All of such reports required to be filed prior to the Effective Time by CFC or any CFC Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete when filed. All of the reports identified in this Section 3.5(b) are collectively referred to as the “CFC Call Reports.”

3.6 Absence of Certain Changes or Events. Since September 30, 2019, (a) CFC and the CFC Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Article III or otherwise) is reasonably likely to have a Material Adverse Effect with respect to CFC.

3.7 Legal Proceedings. There is no Action pending or, to the Knowledge of CFC, threatened against CFC or any of the CFC Subsidiaries that (a) as of the date of this Agreement, challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CFC. There is no unsatisfied judgment, penalty or award against CFC or any of the CFC Subsidiaries. Neither CFC nor any of the CFC Subsidiaries, nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity. No officer or director of CFC or any of the CFC Subsidiaries is a defendant in any Action commenced by any Stockholder of CFC or any of the CFC Subsidiaries with respect to the performance of his or her duties as an officer or a director of CFC or any of the CFC Subsidiaries under any applicable Law, except for any Action arising out of or relating to the Merger and the transactions contemplated by this Agreement.

3.8 Regulatory Filings. In the last three years:

(a) CFC and each CFC Subsidiary has filed in a timely manner all material filings with Governmental Entities as required by applicable Law; and

(b) All such filings, as of their respective filing dates, complied with all Laws, forms, and guidelines applicable to such filings.

3.9 Compliance with Laws; Conduct of Business. CFC and each CFC Subsidiary has conducted its business and used its properties in compliance with all applicable Laws, including without limitation applicable federal and state Laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, privacy, and Environmental Laws.

3.10 Transaction Documents. None of the information supplied or to be supplied by CFC for inclusion or incorporation by reference in any Transaction Document will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of any Transaction Document (other than the Form S-4 and the Joint Proxy Statement/Prospectus), at the time it is filed or at any time it is amended or supplemented, (b) in the case of the Form S-4, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (c) in the case of the Joint Proxy Statement/Prospectus, at the date it is first mailed to the Buyer Stockholders and the CFC

Stockholders and at the time of the Buyer Stockholder Meeting and the CFC Stockholder Meeting. The Joint Proxy Statement/Prospectus (other than those portions relating solely to the Buyer Stockholder Meeting) will, at the time the Joint Proxy Statement/Prospectus is filed with the SEC, at any time it is amended or supplemented, at the date it is first mailed to the Buyer Stockholders and the CFC Stockholders and at the time of the Buyer Stockholder Meeting and the CFC Stockholder Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by CFC with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Buyer for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

3.11 Agreements with Bank Regulators. Neither CFC nor any CFC Subsidiary is a party to any Contract, cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any Order by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity that restricts materially the conduct of CFC’s or a CFC Subsidiary’s business, or in any manner relates to the capital adequacy, credit or reserve policies or management of CFC or any CFC Subsidiary (a “Regulatory Agreement”), nor has CFC nor any CFC Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement. Neither CFC nor any CFC Subsidiary is required by Section 32 of the Federal Deposit Insurance Act or FDIC Regulation Part 359 or the Federal Reserve Board to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification.

3.12 Tax Matters

(a) All Tax Returns required by applicable Law to have been filed by CFC and each CFC Subsidiary since January 1, 2015 have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes. Since January 1, 2015, CFC and each CFC Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party. Since January 1, 2015, all Taxes that are due and payable by CFC and each CFC Subsidiary have been paid.

(b) There is no audit or other proceeding pending against or with respect to CFC or any CFC Subsidiary with respect to any amount of Tax. There are no Liens on any of the assets of CFC or any of the CFC Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c) Neither CFC nor any CFC Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

(d) Except as required by Law (including the tax sharing agreement exclusively between CFC and any CFC Subsidiary), neither CFC nor any CFC Subsidiary is a party to any Tax allocation or sharing agreement.

(e) Neither CFC nor any CFC Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which CFC and one or more CFC Subsidiaries are the only members). Neither CFC nor any CFC Subsidiary is a general partner in any partnership that is material to its business operations.

(f) Within the past three years, neither CFC nor any CFC Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(g) Neither CFC nor any CFC Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code (or a similar provision of state Law).

(h) Neither CFC nor any CFC Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(i) There has been no disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by CFC or any CFC Subsidiary as employee compensation, whether under any Contract, plan, program or arrangement, understanding or otherwise.

3.13 Properties

(a) CFC and each CFC Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which CFC or any of the CFC Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens. CFC and each CFC Subsidiary has complied with the terms of all leases to which it is a party. All leases to which CFC or any CFC Subsidiary is a party and under which it is in possession of any personal or real property are valid and binding contracts and are in full force and effect, and neither CFC nor any CFC Subsidiary has received any written notice alleging violation, breach, or default of such lease. CFC and each CFC Subsidiary is in possession of the properties or assets purported to be leased under all of its leases (except where CFC or a CFC Subsidiary is the lessor). The tangible personal and real property and assets of CFC and all CFC Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted, and, subject to maintenance and repair in the ordinary course of business consistent with past practice, are adequate for the uses to which they are being put.

(b) Except as set forth in Section 3.13(b) of the CFC Disclosure Schedule, with respect to real property owned by CFC or any CFC Subsidiary, none of CFC nor any CFC Subsidiary (i) has received written notice of any pending, and to the Knowledge of CFC there is no threatened, condemnation proceeding against any of such real property or (ii) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law.

(c) Except as set forth in Section 3.13(c) of the CFC Disclosure Schedule, with respect to real property leased, subleased or licensed by CFC or any CFC Subsidiary, none of CFC nor any CFC Subsidiary (i) has received any written notice alleging a violation, breach or default under any lease of such real property, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of CFC or (ii) (A) has received written notice of any pending, and to the Knowledge of CFC there is no threatened, condemnation proceeding with respect to any of such real property or (B) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law.

(d) No lease or license pursuant to which CFC or any CFC Subsidiary, as lessor, lessee, licensor or licensee, has possession of, or leases or licenses to others, any real or personal property, excluding any lease with payments of less than $500,000 per year, contains any provision, including any prohibition against assignment by CFC or any CFC Subsidiary, by operation of Law or otherwise, that would require any third party consent or approval for, or that would materially interfere with, the possession, use or rights with respect to the property by the Surviving Corporation or its Subsidiaries for the same purposes and upon the same rental and other terms following consummation of the Merger.

3.14 Intellectual Property. CFC and the CFC Subsidiaries exclusively own, or have a valid license or other valid right to use, all Intellectual Property as used in their business as presently conducted; it being understood that the foregoing shall not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 3.14. No Actions, suits or other proceedings are pending or, to the Knowledge of CFC, threatened that CFC or any of the CFC Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of CFC, no Person is infringing, misappropriating or otherwise violating the rights of CFC or any of the CFC Subsidiaries with respect to any Intellectual Property owned or purported to be owned by CFC or any of the CFC Subsidiaries (collectively the “CFC-Owned Intellectual Property”). To the Knowledge of CFC: (a) no circumstances exist which could reasonably be expected to give rise to any (i) Action that challenges the rights of CFC or any of the CFC Subsidiaries with respect to the validity or enforceability of the CFC-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person, and (b) the consummation of the transactions contemplated by this Agreement will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any CFC-Owned Intellectual Property or Intellectual Property licensed to CFC or any CFC Subsidiary.

3.15 Required Licenses, Permits, Etc. CFC and each CFC Subsidiary hold all Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business as presently conducted. All such Permits and rights are in full force and effect. Each CFC Subsidiary, as applicable, is an approved seller-servicer for each mortgage investor with whom it conducts business, and holds all Permits, authorizations, and approvals necessary to carry on a mortgage banking business.

3.16 Material Contracts and Change of Control

(a) For the purposes of this Agreement, the term “CFC Material Contract” means any of the following Contracts to which CFC or any of the CFC Subsidiaries is a party or bound as of the date of this Agreement:

(i) Each Contract that (A) has been or (B) would be required to be, but has not been, filed by CFC as a material contract pursuant to Item 601(b)(10) of Regulation S-K on Form 10-K under the Exchange Act as if such Form 10-K were filed as of the date of this Agreement;

(ii) Each Contract, other than any Contracts contemplated by this Agreement, that limits (or purports to limit) in any material respect the ability of CFC or any of the CFC Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements);

(iii) Each Contract that creates a material partnership or joint venture to which CFC or any of the CFC Subsidiaries is a party;

(iv) Each Contract between or among CFC and any CFC Subsidiary;

(v) Each Contract relating to the borrowing of money by CFC or any CFC Subsidiary or guarantee by CFC or any CFC Subsidiary of such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, FHLB advances of depository institution CFC Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course consistent with past practice) in excess of $10,000,000;

(vi) Each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) or material asset, other than this Agreement, pursuant to which CFC or any of the CFC Subsidiaries has any material continuing obligations, contingent or otherwise;

(vii) Each Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of CFC or any of the CFC Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

(viii) Each voting agreement or registration rights agreement with respect to the capital stock of CFC or any of the CFC Subsidiaries;

(ix) Each Contract granting CFC or any CFC Subsidiary the right to use, restricting CFC’s or any CFC Subsidiary’s right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of CFC’s or any CFC Subsidiary’s business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract);

(x) Each Contract that limits the payment of dividends by CFC or any CFC Subsidiary;

(xi) Each Contract involving a standstill or similar obligation of CFC or any of the CFC Subsidiaries relating to the purchase of securities of CFC or any other Person;

(xii) Except transactions made in accordance with Regulation O and agreements entered into in the ordinary course consistent with past practice for compensation or indemnity, any Contract between CFC or any CFC Subsidiary, on the one hand, and, on the other hand (A) any officer or director of CFC or a CFC Subsidiary, or (B) to the Knowledge of CFC, any (1) record or beneficial owner of five percent (5%) or more of the voting securities of CFC, (2) Affiliate or family member of any such officer, director, or record or beneficial owner, or (3) other Affiliate of CFC, except those Contracts of a type available to employees of CFC generally;

(xiii) Each Contract for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $1,000,000;

(xiv) Each Contract or commitment to make a loan not yet fully disbursed or funded to any Person, wherein the undisbursed or unfunded amount exceeds $15,000,000;

(xv) Each Contract or commitment for a loan participation agreement with any other Person in excess of $15,000,000;

(xvi) Each employment Contract or Contract for personal services with an employee or director of CFC or any CFC Subsidiary or any other compensatory Contract or plan in which any employee or director of CFC or any CFC Subsidiary, or any independent contractor providing personal services to CFC or any CFC Subsidiary, participates (other than any compensatory Contract or plan which pursuant to its terms is available to employees, officers or directors generally and which in operation provides for the same method of allocation of benefits between management and non-management participants); and

(xvii) Each Contract that provides for the receipt or expenditure by CFC or CFC Subsidiary of at least $500,000 per annum.

(b) CFC has Previously Disclosed a true and complete copy of each CFC Material Contract in effect as of the date of this Agreement and (i) all CFC Material Contracts are in full force and effect as of the date of this Agreement, (ii) neither CFC nor any of the CFC Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any CFC Material Contract, (iii) to the Knowledge of CFC, no other party to any CFC Material Contract is in breach of or in default under any CFC Material Contract, and (iv) neither CFC nor any CFC Subsidiary has received written notice of breach or termination (or proposed breach or termination) of any CFC Material Contract.

(c) There is no CFC Material Contract under which (i) a consent or approval is required, (ii) a prohibited assignment by operation of Law could occur, (iii) a waiver or loss of any right could occur, or (iv) an acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated herein, where any such occurrence would reasonably be expected to interfere with the ordinary course of business conducted by CFC, any CFC Subsidiary or the Surviving Corporation.

3.17 Labor and Employment Matters

(a) (i) CFC and all of the CFC Subsidiaries are in compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, workers’ compensation, the identification of particular employees or job classifications as “exempt” or “non-exempt” for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants; (ii) except as disclosed on Section 3.17(a) of the CFC Disclosure Schedule, as of the date of this Agreement, there is no unfair labor practice charge or complaint pending before the NLRB or, to the Knowledge of CFC, threatened against CFC or any of the CFC Subsidiaries; (iii) as of the date of this Agreement and during the past three years, there has been no labor strike, slowdown, work stoppage or lockout pending or, to the Knowledge of CFC, threatened against or affecting CFC or any of the CFC Subsidiaries; (iv) there is no representation claim or petition pending before the NLRB or any similar foreign agency relating to the employees of CFC or any CFC Subsidiary; (v) as of the date of this Agreement, CFC has not received written notice of charges with respect to or relating to CFC or any CFC Subsidiary pending before the Equal Employment Opportunity Commission or other Governmental Entity responsible for the prevention of unlawful employment practices, nor is there any claim pending before any court or administrative agency regarding any unlawful employment practices relating to CFC or any CFC Subsidiary; and (vi) neither CFC nor any CFC Subsidiary has received any written notice from any Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of CFC or any CFC Subsidiary and, to the Knowledge of CFC, no such investigation is in progress.

(b) Neither CFC nor any CFC Subsidiary is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association and, to the Knowledge of CFC, there is no current activity involving employees of CFC or any CFC Subsidiary seeking to certify a collective bargaining unit or engaging in other organizational activity.

(c) All employees of CFC and each CFC Subsidiary, including, but not limited to, salaried employees, hourly employees, and temporary employees of CFC and its Subsidiaries are employed on an at-will basis by CFC and/or its Subsidiaries and may be terminated at any time with or without cause subject and, except for severance payments and other liabilities as a result of CFC’s practices as disclosed on Section 6.5(c) of the CFC Disclosure Schedule and the agreements listed on Section 6.5(f) of the CFC Disclosure Schedule, without any severance or other liabilities to CFC or any CFC Subsidiary, or have signed an agreement or acknowledged in writing that their employment is at will. There has been no written representation by CFC or any CFC Subsidiary made to any employee that commits CFC, any CFC Subsidiary, or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing.

(d) Since January 1, 2019, neither CFC nor any CFC Subsidiary has effectuated a “plant closing” or a “mass lay off” (in each case, as defined in the WARN Act), in either case affecting any site of employment or facility of CFC or any CFC Subsidiary, except in compliance with the WARN Act.

(e) There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or, to the Knowledge of CFC, threatened against CFC or any CFC Subsidiary. CFC and all of the CFC Subsidiaries are in compliance with all applicable occupational health and safety Laws.

(f) Neither CFC nor any CFC Subsidiary is a party or subject to any Contract which restricts CFC or any CFC Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion of its operations or facilities.

(g) The consummation of the transactions contemplated by this Agreement will not create Liabilities for any act by CFC or any CFC Subsidiary on or prior to the Closing under any Collective Bargaining Agreement, Contract or CFC Benefit Plan.

(h) CFC has implemented commercially reasonable procedures to ensure that all employees who are performing services for CFC or any CFC Subsidiary in the United States are legally permitted to work in the

United States and will be legally permitted to work in the United States for the Surviving Corporation or any of its Subsidiaries following the consummation of the transactions contemplated by this Agreement.

(i) The policies, programs, and practices of CFC and all CFC Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt), hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in compliance with applicable Law governing or relating to employment and employer practices and facilities.

3.18 Employee Benefits

(a) With respect to each CFC Benefit Plan and to the extent applicable, CFC has Previously Disclosed, and either made available or delivered, true and complete copies of: (A) the CFC Benefit Plan document and amendments thereto; (B) any related trust instruments and insurance contracts; (C) the two most recent Forms 5500 filed with the IRS; (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) any forms filed with the PBGC (other than for minimum payments); (G) the most recent determination or opinion letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS within the past three years or earlier if receipt of a determination letter respecting such filing is still pending; and (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests). Each CFC Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws.

(b) Each CFC Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified within the meaning of Section 401 of the Code is so qualified and has at all times since its adoption been so qualified, and has received a favorable determination letter or has applied for a favorable determination letter in compliance with the Code (including a determination that the related trust under such CFC Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service or the CFC Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such qualification.

(c) All contributions, payments or premiums required to be made with respect to any CFC Benefit Plan by CFC or pursuant to any employee benefit arrangements under any collective bargaining agreement to which CFC or any CFC Subsidiary is a party on or before the date of this Agreement have been timely made, and all benefits accrued under any unfunded CFC Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of CFC and the CFC Subsidiaries have performed all material obligations required to be performed under all CFC Benefit Plans with respect to which CFC or any ERISA Affiliate of CFC has an obligation to contribute. Each CFC Benefit Plan has been operated and administered in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made.

(d) Neither CFC nor any ERISA Affiliate of CFC (or, to CFC’s Knowledge, their respective predecessors) participates in nor has ever participated in any Multiemployer Plan (under Subtitle E of Title IV of ERISA or otherwise), and neither CFC nor any ERISA Affiliate of CFC (or, to CFC’s Knowledge, their respective predecessors) maintains or contributes to, or is party to, and, at no time maintained, contributed to, or was a party to, any plan, program, agreement or policy that (i) is a “defined benefit plan” within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA or which is or was subject to Title IV of ERISA, (ii) is a “multiple employer plan” as defined in ERISA or the Code (whether or not subject thereto), (iii) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (iv) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of ERISA, (v) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (vi) provides coverage either (A) primarily for the benefit of employees who reside outside of the United States or (B) for any persons who are not resident in the United States and are not United States Citizens. No Liability under Title IV of ERISA has been or is expected to be incurred by CFC or any CFC Subsidiary with respect to any applicable CFC Benefit Plan. There has been no “reportable event,” within the meaning of ERISA Section 4043 with respect to any CFC Benefit Plan. There are no CFC Benefit Plans with respect to which, (A) all contributions are required to be made under one or both of Section 412 and 430 of the Code, (B) the minimum funding premium standards imposed by Section 412 of the Code apply, or (C) with respect to which the rules regarding “unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA apply. Neither CFC nor any CFC Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any CFC Benefit Plan that would reasonably be expected to subject CFC or any CFC Subsidiary to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof. To the knowledge of CFC, there is no pending investigation or enforcement action by the PBGC, the Department of Labor or IRS or any other governmental agency with respect to any CFC Benefit Plan. None of CFC, any CFC Subsidiary or affiliate (a) has provided, or would reasonably be expected to be required to provide, security to any CFC Benefit Plan pursuant to Section 401(a)(29) of the Code, and (b) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 430(k) of the Code or pursuant to ERISA. Each CFC Benefit Plan which is exempt from certain disclosure requirements of ERISA as a “top hat” plan, has timely filed the exemption letter required by the Department of Labor.

(e) Except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, neither CFC nor any CFC Subsidiary provides health or welfare benefits, including, but not limited to, retiree health or life insurance, retiree long-term care insurance or retiree death or other benefits, for any retired or former employee following such employee’s retirement or other termination of service and, to the Knowledge of CFC, there has been no communication by CFC or any CFC Subsidiary to employees by CFC or any CFC Subsidiary that would reasonably be expected to constitute a promise or guarantee by CFC or any CFC Subsidiary to such employees regarding the availability of such retiree health or life insurance or retiree death or other benefits.

(f) The execution, delivery of, and performance by CFC or any CFC Subsidiary (or by Buyer or any of its Subsidiaries by reason of Buyer or any of its Subsidiaries’ assumption of obligations of CFC or any CFC Subsidiaries that exist immediately prior to the Effective Time) of its obligations under the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) will not (i) except as disclosed on Section 3.18(f) of the CFC Disclosure Schedule, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of CFC or any of the CFC Subsidiaries; (ii) result in the triggering or imposition of any restrictions or limitations on the right of CFC or any of the CFC Subsidiaries to amend or terminate any CFC Benefit Plan; or (iii) except as disclosed on Section 3.18(f) of the CFC Disclosure Schedule, result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code that would result in a deduction disallowance under Code Section 280G(a) on the part of CFC or any CFC Subsidiary. CFC has provided Buyer with true, correct and complete copies of Section 280G calculations (whether final or not) with respect to any disqualified individual in connection with the transactions contemplated hereby. Except with respect to compensation paid to those individuals set forth on Schedule 3.18(f) of the CFC Disclosure Schedule, neither CFC nor any CFC Subsidiary maintains any compensation plans, programs, agreements or arrangements the payments under which would not reasonably be expected to be deductible for federal income tax purposes for calendar year 2019 as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder. Except as set forth on Section 3.18(f) of the CFC Disclosure Schedule, neither CFC nor any CFC Subsidiary has any obligation to pay any gross-up or reimbursement for taxes under Section 4999 of the Code with respect to this or any prior transaction.

(g) CFC and the CFC Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable CFC Benefit Plan, without the consent of any employee, beneficiary, or other Person, prospectively terminate, modify, or amend any such CFC Benefit Plan effective as of any date on or after the date of this Agreement.

(h) With respect to each CFC Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code), (i) such plan has been operated and administered in compliance with Section 409A of the Code or (ii) any payments under such plan have been earned and vested on or prior to December 31, 2004, and such plans have not been materially modified other than modifications to comply with Code Section 409A and the regulations promulgated thereunder. Neither CFC nor any of the CFC Subsidiaries have entered into or assumed any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person (or to provide any gross-up or reimbursement of any penalty, interest or taxes to any Person) for any material Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder. Neither CFC nor any CFC Subsidiary has made any agreement, taken any action, or omitted to take any action that would reasonably be expected to subject CFC or any CFC Subsidiary to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to CFC or any CFC Subsidiary under Section 409A of the Code.

(i) There is no pending or, to the Knowledge of CFC, threatened Action with respect to any CFC Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

(j) Since January 1, 2019, neither CFC nor any of the CFC Subsidiaries have agreed or otherwise committed to, whether in writing or otherwise, adopt any new plan, program, agreement or policy that would constitute a CFC Benefit Plan or result in participation in a Multiemployer Plan or increase or improve the compensation, benefits, or terms and conditions of employment or service of any director, officer, employee, or consultant, except (i) as set forth on Section 3.18(j) of the CFC Disclosure Schedule; or (ii) as required by applicable Law or any applicable CFC Benefit Plan.

(k) Each of the CFC Benefit Plans which is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable. Additionally, CFC and CFC Subsidiaries operate such CFC Benefit Plans without liability for assessable payments under Code Sections 4980H(a) and (b). Neither CFC nor any of the CFC Subsidiaries have any Liability in the nature of a retroactive rate adjustment, loss sharing arrangement or other material Liability arising wholly or partially out of events occurring on or before the Closing with respect to any CFC Benefit Plan.

(l) No stock options, stock appreciation rights or other grants of stock-based awards by CFC or any CFC Subsidiaries were backdated, spring-loaded, or granted at less than fair market value.

(m) As of the Effective Time, there are no supplemental executive retirement plans (SERPs) or non-qualified deferred compensation plans between CFC or any CFC Subsidiary and any of its current or former employees, that have assets through a grantor trust or trusts of which CFC or any CFC Subsidiary is the grantor within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code that are subject to claims of creditors of CFC or any CFC Subsidiary, and no obligation of CFC or any CFC Subsidiary existing before the Effective Time requires any such grantor trusts to be established on or after the Effective Time as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time).

3.19 Environmental Matters

(a) CFC and each of the CFC Subsidiaries (i) is and has been in compliance with and has no Liability under applicable Environmental Laws; (ii) CFC and each of the CFC Subsidiaries possesses, has possessed and is and has been in compliance with all required Environmental Permits; (iii) there are no Environmental Claims pending or, to the Knowledge of CFC, threatened against CFC or any of the CFC Subsidiaries, and there are no facts or circumstances that could reasonably be expected to form the basis for any Environmental Claim against CFC or any of the CFC Subsidiaries; (iv) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any CFC Site and no Hazardous Materials are present in, on, about or migrating to or from any CFC Site in quantities or concentrations or under circumstances that could give rise to an Environmental Claim against CFC or any of the CFC Subsidiaries; (v) neither CFC nor any of the CFC Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; (vi) neither CFC nor any of the CFC Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws; and (vii) neither CFC nor any of the CFC Subsidiaries, any predecessors of CFC or any of the CFC Subsidiaries, nor any entity previously owned by CFC or any of the CFC Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against CFC or any of the CFC Subsidiaries.

(b) To the Knowledge of CFC, each underground storage tank presently or previously located on any CFC Site has been operated, maintained and removed or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any Release of a Hazardous Material to the environment that has not been fully remediated as required by applicable Environmental Laws.

3.20 Duties as Fiduciary. CFC and each CFC Subsidiary have performed all of their respective duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies with all applicable Laws, Contracts, wills, instruments and common law standards. Neither CFC nor any CFC Subsidiary has received any notice of any Action, claim, allegation or complaint from any Person that CFC or any CFC Subsidiary failed to perform these duties in a manner that complies with all applicable Laws, Contracts, wills, instruments and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in the CFC Financial Statements.

3.21 Investment Bankers and Brokers. CFC has employed Raymond James & Associates, Inc. (the “CFC Investment Bankers”) in connection with the Merger. CFC, the CFC Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than the CFC Investment Bankers in connection with this Agreement or the Merger. Other than the fees and expenses payable by CFC to the CFC Investment Bankers in connection with the Merger, as described in Section 3.21 of the CFC Disclosure Schedule, there is no investment banking fee, financial advisory fee, brokerage fee, finder’s fee, commission, or compensation of a similar type payable by CFC or any CFC Subsidiary to any Person with respect to the Agreement or the consummation of the Merger. CFC has provided to Buyer true and complete copies of each agreement, arrangement, and understanding between CFC and each respective CFC Investment Banker prior to the date of this Agreement.

3.22 Fairness Opinion. The CFC Board has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) of the CFC Investment Bankers, to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and limitations contained therein, the Exchange Ratio is fair to the holders of CFC Common Stock from a financial point of view. Such opinion has not been rescinded as of the date of this Agreement.

3.23 CFC-Related Persons

(a) No CFC-Related Person has any loan, credit or other Contract outstanding with CFC or any CFC Subsidiary that does not conform to applicable rules and regulations of the FDIC, the Federal Reserve Board, or any other Governmental Entity with jurisdiction over CFC or any CFC Subsidiary.

(b) Other than in a capacity as a stockholder, director, or executive officer of CFC or any CFC Subsidiary, no CFC-Related Person owns or controls any assets or properties that are used in the business of CFC or any CFC Subsidiary.

(c) Other than ordinary and customary banking relationships, no CFC-Related Person has any contractual relationship with CFC or any CFC Subsidiary.

(d) Except as disclosed in Section 3.23(d) of the CFC Disclosure Schedule, no CFC-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, CFC or any CFC Subsidiary in a principal amount of $2,000,000 or more.

3.24 Insurance. CFC and the CFC Subsidiaries maintain in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $500,000 or more under such insurance as to which the insurance carrier has denied liability. Since January 1, 2019, no insurance company has canceled or refused to renew a policy of insurance covering CFC’s or any CFC Subsidiary’s assets, properties, premises, operations, directors or personnel. CFC and the CFC Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material known claim for which a defense or indemnification or both may be available to CFC or the CFC Subsidiaries.

3.25 Books and Records. The books of account, minute books, stock record books, and other records of CFC are complete and correct, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of CFC and the CFC Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their stockholders, boards, and committees. Since January 1, 2016, the minutes of each meeting (or corporate action without a meeting) of any such stockholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2016, have been made available for Buyer’s review prior to the date of this Agreement without material omission or redaction (other than with respect to the minutes relating to (a) the Merger or recent and similarly proposed transactions or (b) matters which CFC is prohibited from disclosing pursuant to applicable Law).

3.26 Loan Portfolio

(a) Section 3.26(a) of the CFC Disclosure Schedule sets forth all (i) Loans with an outstanding balance of $15,000,000 or more in which CFC or any CFC Subsidiary is a creditor which, as of September 30, 2019, was over 90 days or more delinquent in payment of principal or interest, and (ii) Loans with any director, executive officer or 5% or greater stockholder of CFC or any of CFC Subsidiary, or to the Knowledge of CFC, any affiliate of any of the foregoing. Set forth in Section 3.26(a) of the CFC Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of CFC and CFC Subsidiaries that, as of September 30, 2019, were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by CresCom Bank, CFC or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each Loan classified by CFC or any CFC Subsidiary as a “troubled debt restructuring” as defined by GAAP.

(b) Section 3.26(b) of the CFC Disclosure Schedule identifies each asset of CFC or any CFC Subsidiary that as of September 30, 2019 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement, as well as any assets classified as OREO since September 30, 2019 and any sales of OREO between September 30, 2019 and the date of this Agreement, reflecting any gain or loss with respect to any OREO sold.

(c) Each outstanding Loan of CFC and CFC Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(d) All currently outstanding Loans of CFC and CFC Subsidiaries were solicited, originated and currently exist in material compliance with all applicable Laws and the notes or other credit or security documents with respect to each such outstanding Loan are complete and correct. To the Knowledge of CFC, there are no oral modifications or amendments or additional agreements related to the outstanding Loans of CFC and CFC Subsidiaries that are not reflected in the written records of CFC or CFC Subsidiary, as applicable. All such outstanding Loans of CFC and CFC Subsidiaries are owned by CFC or a CFC Subsidiary, as applicable, free and clear of any Liens other than blanket liens on qualifying loans provided to the Federal Reserve Bank of Richmond and the Federal Home Loan Bank of Atlanta. No claims of defense as to the enforcement of any outstanding Loans of CFC and CFC Subsidiaries have been asserted in writing against CFC or any CFC Subsidiary for which there is a reasonable possibility of a material adverse determination, and there are no acts or omissions that would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination to any CFC Subsidiary. Other than participation loans purchased by CFC from third parties that are described on Section 3.26(d) of the CFC Disclosure Schedule, no outstanding Loans of CFC and CFC Subsidiaries are presently serviced by third parties and there is no obligation which could result in any outstanding Loans of CFC and CFC Subsidiaries becoming subject to any third-party servicing.

(e) There are no outstanding Loans made by CFC or any CFC Subsidiary to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) CFC or any CFC Subsidiary, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

3.27 Loan Guarantees. All guarantees of indebtedness owed to CFC or any CFC Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and any other Governmental Entity, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

3.28 Data Security and Customer Privacy. CFC and each CFC Subsidiary are in compliance with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers’ data and the systems operated by CFC and each CFC Subsidiary, and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

3.29 Allowance for Loan and Lease Losses. The allowance for loan and lease losses as reflected in CFC’s consolidated financial statements and the CFC Call Reports as of December 31, 2018 and as of each quarter ended after December 31, 2018 was, in the reasonable opinion of CFC’s management, (a) determined in accordance with GAAP and reasonable and sound banking practices and (b) in conformance with recommendations and comments in reports of examination.

3.30 Loan Origination and Servicing. In originating, underwriting, servicing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, CFC and each CFC Subsidiary has complied with all applicable terms and conditions of such obligations and with all applicable Laws, Contracts, rules, and procedures.

3.31 Community Reinvestment Act. Neither CFC nor any CFC Subsidiary is a party to any Contract with any individual or group regarding Community Reinvestment Act matters and no facts or circumstances exist that would cause CFC or any CFC Subsidiary: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder.

3.32 Investment Securities

(a) Each of CFC and the CFC Subsidiaries (i) has good title to all securities owned by it, except those securities sold under repurchase agreements securing deposits, borrowings of federal funds or borrowings from the Federal Reserve Banks or the Federal Home Loan Banks or held in any fiduciary or agency capacity, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of CFC or the CFC Subsidiaries, and (ii) such securities are valued on the books of CFC in accordance with GAAP.

(b) CFC and the CFC Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that are prudent and reasonable in the context of its businesses, and CFC and its Subsidiaries have, since January 1, 2016, been in compliance with such policies, practices and procedures.

3.33 Securities Laws Matters

(a) Since January 1, 2016, CFC has filed or furnished all forms, documents and reports required to be filed or furnished with the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, but excluding the Joint Proxy Statement/Prospectus and the Form S-4, the “CFC SEC Reports”). Each of the CFC SEC Reports, in each case as of its filing or furnishing date, or, if amended, as finally amended prior to the date of this Agreement (with respect to those CFC SEC Reports filed or furnished prior to the date of this Agreement), has complied as to form with the applicable requirements of the Securities Act and the Exchange Act, and none of the CFC SEC Reports, when filed or furnished or, if amended, as finally amended prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the CFC Subsidiaries are or ever have been required to file periodic reports with the SEC. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the CFC SEC Reports.

(b) CFC has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and CFC has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. CFC has disclosed, based on its most recent evaluation prior to the date of this Agreement, to CFC’s auditors and the audit committee of the CFC Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CFC’s ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in CFC’s internal controls over financial reporting. Since January 1, 2015, neither CFC nor any of the CFC Subsidiaries has Knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of CFC or any CFC Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that CFC or any CFC Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness. Since January 1, 2016, subject to any applicable grace periods, CFC has been and is in compliance with (A) the applicable provisions of the Sarbanes Oxley Act of 2002 and (B) the applicable listing and corporate governance rules and regulations of NASDAQ.

3.34 Joint Ventures; Strategic Alliances. Neither CFC nor any CFC Subsidiary is, directly or indirectly, a party to or bound by any material joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated Person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

3.35 Stockholder Rights Plan. CFC does not have in effect any stockholder rights plan, “poison pill,” or similar plan or arrangement.

3.36 Absence of Undisclosed Liabilities. There exist no Liabilities of CFC or any CFC Subsidiary of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, other than (a) Liabilities that are adequately reflected, reserved for or disclosed in the CFC Financial Statements or (b) Liabilities under executory contracts to which CFC or a CFC Subsidiary is a party or otherwise incurred in the ordinary course of business of CFC or a CFC Subsidiary.

3.37 No Other Representations and Warranties. Except for the express representations and warranties made by CFC and the CFC Subsidiaries in this Article III, neither CFC nor any other Person makes or has made any representation or warranty with respect to CFC or the CFC Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Buyer or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing. CFC has not relied on any representations or warranties relating to Buyer or any Buyer Subsidiary in determining to enter into this Agreement, except for those expressly made by Buyer in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to Section 10.2(a) and Section 10.2(b) of this Agreement and except as Previously Disclosed, Buyer represents and warrants to CFC that:

4.1 Authorization, No Conflicts, Etc.

(a) Buyer has the requisite corporate power and authority to execute and deliver this Agreement, and, subject to receipt of the Buyer Stockholder Approval, to consummate the transactions contemplated by this Agreement. This Agreement has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly authorized, by the Buyer Board. The Buyer Board has (i) determined that the terms of this Agreement are fair to and in the best interests of Buyer and the Buyer Stockholders, and (ii) adopted this Agreement and authorized the transactions contemplated by this Agreement and resolved to make the Buyer Board Recommendation to the Buyer Stockholders. Except for the Buyer Stockholder Approval, no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly executed and delivered by, and (assuming due authorization, execution and delivery by CFC) constitutes valid and binding obligations of, Buyer and is enforceable against Buyer in accordance with its terms, except to the extent that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The execution, delivery, and performance of this Agreement by Buyer, the issuance of shares of Buyer Common Stock constituting the Merger Consideration, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (i) any provision of the articles of incorporation or bylaws (or similar organizational documents) of Buyer or any Subsidiary of Buyer (each a “Buyer Subsidiary” and collectively, the “Buyer Subsidiaries”); or (ii) any Law or Order applicable to Buyer or any Buyer Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 4.1(d).

(c) The execution, delivery, and performance of this Agreement by Buyer, the issuance of shares of Buyer Common Stock constituting the Merger Consideration, and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other Regulatory Agreement or commitment with or from a Governmental Entity to which Buyer or any Buyer Subsidiary is a party or subject, or by which Buyer or any Buyer Subsidiary is bound or affected.

(d) No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the consummation of the transactions contemplated by this Agreement by Buyer other than in connection or compliance with the provisions of the WVBCA, compliance with federal and state securities laws, and the notices, consents, authorizations, approvals, or exemptions required under the BHC Act and the Code of Virginia. Buyer has no Knowledge of any reason why the Regulatory Approvals referred to in this Section 4.1(d) cannot be obtained or why the regulatory approval process would be materially impeded.

4.2 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of West Virginia. Buyer has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted. Buyer is a financial holding company duly registered as such with the Federal Reserve Board under the BHC Act. Buyer is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

4.3 Subsidiaries

(a) Buyer or a Buyer Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the Buyer Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar Contract pertaining to the capital stock or other equity interests of any Buyer Subsidiary.

(b) Each of the Buyer Subsidiaries (i) is duly organized and validly existing under the Laws of its jurisdiction of organization; (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified; and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

(c) The deposits of Buyer Bank are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Buyer, threatened. Buyer and each Buyer Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Buyer or each Buyer Subsidiary.

4.4 Capital Stock

(a) The authorized capital stock of Buyer consists of: (i) 200,000,000 shares of Buyer Common Stock, of which, as of the Capitalization Date, 101,531,328 shares were issued and outstanding; and (ii) 50,000,000 shares of preferred stock, $1.00 par value per share, none of which were issued and outstanding as of the Capitalization Date. Except for the Buyer Stock Awards, as of the date of this Agreement, there is no security or class of securities outstanding that represents, is convertible into, or is exercisable for capital stock of Buyer.

(b) Section 4.4(b) of the Buyer Disclosure Schedule sets forth, as of the date of this Agreement, the number of shares of Buyer Common Stock that are authorized and reserved for issuance under each plan sponsored by Buyer under which stock-based awards are granted, and the award agreements thereunder (collectively, the “Buyer Stock Plans”), and the number of shares of Buyer Common Stock that are subject to outstanding Buyer Stock Awards issued under a Buyer Stock Plan. All Buyer Stock Awards have been awarded under a Buyer Stock Plan, and, as of the date of this Agreement, there are no other compensatory awards outstanding pursuant to which Buyer Common Stock has been issued or is issuable, or that relate to or are determined by reference to the value of Buyer Common Stock. All outstanding shares of Buyer Common Stock, and all Buyer Common Stock reserved for issuance under the Buyer Stock Plans when issued in accordance with the respective terms of the Buyer Stock Plans, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

(c) Other than the issued and outstanding shares of Buyer Common Stock described in Section 4.4(a), neither Buyer nor any Buyer Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger, this Agreement, or the issuance of Buyer Common Stock that constitutes the Merger Consideration, or that entitle the holder or holders to consent to, or withhold consent on, the Merger, this Agreement or the issuance of Buyer Common Stock that constitutes the Merger Consideration.

4.5 Financial Statements

(a) The consolidated financial statements of Buyer as of and for each of the three years ended December 31, 2018, 2017, and 2016, as reported on by Buyer’s independent accountants, and the unaudited consolidated financial statements of Buyer as of and for the first three quarters of 2019, including all schedules and notes relating to such statements, as previously delivered to CFC (collectively, “Buyer Financial Statements”), fairly present, and the unaudited consolidated financial statements of Buyer as of and for each quarter ending after the date of this Agreement until the Effective Time, including all schedules and notes relating to such statements, will fairly present the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Buyer as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer) and the absence of notes (that, if presented, would not differ materially from those included in Buyer Financial Statements). No financial statements of any entity or enterprise other than the Buyer Subsidiaries are required by GAAP to be included in the consolidated financial statements of Buyer.

(b) The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete when filed:

(i) The Consolidated Reports of Condition and Income (Form FFIEC 041) of each Buyer Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2018, 2017, and 2016 and as of and for each of the first three quarters of 2019 as filed with the FFIEC; and

(ii) The Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (Form FR Y-9LP) (including any amendments) for Buyer as of and for each of the fiscal years ended December 31, 2018, 2017, and 2016, and as of and for the first three quarters of 2019 as filed with the Federal Reserve Board. All of such reports required to be filed prior to the Effective Time by Buyer or any Buyer Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete when filed. All of the reports identified in this Section 4.5(b) are collectively referred to as the “Buyer Call Reports.”

4.6 Absence of Certain Changes or Events. Since September 30, 2019, Buyer and the Buyer Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice.

4.7 Legal Proceedings. There is no Action pending or, to the Knowledge of Buyer, threatened against Buyer or any of the Buyer Subsidiaries that as of the date of this Agreement, challenges or seeks to enjoin, alter, prevent or materially delay the Merger. There is no unsatisfied judgment, penalty or award against Buyer or any of the Buyer Subsidiaries. Neither Buyer nor any of the Buyer Subsidiaries, nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity.

4.8 Regulatory Filings. In the last three years:

(a) Buyer and each Buyer Subsidiary has filed in a timely manner all filings with Governmental Entities as required by applicable Law; and

(b) All such filings, as of their respective filing dates, complied with all Laws, forms, and guidelines applicable to such filings.

4.9 Conduct of Business. Buyer and each Buyer Subsidiary has conducted its business and used its properties in compliance with all applicable Laws, including without limitation applicable federal and state Laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, privacy, and Environmental Laws.

4.10 Transaction Documents. None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in any Transaction Document will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of any Transaction Document (other than the Form S-4 and the Joint Proxy Statement/Prospectus), at the time it is filed or at any time it is amended or supplemented, (b) in the case of the Form S-4, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (c) in the case of the Joint Proxy Statement/Prospectus, at the date it is first mailed to the Buyer Stockholders and the CFC Stockholders and at the time of the Buyer Stockholder Meeting and the CFC Stockholder Meeting. The Joint Proxy Statement/Prospectus (other than those portions relating solely to the CFC Stockholder Meeting) will, at the time the Joint Proxy Statement/Prospectus is filed with the SEC, at any time it is amended or supplemented, at the date it is first mailed to the Buyer Stockholders and the CFC Stockholders and at the time of the Buyer Stockholder Meeting and the CFC Stockholder Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Buyer with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of CFC for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

4.11 Agreements with Bank Regulators. Neither Buyer nor any Buyer Subsidiary is a party to any Regulatory Agreement, nor has Buyer nor any Buyer Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement. Neither Buyer nor any Buyer Subsidiary is required by Section 32 of the Federal Deposit Insurance Act or FDIC Regulation Part 359 or the Federal Reserve Board to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification.

4.12 Tax Matters

(a) All Tax Returns required by applicable Law to have been filed by Buyer and each Buyer Subsidiary since January 1, 2015 have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes. Since January 1, 2015, Buyer and each Buyer Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party. Since January 1, 2015, all Taxes that are due and payable by Buyer and each Buyer Subsidiary have been paid.

(b) There is no audit or other proceeding pending against or with respect to Buyer or any Buyer Subsidiary with respect to any amount of Tax. There are no Liens on any of the assets of Buyer or any of the Buyer Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c) Neither Buyer nor any Buyer Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

(d) Except as required by Law, neither Buyer nor any Buyer Subsidiary is a party to any Tax allocation or sharing agreement.

(e) Neither Buyer nor any Buyer Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which Buyer and one or more Buyer Subsidiaries are the only members). Neither Buyer nor any Buyer Subsidiary is a general partner in any partnership that is material to its business operations.

(f) Within the past three years, neither Buyer nor any Buyer Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(g) Neither Buyer nor any Buyer Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code (or a similar provision of state Law).

(h) Neither Buyer nor any Buyer Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(i) There has been no disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Buyer or any Buyer Subsidiary as employee compensation, whether under any Contract, plan, program or arrangement, understanding or otherwise.

4.13 Properties

(a) Buyer and each Buyer Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which Buyer or any of the Buyer Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens. Buyer and each Buyer Subsidiary has complied with the terms of all leases to which it is a party. All leases to which Buyer or any Buyer Subsidiary is a party and under which it is in possession of any personal or real property are valid and binding contracts and are in full force and effect, and neither Buyer nor any Buyer Subsidiary has received any written notice alleging violation, breach, or default of such lease. Buyer and each Buyer Subsidiary is in possession of the properties or assets purported to be leased under all its material leases (except where Buyer or a Buyer Subsidiary is the lessor). The tangible personal and real property and assets of Buyer and all Buyer Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted, and, subject to maintenance and repair in the ordinary course consistent with past practice, are adequate for the uses to which they are being put.

(b) With respect to real property owned by Buyer or any Buyer Subsidiary, none of Buyer nor any Buyer Subsidiary (i) has received written notice of any pending, and to the Knowledge of Buyer, there is no threatened, condemnation proceeding against any of such real property or (ii) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law.

(c) With respect to real property leased, subleased or licensed by Buyer or any Buyer Subsidiary, none of Buyer nor any Buyer Subsidiary (i) has received any written notice alleging a violation, breach or default under any lease of such real property, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of Buyer or (ii) (A) has received written notice of any pending. and to the Knowledge of Buyer, there is no threatened, condemnation proceeding with respect to any of such real property or (B) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law.

(d) No lease or license pursuant to which Buyer or any Buyer Subsidiary, as lessor, lessee, licensor or licensee, has possession of, or leases or licenses to others, any real or personal property, excluding any personal property lease with payments of less than $1,000,000 per year, contains any provision, including any prohibition against assignment by Buyer or any Buyer Subsidiary, by operation of Law or otherwise, that would require any third party consent or approval for, or that would materially interfere with, the possession, use or rights with respect to the property by the Surviving Corporation or its Subsidiaries for the same purposes and upon the same rental and other terms following consummation of the Merger.

4.14 Intellectual Property. Buyer and the Buyer Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing shall not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 4.14. No Actions, suits or other proceedings are pending or, to the Knowledge of Buyer, threatened that Buyer or any of the Buyer Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of Buyer, no Person is infringing, misappropriating or otherwise violating the rights of Buyer or any of the Buyer Subsidiaries with respect to any Intellectual Property owned or purported to be owned by Buyer or any of the Buyer Subsidiaries (collectively the “Buyer-Owned Intellectual Property”). To the Knowledge of Buyer: (a) no circumstances exist which could reasonably be expected to give rise to any (i) Action that challenges the rights of Buyer or any of the Buyer Subsidiaries with respect to the validity or enforceability of the Buyer-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person; and (b) the consummation of the transactions contemplated by this Agreement will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any Buyer-Owned Intellectual Property or Intellectual Property licensed to Buyer or any Buyer Subsidiary.

4.15 Required Licenses, Permits, Etc. Buyer and each Buyer Subsidiary hold all Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business as presently conducted. All such Permits and rights are in full force and effect. Each Buyer Subsidiary, as applicable, is an approved seller-servicer for each mortgage investor with whom it conducts business, and holds all Permits, authorizations, and approvals necessary to carry on a mortgage banking business.

4.16 Material Contracts and Change of Control

(a) (i) all Contracts to which Buyer or any Buyer Subsidiary is a party are in full force and effect, (ii) neither Buyer nor any of the Buyer Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any Contract to which Buyer or a Buyer Subsidiary is a party, (iii) to the Knowledge of Buyer, no other party to any Contract is in breach of or in default in any respect thereunder, and (iv) neither Buyer nor any Buyer Subsidiary has received written notice of breach or termination (or proposed breach or termination) of any such Contract.

(b) There is no Contract to which Buyer or any Buyer Subsidiary is a party under which (i) a consent or approval is required, (ii) a prohibited assignment by operation of Law could occur, (iii) a waiver or loss of any right could occur, or (iv) an acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated herein, where any such occurrence would reasonably be expected to materially interfere with the ordinary course of business conducted by Buyer, any Buyer Subsidiary or the Surviving Corporation.

4.17 Labor and Employment Matters. Buyer and all of the Buyer Subsidiaries are in compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, workers’ compensation, the identification of particular employees or job classifications as “exempt” or “non-exempt” for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants.

4.18 Employee Benefits

(a) Buyer has Previously Disclosed true and complete copies of all material Buyer Benefit Plans. Each Buyer Benefit Plan is in material compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws.

(b) Each Buyer Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code is so qualified and has at all times since its adoption been so qualified, and no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such qualification.

(c) All contributions, payments or premiums required to be made with respect to any Buyer Benefit Plan by Buyer on or before the date of this Agreement have been timely made, and all benefits accrued under any unfunded Buyer Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of Buyer and the Buyer Subsidiaries have performed all obligations required to be performed under all Buyer Benefit Plans with respect to which Buyer or any ERISA Affiliate of Buyer has an obligation to contribute.

(d) Neither Buyer nor any ERISA Affiliate of Buyer (or, to Buyer’s Knowledge, their respective predecessors) participates in nor has ever participated in any Multiemployer Plan, and neither Buyer nor any ERISA Affiliate of Buyer (or, to Buyer’s Knowledge, their respective predecessors) maintains or contributes to, or is party to, and, except as disclosed on Section 4.18 of Buyer’s Disclosure Schedule, at no time maintained, contributed to, or was a party to, any plan, program, agreement or policy that (i) is a “defined benefit plan” within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA, (ii) is a “multiple employer plan” as defined in ERISA or the Code (whether or not subject thereto), (iii) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of ERISA, (iv) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (v) is primarily for the benefit of employees who reside outside of the United States. No Liability under Title IV of ERISA has been or is expected to be incurred by Buyer or any Buyer Subsidiary with respect to any applicable Buyer Benefit Plan except the frozen defined benefit plan disclosed on Section 4.18 of Buyer’s Disclosure Schedule. Except as may arise in connection with the transactions contemplated by this Agreement, there has been no “reportable event,” within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived in relation to any applicable Buyer Benefit Plan. In relation to each applicable Buyer Benefit Plan, (A) all contributions required to be made under one or both of Section 412 and 430 of the Code have been timely made, (B) there has been no application for any waiver of the minimum funding premium standards imposed by Section 412 of the Code, and such minimum funding standards have been met to date, and (C) there is no “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA.

(e) Except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, neither Buyer nor any Buyer Subsidiary provides health or welfare benefits for any retired or former employee following such employee’s retirement or other termination of service.

(f) The execution, delivery of, and performance by Buyer of its obligations under the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) will not (i) result in any payment (whether of severance pay or otherwise, except as set forth in this Agreement respecting severance pay to continuing employees of CFC or any CFC Subsidiary), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of Buyer or any of the Buyer Subsidiaries; (ii) result in the triggering or imposition of any restrictions or limitations on the right of Buyer or any of the Buyer Subsidiaries to amend or terminate any Buyer Benefit Plan; or (iii) result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code that would result in a deduction disallowance under Code Section 280G(a) on the part of Buyer or any Buyer Subsidiary.

(g) Buyer and the Buyer Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable Buyer Benefit Plan, without the consent of any employee, beneficiary, or other Person, prospectively terminate, modify, or amend any such Buyer Benefit Plan effective as of any date on or after the date of this Agreement.

(h) With respect to each Buyer Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code), (i) such plan has been operated and administered in compliance with Section 409A of the Code or (ii) any payments under such plan have been earned and vested on or prior to December 31, 2004, and such plans have not been materially modified other than modifications to comply with Code Section 409A and the regulations promulgated thereunder. Neither Buyer nor any of the Buyer Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

(i) There is no pending or, to the Knowledge of Buyer, threatened Action with respect to any Buyer Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

(j) No stock options, stock appreciation rights or other grants of stock-based awards by Buyer or any Buyer Subsidiaries were backdated, spring-loaded, or granted at less than fair market value.

4.19 Environmental Matters. (i) Buyer and each of the Buyer Subsidiaries is and has been in compliance with and has no Liability under applicable Environmental Laws; (ii) Buyer and each of the Buyer Subsidiaries possesses, has possessed and is and has been in compliance with all required Environmental Permits; (iii) there are no Environmental Claims pending or, to the Knowledge of Buyer, threatened against Buyer or any of the

Buyer Subsidiaries, and there are no facts or circumstances that could reasonably be expected to form the basis for any Environmental Claim against Buyer or any of the Buyer Subsidiaries; (iv) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Buyer Site and no Hazardous Materials are present in, on, about or migrating to or from any Buyer Site in quantities or concentrations or under circumstances that could give rise to an Environmental Claim against Buyer or any of the Buyer Subsidiaries; (v) neither Buyer nor any of the Buyer Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; (vi) neither Buyer nor any of the Buyer Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws; and (vii) neither Buyer nor any of the Buyer Subsidiaries, any predecessors of Buyer or any of the Buyer Subsidiaries, nor any entity previously owned by Buyer or any of the Buyer Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against Buyer or any of the Buyer Subsidiaries.

4.20 Investment Bankers and Brokers. Buyer has employed Sandler O’Neill & Partners, L.P. (the “Buyer Investment Bankers”) in connection with the Merger. Buyer, the Buyer Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than the Buyer Investment Bankers in connection with this Agreement or the Merger. Other than the fees and expenses payable by Buyer to the Buyer Investment Bankers in connection with the Merger, as described in Section 4.20 of the Buyer Disclosure Schedule, there is no investment banking fee, financial advisory fee, brokerage fee, finder’s fee, commission, or compensation of a similar type payable by Buyer or any Buyer Subsidiary to any Person with respect to the Agreement or the consummation of the Merger. Buyer has provided to CFC true and complete copies of each agreement, arrangement, and understanding between Buyer and the Buyer Investment Bankers prior to the date of this Agreement.

4.21 Insurance. Buyer and the Buyer Subsidiaries maintain in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry.

4.22 Books and Records. The books of account, minute books, stock record books, and other records of Buyer are complete and correct, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Buyer and the Buyer Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their stockholders, boards, and committees. Since January 1, 2016, the minutes of each meeting (or corporate action without a meeting) of any such stockholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2016, have been made available for CFC’s review prior to the date of this Agreement without material omission or redaction (other than with respect to the minutes relating to (a) the Merger or recent and similarly proposed transactions or (b) matters which Buyer is prohibited from disclosing pursuant to applicable Law).

4.23 Data Security and Customer Privacy. Buyer and each Buyer Subsidiary are in compliance with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers’ data and the systems operated by Buyer and each Buyer Subsidiary, and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

4.24 Allowance for Loan and Lease Losses. The allowance for loan and lease losses as reflected in Buyer’s consolidated financial statements and the Buyer Call Reports as of December 31, 2018 and as of each quarter ended after December 31, 2018 was, in the reasonable opinion of Buyer’s management, (a) consistent with GAAP and reasonable and sound banking practices and (b) in conformance with recommendations and comments in reports of examination.

4.25 Loans and Investments. All investments and all Loans of Buyer and each Buyer Subsidiary are: (a) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (b) legal and enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium, or other laws affecting the rights of creditors generally or by the exercise of judicial discretion; (c) authorized under all applicable Laws; and (d) to the extent secured, secured by valid Liens which have been perfected.

4.26 Loan Origination and Servicing. In originating, underwriting, servicing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, Buyer and each Buyer Subsidiary has complied with all applicable terms and conditions of such obligations and with all applicable Laws, Contracts, rules, and procedures.

4.27 Securities Laws Matters

(a) Since January 1, 2016, Buyer has filed or furnished all forms, documents and reports required to be filed or furnished with the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, but excluding the Joint Proxy Statement/Prospectus and the Form S-4, the “Buyer SEC Reports”). Each of the Buyer SEC Reports, in each case as of its filing or furnishing date, or, if amended, as finally amended prior to the date of this Agreement (with respect to those Buyer SEC Reports filed or furnished prior to the date of this Agreement), has complied as to form with the applicable requirements of the Securities Act and the Exchange Act, and none of the Buyer SEC Reports, when filed or furnished or, if amended, as finally amended prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Buyer Subsidiaries are or ever have been required to file periodic reports with the SEC. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Buyer SEC Reports.

(b) Buyer has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and Buyer has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Buyer has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Buyer’s auditors and the audit committee of the Buyer Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting. Since January 1, 2016, neither Buyer nor any of the Buyer Subsidiaries has Knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any Buyer Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that Buyer or any Buyer Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness. Since January 1, 2016, subject to any applicable grace periods, Buyer has been and is in compliance with (A) the applicable provisions of the Sarbanes Oxley Act of 2002 and (B) the applicable listing and corporate governance rules and regulations of NASDAQ, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

4.28 Joint Ventures; Strategic Alliances. Neither Buyer nor any Buyer Subsidiary is, directly or indirectly, a party to or bound by any material joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated Person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

4.29 Stockholder Rights Plan. Buyer does not have in effect any Stockholder rights plan, “poison pill,” or similar plan or arrangement. Buyer is not an “Interested stockholder” of CFC as defined in Section 203 of the DGCL.

4.30 Fairness Opinion. Buyer Board has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) of the Buyer Investment Bankers, to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and limitations contained therein, the Exchange Ratio is fair to Buyer from a financial point of view. Such opinion has not been rescinded as of the date of this Agreement.

4.31 Absence of Undisclosed Liabilities. There exist no Liabilities of Buyer or any Buyer Subsidiary of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, other than (a) Liabilities that are adequately reflected, reserved for or disclosed in the Buyer Financial Statements or (b) Liabilities under executory contracts to which Buyer or a Buyer Subsidiary is a party or otherwise incurred in the ordinary course of business of Buyer or a Buyer Subsidiary.

4.32 No Other Representations and Warranties. Except for the express representations and warranties made by Buyer and the Buyer Subsidiaries in this Article IV, neither Buyer nor any other Person makes or has made any representation or warranty with respect to Buyer or the Buyer Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to CFC or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing. Buyer has not relied on any representations or warranties relating to CFC or any CFC Subsidiary in determining to enter into this Agreement, except for those expressly made by CFC in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Before the Effective Time. Except as expressly contemplated by or permitted by this Agreement or required by applicable Law or with the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement until the earlier of the Effective Time and the date of termination of this Agreement in accordance with Article VIII, each Party shall, and shall cause each of its Subsidiaries, as applicable, to:

(a) conduct its business in the ordinary course consistent with past practice and comply with applicable Laws; and

(b) use reasonable best efforts to (i) maintain and preserve intact its business organization and advantageous business relationships, and (ii) retain the services of its key officers and key employees.

5.2 CFC Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date of termination of this Agreement in accordance with Article VIII, except as expressly contemplated or permitted by this Agreement, or as set forth on the correspondingly labeled section of the CFC Disclosure Schedule or required by applicable Law (provided that notice of such action that is required by applicable Law is promptly given to Buyer), CFC shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) other than in the ordinary course consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of, or make any loan or advance or capital contribution to, or investment in, any other Person (it being understood and agreed that incurrence of indebtedness in the ordinary course consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, and entry into repurchase agreements);

(b) adjust, split, combine or reclassify any of its capital stock;

(c) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase, or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends paid by any of the CFC Subsidiaries to CFC or to any of its wholly-owned Subsidiaries, (ii) regular quarterly dividends on CFC Common Stock as set forth in Section 5.2(c) of the CFC Disclosure Schedule, (iii) the repurchase of shares of its capital stock pursuant to the terms and conditions of CFC’s current Rule 10b5-1 Share Repurchase Plan, and (iv) the acceptance of shares of CFC Common Stock in payment of the exercise price for the CFC Options or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of CFC Common Stock granted under CFC Stock Plans, in each case in accordance with past practice and the terms of the respective award agreement or the applicable CFC Stock Plans, if applicable);

(d) except in the ordinary course of business consistent with past practice as reflected on Section 5.2(d) of the CFC Disclosure Schedule, and in accordance with the terms of any CFC Stock Plan, grant any Person any right to acquire any shares of CFC Common Stock;

(e) issue any additional shares of CFC Common Stock or other securities except pursuant to the settlement of the CFC Options or other equity-based awards previously granted under the CFC Stock Plans;

(f) amend any existing employment, consulting, severance, termination or change in control agreements or enter into any new employment, consulting, severance, termination or change in control agreements;

(g) except as required by applicable Law or in accordance with the terms of any CFC Benefit Plan as in effect on the date of this Agreement, and except for normal increases made in the ordinary course consistent with past practice as reflected on Section 5.2(g) of the CFC Disclosure Schedule, (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, or pay cash bonuses (other than in the ordinary course of business consistent with past practice) to, any current, former, or retired employee or director of CFC or any of its Subsidiaries or ERISA Affiliates; (ii) establish, adopt, or become a party to any new employee benefit or compensation plan, program, commitment, or agreement, or amend, modify, change, or terminate, or accelerate any rights under, any CFC Benefit Plan; (iii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, or phantom or restricted stock unit awards; (iv) take any action other than in the ordinary course consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any CFC Benefit Plan; (v) amend, alter, or modify any stock option or other equity-based right to purchase any shares of CFC Common Stock or other equity interests in CFC or any securities exchangeable for or convertible into CFC Common Stock outstanding on the date hereof, except as otherwise permitted in this Agreement; (vi) enter into any Collective Bargaining Agreement; (vii) enter into, amend, modify, alter, terminate, or change any third-party vendor or service agreement related to any CFC Benefit Plan; or (viii) grant any severance or termination pay unless provided under any CFC Benefit Plan;

(h) sell, transfer, mortgage, encumber, or otherwise dispose of its properties or assets that are in excess of $1,000,000 based on a GAAP value to any Person other than a CFC Subsidiary, or cancel, release, or assign any material amount of indebtedness to any such Person or any claims held by any such Person, in each case other than in the ordinary course consistent with past practice or pursuant to contracts in force at the date of this

Agreement; provided, further, that the foregoing shall not apply to (1) dealings with Loans, financial assets or investment securities or (2) sales of loan participations nor prohibit CFC and its Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete or unused equipment, fixtures or assets, in each case in the ordinary course consistent with past practice;

(i) except with respect to consummation of the pending merger with Carolina Trust, acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, and other banking, operating, and servicing policies, except as required by applicable Law, regulation, recommendation of or policies imposed by any Governmental Entity;

(j) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person outside of the ordinary course consistent with past practice;

(k) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying for the Intended Tax Treatment;

(l) amend the CFC Certificate or CFC Bylaws, or otherwise take any action to exempt any Person (other than Buyer or its Subsidiaries) or any action taken by any Person from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend, or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(m) other than after prior consultation with Buyer, materially change or restructure its investment securities portfolio or its gap position, through purchases, sales, or otherwise, or the manner in which the portfolio is classified or reported;

(n) other than commencement or settlement of foreclosure or debt collection actions in the ordinary course consistent with past practice, commence or settle any claim, action, or proceeding (i) in connection with a collections matter where the amount in dispute is in excess of $1,000,000, (ii) in connection with any matter other than a collections matter where the amount in dispute is in excess of $500,000, or (iii) which subjects CFC or any of its Subsidiaries to any material restrictions on its current or future business operations (including the future business and operations of the Surviving Corporation or the Surviving Bank);

(o) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(p) implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, change any tax accounting period, or surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to CFC or its Subsidiaries and involving in excess of $1,000,000, in each case other than as may be required by applicable Law, GAAP, or regulatory guidelines;

(q) file or amend any Tax Return other than in the ordinary course consistent with past practice, make any significant change in any method of Tax or accounting (other than as may be required by applicable Law, GAAP or regulatory guidelines), make or change any Tax election, or settle or compromise any disputed Tax liability in excess of $1,000,000;

(r) extend the term of any CFC Material Contract (except for Loans or the extension of any such term for one year or less due to the automatic renewal of such term in accordance with the terms of the CFC Material Contract), and except for transactions in the ordinary course consistent with past practice, terminate or waive any material provision of any CFC Material Contract;

(s) enter into or amend any Contract or other transaction with any CFC-Related Person, except as contemplated or permitted by this Agreement;

(t) take any action to enter into, or commit to enter into, any Contract for trust, consulting, professional, or other services to CFC or any CFC Subsidiary that is not terminable by CFC or such CFC Subsidiary without penalty upon 30 days’ or less notice, except for contracts for services under which the aggregate required payments do not exceed $500,000, and except for legal, accounting, and other ordinary expenses (not including expenses of financial advisors) related to this Agreement or the transactions contemplated hereby;

(u) take any action to enter into, or commit to enter into, any joint venture, strategic alliance, or material relationship with any Person to jointly develop, market, or offer any product or service;

(v) fail to promptly notify Buyer of the threat (to the Knowledge of CFC) or the commencement of any material Action against, relating to, or affecting (i) CFC or any CFC Subsidiary, (ii) CFC’s or any CFC Subsidiary’s directors, officers or employees in their capacities as such, (iii) CFC’s or any CFC Subsidiary’s assets, liabilities, businesses or operations, or (iv) the Merger or this Agreement;

(w) except for transactions made in the ordinary course consistent with past practice, make or permit any CFC Subsidiary to make any material capital expenditures unless required by Law or Governmental Entities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance);

(x) take any action that would materially impede or materially delay the completion of the transactions contemplated by this Agreement or the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated hereby;

(y) enter into any Contract that (i) is outside the ordinary course consistent with past practice and (ii) would constitute a CFC Material Contract;

(z) except for transactions in the ordinary course consistent with past practice, enter into any Derivative Transaction; or

(aa) agree or commit to do any of the foregoing.

5.3 Buyer Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date of termination of this Agreement in accordance with Article VIII, except as expressly contemplated or permitted by this Agreement, or as set forth on the correspondingly labeled section of the Buyer Disclosure Schedule or required by applicable Law (provided that notice of such action that is required by applicable Law is promptly given to CFC), Buyer shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of CFC (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) other than in the ordinary course consistent with past practice, incur any indebtedness for borrowed money that would reasonably be expected to prevent Buyer or its Subsidiaries from assuming CFC’s or its Subsidiaries’ outstanding indebtedness;

(b) adjust, split, combine or reclassify any of its capital stock;

(c) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase, or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends paid by any of the Buyer

Subsidiaries to Buyer or to any of its wholly-owned Subsidiaries, (ii) regular quarterly dividends on Buyer Common Stock as set forth in Section 5.3(c) of the Buyer Disclosure Schedule, and (iii) the repurchase of shares of United Common Stock pursuant to the terms and conditions of the United Stock Repurchase Program, and (iv) the acceptance of shares of Buyer Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of Buyer Common Stock granted under Buyer Stock Plans, in each case in accordance with past practice and the terms of the applicable Buyer Stock Plans and related award agreements);

(d) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying for the Intended Tax Treatment;

(e) amend the Buyer Articles of Incorporation or Buyer Bylaws in a manner that would materially and adversely affect the holders of the CFC Common Stock, or adversely affect the holders of the CFC Common Stock relative to other holders of Buyer Common Stock;

(f) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(g) fail to promptly notify CFC of the threat (to the Knowledge of Buyer) the commencement of any material Action against, relating to, or affecting (i) Buyer or any Buyer Subsidiary, (ii) Buyer’s or any Buyer Subsidiary’s directors, officers or employees in their capacities as such, (iii) Buyer’s or any Buyer Subsidiary’s assets, liabilities, businesses or operations, or (iv) the Merger or this Agreement;

(h) take any action that would materially impede or materially delay the completion of the transactions contemplated by this Agreement or the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated hereby; or

(i) agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) The Parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities (collectively, the “Regulatory Approvals”). As soon as practicable after the date of this Agreement (but in no event more than 75 days after the date hereof), Buyer shall prepare and file with the Federal Reserve Board and each other Governmental Entity having jurisdiction all applications and documents required to obtain the Regulatory Approvals (excluding the Regulatory Approvals applicable solely to the Bank Merger), and shall use its reasonable best efforts to obtain each necessary approval of or consent to consummate the Merger. Buyer shall provide CFC with reasonable opportunities to review and comment upon such documents before filing and to make such amendments and file such supplements thereto as CFC may reasonably request. Buyer shall provide CFC with copies of all material correspondence received from such Governmental Entities and all material responsive correspondence sent thereto. Buyer and CFC shall have the right to review in advance, and each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all other information relating to Buyer or CFC, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. Each Party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other Party and its counsel the opportunity to attend and participate in such meetings and conferences. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals, and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Buyer, CFC, or any of their respective Subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals, and authorizations of third parties or Governmental Entities, that the Buyer Board reasonably determines in good faith would have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries (taken as a whole) after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

(b) Each of Buyer and CFC shall, upon request, furnish to the other all information concerning itself and its Subsidiaries, directors, officers, and stockholders, and such other matters as may be reasonably necessary or advisable in connection with the applications necessary to obtain the Regulatory Approvals, the Joint Proxy Statement/Prospectus, the Form S-4, or any other statement, filing, notice, or application made by or on behalf of Buyer, CFC, or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(c) Each of Buyer and CFC shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the transactions contemplated by this Agreement, that causes such Party to believe that there is a reasonable likelihood that any Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed or subject to a Materially Burdensome Regulatory Condition.

(d) Nothing contained in this Agreement shall give Buyer or CFC, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time. Prior to the Effective Time, subject to Article V, as applicable, Buyer and CFC each shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective business operations.

(e) From the date of this Agreement until the Effective Time, each Party shall promptly notify the other Party in writing of any pending or, to the Knowledge of either Party (as the case may be), threatened Action or Order by any Governmental Entity or any other Person (a) challenging or seeking material damages in connection with the Merger or the other transactions contemplated by this Agreement or (b) seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement. If any Action or Order is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Agreement as violative of any Law, each Party shall, and shall cause their respective Representatives to, cooperate and use reasonable best efforts to contest and resist, except insofar as the Parties may otherwise agree, any such Action or Order, including any Action or Order that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or the other transactions contemplated by this Agreement.

6.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each Party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents, and other Representatives of the other Party reasonable access, during normal business hours throughout the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such Party shall, and shall cause its Subsidiaries to, make available to the other Party (i) a copy of each report, schedule, registration statement, and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such Party is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties, and personnel as the other Party may reasonably request. Neither Party, nor any of its Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty, or binding agreement entered into before the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each Party shall, and shall cause its respective agents and Representatives to, maintain in confidence all information received from the other Party (other than disclosure to that Party’s agents and Representatives in connection with the evaluation and consummation of the Merger) in connection with this Agreement or the Merger pursuant to the provisions of the Confidentiality Agreement and use such information solely to evaluate the Merger; provided that, the disclosure of such information shall be permitted if (i) the receiving Party has determined in good faith that the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the Merger (in which case the receiving Party shall advise the other Party before making the disclosure) or (ii) the receiving Party has determined in good faith that the furnishing or use of such information is required by or necessary or appropriate in connection with any applicable laws or any listing or trading requirement concerning its publicly traded securities (in which case the receiving Party shall advise the other Party before making the disclosure).

(c) No investigation by a Party or its agents or Representatives shall affect or be deemed to modify or waive the representations and warranties of the other Party set forth in this Agreement. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Preparation of the Joint Proxy Statement/Prospectus and Registration Statement; Stockholders’ Meetings

(a) As promptly as practicable, but in no event more than 75 days following the date of this Agreement, Buyer and CFC shall use reasonable best efforts to: (i) jointly prepare and cause to be filed with the SEC a joint proxy statement/prospectus to be sent to the Buyer Stockholders and the CFC Stockholders relating to the Buyer Stockholder Meeting and the CFC Stockholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) and (ii) jointly prepare, and Buyer shall cause to be filed with the SEC a registration statement on Form S-4 (together with any amendments or supplements thereto, the “Form S-4”), in which the Joint Proxy Statement/Prospectus will be included, and Buyer and CFC shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and use all reasonable best efforts to keep the Form S-4 effective as long as reasonably necessary to consummate the Merger. Prior to the filing of the Joint Proxy Statement/Prospectus or the Form S-4, each of Buyer and CFC shall consult with the other Party with respect to such filings and shall afford the other Party and its Representatives reasonable opportunity to comment thereon. Each of Buyer and CFC shall furnish all information concerning itself and its Affiliates to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing, and distribution of the Joint Proxy Statement/Prospectus and the Form S-4, and the Joint Proxy Statement/Prospectus and the Form S-4 shall include all information reasonably requested by each Party to be included. Each of CFC and Buyer agrees, as to itself and its Subsidiaries and Affiliates, as applicable, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the CFC Stockholder Meeting and the Buyer Stockholder Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement/Prospectus or any amendment or supplement thereto. Each of CFC and Buyer further agrees that if it shall become aware prior to the date of the CFC Stockholder Meeting or Buyer Stockholder Meeting, as the case may be, of any information furnished by it that would cause any of the statements in the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Joint Proxy Statement/Prospectus.

(b) Each of CFC and Buyer shall promptly provide to the other copies of all correspondence between it or its Representatives, on the one hand, and the SEC, on the other hand, related to the Joint Proxy Statement/Prospectus or the Form S-4. Each of CFC and Buyer shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus or the Form S-4 and shall provide the other with copies of all such SEC comments or requests. Each of CFC and Buyer shall use its reasonable best efforts to respond as promptly as practicable to and resolve any comments from the SEC with respect to the Joint Proxy Statement/Prospectus or the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of CFC and Buyer (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each of CFC and Buyer shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the registration or qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of CFC and Buyer shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(c) CFC shall, as soon as practicable following the effective date of the Form S-4, duly call, give proper notice of, convene, and hold a meeting of the CFC Stockholders (the “CFC Stockholder Meeting”) for the purpose of (i) obtaining the approval of this Agreement by the holders of a majority of the outstanding shares of CFC Common Stock entitled to vote thereon (the “CFC Stockholder Approval”); and (ii) submitting a proposal to the CFC Stockholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to CFC’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement. CFC shall use reasonable best efforts to (A) cause the Joint Proxy Statement/Prospectus to be mailed to the CFC Stockholders and to hold the CFC Stockholder Meeting as promptly as practicable after the Form S-4 is declared effective under the Securities Act and (B) except if the CFC Board shall have made a CFC Adverse Recommendation Change as permitted by Section 6.9, solicit the CFC Stockholder Approval. CFC shall, through the CFC Board, recommend to the CFC Stockholders that they vote for the CFC Stockholder Approval and shall include such recommendation (the “CFC Board Recommendation”) in the Joint Proxy Statement/Prospectus, except to the extent that the CFC Board shall have made a CFC Adverse Recommendation Change as permitted by Section 6.9.

(d) CFC may adjourn or postpone the CFC Stockholder Meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the CFC Stockholders in advance of a vote on the CFC Stockholder Approval or (ii) if, as of the time for which the CFC

Stockholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient CFC Stockholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such CFC Stockholder Meeting or there are insufficient votes to obtain the CFC Stockholder Approval, (A) at the request of Buyer, CFC shall adjourn or postpone the CFC Stockholder Meeting to a date no more than 10 Business Days later than the date of the initial CFC Stockholder Meeting; provided, that Buyer may not request that CFC make such an adjournment or postponement more than once, and (B) CFC may adjourn or postpone the CFC Stockholder Meeting.

(e) Buyer shall, as soon as practicable following the effective date of the Form S-4, duly call, give proper notice of, convene, and hold a special meeting of the Buyer Stockholders (the “Buyer Stockholder Meeting”) for the purpose of obtaining the approval of this Agreement and the issuance of the Merger Consideration by the affirmative vote of a majority of the votes cast if a quorum is present at the Buyer Stockholder Meeting (the “Buyer Stockholder Approval”). Buyer shall use reasonable best efforts to (A) cause the Joint Proxy Statement/Prospectus to be mailed to the Buyer Stockholders and to hold the Buyer Stockholder Meeting as promptly as practicable after the Form S-4 is declared effective under the Securities Act and (B) solicit the Buyer Stockholder Approval. Buyer shall, through the Buyer Board, recommend to the Buyer Stockholders that they vote for the Buyer Stockholder Approval and shall include such recommendation (the “Buyer Board Recommendation”) in the Joint Proxy Statement/Prospectus. Notwithstanding the foregoing or anything contrary contained herein, subject to Sections 8.1 and 8.2 if the Buyer Board, after receiving the advice of its outside counsel and, with respect to the financial matters, its financial advisor, determines in good faith that it would be reasonably likely to constitute a breach of its fiduciary duties under applicable Law to continue to recommend that Buyer Stockholders approve this Agreement and the issuance of the shares of Buyer Common Stock constituting the Merger Consideration in connection with the Merger, then the Buyer Board may withdraw or modify or qualify in a manner adverse to CFC its recommendation (the “Buyer Adverse Recommendation Change”) to Buyer Stockholders that they approve the Agreement and the issuance of the shares of Buyer Common Stock constituting the Merger Consideration in connection with the Merger, and in submitting such proposal to its Stockholders, the Buyer Board may submit such proposal to Buyer Stockholders without recommendation or with such modified or qualified recommendation (although the resolutions approving this Agreement and the issuance of the shares of Buyer Common Stock constituting the Merger Consideration in connection with the Merger as of the date hereof may not be rescinded or amended), in which event the Buyer Board may communicate the basis for its lack of recommendation or such modified or qualified recommendation to Buyer Stockholders in the Joint Proxy Statement/Prospectus or an appropriate amendment or supplement thereto.

(f) Buyer may adjourn or postpone the Buyer Stockholder Meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Buyer Stockholders in advance of a vote on the Buyer Stockholder Approval or (ii) if, as of the time for which the Buyer Stockholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient Buyer Stockholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Buyer Stockholder Meeting or there are insufficient votes to obtain the Buyer Stockholder Approval.

(g) CFC and Buyer shall reasonably cooperate to schedule and convene the CFC Stockholder Meeting and the Buyer Stockholder Meeting on the same date.

6.4 NASDAQ Listing. Buyer shall cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on NASDAQ prior to the Effective Time.

6.5 Employee Matters

(a) All individuals employed by, or on an authorized leave of absence from, CFC or any of CFC Subsidiaries immediately before the Effective Time (collectively, the “Covered Employees”) shall automatically become employees of the Surviving Corporation and its Subsidiaries as of the Effective Time unless terminated by Buyer effective as of Closing.

(b) Except as set forth on Section 6.5(b) of the Buyer Disclosure Schedule, the Surviving Corporation shall provide each Covered Employee with a rate of base salary or hourly wages that is substantially similar to the rate of base salary or hourly wages provided to such Covered Employee as in effect immediately before the Effective Time. Except as provided in the foregoing and subject to the terms of Section 6.5(c), the Surviving Corporation shall provide each Covered Employee with the same employee benefits then provided to similarly situated employees at Buyer and consistent with this Section 6.5; provided, however, that, notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Buyer Benefit Plan or CFC Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.5, (iii) limit the right of the Surviving Corporation or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require the Surviving Corporation or any of its Subsidiaries to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination, or (iv) obligate Buyer or any of its Subsidiaries to (A) maintain any particular Buyer Benefit Plan or CFC Benefit Plan, as applicable, or (B) retain the employment of any particular Covered Employee.

(c) With respect to any Buyer Benefit Plans in which any Covered Employees become eligible to participate on or after the Effective Time, Buyer shall use reasonable best efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any Buyer Benefit Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous the CFC Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a CFC Benefit Plan (to the same extent that such credit was given under the analogous CFC Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any Buyer Benefit Plans, and (iii) recognize all service of such employees with CFC and its Subsidiaries for purposes of eligibility and vesting (but not for purposes of benefit accrual other than accrual for vacation; provided, that, in accordance with Buyer’s policies, no vacation or paid time off shall thereafter be carried over into a subsequent calendar year); provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of benefit accrual, except with respect to any vacation or paid time off accrual, if any (provided that no vacation or paid time off shall thereafter be carried over into a subsequent calendar year), or (C) to any benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population.

(d) Except for employees of CFC and CFC Subsidiaries with individual agreements or who are participants in any plan that provides for payment of severance under certain circumstances (who will be paid severance only in accordance with such agreements or plan, as the case may be, and shall not have a right to employer-paid outplacement services), the Surviving Corporation shall pay severance payments to employees of one or more of CFC and any CFC Subsidiary (but only if such employee does not have rights to a severance payment under an employment agreement, in which case no severance payment shall be made to such employee hereunder,) who is involuntarily terminated by Buyer or any of its Subsidiaries (other than for cause) on or within the time period set forth on Section 6.5(d) of Buyer Disclosure Schedule, in accordance with the policy described on Section 6.5(d) of the Buyer Disclosure Schedule.

(e) CFC will use commercially reasonable efforts to cause the employees of CFC identified by CFC and Buyer to enter into retention or stay bonus agreements (in a form mutually agreed to by Buyer and the employee) prior to the Effective Time in accordance with the terms and conditions set forth in Section 6.5(e) of the CFC Disclosure Schedule.

(f) [Intentionally omitted.]

(g) The terms of the employment arrangement between Buyer and Jerold L. Rexroad are set forth in Section 6.5(g) of the Buyer Disclosure Schedule.

(h) On and after the date of this Agreement, CFC shall not make or cause to be made any discretionary employer contributions to participants, and shall prohibit any new participant elections to defer compensation, under CFC’s deferred compensation plans. Any preexisting deferral elections that are irrevocable as of the date of this Agreement shall remain in effect for compensation paid through the end of the periods covered by such deferral elections. CFC’s deferred compensation plans shall remain in full force and effect and payments of any benefits to participants shall be made in accordance with the terms of CFC’s deferred compensation plans.

(i) All accruals existing as of the Effective Time under CFC’s and its Subsidiaries’ non-equity incentive and/or bonus plans that are consistent with CFC’s past practice and approved by its board of directors shall be paid out to the applicable Covered Employee in accordance with the terms set forth on Section 6.5(i) of the CFC Disclosure Schedule.

(j) The CFC Board shall, prior to the Effective Time, adopt resolutions terminating its 401(k) Profit Sharing Plan (“CFC 401(k) Plan”) effective as of immediately prior to the Effective Time. The accounts of all participants and beneficiaries in the CFC 401(k) Plan shall become fully vested upon termination of the CFC 401(k) Plan. As soon as practicable following the Effective Time, all account balances in the CFC 401(k) Plan shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Buyer agrees to permit participants in the CFC 401(k) Plan who become employees of Buyer or any of its Subsidiaries to roll over their 401(k) account balances in the CFC 401(k) Plan to the Buyer Bank 401(k) Plan, as permitted by and in accordance with the terms of the CFC 401(k) Plan and the Buyer Bank 401(k) Plan.

6.6 Indemnification; Directors’ and Officers’ Insurance

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of CFC or any of the CFC Subsidiaries (each, an “Indemnified Party”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the Parties shall cooperate and use reasonable best efforts to defend against and respond thereto. All rights to indemnification (including advancement of expenses) and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any Indemnified Party as provided in the CFC Certificate and/or the CFC Bylaws shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed, or otherwise modified for a period of six years from and after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time or taken at the request of Buyer pursuant to Section 6.7, it being understood that nothing in this sentence shall require any amendment to the Articles of Incorporation or Bylaws of the Surviving Corporation.

(b) For a period of six years from and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable Law and in each case to the extent such persons are indemnified as of the date of this Agreement by CFC pursuant to the CFC Certificate, the CFC Bylaws and the governing or organizational documents of any Subsidiary of CFC, indemnify, defend, and hold harmless, and provide advancement of reasonable expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities, or judgments, or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such Person was a director or officer of CFC or any CFC Subsidiary (or was serving at the request of CFC or any of its Subsidiaries as a director, officer, employee, or trustee of another Person) and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Buyer pursuant to Section 6.7.

(c) For a period of six years from the Effective Time, the Surviving Corporation shall provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of CFC or any CFC Subsidiaries (determined as of the Effective Time) (as opposed to CFC) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by CFC; provided, that in no event shall the Surviving Corporation be required to expend, on an annual basis, more than 250% of the current annual amount expended by CFC (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if the Surviving Corporation is unable to maintain or obtain the insurance called for by this Section 6.6(c), the Surviving Corporation shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of CFC or any CFC Subsidiary may be required to make application and provide customary representations and warranties to the Surviving Corporation’s insurance carrier for the purpose of obtaining such insurance. In lieu of the foregoing, Buyer may obtain at or prior to the Effective Time a six-year “tail” policy under CFC’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Insurance Amount.

(d) Any Indemnified Party wishing to claim indemnification under Section 6.6(b), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify the Surviving Corporation thereof; provided that the failure so to notify shall not affect the obligations of the Surviving Corporation under Section 6.6(b) unless and to the extent that the Surviving Corporation is actually prejudiced as a result of such failure.

(e) The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. The obligations of the Surviving Corporation under this Section 6.6 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Indemnified Party or any other person entitled to the benefit of this Section 6.6 without the prior written consent of the affected Indemnified Party. If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case to the extent the obligations set forth in this Section 6 are not otherwise transferred and assumed by such successors and assigns by operation of law or otherwise, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.6.

6.7 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Buyer Subsidiary and a CFC Subsidiary) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities, and franchises of either Party to the Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

6.8 Advice of Changes. Each of Buyer and CFC shall promptly advise the other of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it has determined would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants, or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further, that a failure to comply with this Section 6.8 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.9 No Solicitation by CFC

(a) Except as specifically permitted by this Section 6.9, CFC shall not, and shall cause each of its Subsidiaries not to, and shall not authorize or knowingly permit any of its Representatives to, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, directly or indirectly, (i) solicit or initiate, or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), any inquiries regarding, or the making of any proposal or offer that constitutes or would reasonably be expected to lead to, a CFC Takeover Proposal, or (ii) engage or participate in any discussions or negotiations regarding, or furnish to any other Person material non-public information in connection with, any CFC Takeover Proposal, or otherwise cooperate with or assist or participate in, or knowingly encourage or knowingly facilitate, any such inquiries, proposals, discussions, or negotiations or any effort or attempt to make a CFC Takeover Proposal, except to notify a Person that has made or, to the Knowledge of CFC, is making any inquiries with respect to, or is considering making, a CFC Takeover Proposal, of the existence of the provisions of this Section 6.9. CFC shall, and shall cause each of the CFC Subsidiaries and each of its and the CFC Subsidiaries’ Representatives to, (A) immediately upon execution of this Agreement, cease any solicitation, encouragement, discussions, or negotiations with any Person that may be ongoing with respect to a CFC Takeover Proposal as of the date of this Agreement, and (B) immediately upon execution of this Agreement, terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

(b) Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the CFC Stockholder Approval, CFC or any of its Representatives receives a bona fide written CFC Takeover Proposal from any Person or group of Persons, which CFC Takeover Proposal did not result from any breach of this Section 6.9, then CFC and its Representatives may, (i) contact such Person or group of Persons and their Representatives to request that such Person or group of Persons provide clarification of any term or condition of such CFC Takeover Proposal that the CFC Board determines in good faith to be ambiguous or unclear, and (ii) if the CFC Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such CFC Takeover Proposal constitutes or is reasonably likely to result in a CFC Superior Proposal, (A) furnish, pursuant to an Acceptable CFC Confidentiality Agreement, information (including non-public information) with respect to CFC and its Subsidiaries to the Person or group of Persons who has made such CFC Takeover Proposal and their respective Representatives; provided that, CFC shall (subject to the terms of the Acceptable CFC Confidentiality Agreement) promptly make available to Buyer (through an electronic data room or otherwise), and provide express written notification via electronic mail notification to Buyer in accordance with the applicable provisions of Section 10.3 of, the availability of any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives, if such information was not previously provided or made available to Buyer or its Representatives, and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such CFC Takeover Proposal and their respective Representatives; provided, further that CFC shall promptly provide to Buyer (1) a copy of any CFC Takeover Proposal made in writing by any such Person or group of Persons to CFC, any of its Subsidiaries, or any of their respective Representatives, together with the identity of the Person or group of Persons making the CFC Takeover Proposal, and (2) a written summary of the material terms of any such CFC Takeover Proposal not made in writing.

(c) CFC shall keep Buyer promptly informed of any material developments, discussions, or negotiations regarding any CFC Takeover Proposal, including any such proposal first made to or discussed with CFC prior to the date of this Agreement and remade after the date of this Agreement (including forwarding to Buyer any written materials provided to CFC or its Representatives in connection with any such CFC Takeover

Proposal) on a reasonably prompt basis. Any such disclosure shall be subject to the terms of the Confidentiality Agreement. CFC agrees that it and its Subsidiaries will not enter into any confidentiality or other agreement with any Person subsequent to the date of this Agreement that would prohibit CFC from providing any information to Buyer in accordance with this Section 6.9.

(d) Except as permitted by Section 6.9(e), the CFC Board shall not (i)(A) fail to recommend to the CFC Stockholders that the CFC Stockholder Approval be given or fail to include the CFC Board Recommendation in the Joint Proxy Statement/Prospectus, (B) change, qualify, withhold, withdraw, or modify, or publicly propose to change, qualify, withhold, withdraw, or modify, in a manner adverse to Buyer, the CFC Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer or a temporary “stop, look, and listen” communication by the CFC Board pursuant to Rule 14d-9(f) of the Exchange Act, or (D) adopt, approve, or recommend, or publicly propose to approve or recommend to the CFC Stockholders, a CFC Takeover Proposal (each of the actions described in this clause (i) being referred to as a “CFC Adverse Recommendation Change”); or (ii) cause or permit CFC or any of the CFC Subsidiaries to enter into any letter of intent, agreement, or agreement in principle with respect to any CFC Takeover Proposal (other than an Acceptable CFC Confidentiality Agreement) (each, a “CFC Acquisition Agreement”).

(e) Notwithstanding anything to the contrary herein, prior to the time the CFC Stockholder Approval is obtained, the CFC Board may, in connection with a bona fide written CFC Takeover Proposal, which CFC Takeover Proposal was made after the date of this Agreement (or that was made prior to the date of this Agreement and remade after the date of this Agreement) and that did not result from any breach of this Section 6.9, make a CFC Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(i) to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such CFC Takeover Proposal, if and only if, prior to taking such action, CFC has complied with its obligations under this Section 6.9 and the CFC Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such CFC Takeover Proposal constitutes a CFC Superior Proposal and that the failure to take such action would be reasonably likely to constitute a breach of the CFC Board’s fiduciary duties to its stockholders under applicable Law; provided, however, that prior to taking any such action (i) CFC has given Buyer at least 5 Business Days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such CFC Superior Proposal, including the identity of the Person or group of Persons making such CFC Superior Proposal) and has contemporaneously provided a copy to Buyer of all written materials (including all transaction agreements and related documents) with or from the party making such CFC Superior Proposal, (ii) CFC has negotiated, and has caused its Representatives to negotiate, in good faith with Buyer during such notice period, to the extent Buyer wishes to negotiate, to enable Buyer to revise the terms of this Agreement such that it would cause such CFC Superior Proposal to no longer constitute a CFC Superior Proposal, and (iii) following the end of such notice period, the CFC Board shall have considered in good faith any changes to this Agreement proposed in writing by Buyer, and shall have determined that the CFC Superior Proposal would continue to constitute a CFC Superior Proposal if such revisions were to be given effect. In the event of any material revisions to a CFC Takeover Proposal that could have an impact, influence, or other effect on the CFC Board’s decision or discussion with respect to whether such proposal is a CFC Superior Proposal, CFC shall deliver a new written notice to Buyer pursuant to the foregoing clause (i) and again comply with the requirements of this Section 6.9(e) with respect to such new written notice; provided, however, that references herein to the five Business Day period shall be deemed to be references to a two Business Day period with respect thereto.

(f) Nothing in this Section 6.9 shall prohibit the CFC Board from (i) taking and disclosing to the CFC Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9, or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look, and listen” communications to CFC Stockholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the CFC Stockholders), or (iii) making any disclosure to the CFC Stockholders if the CFC Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the CFC Board’s fiduciary duties to its stockholders under applicable Law; provided, however, that the taking of any action pursuant to any of the preceding clauses (i), (ii), or (iii) shall in no way limit or modify the effect of this Agreement with respect to any such action taken.

6.10 Restructuring Efforts. If either CFC or Buyer shall have failed to obtain the requisite vote or votes of the CFC Stockholders or the Buyer Stockholders, respectively, for the consummation of the transactions contemplated by this Agreement at a duly held stockholders’ meeting or at any adjournment thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither Party shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to such Party or its stockholders) and to resubmit the transaction to its stockholders for approval, with the timing of such resubmission to be determined at the request of the other Party.

6.11 Exemption from Liability Under Section 16(b). Prior to the Effective Time, CFC and Buyer each shall take all such steps as may be required to cause (a) any dispositions of CFC Common Stock (including derivative securities with respect to CFC Common Stock, options and other stock-based awards) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CFC immediately prior to the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions or dispositions of Buyer Common Stock (including derivative securities with respect to Buyer Common Stock, options and other stock-based awards) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Buyer immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.12 Data Conversion. From and after the date hereof, the Parties shall use reasonable best efforts to facilitate the integration of CFC with the business of Buyer following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic information technology system (the “Data Conversion”) to those used by Buyer. The Parties agree to use all reasonable best efforts to promptly commence preparations for implementation of the Data Conversion, with the goal of effecting the Data Conversion at the Effective Time or at such later time as mutually agreed upon by the Parties. The Parties agree to cooperate in preparing for the Data Conversion, including by providing reasonable access to data, information systems, and personnel having expertise with their and their respective Subsidiaries’ information and data systems; provided, however, that neither Party shall be required to terminate any third-party service provider arrangements prior to the Effective Time.

6.13 Reasonable Best Efforts; Cooperation. Each of Buyer and CFC agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper, or advisable on its part under this Agreement and applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports, and other filings, and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any Governmental Entity or other third party in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

6.14 Securityholder Litigation. Each Party shall keep the other Party reasonably informed with respect to the defense or settlement of any securityholder Action against it or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. Each Party shall give the other Party the opportunity to consult with it regarding the defense or settlement of any such securityholder Action and shall not settle any such Action without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.15 Expenses. Whether or not the Merger is consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

6.16 Fairness Opinion. CFC shall provide Buyer with a copy of the written fairness opinion referred to in Section 3.22 solely for informational purposes within 10 Business Days of the date of this Agreement.

6.17 Dividends. CFC and Buyer shall coordinate with each other regarding the declaration, setting of record dates, and payment dates of dividends with respect to shares of CFC Common Stock and Buyer Common Stock for the purpose of minimizing the risk that holders of shares of CFC Common Stock (a) in respect of any calendar quarter, receive dividends on both shares of CFC Common Stock and shares of Buyer Common Stock received as Merger Consideration, or (b) in respect of any calendar quarter, fail to receive a dividend on shares of CFC Common Stock or shares of Buyer Common Stock received as Merger Consideration.

6.18 Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Buyer, CFC, the Merger, or any other transaction contemplated by this Agreement, then each of CFC and the CFC Board on the one hand, and Buyer and the Buyer Board on the other hand, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

6.19 Director Appointment. Before the Effective Time, each of Buyer and Buyer Bank shall take all required action to appoint Jerold L. Rexroad to serve as a director of Buyer and Buyer Bank effective as of the Effective Time. In connection with the consummation of the Merger, Buyer shall form advisory boards for its North and South Carolina Markets consisting of the individuals listed on Section 6.19 of the Buyer Disclosure Schedule.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:

(a) Stockholder Approvals. The Buyer Stockholder Approval and the CFC Stockholder Approval shall have been obtained by the requisite affirmative votes of Buyer Stockholders and CFC Stockholders entitled to vote thereon.

(b) The NASDAQ Listing. The shares of Buyer Common Stock to be issued to the holders of CFC Common Stock upon consummation of the Merger shall have been authorized for listing on NASDAQ.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Entity that prohibits or makes illegal the consummation of the Merger.

(e) Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect, all statutory notice and waiting periods in respect thereof shall have expired, and no such Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.2 Conditions to Obligations of CFC. The obligation of CFC to effect the Merger is also subject to the satisfaction (or waiver by CFC), at or before the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 10.2(b), as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date).

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects the obligations required to be performed by it under this Agreement at or before the Effective Time.

(c) Officer’s Certificate. Buyer shall have delivered to CFC a certificate, dated as of the Closing Date and signed on behalf of Buyer by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d) No Material Adverse Effect. Since September 30, 2019, there shall not have been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

(e) Federal Tax Opinion. CFC shall have received the opinion of its counsel, Nelson Mullins Riley & Scarborough LLP, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) CFC and Buyer will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Buyer and CFC.

7.3 Conditions to Obligations of Buyer. The obligation of Buyer to effect the Merger is also subject to the satisfaction (or waiver by Buyer) at or before the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of CFC set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 10.2(b), as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date).

(b) Performance of Obligations of CFC. CFC shall have performed in all material respects the obligations required to be performed by it under this Agreement at or before the Effective Time.

(c) Officer’s Certificate. CFC shall have delivered to Buyer a certificate, dated as of the Closing Date and signed on behalf of CFC by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d) No Material Adverse Effect. Since September 30, 2019, there shall not have been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CFC.

(e) Federal Tax Opinion. Buyer shall have received the opinion of its counsel, Bowles Rice LLP, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) CFC and Buyer will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Buyer and CFC.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or, subject to the terms of this Agreement, after receipt of the Buyer Stockholder Approval or the CFC Stockholder Approval, as follows:

(a) by mutual written consent of Buyer and CFC;

(b) by either Buyer or CFC, if any Governmental Entity has issued an order or taken any other action permanently enjoining, restraining, or otherwise prohibiting the consummation of the Merger, and such order or other action is final and non-appealable. The right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the Party seeking to terminate if the failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of the issuance of such an order or the taking of such an action;

(c) by either Buyer or CFC, if the Merger does not occur on or before the first anniversary of the date of this Agreement (the “End Date”); provided, however, that (i) the End Date may be extended by mutual written consent of the Parties, and (ii) if on the End Date, any of the conditions to Closing set forth in Sections 7.1(c) or 7.1(e) shall not have been satisfied but all other conditions to Closing set forth in Article VII shall be satisfied or capable of being satisfied, then the End Date shall be extended an additional 30 days if either Party notifies the other Party in writing on or prior to the End Date of its election to extend the End Date; provided, further, that the right to extend the End Date and the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Party seeking to extend or terminate if the failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of the failure of the Effective Time to occur on or before the End Date;

(d) by either Buyer or CFC, if (i) the Buyer Stockholder Meeting (including any adjournments thereof) shall have concluded and been finally adjourned and the Buyer Stockholder Approval shall not have been obtained or (ii) the CFC Stockholder Meeting (including any adjournments) shall have concluded and been finally adjourned and the CFC Stockholder Approval shall not have been obtained. The right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Party seeking to terminate if the failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Buyer Stockholder Meeting or the CFC Stockholder Meeting, as applicable, has been the cause of the Buyer Stockholder Approval or the CFC Stockholder Approval, as applicable, not having been obtained;

(e) by CFC, if Buyer shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (ii)(A) cannot be cured by the End Date or (B) if capable of being cured by the End Date, shall not have been cured within 30 days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and CFC’s intention to terminate this Agreement if such breach or failure is not cured) from CFC of such breach or failure; provided, that CFC shall not have a right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in breach of any representation, warranty, covenant, or other agreement contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or Section 7.3;

(f) by Buyer, if CFC shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and (ii)(A) cannot be cured by the End Date, or (B) if capable of being cured by the End Date, shall not have been cured within 30 days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Buyer’s intention to terminate this Agreement if such breach or failure is not cured) from Buyer of such breach or failure; provided, that Buyer shall not have a right to terminate this Agreement pursuant to this Section 8.1(f) if it is then in breach of any representation, warranty, covenant, or other agreement contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or Section 7.2;

(g) by CFC prior to the receipt of the Buyer Stockholder Approval if (i) the Buyer Board shall have effected a Buyer Adverse Recommendation Change; (ii) subject to Buyer’s rights to adjourn or postpone the Buyer Stockholder Meeting as permitted by Section 6.3(f), Buyer shall have failed to call, give proper notice of, convene and hold the Buyer Stockholder Meeting materially in accordance with Section 6.3(e); or (iii) Buyer or the Buyer Board shall have publicly announced its intention to do any of the foregoing;

(h) by Buyer prior to the receipt of the CFC Stockholder Approval if: (i) the CFC Board shall have effected a CFC Adverse Recommendation Change; (ii) CFC enters into a CFC Acquisition Agreement; (iii) CFC shall have materially breached Section 6.9; (iv) subject to CFC’s rights to adjourn or postpone the CFC Stockholder Meeting as permitted by Section 6.3(d), CFC shall have failed to call, give proper notice of, convene, and hold the CFC Stockholder Meeting materially in accordance with Section 6.3(c); or (v) CFC or the CFC Board shall have publicly announced its intention to do any of the foregoing;

(i) by CFC prior to receipt of the CFC Stockholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a CFC Superior Proposal; provided, however, that (i) CFC has complied with Section 6.9 in all material respects and (ii) CFC pays (or causes to be paid) the Termination Fee prior to or simultaneously with such termination; or

(j) by CFC, if the CFC Board so determines by a vote of the majority of the members of the entire CFC Board, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i) The number obtained by dividing the Determination Date Average Closing Price by the Starting Price (as defined below) (the “Buyer Ratio”) shall be less than 0.85; and

(ii) (x) the Buyer Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.15 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as, the “Index Ratio”); subject, however, to the following three sentences. If CFC elects to exercise its termination right pursuant to this Section 8.1(j), it shall give written notice to Buyer (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Buyer shall have the option to increase the consideration to be received by the holders of CFC Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.85 and the Exchange Ratio (as then in effect) by (B) the Determination Date Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the

Buyer Ratio. If Buyer so elects within such five-day period, it shall give prompt written notice to CFC of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(j) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 8.1(j), the following terms shall have the meanings indicated:

“Determination Date” shall mean the latest of (i) the date on which the last approval, consent or waiver of any Governmental Entity required to permit the consummation of the transactions contemplated by this Agreement is received and all statutory waiting periods in respect thereof shall have expired or (ii) the latest date on which the stockholder approvals of both CFC and Buyer set forth in Section 7.1(a) are received.

“Determination Date Average Closing Price” means the average of the per share closing prices of a share of Buyer Common Stock on NASDAQ (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) during the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index (IBIX).

“Index Price” shall mean the closing price on such date of the Index Group.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of Buyer Common Stock on NASDAQ (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

8.2 Effect of Termination

(a) In the event that:

(i) this Agreement is terminated by Buyer pursuant to Section 8.1(h), CFC shall pay, or cause to be paid, to Buyer cash in an amount equal to $39,700,000 (the “Termination Fee”);

(ii) this Agreement is terminated by Buyer pursuant to Section 8.1(f), or by CFC or Buyer pursuant to Section 8.1(d)(ii), and if (A) any Person or group of Persons shall have made (whether or not subsequently withdrawn) a CFC Takeover Proposal after the date of this Agreement and prior to (1) the date that this Agreement is terminated in the case of a termination pursuant to Section 8.1(f) or (2) the CFC Stockholder Meeting in the case of a termination pursuant to Section 8.1(d)(ii), and (B) at any time prior to the date that is 12 months after the date of any such termination, CFC or any of its Subsidiaries enters into any definitive agreement providing for a CFC Takeover Proposal or consummates a CFC Takeover Proposal (provided that, for purposes of this Section 8.2(a)(ii), the references to “twenty-five percent (25%)” in the definition of “CFC Takeover Proposal” shall be deemed to be references to “fifty percent (50%)”), then CFC shall pay, or cause to be paid, to Buyer cash in an amount equal to the Termination Fee upon the earlier date of such execution or consummation;

(iii) (A) this Agreement is terminated by Buyer or CFC pursuant to Section 8.1(c) (if the CFC Stockholder Approval has not theretofore been obtained), (B) any Person or group of Persons shall have made (whether or not subsequently withdrawn) a CFC Takeover Proposal after the date of this

Agreement and prior to the date of any such termination, and (C) at any time prior to the date that is 12 months after the date of any such termination, CFC or any of its Subsidiaries enters into any definitive agreement providing for a CFC Takeover Proposal or consummates a CFC Takeover Proposal (provided that, for purposes of this Section 8.2(a)(iii), the references to “twenty-five percent (25%)” in the definition of “CFC Takeover Proposal” shall be deemed to be references to “fifty percent (50%)”), then CFC shall pay, or cause to be paid, to Buyer cash in an amount equal to the Termination Fee upon the earlier date of such execution or consummation;

(iv) this Agreement is terminated by CFC pursuant to Section 8.1(i), then CFC shall pay, or cause to be paid, to Buyer, prior to or contemporaneously with such termination, cash in an amount equal to the Termination Fee (and any purported termination pursuant to Section 8.1(i) shall be void and of no force or effect unless and until CFC shall have made such payment);

(b) Each of the Parties acknowledges and agrees that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Party would not enter into this Agreement. Accordingly, if CFC fails to pay amounts due pursuant to this Section 8.2 and, in order to obtain such payment, Buyer commences a suit that results in a judgment against CFC for the Termination Fee, then CFC shall pay Buyer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made.

(c) On any termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate and forthwith become void and have no further force or effect (except for the provisions of Section 6.2(b), Section 8.2, Article IX and Article X), and, subject to the payment of any amounts owing pursuant to this Section 8.2, there shall be no other liability on the part of CFC to Buyer. Notwithstanding anything in this Agreement to the contrary, upon any termination of this Agreement pursuant to Section 8.1, no Party hereto will be relieved or released from any liability or damages arising from a willful or intentional breach of any provision of this Agreement or fraud, and the aggrieved Party will be entitled to all rights and remedies available at Law or in equity.

(d) Any Termination Fee that is owed by CFC pursuant to Section 8.2(a) will be paid in the aggregate to Buyer by or at the direction of CFC in immediately available funds upon the occurrence of the event giving rise to the obligation to make such payment. For the avoidance of doubt, in no event shall CFC be required to pay the Termination Fee on more than one occasion.

8.3 Amendment. This Agreement may be amended by the Parties, by action taken or authorized, in the case of CFC, by the CFC Board and, in the case of Buyer, by the Buyer Board, at any time before or after the receipt of the CFC Stockholder Approval or the Buyer Stockholder Approval; provided, however, that after receipt of any such Stockholder approval, no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the CFC Stockholders or the Buyer Stockholders, as applicable, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of CFC and Buyer.

8.4 Extension; Waiver. At any time before the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings. Unless context otherwise requires, references to Articles and Sections shall refer to Articles and Sections of this Agreement.

“Acceptable CFC Confidentiality Agreement” shall mean any confidentiality agreement or standstill agreement that contains provisions with respect to confidentiality matters that are no less favorable to CFC than those contained in the Confidentiality Agreement and that complies with Section 6.9(c) hereof.

“Action” shall mean (a) any litigation, claim, action, suit, hearing, proceeding or arbitration, (b) any material investigation by a Governmental Entity or (c) any demand or notice of violation by a Governmental Entity (in the case of clauses (a), (b) and (c), whether civil, criminal, administrative, labor or investigative).

“Affiliate” shall mean (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, and “control,” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract, or by any other means.

“Agreement” shall have the meaning set forth in the Preamble.

“Articles of Merger” shall have the meaning set forth in Section 1.2.

“Bank Merger” shall have the meaning set forth in Section 1.9.

“Benefit Plan” shall have the meaning set forth in Section 10.10(b).

“BHC Act” shall mean the Bank Holding Company Act of 1956, as amended.

“Business Day” shall mean any day other than a Saturday, Sunday, or day on which banking institutions in the District of Columbia are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Adverse Recommendation Change” shall have the meaning set forth in Section 6.3(e).

“Buyer Articles of Incorporation” shall have the meaning set forth in Section 1.6.

“Buyer Bank” shall have the meaning set forth in the Recitals.

“Buyer Benefit Plans” shall mean (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) any Buyer Stock Plan, and (c) any deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, supplemental executive retirement, split dollar agreement or plan, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers’ compensation or other insurance, or other employee benefit plan, or Contract, program, or practice, whether written or oral, for the benefit of Buyer’s current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or contributed to by Buyer or any Buyer Subsidiary (including, but not limited to, any existing frozen or terminated plans sponsored, maintained or contributed to by any predecessor by merger to Buyer or any Buyer Subsidiary, even if such plan is frozen or terminated, prior to merger of its sponsor with Buyer or any Buyer Subsidiary such that neither Buyer nor any of its Subsidiaries ever make any contribution thereto and do not intend to sponsor or maintain such plan other than completing its termination or liquidation), or (ii) existing at the Closing Date or prior thereto, in respect of which Buyer or any Buyer Subsidiary has any Liability.

“Buyer Board” shall have the meaning set forth in the Recitals.

“Buyer Board Recommendation” shall have the meaning set forth in Section 6.3(e).

“Buyer Bylaws” shall have the meaning set forth in Section 1.7.

“Buyer Call Reports” shall have the meaning set forth in Section 4.5(b)(ii).

“Buyer Certificates” shall have the meaning set forth in Section 2.1.

“Buyer Closing Price” shall mean the volume weighted average closing price on NASDAQ of Buyer Common Stock for the twenty (20) full trading days ending on the second trading day immediately preceding the Closing Date.

“Buyer Common Stock” shall have the meaning set forth in Section 1.4(a).

“Buyer Disclosure Schedule” shall have the meaning set forth in Section 10.2(a).

“Buyer Financial Statements” shall have the meaning set forth in Section 4.5(a).

“Buyer Investment Bankers” shall have the meaning set forth in Section 4.20.

“Buyer-Owned Intellectual Property” shall have the meaning set forth in Section 4.14.

“Buyer Ratio” shall have the meaning set forth in Section 8.1(j).

“Buyer SEC Reports” shall have the meaning set forth in Section 4.27(a).

“Buyer Site” shall mean a Site with respect to Buyer or any Buyer Subsidiary.

“Buyer Stockholder Approval” shall have the meaning set forth in Section 6.3(e).

“Buyer Stockholder Meeting” shall have the meaning set forth in Section 6.3(e).

“Buyer Stockholders” shall mean the stockholders of Buyer.

“Buyer Stock Award” means any grant of any stock award under any Buyer Stock Plan.

“Buyer Stock Plan” shall have the meaning set forth in Section 4.4(b).

“Buyer Subsidiary” shall have the meaning set forth in Section 4.1(b).

“Capitalization Date” shall have the meaning set forth in Section 3.4.

“Carolina Trust” shall mean Carolina Trust BancShares, Inc., a North Carolina corporation.

“CFC” shall have the meaning set forth in the Preamble.

“CFC 401(k) Plan” shall have the meaning set forth in Section 6.5(j).

“CFC Acquisition Agreement” shall have the meaning set forth in Section 6.9(d).

“CFC Adverse Recommendation Change” shall have the meaning set forth in Section 6.9(d).

“CFC Benefit Plan” shall mean (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) any CFC Stock Plan, and (c) any deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, supplemental executive retirement, split dollar agreement or plan, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers’ compensation or other insurance, or other employee benefit plan, or Contract, program, or practice, whether written or oral, for the benefit of CFC’s current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or contributed to by CFC or any CFC Subsidiary (including, but not limited to, any existing frozen or terminated plans sponsored, maintained or contributed to by any predecessor by merger to CFC or any CFC Subsidiary, even if such plan is frozen or terminated, prior to merger of its sponsor with CFC or any CFC Subsidiary such that neither CFC nor any of its Subsidiaries ever make any contribution thereto and do not intend to sponsor or maintain such plan other than completing its termination or liquidation), or (ii) existing at the Closing Date or prior thereto, in respect of which CFC or any CFC Subsidiary has any Liability.

“CFC Board” shall have the meaning set forth in the Recitals.

“CFC Board Recommendation” shall have the meaning set forth in Section 6.3(c).

“CFC Bylaws” shall mean the Bylaws of CFC.

“CFC Call Reports” shall have the meaning set forth in Section 3.5(b).

“CFC Certificate” shall mean the Restated Certificate of Incorporation of CFC, as amended.

“CFC Closing Price” shall mean the volume weighted average closing price on NASDAQ of CFC Common Stock for the twenty (20) full trading days ending on the second trading day immediately preceding the Closing Date.

“CFC Common Stock” shall have the meaning set forth in Section 1.4(b).

“CFC Disclosure Schedule” shall have the meaning set forth in Section 10.2(a).

“CFC Executive Officer” shall mean Jerold L. Rexroad, David L. Morrow, William A. Gehman, III, M.J. Huggins, III, Fowler Williams and Charles Fehlig, Jr.

“CFC Financial Statements” shall have the meaning set forth in Section 3.5(a).

“CFC Investment Bankers” shall have the meaning set forth in Section 3.21.

“CFC Material Contract” shall have the meaning set forth in Section 3.16(a).

“CFC-Owned Intellectual Property” shall have the meaning set forth in Section 3.14.

“CFC Options” shall have the meaning set forth in Section 1.5(a).

“CFC-Related Person” shall mean any Stockholder owning five percent (5%) or more of the issued and outstanding CFC Common Stock, any director or CFC Executive Officer, his or her spouses and children, any Affiliate of or member of the same household as such persons, and any Person of which such persons, alone or together, have control.

“CFC SEC Reports” shall have the meaning set forth in Section 3.33(a).

“CFC Site” shall mean a Site with respect to CFC or any CFC Subsidiary.

“CFC Stock Certificate” shall have the meaning set forth in Section 2.1.

“CFC Stockholder Approval” shall have the meaning set forth in Section 6.3(c).

“CFC Stockholder Meeting” shall have the meaning set forth in Section 6.3(c).

“CFC Stockholders” shall mean the stockholders of CFC.

“CFC Stock Award” shall have the meaning set forth in Section 1.5(b).

“CFC Stock Plans” shall mean all plans sponsored by CFC under which restricted stock and other stock-based awards are granted, and the award agreements thereunder.

“CFC Subsidiary” shall have the meaning set forth in Section 3.1(b).

“CFC Superior Proposal” shall mean any bona fide written CFC Takeover Proposal that the CFC Board has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the CFC Stockholders than the Merger, taking into account such factors as the CFC Board in good faith deems relevant, including legal, financial, regulatory and other aspects of the proposal, and any changes to the terms of this Agreement proposed by Buyer in response to such proposal or otherwise. For purposes of the definition of “CFC Superior Proposal,” the references to “twenty-five percent (25%)” in the definition of CFC Takeover Proposal shall be deemed to be references to “fifty percent (50%).”

“CFC Takeover Proposal” shall mean any inquiry, proposal, or offer from any Person (other than Buyer and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, of Persons relating to, in a single transaction or series of related transactions (other than any single transaction or series of related transactions to which Buyer has consented to in writing), any (i) acquisition of assets of CFC and its Subsidiaries equal to more than twenty- five percent (25%) of CFC’s consolidated assets or to which more than twenty-five percent (25%) of CFC’s net income on a consolidated basis are attributable; (ii) acquisition of more than twenty-five percent (25%) of the outstanding CFC Common Stock or the capital stock of any CFC Subsidiary; (iii) tender offer or exchange offer that, if consummated, would result in any Person or group of Persons beneficially owning more than twenty-five percent (25%) of the outstanding CFC Common Stock; (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving CFC or any of its Subsidiaries; or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income, and CFC Common Stock involved is more than twenty-five percent (25%), in each case, other than the Merger.

“Claim” shall have the meaning set forth in Section 6.6(a).

“Closing” shall have the meaning set forth in Section 10.1.

“Closing Date” shall have the meaning set forth in Section 10.1.

“Code” shall have the meaning set forth in the Recitals.

“Collective Bargaining Agreement” means any Contract that has been entered into with any labor organization, union, works council, employee representative or association.

“Confidentiality Agreement” shall mean that certain letter agreement, dated as of October 10, 2019, by and between Buyer and CFC.

“Contract” shall mean any agreement, contract, commitment, arrangement, memorandum of understanding, side letter, understanding, contractual obligation or other instrument of a contractual nature, whether written or oral.

“Covered Employees” shall have the meaning set forth in Section 6.5(a).

“CresCom Bank” shall have the meaning set forth in the Recitals.

“Data Conversion” shall have the meaning set forth in Section 6.12.

“Derivative Transaction” shall mean any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events, or conditions or any indices, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, or other similar arrangements related to such transactions.

“Determination Date” shall have the meaning set forth in Section 8.1(j).

“Determination Date Average Closing Price” shall have the meaning set forth in Section 8.1(j).

“DGCL” shall mean the Delaware General Corporation Law.

“Effective Time” shall have the meaning set forth in Section 1.2.

“End Date” shall have the meaning set forth in Section 8.1(c).

“Environmental Claim” shall mean any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law.

“Environmental Law” shall mean any and all Laws, Environmental Permits, or binding agreements with any Governmental Entity, relating to the protection of health and the environment, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials.

“Environmental Permit” shall mean any Permit required or issued by any Governmental Entity under or in connection with any Environmental Law, including without limitation, any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Entity under any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), or (iv) a “controlled group” within the meaning of Section 4001 of ERISA, any of which includes CFC or any of its Subsidiaries or Buyer or any of its Subsidiaries, as applicable.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.1.

“Exchange Ratio” shall have the meaning set forth in Section 1.4(c).

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System or its delegees.

“FFIEC” shall mean the Federal Financial Institutions Examination Council.

“Final Index Price” shall have the meaning set forth in Section 8.1(j).

“Form S-4” shall have the meaning set forth in Section 6.3(a).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization.

“Hazardous Material” shall mean petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, or polychlorinated biphenyls; and any other Buyers, materials, substances or wastes in any amount or concentration that are regulated under or for which liability can be imposed under any Environmental Law.

“Indemnified Party” shall have the meaning set forth in Section 6.6(a).

“Index Group” shall have the meaning set forth in Section 8.1(j).

“Index Price” shall have the meaning set forth in Section 8.1(j).

“Index Ratio” shall have the meaning set forth in Section 8.1(j).

“Injunction” shall have the meaning set forth in Section 7.1(d).

“Insurance Amount” shall have the meaning set forth in Section 6.6(c).

“Intended Tax Treatment” shall have the meaning set forth in Section 1.8.

“Joint Proxy Statement/Prospectus” shall have the meaning set forth in Section 6.3(a).

“Knowledge” with respect to Buyer, shall mean the actual knowledge of Richard M. Adams, Richard M. Adams, Jr., James J. Consagra, Jr., W. Mark Tatterson, Craige L. Smith, Douglas Ernest and Darren Williams and with respect to CFC, shall mean the actual knowledge of a CFC Executive Officer.

“Law” shall mean any statute, law, ordinance, rule, code, executive order, common law, injunction, judgment, decree, Order or regulation of any Governmental Entity.

“Liability” shall mean all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” shall mean, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation or other encumbrance affecting such property or asset.

“Loan” shall mean any loan, loan commitment, letter of credit or other extension of credit

“Material Adverse Effect” shall mean with respect to CFC or Buyer, as the case may be, any fact, event, change, condition, development, circumstance, occurrence, or effect that, individually or in the aggregate, (i) is or would be reasonably likely to be material and adverse to the business, assets, liabilities, properties, results of operations, or financial condition of such Party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks and their holding companies, generally, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks and their holding companies, (B) changes, after the date hereof, in Laws of general applicability to banks and their holding companies, generally, or interpretations thereof by Governmental Entities, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks and their holding companies, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks and their holding companies, generally, including changes in market interest rates, credit availability and liquidity, price levels or trading volumes in securities markets, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks and their holding companies, (D) the taking of any action required or expressly permitted by, or the failure to take any action prohibited by, this Agreement, (E) the announcement or pendency of this Agreement or the transactions contemplated hereby, (F) the occurrence of any natural or man-made disaster, (G) acts or omissions of (1) CFC prior to the Effective Time taken at the written request of Buyer or with the prior written consent of Buyer or (2) Buyer prior to the Effective Time taken at the written request of CFC or with the prior written consent of CFC), or (H) failure of Buyer or CFC to meet any internal financial forecasts or earnings projections (whether made by Buyer, CFC or any other Person); or (ii) prohibits or materially impairs or would be reasonably likely to materially impair the ability of such Party to perform its respective obligations under this Agreement or otherwise timely consummate the Merger and the related transactions contemplated by this Agreement.

“Materially Burdensome Regulatory Condition” shall have the meaning set forth in Section 6.1(a).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.4(c).

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.

“NASDAQ” shall mean The Nasdaq Stock Market, Inc.’s Global Select Market or Capital Market, as applicable.

“NLRB” shall mean the National Labor Relations Board.

“Order” shall mean any award, injunction, judgment, decree, order, ruling or verdict or other similar decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“OREO” shall have the meaning set forth in Section 3.26(b).

“Party(ies)” shall have the meaning set forth in the Preamble.

“Permit” shall mean any grant, exemption, declaration, registration, filing, order, authorization, approval, consent, exception, accreditation, certificate, license, permit or franchise of, from or required by any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Permitted Liens” shall mean with respect to any Person, (a) Liens for Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of such Person, (b) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of such Person, (c) Liens and encroachments that do not materially interfere with the present use of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens that are disclosed on the most recent consolidated balance sheet of such Person or notes thereto included in the CFC SEC Reports or Buyer SEC Reports, as applicable, or securing liabilities reflected on such balance sheet, (f) Liens that were incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of such Person and (g) with respect to real property, whether owned or leased, any Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CFC or a Material Adverse Effect on Buyer, as applicable.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, or other entity (including its permitted successors and assigns).

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule or in its SEC Reports (excluding any risk factor disclosures set forth under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward-looking statement of risk that does not contain a reasonable level of detail about the risks of which the statement warns).

“Regulatory Agreement” shall have the meaning set forth in Section 3.11.

“Regulatory Approvals” shall have the meaning set forth in Section 6.1(a).

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing of a Hazardous Material.

“Representatives” means, with respect to any Person, the officers, directors, managers, members, employees, consultants, accountants, brokers, financial advisors, legal counsel, agents, advisors and other representatives of that Person or of the Subsidiaries of that Person.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Site” shall mean, with respect to any Person, any real properties (in each case, including all soil, subsoil, surface waters and groundwater thereat) currently or previously owned, leased or operated by: (a) such Person or any of its Subsidiaries; (b) any predecessors of such Person or any of its Subsidiaries; or (c) any entities previously owned by such Person or any of its Subsidiaries.

“Starting Date” shall have the meaning set forth in Section 8.1(j).

“Starting Price” shall have the meaning set forth in Section 8.1(j).

“Subsidiary” shall mean, when used with respect to either Party, any bank, corporation, partnership, limited liability company, or other entity or organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under GAAP.

“Subsidiary Plan of Merger” shall have the meaning set forth in Section 1.9.

“Support Agreement” shall have the meaning set forth in the Recitals.

“Surviving Bank” shall have the meaning set forth in the Recitals.

“Surviving Corporation” shall have the meaning set forth in the Recitals.

“Surviving Corporation Stock Option” shall have the meaning set forth in Section 1.5(a).

“Takeover Statute” shall mean any “moratorium,” “control share acquisition,” “fair price,” “stockholder protection,” “takeover,” or “interested stockholder” Law applicable to either CFC or Buyer.

“Tax” or “Taxes” shall mean any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, transfer, real property transfer, recording, documentary, stamp, registration, unemployment, social security, workers’ compensation, capital, premium, and other governmental taxes, assessments, customs, duties or levies, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Return” shall mean a report, return, or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes CFC or any of its Subsidiaries or that includes Buyer or any of its Subsidiaries, as applicable.

“Termination Fee” shall have the meaning set forth in Section 8.2(a)(i).

“Transaction Documents” means (a) the Joint Proxy Statement/Prospectus, (b) the Form S-4, and (c) any other documents to be filed with the SEC, the Federal Reserve Board or any other Governmental Entity in connection with the Merger.

“Trust Account Shares” shall mean any shares of CFC Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts, and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties.

“WVBCA” means the West Virginia Business Corporation Act, as amended.

ARTICLE X

GENERAL PROVISIONS

10.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing) at 5:01 p.m., or at another time designated by the Parties, on the date determined by mutual agreement of the Parties (the “Closing Date”).

10.2 Representations, Warranties and Agreements

(a) Disclosure Schedules. On or prior to the date hereof, Buyer has delivered to CFC a schedule (the “Buyer Disclosure Schedule”) and CFC has delivered to Buyer a schedule (the “CFC Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV or to one or more of its covenants contained in Article V or Article VI; provided, however, that (a) no such item is required to be set forth in the Buyer Disclosure Schedule or CFC Disclosure Schedule, as applicable, as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 10.2(b), and (b) the mere inclusion of an item in the Buyer Disclosure Schedule or the CFC Disclosure Schedule, as applicable, as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation. All of CFC’s representations, warranties and covenants contained in this Agreement are qualified by reference to the CFC Disclosure Schedule, and all of Buyer’s representations, warranties and covenants contained in this Agreement are qualified by reference to the Buyer Disclosure Schedule, and no such representation, warranty or covenant shall be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of the other party.

(b) Standard. No representation or warranty of CFC or Buyer contained in Article III or Article IV, as applicable, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Article III or Article IV, as applicable, has had or is reasonably likely to have a Material Adverse Effect on the party making the representation.

(c) Nonsurvival. None of the representations, warranties, covenants, and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

10.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given effective immediately if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested), delivered by an express courier (with confirmation), or delivered by email (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Buyer, to:

United Bankshares, Inc.

514 Market Street

Parkersburg, WV 26101

Attention:             Richard M. Adams

                             W. Mark Tatterson

Email: richard.adams@bankwithunited.com

with a copy (which shall not constitute notice) to:

Bowles Rice LLP

600 Quarrier Street

Charleston, WV 25301

Attention: Sandra M. Murphy, Esq.

Email: smurphy@bowlesrice.com

and

(b)	if to CFC, to:

Carolina Financial Corporation

1331 44th Avenue

Myrtle Beach, SC 29577 Attention: Jerold L. Rexroad

Email: jrexroad@haveanicebank.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

Greenville ONE

2 W. Washington Street

Suite 400

Greenville, SC 29601

Attention: Neil E. Grayson

Email: neil.grayson@nelsonmullins.com

10.4 Interpretation. When a reference is made in this Agreement to articles, sections, exhibits, or schedules, such reference shall be to an article or section of, or exhibit or schedule to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

10.5 Entire Agreement. This Agreement (including the schedules and exhibits hereto, and the other documents and instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

10.6 Governing Law. This Agreement shall be governed and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and performed within such state, without regard to any applicable conflict of laws principles.

10.7 Exclusive Jurisdiction. Each of the Parties to this Agreement irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Circuit Courts of the State of North Carolina or any federal courts of the United States of America sitting in the State of North Carolina and any appellate courts from any thereof, in any Action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action or proceeding shall be heard and determined in such North Carolina court or, to the extent permitted by Law, in such federal court.

10.8 Waiver of Jury Trial. Each of the Parties waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action or proceeding directly or indirectly arising out of, under, or in connection with this Agreement or the transactions contemplated by this Agreement.

10.9 Publicity. Neither Party shall, and neither Party shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of the other Party; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of NASDAQ after consultation with outside legal counsel.

10.10 Assignment; Third-Party Beneficiaries.

(a) Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, each of the Parties and their respective successors and assigns. Other than (i) as otherwise specifically provided in Section 6.6 and (ii) Articles I and II (which, after the Effective Time, shall be for the benefit of holders of CFC Common Stock and any holder of an award granted under a CFC Stock Plan), this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties any rights or remedies under this Agreement.

(b) No provision in this Agreement modifies or amends or creates any employee benefit plan, program, or document (each, a “Benefit Plan”) unless this Agreement explicitly states that the provision “amends” or “creates” that Benefit Plan, and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, a Benefit Plan, unless that provision explicitly states that such enforcement rights are being conferred. This provision shall not prevent the Parties to this Agreement from enforcing any provision of this Agreement. If a Person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of a Benefit Plan, and that provision is construed to be such an amendment or creation despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any effect.

10.11 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

10.12 Severability. If any term, provision, covenant, or restriction contained in this Agreement is held by a final and unappealable Order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

10.13 Counterparts. This Agreement may be executed in one or more counterparts which, taken together, shall constitute one and the same instrument. Executed counterparts of this Agreement shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are received by facsimile or electronic mail transmission from a Party. If so delivered by facsimile or electronic mail transmission, the Parties agree, if requested by the other Party, to promptly send original, manually executed copies by nationwide overnight delivery service.

10.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.15 Calculation of Dates and Deadlines. Unless otherwise specified, any period of time to be determined under this Agreement shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Agreement shall be deemed to end at 11:59 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then-current local time in the District of Columbia.

[Signature Page Follows]

IN WITNESS WHEREOF, Buyer and CFC have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

UNITED BANKSHARES, INC.

By:	/s/ Richard M. Adams
Name:	Richard M. Adams
Title:	Chairman of the Board
and Chief Executive Officer

CAROLINA FINANCIAL CORPORATION

By:	/s/ Jerold L. Rexroad
Name:	Jerold L. Rexroad
Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

FORM OF CFC SUPPORT AGREEMENT

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), made as of November 17, 2019, between United Bankshares, Inc., a West Virginia corporation (“United”), and the stockholder of Carolina Financial Corporation, a Delaware corporation (“CFC”), identified on the signature page hereto in such Stockholder’s capacity as a stockholder of CFC (the “Stockholder”).

WHEREAS, United and CFC have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the “Reorganization Agreement”) pursuant to which all of the outstanding shares of CFC Common Stock will be exchanged for shares of United Common Stock in accordance with the terms of the Reorganization Agreement; and

WHEREAS, as of the date hereof, Stockholder owns or possesses the sole right to vote or direct the voting of, the number of shares of CFC Common Stock set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, Stockholder owns or possesses the sole power to dispose of or to direct the disposition of, the Covered Shares; and

WHEREAS, as of the date hereof, Stockholder has the right to acquire pursuant to the exercise of CFC Options and/or CFC Stock Awards issued and outstanding pursuant to the CFC Stock Plans, the number of shares of CFC Common Stock set forth on the signature page hereto; and

WHEREAS, as a material inducement for United to enter into the Reorganization Agreement and consummate the transactions contemplated thereby, Stockholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Reorganization Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Representations and Warranties of Stockholder. Stockholder represents and warrants that: (a) Stockholder is now, and at all times until the Effective Date will be, the sole owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of Covered Shares; (b) Stockholder has, and through the Effective Date will continue to have, the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, all of the Covered Shares; (c) Stockholder has full right, power and authority to enter into, deliver and perform this Agreement; and (d) this Agreement has been duly executed and delivered by Stockholder.

2. Covenants of Stockholder

(a) Stockholder agrees to cause the Covered Shares to be present at the CFC Stockholder Meeting and at such meeting shall vote, or cause to be voted, the Covered Shares in favor of the Reorganization Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(d), unless: (i) United is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Reorganization Agreement; or (ii) in accordance with Section 6.9 of the Reorganization Agreement, the CFC Board has failed to make, withdrawn, modified or otherwise changed its recommendation to CFC stockholders.

(b) Stockholder agrees that until the termination of this Agreement as provided in Section 2(d), that Stockholder shall not, without the prior written consent of United, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise

A-A-1

dispose of or encumber any of the Covered Shares, CFC Options or CFC Stock Awards; provided that this restriction shall not apply to (i) shares that are hypothecated or as to which a security interest already has been granted as of the date hereof, (ii) any gift, sale, transfer or charitable donation of up to 5%, in the aggregate, of the Stockholder’s CFC Common Stock, and (iii) such transfers as United may otherwise permit in its sole discretion in writing. Notwithstanding the foregoing, in the case of any transfer by operation of law subsequent to the date hereof, this Agreement shall be binding upon and inure to the transferee except for those transferees in clause (ii) above.

(c) Stockholder agrees not to, without the prior written consent of United, sell on NASDAQ, submit an offer to sell on NASDAQ, or otherwise directly or indirectly sell, transfer or dispose of (other than by an exercise), any Covered Shares or any options, warrants, rights or other securities convertible into or exchangeable for shares of CFC Common Stock prior to the Effective Time of the Merger.

(d) This Agreement shall terminate upon the earlier to occur of: (a) the termination of the Reorganization Agreement by either CFC or United or (b) the Effective Date.

3. Additional Shares and Options. Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of CFC Common Stock that Stockholder currently has the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all such shares of CFC Common Stock as to which Stockholder may hereafter acquire the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all CFC Options and CFC Stock Awards that Stockholder may currently own or hereafter acquire.

4. Governing Law. This Agreement shall be governed in all respects by the law of the State of Delaware, without regard to the conflict of laws principles thereof.

5. Assignment; Successors. This Agreement may not be assigned by Stockholder without the prior written consent of United. Except as provided in Section 2(b) herein, the provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives except as otherwise agreed by the parties hereto.

6. Scope of Agreement. The parties hereto acknowledge and agree that this Agreement shall not confer upon United any right or ability to acquire the shares of CFC Common Stock other than in connection with the Merger. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of Stockholder in his/her capacity as a director or officer of CFC, but only in his/her capacity as a holder of shares of CFC Common Stock, CFC Options and/or CFC Stock Awards.

7. Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

8. Amendment, Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9. Defined Terms. Capitalized terms used and not defined herein and defined in the Reorganization Agreement shall have the meaning ascribed to them in the Reorganization Agreement.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

A-A-2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

UNITED BANKSHARES, INC.

By:
Name:
Title:

STOCKHOLDER

Name:

Shares as to which Stockholder has sole:

Voting Power:

Dispositive Power:

CFC Options held by Stockholder:

A-A-3

Appendix B

November 17, 2019

Board of Directors

Carolina Financial Corporation

288 Meeting Street

Charleston, SC 29401

Members of the Board of Directors:

We understand that United Bankshares, Inc. (“United”) and Carolina Financial Corporation (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Company will be merged with and into United with United as the surviving corporation (the “Merger”) and that, in connection with the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Shares”), other than Common Shares held by United, the Company, or any of their respective wholly-owned Subsidiaries (excluding Common Shares held in trust accounts or in a fiduciary or agency capacity and Common Shares held as a result of debts previously contracted) (“Excluded Shares”), will be converted into the right to receive 1.13 shares of United common stock (the “Exchange Ratio”). The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Exchange Ratio to be received by the holders of the Common Shares (other than the Excluded Shares) in the Merger pursuant to the Agreement is fair from a financial point of view to such holders. The Agreement provides that United may elect to increase the Exchange Ratio on the terms set forth in Section 8.1(i) of the Agreement; as to any such increase or election, we express no opinion.

In connection with our review of the proposed Merger and the preparation of this Opinion, we have, among other things:

1.

reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger by and between United Bankshares, Inc. and Carolina Financial Corporation dated as of November 17, 2019 (the “Agreement”);

2.

reviewed certain information related to the historical condition and prospects of the Company and United, as made available to Raymond James by or on behalf of the Company, including, but not limited to, financial projections for each of the Company and United that were prepared using consensus analyst estimates for the years 2019 and 2020 with further years extrapolated based on appropriate growth rates, which were authorized and reviewed by the management of the Company (the “Projections”);

3.	reviewed the Company’s and United’s audited financial statements for year ended December 31, 2018 and unaudited financial statements for the nine month period ended September 30, 2019;

4.

reviewed estimates of certain pro forma financial adjustments made available to us by the Company that are expected to occur as a result of the Merger, as approved for our use by the Company (the “Pro Forma Financial Adjustments”)

5.

reviewed estimates of certain pro forma financial adjustments made available to us by the Company that are expected to occur as a result of its pending acquisition of Carolina Trust BancShares, Inc., as approved for our use by the Company (the “Pro Forma Carolina Trust Adjustments”)

6.	reviewed the Company’s and United’s recent public filings and certain other publicly available information regarding the Company and United;

4000 WestChase Boulevard, Suite 500 // Raleigh, NC 27607

T 909.755.2600 // F 919.424.0110 // rjfinancialbanking.com

Raymond James & Associates, Inc., member New York Stock Exchange/SIPC

7.	reviewed the financial and operating performance of the Company and United and those of other selected public companies that we deem to be relevant;

8.	considered certain publicly available financial terms of certain transactions we deem to be relevant;

9.

reviewed the current and historical market prices and trading volume for the Common Shares and for United’s common shares, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

10.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

11.

received a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

12.

discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry including, but not limited to, the past and current business operations of the Company and the financial condition and future prospects and operations of the Company.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or United. We are not experts in generally accepted accounting principles (GAAP) in general and also specifically regarding the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan and lease losses or any other reserves; accordingly, we have assumed that such allowances and reserves are in the aggregate adequate to cover such losses. With respect to the Projections, Pro Forma Financial Adjustments, Pro Forma Carolina Trust Adjustments and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting (or, in the case of Projections with respect to 2019 and 2020, which were prepared using consensus analyst estimates for the years 2019 and 2020, are consistent with) the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections, Pro Forma Financial Adjustments, Pro Forma Carolina Trust Adjustments or the assumptions on which any of them are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Merger will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto and without adjustment to the Exchange Ratio (as defined in the Agreement). Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct as of the dates indicated and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement, and that the conditions precedent in the Agreement will not be waived. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to our analyses or this Opinion.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of the date hereof, and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger or the availability or advisability of any alternatives to the Merger. We provided advice to the Board with respect to the proposed Merger. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Merger. This letter does not express any opinion as to the likely trading range of United’s common stock either until or following the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of United at that time. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to be received by the holders of the Common Shares (other than the Excluded Shares).

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Merger, including, without limitation, that the Company and United’s financial statements have been prepared in accordance with GAAP and that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

In formulating our opinion, we have considered only what we understand to be the Exchange Ratio to be received by the holders of Common Shares (other than the Excluded Shares) as is described above, and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors, employees, holders of options to purchase Common Shares or holders of restricted stock or any other award in respect of Common Shares, or class of such persons, whether relative to the compensation received by the holders of the Common Shares or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Merger to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Merger amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company or United or the ability of the Company or United to pay their respective obligations when they come due.

The delivery of this opinion was approved by an opinion committee of Raymond James.

Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Merger or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and United for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James has provided certain services to the Company and United in the previous two years, including (i) Raymond James served as underwriter for a public offering of common stock by the Company and certain selling shareholders, for which Raymond James received compensation; (ii) Raymond James has served and is serving as exclusive agent for a share purchase program of the Company, for which it has been paid commissions and may be paid commissions in the future; (iii) Raymond James provided fixed income trading services to CresCom Bank, a subsidiary of the Company, for which it has been paid trading commissions; and (iv) CresCom Bank made an investment in a Raymond James tax credit fund, for which Raymond James has earned a fee and will earn additional fees in the future. In addition, Raymond James is engaged to represent Carolina Trust BancShares, Inc. in its pending sale to the Company for which it has been paid fees and will receive further fees. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or United or other participants in the Merger in the future, for which Raymond James may receive compensation.

It is understood that this letter is solely for the information of the Board of Directors of the Company (solely in each director’s capacity as such) in evaluating the proposed Merger and does not constitute a recommendation to the Board of Directors in connection with the Merger or any shareholder of the Company or United regarding how said shareholder should vote on the proposed Merger or any other matter. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be disclosed, reproduced, quoted, summarized, referred to at any time, in any manner, or used for any other purpose, nor shall any references to Raymond James or any of its affiliates be made, without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement/prospectus used in connection with the Merger that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement/prospectus, along with a description, reasonably satisfactory to us.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be received by the holders of the Common Shares (other than the Excluded Shares) in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ RAYMOND JAMES & ASSOCIATES, INC.

Appendix C

November 15, 2019

Board of Directors

United Bankshares, Inc.

300 United Center

500 Virginia Street, East

Charleston, WV 25301

Ladies and Gentlemen:

United Bankshares, Inc. (“Buyer”) and Carolina Financial Corporation (“CFC”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which CFC shall merge with and into Buyer with Buyer being the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of CFC common stock, $0.01 par value per share (“CFC Common Stock”), issued and outstanding immediately prior to the Effective Time, except for certain shares of CFC Common Stock as specified in the Agreement, will be converted into the right to receive 1.13 shares (the “Exchange Ratio”) of common stock, $2.50 par value per share, of Buyer (“Buyer Common Stock”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to Buyer. We note that on July 15, 2019 CFC publicly announced that it has entered into an agreement and plan of merger with Carolina Trust BancShares, Inc. (“CART”) pursuant to which CART will be merged with and into CFC, with CFC being the surviving corporation (the “CART Merger”). At your direction and with your consent, we have assumed for purposes of our analyses and in rendering our opinion that the CART Merger is consummated prior to the closing of the Merger.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated November 13, 2019; (ii) certain publicly available financial statements and other historical financial information of Buyer that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of CFC that we deemed relevant; (iv) publicly available median analyst GAAP earnings per share estimates for Buyer for the quarter ending December 31, 2019 and the year ending December 31, 2020, as well as a long-term earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the quarter ending December 31, 2019 and the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of Buyer; (v) publicly available median analyst GAAP earnings per share estimates for CFC for the quarter ending December 31, 2019 and the year ending December 31, 2020, as well as a long-term earnings per share growth rate (which was applied to the publicly available median analyst normalized earnings per share estimate for the year ending December 31, 2020) for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the quarter ending December 31, 2019 and the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of Buyer; (vi) the pro forma financial impact of the Merger on Buyer based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain assumptions relating to anticipated regulatory costs associated with the Merger and the closing of the CART Merger, as provided by the senior management of Buyer; (vii) the publicly reported historical price and trading activity for Buyer Common Stock and CFC Common Stock, including a comparison of certain stock trading information for Buyer Common Stock and CFC Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Buyer and CFC with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the

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bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Buyer the business, financial condition, results of operations and prospects of Buyer and held similar discussions with the senior management of CFC and its representatives regarding the business, financial condition, results of operations and prospects of CFC.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Buyer or its representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the senior management of Buyer that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Buyer or CFC. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Buyer or CFC. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Buyer or CFC, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Buyer or CFC. We have assumed, with your consent, that the respective allowances for loan losses for both Buyer and CFC are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available median analyst GAAP earnings per share estimates for Buyer for the quarter ending December 31, 2019 and the year ending December 31, 2020, as well as a long-term earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the quarter ending December 31, 2019 and the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of Buyer. In addition, Sandler O’Neill used publicly available median analyst GAAP earnings per share estimates for CFC for the quarter ending December 31, 2019 and the year ending December 31, 2020, as well as a long-term earnings per share growth rate (which was applied to the publicly available median analyst normalized earnings per share estimate for the year ending December 31, 2020) for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the quarter ending December 31, 2019 and the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of Buyer. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain assumptions relating to anticipated regulatory costs associated with the Merger and the closing of the CART Merger, as provided by the senior management of Buyer. With respect to the foregoing information, the senior management of Buyer confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates of the senior management of Buyer as to the future financial performance of Buyer and CFC, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such estimates, or the assumptions on which they are based. We have also assumed that there has been no material change in Buyer’s or CFC’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Buyer and CFC will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the

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conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect that would be material to our analyses of Buyer, CFC or the Merger, or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Buyer has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

We have acted as Buyer’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Sandler O’Neill upon consummation of the Merger. Buyer has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Sandler O’Neill has not provided any other investment banking services to Buyer in the two years preceding the date hereof. As we have previously advised you, Sandler O’Neill acted as financial advisor to CFC in connection with the CART Merger and will receive an advisory fee from CFC upon closing of the CART Merger. Except for the foregoing, Sandler O’Neill has not provided any investment banking services to CFC in the two years preceding the date of this opinion. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Buyer, CFC and their respective affiliates. We may also actively trade the equity and debt securities of Buyer, CFC and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Buyer in connection with its consideration of the Agreement and Merger and does not constitute a recommendation to any shareholder of Buyer as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to Buyer and does not address the underlying business decision of Buyer to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Buyer or the effect of any other transaction in which Buyer might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Buyer or CFC officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion may not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in any regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Buyer from a financial point of view.

Very truly yours,

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